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As filed with the Securities and Exchange Commission on August 22, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIRVA, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4213 (Primary Standard Industrial Classification Code Number)	52-2070058 (I.R.S. Employer Identification Number)

700 Oakmont Lane Westmont, Illinois 60559 (630) 468-4743 (Address, including ZIP code, and telephone number, including area code, of Registrant's principal executive offices)

Ralph A. Ford
SIRVA, Inc.
Senior Vice President, General Counsel and Secretary
700 Oakmont Lane
Westmont, Illinois 60559
(630) 570-3000
(Name, address, including ZIP code, and telephone
number, including area code, of Registrant's agent for service)

Copies to:
Steven J. Slutzky, Esq. Debevoise & Plimpton 919 Third Avenue New York, New York 10022 (212) 909-6000	Ronald Cami, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $.01 par value	$350,000,000	$28,315

(1)
Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes shares of Common Stock subject to the underwriters' over-allotment option.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion. Dated August 22, 2003.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Shares

Common Stock

        This is an initial public offering of shares of common stock of SIRVA, Inc.

        SIRVA, Inc. is offering             of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional              shares. SIRVA, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        Prior to this offering, there was no public market for the common stock. We currently estimate that the initial public offering price per share will be between $                    and $                    . We intend to list the common stock on the New York Stock Exchange under the symbol "SIR".

        See "Risk Factors" beginning on page 10 to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to SIRVA	Proceeds to the Selling Shareholders
Per Share	$	$	$	$
Total	$	$	$	$

        To the extent that the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from the selling stockholders at the initial public offering price less the underwriting discount.

        The underwriters expect to deliver the shares against payment in New York, New York on                    , 2003.

Joint Book-Running Managers

Credit Suisse First Boston	Goldman, Sachs & Co.

Deutsche Bank Securities

Citigroup	JPMorgan

Prospectus dated                    , 2003.

[Description of Artwork: Map of globe depicting SIRVA Relocation, Allied, northAmerican,
Global, Pickfords, Maison Huet and Scanvan in the regions in which they operate]

ii

        Through and including             , 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or buy only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

iii

PROSPECTUS SUMMARY

        The following is a summary of some of the information contained in this prospectus. It may not contain all the information that is important to you. To understand this offering fully, you should read carefully the entire prospectus, including "Risk Factors" beginning on page 10 and our consolidated financial statements and notes to those consolidated financial statements included in this prospectus, before making any investment decision. In this prospectus, the terms "SIRVA," "we" and "our" refer to SIRVA, Inc. and its subsidiaries and their respective predecessors in interest, unless the context otherwise requires. When we refer to "North American Van Lines" or "NAVL," we are referring to our wholly owned subsidiary, North American Van Lines, Inc., together with its subsidiaries and their predecessors in interest, unless the context otherwise requires.

Our Business

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 385,000 relocations per year, including transferring corporate and government employees and moving individual consumers. We operate in 43 countries under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the U.K., Maison Huet® in France, Scanvan® in Scandinavia and Allied Pickfords in the Asia Pacific region. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network.

        Our service offerings include the following:

Global Relocation Solutions		Network Services
Home Sale	High-Value Products Moving	Insurance
Household Goods Moving	Storage	Vehicle Repair and Maintenance
Home Purchase	Office Moving	Group Purchasing Organization
Mortgage Services	Records Management	Fuel and Tire Discount Programs
Expatriate Services	Visa and Work Permits
Expense Management

        The market for relocation and related services is large and highly fragmented. We estimate that the worldwide aggregate annual value of these services provided by in-house and third party providers is more than $50 billion. We are a leader in the outsourced portion of this market. The outsourcing of relocation services has been increasing, driven by the administrative and cost efficiencies and superior service levels offered by outside providers. We believe that, over time, third party providers will continue to increase their share of corporate relocation spending.

        Our financial results reflect our ability to increase profitability even in a difficult economic environment. For the twelve months ended June 30, 2003, we had operating revenues and income from operations of $2.3 billion and $104.4 million, respectively. These represent increases of 7% and 48% over our operating revenues and income from operations for the twelve-month period ended June 30, 2002, resulting from a combination of internally generated and acquisition growth.

        Our business operates in four segments: Relocation Solutions — North America, Relocation Solutions — Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our Relocation Solutions — North America and Relocation Solutions — Europe & Asia Pacific segments together as Global Relocation Solutions.

Income from Operations by Segment for the twelve months ended June 30, 2003	Income from Operations by Geography for the twelve months ended June 30, 2003

  Global Relocation Solutions.

        We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world, providing a wide variety of services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        While most of the corporate relocations originate from the U.S. and the U.K., our relocation services are provided through our operating centers throughout the world to meet the global relocation needs of our corporate customers: five in the U.S., four in the U.K., two in Australia and one in Hong Kong. In each of these locations, our customer service and account management personnel interact with our corporate clients and their transferring employees on a regular basis.

        Our moving services for our corporate, military/government and consumer markets are provided through our worldwide proprietary agent network. Our corporate, military/government and consumer businesses around the world completed approximately 155,000, 46,000 and 186,000 relocations in 2002, respectively.

        In North America, we provide our moving services through our proprietary branded network of 785 agents who own the trucks and trailers used in moves and are responsible for packing, hauling, storage and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Outside of North America, we provide moving services through a network of company-owned and agent-owned locations in Europe and the Asia Pacific region.

  Network Services.

        We offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our network. We developed these services using the knowledge of the needs of truck drivers, fleet owners and agents that we have accumulated from managing our proprietary agent network, operating our own fleets and drivers and from our frequent interactions with independent owner-operators.

        Services offered include insurance coverage such as vehicle liability, occupational accident, physical damage, and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of the National Association of Independent

Truckers, an association of independent contract truck drivers we acquired in April 2002. This association currently has more than 23,000 owner-operator members, and we believe there is substantial opportunity for continued growth.

  Transportation Solutions.

        Our transportation solutions business provides inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management, and the tracing of products through customers' supply chains.

Our Competitive Strengths

        Global Industry Leader.    Our history of success in the industry, together with our relentless focus on delivering high-quality service and innovative solutions to our customers, have made our brands among the most recognized and trusted in the industry. SIRVA Relocation was ranked first in the U.S. relocation market for customer satisfaction in 2002 and we believe that we are the fastest growing major global provider of relocation services. Our Allied and northAmerican brands were each ranked in the top three most recognized brand names in the U.S. moving industry in 2001, and had 18% and 13% market share in the U.S. moving industry in 2002. Our Pickfords brand is the leading and most recognized moving services brand in the U.K. Scanvan has the largest market share in the Scandinavian market. With relocation operating centers in Chicago, Denver, Connecticut, Minneapolis, Cleveland, the U.K., Hong Kong and Australia and relocation service counselors and coordinators speaking over 30 languages, we can handle clients relocating to and from virtually anywhere in the world.

Worldwide	Worldwide	North America	North America

est. 2002	est. 1928	est. 1933	est. 1957

United Kingdom	Asia Pacific	France	Scandinavia

est. 1756	est. 1926	est. 1898	est. 1894

        Comprehensive Relocation Solutions.    We can deliver our relocation services through a single point of contact, which provides our corporate customers and their employees with high quality service at a low cost. Our single source solution offers an attractive value proposition for corporations looking to reduce the administrative costs and burdens associated with employee relocations. As a leading global relocation solutions provider with a proprietary global moving services fulfillment network, we are able to provide moving capacity and quality to customers even during periods of peak demand. Our product breadth allows us to deliver innovative and tailored solutions to better meet our customers' needs. For example, we offer both a traditional cost-plus model to corporate customers and a fixed fee alternative, set as a percentage of the value of a relocating employee's home. Our fixed fee alternative is gaining increasing recognition and usage from our clients who seek to reduce their overall cost and risk.

        Diverse and Stable Revenue Base.    We believe that the diversified nature of our business, which results from our geographic reach, range of product offerings and broad customer base, creates a stable business platform with predictable service volumes that mitigates the effects of economic cycles. During 2002, no single customer, other than the U.S. military/government, accounted for more than 1%

of our operating revenues. The following table of our 2002 relocations illustrates the global breadth and diversity of our relocation business:

	North America	Europe	Asia Pacific	Total
	(rounded to nearest thousand)
Corporate	94,000	25,000	36,000	155,000
Military/Government	41,000	2,000	3,000	46,000
Consumer	128,000	39,000	19,000	186,000

Total	263,000	66,000	58,000	387,000

        Attractive Financial Model.    Our business has several attractive financial features, including:

  •
  Strong Cash Flow and Low Capital Requirements.    Due to our asset-light business model, limited need for additional working capital as we grow and moderate capital expenditures, our business generates strong cash flows that are available for reinvestment in our business, debt service, acquisitions and other uses.

  •
  Positioned to Benefit from an Improving Economy.    With our strong market share among corporate customers, we believe that we are well positioned to benefit from any increased volume of corporate relocations that may result from an improving economy. We expect that increases in the volume of our relocations should result in high incremental operating profit because our infrastructure can support significant growth without a proportional increase in expenditures.

  •
  Multiple Opportunities for Profitable Growth.    Our broad base of corporate customers, wide range of product and service offerings and geographic breadth provide multiple opportunities to grow profitably.

Our Strategies

        We intend to focus on the following strategies to grow our revenues and profits:

  Grow Relocation Solutions.

  •
  Cross-Sell Services to Existing SIRVA Customers.    We believe that cross-selling our full suite of relocation solutions to our existing U.S. corporate customers represents a very substantial growth opportunity. Of our 2,500 corporate customers in 2002, only 106 purchased both relocation and moving services from us. We believe that we have the opportunity, on average, to more than triple our revenue from a customer by converting it from one utilizing only our moving services to one using our combined offering of moving and relocation services. To address this opportunity, we have realigned our corporate sales and marketing functions, as well as our agents, to better present this combined service offering to our corporate customers around the world.

  •
  Grow Corporate Customer Base.    We intend to continue to use our comprehensive product offering, high customer satisfaction ratings, well-recognized brands and the trend towards corporate outsourcing to grow our corporate customer base and increase our share of our existing customer base. In the ten months ended July 31, 2003, we won over 120 contracts from corporate customers. These contracts helped drive our growth in the first six months of 2003 and are expected to be a major driver of growth in 2004.

  •
  Expand Geographically.    We intend to increase our market share internationally as we continue to develop our global relocation solutions platform. We believe that the European and Asian market opportunities are considerable, as the markets are large and the corporate outsourcing trend is at an earlier stage of development. We are approaching this international opportunity from a position of strength, with the leading market share positions in Europe and Australia, and the third largest share of the Asian market.

        Grow Network Services.    We intend to continue to grow our network services business as we focus on the needs of our agents, independent owner-operators and small fleet owners. We have accumulated a deep knowledge of this market from managing our proprietary agent network, operating our own fleets and drivers around the world and from frequent interactions with independent owner-operators. This gives us an advantage in bringing value-added services, like our insurance programs, to this historically underserved market. In addition, our ability to grow our independent owner-operator driver base has been enhanced by our acquisition of the National Association of Independent Truckers in 2002, whose membership has grown from approximately 13,000 members in April 2002, when we acquired NAIT, to over 23,000 as of July 31, 2003.

        Continue to Improve Operating Efficiency.    We continually seek to improve our financial and operating performance through cost savings and productivity improvements. Our operating revenues per employee for the 12 months ended June 30, 2003 were 11% higher than they were for the 12 months ended June 30, 2002. We are very focused on improving our cost position in every area of our business. We continuously drive variable cost and fixed cost productivity across each business segment and believe there is significant potential to increase productivity in the future.

        Pursue Targeted Acquisitions.    We have a history of successfully integrating acquisitions to fill out our service offerings and geographic needs. Our industry expertise and brand strength have enabled us to improve the performance of the companies we acquire. We will continue to target opportunistic acquisitions that appropriately expand our capabilities.

Corporate History

        Clayton, Dubilier & Rice Fund V Limited Partnership, our majority stockholder, organized us to acquire North American Van Lines, which we acquired on March 29, 1998. North American Van Lines was originally organized in 1933. Since 1998, we have completed other acquisitions, including the acquisition of the Allied and Pickfords businesses from Exel plc on November 19, 1999. As we built our strength in moving services, we saw a significant opportunity to use this strength to become a leading provider of comprehensive relocation services for our corporate moving customers. To take advantage of this opportunity, we added comprehensive relocation capabilities in 2002 through our acquisitions of the relocation services businesses of Cooperative Resource Services, Ltd., now known as SIRVA Relocation, and Rowan Simmons Relocation Ltd.

*               *               *

Principal Stockholders

        Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership own approximately 56.6% and 23.5% of our outstanding common stock, respectively, and will own approximately       % and       %, respectively, following the completion of this offering. They are private investment funds managed by Clayton, Dubilier & Rice, Inc. Of the ten members of our Board of Directors, two are principals of Clayton, Dubilier & Rice, Inc.

        Clayton, Dubilier & Rice, Inc. is a leading private equity investment firm. Since its founding in 1978, private equity funds managed by Clayton, Dubilier & Rice, Inc. have invested approximately $3.9 billion in 35 businesses across a broad range of industries with aggregate transaction values in excess of $18 billion and revenues of over $25 billion. Clayton, Dubilier & Rice, Inc.'s strategy is to create value using the skills of its operating principals to improve, and then build and grow, the businesses in which funds managed by Clayton, Dubilier & Rice, Inc. invest.

*               *               *

        Our principal executive offices are located at 700 Oakmont Lane, Westmont, Illinois 60559. Our phone number is (630) 570-3000.

The Offering

Shares of common stock offered by SIRVA.
Shares of common stock offered by selling stockholders
Shares of common stock outstanding after the offering
Use of proceeds
Our net proceeds from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $230.0 million. We intend to use most of our net proceeds from this offering to purchase or repay a portion of our outstanding debt. We will not receive any proceeds from the sale of shares by the selling stockholders.
Proposed New York Stock Exchange Symbol	SIR

      Unless we specifically state otherwise, all information in this prospectus:

  •
  assumes no exercise of the over-allotment option granted by the selling stockholders to the underwriters;

  •
  excludes 1,418,566 shares of common stock issuable upon the exercise of outstanding stock options at a weighed average exercise price of $14.71 per share with exercise prices ranging from $10.00 to $18.50 per share; of these shares, 314,607 shares are subject to currently vested stock options at a weighted average exercise price of $12.87 per share with exercise prices ranging from $10.00 to $14.20 per share;

  •
  excludes 874,800 shares of common stock issuable upon the exercise of the outstanding warrant issued to an affiliate of Exel plc at an exercise price of $40.00 per share; and

  •
  assumes a             for one stock split of our outstanding shares of common stock by way of reclassification to be effected prior to the completion of this offering.

Risk Factors

        You should consider carefully all the information included in this prospectus and, in particular, the specific factors set forth under "Risk Factors" beginning on page 10 for risks involved in investing in our common stock.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our summary consolidated financial and other data as of and for the periods indicated. You should read the following financial information in conjunction with "Capitalization," "Selected Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those financial statements appearing elsewhere in this prospectus.

        We derived our summary consolidated statement of operations data for each of the years in the three year period ended December 31, 2002 from our audited consolidated financial statements included elsewhere in this prospectus. Our summary consolidated balance sheet and statement of operations data as of and for the six months ended June 30, 2003 and our summary consolidated statement of operations data for the six months ended June 30, 2002, respectively, are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future. The pro forma net income and pro forma net income per share for the year ended December 31, 2002 and the six months ended June 30, 2003, reflect the application of our expected net proceeds from the initial public offering to repay a portion of our outstanding indebtedness as if these events had occurred on January 1, 2002 and January 1, 2003, respectively. The pro forma consolidated balance sheet data give effect to these events as if they had occurred on June 30, 2003.

	Years Ended December 31,			(Unaudited) Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(Dollars in millions except share and per share data)
Statement of Operations Data:
Operating revenues(1)
Relocation Solutions—North America	$1,791.8	$1,652.1	$1,544.4	$677.4	$726.3
Relocation Solutions—Europe & Asia Pacific	372.8	387.1	408.0	181.2	206.5

Global Relocation Solutions	2,164.6	2,039.2	1,952.4	858.6	932.8
Network Services	75.8	84.2	125.0	54.1	74.5
Transportation Solutions	138.3	125.9	108.2	55.3	46.7

Total Operating Revenues	$2,378.7	$2,249.3	$2,185.6	$968.0	$1,054.0

Purchased Transportation Expense(1)	$1,559.8	$1,438.8	$1,303.2	$574.6	$576.0
Gross margin	$385.1	$384.1	$418.5	$182.3	$209.5

Income from operations
Relocation Solutions—North America	$8.1	$15.1	$41.0	$10.3	$15.4
Relocation Solutions—Europe & Asia Pacific	23.7	26.0	24.8	5.0	6.6

Global Relocation Solutions	31.8	41.1	65.8	15.3	22.0
Network Services	17.4	18.5	26.5	11.5	17.7
Transportation Solutions	0.3	(6.3)	3.3	3.7	0.4
Corporate	(0.1)	(0.8)	(1.3)	(1.0)	(0.5)

Total income from operations	$49.4	$52.5	$94.3	$29.5	$39.6

Net income (loss)	$(21.9)	$(16.9)	$20.8	$0.2	$6.2

Pro Forma Information:
Pro forma net income(2)			$30.5		$11.5
Per Share Data:
Net income (loss) per share—basic(3)	$(2.03)	$(1.52)	$1.06	$(0.11)	$0.24
Net income (loss) per share—diluted(3)	$(2.03)	$(1.52)	$1.05	$(0.11)	$0.23
Weighted average common shares outstanding
Basic	12,323,560	13,346,486	16,313,131	14,925,935	17,838,171
Diluted	12,417,236	13,389,913	16,350,103	14,962,907	18,153,515

Pro forma net income per share(2)(4):
Basic			$			$
Diluted			$			$
Other Data:
EBITDA(5)	$103.6	$100.9		$137.8	$47.2		$63.0
Capital expenditures	55.4	48.3		33.5	17.4		9.7
Depreciation and amortization(6)	53.9	48.7		44.2	18.0		23.5
Gross margin as a percentage of operating revenue	16.2%	17.1%		19.1%	18.8%		19.9%
	As of June 30, 2003
	Actual	Pro Forma As Adjusted for Offering(2)
	(Dollars in millions)
Balance Sheet Data:
Cash and cash equivalents	$55.6	$65.6
Property and equipment, net	167.3	167.3
Total assets	1,512.6	1,522.6
Long-term debt(7)	620.4	454.0
Stockholders' equity	124.7

(1)
Our operating revenues represent amounts billed to our customers for all aspects of the services that we provide. Where we fulfill the transportation service element using our independent agent network or other third party service providers, we incur purchased transportation expense, or PTE, which is included in the amount billed to our customer. The level of PTE generally increases or decreases in proportion to the operating revenue generated from our transportation services. PTE is one of the items subtracted from our operating revenues in deriving our income from operations. The following table indicates our operating revenues less PTE.

Years Ended December 31,			Six Months Ended June 30,
2000	2001	2002	2002	2003
(Dollars in millions)
$818.9	$810.5	$882.4	$393.4	$478.0

  For further information on PTE, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations".

(2)
Pro forma information reflects the application of our estimated net proceeds from the initial public offering to repay indebtedness of $189.6 million and $188.5 million based upon outstanding balances as of December 31, 2002 and June 30, 2003 and the resultant reduction of interest expense of $15.1 million for the year ended December 31, 2002 and $8.0 million for the six months ended June 30, 2003 as if these events had occurred on January 1, 2002 and January 1, 2003, respectively. This information also reflects an increase in our provision for income taxes of $5.4 million for the year ended December 31, 2002 and $2.7 million for the six months ended June 30, 2003 resulting from the decrease in interest expense.

(3)
We adopted Statement of Financial Accounting Standard ("SFAS") SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") with effect from January 1, 2002. In accordance with SFAS 142, we no longer amortize goodwill and indefinite-lived intangibles, but rather will test such assets at least annually for impairment. We have completed the first step of the impairment test under the transitional requirements of SFAS 142 and no impairment of goodwill or indefinite-lived intangibles was indicated. If previously reported net income and earnings per share were adjusted for the exclusion of goodwill and indefinite-lived intangibles amortization, basic net income (loss) per ordinary share would have been $(1.22) and $(0.77) for the years ended December 31, 2000 and 2001, respectively, and diluted net income (loss) per ordinary share would have been $(1.23) and $(0.78) for the years ended December 31, 2000 and 2001, respectively. For further information, see note 6 to "Selected Consolidated Financial and Other Data" and note 6 to our consolidated financial statements included elsewhere in this prospectus.

(4)
Pro forma net income per share also reflects the impact of the issuance of             shares on completion of this offering.

(5)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

        EBITDA is calculated as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2000	2001	2002	2002	2003
	(Dollars in millions)
Net income (loss)	$(21.9)	$(16.9)	$20.8	$0.2	$6.2
Interest expense	73.4	69.2	61.2	28.9	30.1
Provision (benefit) for income taxes	(1.8)	(0.1)	11.6	0.1	3.2
Depreciation	38.0	33.5	35.9	16.3	18.7
Amortization	15.9	15.2	8.3	1.7	4.8

EBITDA	$103.6	$100.9	$137.8	$47.2	$63.0

We believe that EBITDA is a relevant measurement for assessing performance since it attempts to eliminate variances caused by the effects of differences in taxation, the amount and types of capital employed and depreciation and amortization policies. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered by investors as an alternative to income from operations or net income as an indicator of our performance. The EBITDA disclosed here is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined.

(6)
Includes depreciation expense for property and equipment and amortization expense for intangible assets and deferred agent contract expenditures. Excludes amortization expense for deferred debt issuance costs, which are recorded as part of interest expense.

(7)
Long-term debt consists of long-term debt excluding the current portion of long-term debt, capital lease obligations and amounts outstanding under the revolving credit facility forming part of our senior credit facility.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with other information in this prospectus, before buying shares of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results could be materially and adversely affected. The trading price of our common stock could decline and you may lose all or part of the money you paid to buy our common stock. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of certain factors including the risks faced by us described below and elsewhere in this prospectus. See "Forward-Looking Statements" on page 20.

Risks Relating to Our Company

If we do not successfully compete within the highly competitive industries in which we operate, our operating revenues and profitability could be adversely affected.

        The global relocation industry is highly competitive. In relation to relocation services, our main competitors are other corporate relocation service providers such as Prudential Financial and Cendant Mobility who are larger than us, have been in the business longer and are also our two biggest customers of our moving services business. The moving services industry is extremely fragmented. We compete primarily with other large moving companies such as Atlas Van Lines Inc., United Van Lines, Inc. and Mayflower Transit, Inc., as well as truckload carriers and independent contractors and, with respect to certain aspects of our business, intermodal transportation, railroads and less-than-truckload carriers. There are many small private participants that have strong positions in local markets. Intermodal transportation (the hauling of truck trailers or containers on rail cars or ships) has increased in recent years as reductions in train crew size and the development of new rail technology have reduced costs of intermodal shipping. The segment of the insurance services business in which we operate is also highly competitive. Our main competitors include Vanliner, Royal & Sun Alliance and Protective Insurance Company.

        Competition in the relocation solutions and insurance industries may force us to lower our prices, thereby affecting our operating revenues and profitability. If we do not successfully compete within these highly competitive industries, we will lose customers, in which case our operating revenues and profitability would also be adversely affected.

Our business and financial condition could be adversely affected by overall economic downturns and other external events.

        We serve numerous industries and customers that experience significant fluctuation in demand based on economic conditions and other factors beyond our control. As our operating results are subject to customer demand, a downturn in the business of our corporate customers or a decrease in the frequency of household moves could materially adversely affect the performance of our business. For instance, our results of operations were negatively impacted by the recent economic decline, with both the number of relocations and operating revenues decreasing on a year-over-year basis for each of the past two fiscal years, even though we consummated acquisitions during each such period. Our number of corporate relocations in the U.S. has declined each year since 2000, falling approximately 30% from the year ended December 31, 2000 to the year ended December 31, 2002.

        Similarly, terrorist attacks or other acts of violence or war may affect the financial markets, in general, or our business, financial condition and results of operation, in particular. We cannot assure you that there will not be future terrorist attacks against the United States or U.S. businesses. Any such attacks or armed conflict may directly affect our physical facilities or those of our customers and vendors. In addition, these events could cause consumer confidence and spending to decrease or could result in increased volatility in the U.S. and world financial markets and economy.

Until recently, we had a history of net losses, and may not be profitable in the future.

        We had net losses of $20.5 million, $21.9 million and $16.9 million for the years ended December 25, 1999, December 31, 2000 and December 31, 2001, respectively. We cannot assure you that we will not report net losses in future periods. We cannot predict what impact continued net losses might have on our ability to finance our operations in the future or on the market value of our common stock.

Our success depends in part on our ability to grow our relocation services business.

        Historically, a majority of our operating revenues and income from operations was derived from our moving services businesses. A significant element of our growth model, however, is our new strategy of offering a global relocation solution to customers by combining our higher margin relocation services with our proprietary moving services network. We embarked on this strategy less than two years ago with the acquisition of the business of Cooperative Resources Services, Ltd., and have not yet proven that it will succeed in the long-term, especially in Europe and Asia. As we are subject to intense competition and potential new entrants into the relocation industry, we may not be able to achieve our growth objectives in a timely fashion, if at all.

Our global relocation solutions business exposes us to some of the risks of the real estate industry.

        The growth of our relocation solutions business exposes us to the risks of engaging in the real estate business. As part of our global relocation solutions package, we offer corporate customers home purchase and sale services for their employees. If a transferee's home cannot be sold within a given period of time, we may have to purchase the home for our own account and ultimately have to sell the home to a third party at a loss. In addition, we offer mortgage origination services to the employees of our corporate customers, which we fund through a warehouse mortgage facility thereby potentially increasing our own level of debt.

Our network services business exposes us to some of the risks of the insurance industry.

        In connection with our network services business, we have a wholly-owned subsidiary insurance company organized under the laws of Illinois named Transguard Insurance Company of America, Inc. The potential for growth of our network services may be offset by the risks of engaging in the insurance business. Investment returns are an important part of the overall profitability of our insurance business, and therefore fluctuations in the fixed income or equity markets could have a material adverse affect on our results of operations. Our investment returns are also susceptible to changes in the general creditworthiness of the specific issuers of debt securities and equity securities held in our portfolio. Where the credit rating of an issuer falls so low that we are forced by regulatory bodies to dispose of our investment, we may realize a significant loss on our investment.

        The reserves we maintain in our insurance business may prove to be inadequate to cover our actual losses sustained. Claims reserves do not represent an exact calculation of liability, but rather are estimates of the expected liability. To the extent that reserves are insufficient to cover actual losses, loss adjustment expenses or future policy benefits, we would have to add to our claim reserves and incur a charge to our earnings.

        Transguard is a party to reinsurance agreements pursuant to which it cedes the liabilities under a portion of its issued insurance policies. These agreements may be terminated by the reinsurer upon notice or upon a change of control of our insurance subsidiary. If any of these reinsurance agreements are terminated, we cannot assure you that we can replace them on short notice or on favorable terms, in which case our exposure to claims under the underlying policies would be increased.

        The A.M. Best rating of Transguard was recently downgraded from A to A- and has been placed under review with negative implications due, in large part, to our financial leverage prior to this offering. A.M. Best expects to resolve the under review status by the end of 2003 and we are taking steps to address its concerns. However, there can be no assurance that we will be successful in doing so, or that the steps we take will not have an adverse effect on us. In addition, we can provide no assurance that Transguard's rating will not be downgraded again in the future. Any such downgrade could have an adverse impact on us.

We may not be able to recruit and retain a sufficient number of agents, representatives or owner/operators to carry out our growth plans.

        We rely on the services of agents to market our services and to act as intermediaries with customers, and on agents and owner/operators to provide a significant portion of our packing, warehousing and hauling services. Although we believe our relationships with our agents and owner/operators are good, we have had some difficulty obtaining or retaining qualified owner/operators in the past.

        Our agents are independent businesses that provide moving and storage services to our and their own customers, and approximately 20% of our 785 agents account for approximately 80% of our moving and storage business. If an agent were to terminate its relationship with us, we may not be able to recruit a replacement to service the same geographic region. Generally, there are few additional new entrants into this business and thus recruiting new agents often requires a conversion of an agent from a competing van line. Competing companies also recruit our agents. However, there is significant cost for an agent to transition from one company to another in terms of change of trademarks, signage and business process.

        Owner/operators are independent contractors who own their own trucks and provide hauling and other services. Fluctuations in the economy and fuel prices, as well as a lifestyle that requires drivers to be away from home often from four to eight weeks at a time, create challenges for new entrants to that business. Further, competition for long haul owner/operators is strong among competing moving companies.

        We cannot assure you that we will be successful in retaining our agents or owner/operators or that agents or owner/operators that terminate their contracts can be replaced by equally qualified personnel. A loss in the number of qualified drivers could lead to an increased frequency of accidents, potential claims exposure and, indirectly, insurance costs. Because agents have the primary relationship with customers, we expect that some customers would terminate their relationship with us were the agent that handles such customers' business to terminate its relationship with us. In addition, a loss of agents could impair our ability to guarantee moving capacity to our relocation customers.

Actions taken by our agents may harm our brands or reputation, or result in legal actions against us.

        We believe that our strong brand names, including Allied® and northAmerican®, are among our most valuable assets. Our proprietary network of agents in North America operate their businesses using our brand names, including, in the case of most intrastate moves, without our involvement. Our agents are independent third parties with their own financial objectives and actions taken by them, including breaches of their contractual obligations to us, could harm our brands or reputation, or result in legal actions against us. Any negative publicity associated with our agents may affect our reputation and thereby adversely impact our results of operations.

Potential liability associated with accidents in the trucking industry is severe and occurrences are unpredictable. In addition, an increase in liability, property or casualty insurance premiums could cause us to incur significant costs.

        We use the services of a significant number of drivers in connection with our pick-up and delivery operations, and from time to time such drivers are involved in accidents, including accidents occurring in operations that do not involve us. Potential liability associated with accidents in the trucking industry may be severe and occurrences are unpredictable. We are also subject to substantial exposure due to workers' compensation and cargo claims expense, whether or not injuries or damage occur in the context of a traffic accident.

        We carry insurance to cover liability and workers' compensation claims. We cannot assure you, however, that our insurance will be adequate to cover all of our liabilities. To the extent we were to experience a material increase in the frequency or severity of accidents, cargo claims or workers' compensation claims, or in the unfavorable resolution of existing claims, we might be required to incur substantial costs to cover these claims. In addition, our results of operations would be adversely affected if the premiums for our liability, workers' compensation and casualty claims were to increase substantiality.

If we lost one or more of our government licenses or permits or became subject to more onerous government regulations, we could be adversely affected.

        Our operations are subject to a number of complex and stringent transportation, environmental, labor, employment, insurance and other laws and regulations. These laws and regulations generally require us to maintain a wide variety of certificates, permits, licenses and other approvals. For example, in the U.S., we maintain licenses and permits issued by the Surface Transportation Board, the Federal Motor Carrier Safety Administration and the Department of Transportation as well as the Federal Maritime Commission and insurance and banking regulators. In Europe, we hold "O" (operators) licenses and international transport licenses in 11 countries issued by the relevant local authorities. In the Asia-Pacific region, we hold various commercial vehicle licenses, as well as other licenses for international relocation.

        Our failure to maintain required certificates, permits or licenses, or to comply with applicable laws, ordinances or regulations, could result in substantial fines or possible revocation of our authority to conduct our operations, which in turn could restrict our ability to conduct our business effectively and to provide competitive customer services and thereby have an adverse impact on our financial condition.

        We cannot assure you that existing laws or regulations will not be revised or that new more restrictive laws or regulations will not be adopted or become applicable to us. We also cannot assure you that we will be able to recover any or all increased costs of compliance from our customers or that our business and financial condition will not be materially and adversely affected by future changes in applicable laws and regulations.

We may be subject to litigation or governmental investigations as a result of our operations.

        We have received two subpoenas in connection with investigations being conducted by attorneys in the Department of Justice. Management has not determined what impact, if any, these investigations will have on us. However, there can be no assurance that their impact will not be material. We are also subject to litigation resulting from our operations, including litigation resulting from accidents involving our agents and drivers. Such accidents have involved, and in the future may involve, serious injuries or the loss of lives. Such litigation may result in liability to us or harm our reputation. While the impact of this litigation is typically immaterial, there can be no assurance that its impact will not be material in the future.

Contingent or future environmental liabilities could cause us to incur significant costs and adversely affect our operations.

        We are subject to a wide range of environmental laws and regulations under the foreign, U.S., state and local laws that govern our operations. Among other things, these requirements regulate discharges of pollutants into the water, air and land, the use, management and disposal of hazardous substances, and the cleanup of contaminated sites. We could incur substantial costs, including cleanup costs, fines and civil or criminal penalties, third party property damage or personal injury claims, or the reduction or suspension of our operations as a result of violations of or liabilities under environmental laws or non-compliance with the environmental permits required at our facilities. Contaminants have been detected at some of our present or former sites, principally in connection with historical operations. In addition, we own or lease, or in the past have owned or leased, facilities at which underground storage tanks are located, some of which have leaked in the past. We have been, and may in the future be responsible for investigating and remediating contamination at these sites, or at off-site locations where we sent hazardous wastes for disposal. While we regularly make capital and operating expenditures to stay in compliance with environmental laws, future or contingent environmental liabilities, including remediation costs, could have a material effect on our business.

Our business is highly seasonal, which leads to fluctuations in our operating results and working capital needs.

        The relocation business is highly seasonal due to the increase in moving activity during the summer months. With respect to our Global Relocation Solutions business, our results of operations and cash flow fluctuate significantly from quarter to quarter due to the higher shipment amounts associated with the summer months. Certain of our operating expenses are fixed, and cannot be reduced during the fall and winter months when there is decreased demand for relocation services. If we are unable to capitalize on the peak summer season or successfully manage the decreased activity during other parts of the year, our annual performance may be materially adversely affected. The seasonal nature of the moving business results in increased short-term working capital requirements in summer months.

Our owner/operators are currently not considered to be employees by taxing and other regulatory authorities. Should these authorities change their position and consider our owner/operators to be our employees, our costs related to our tax, unemployment compensation and workers' compensation payments could increase significantly.

        From time to time, certain parties, including the Internal Revenue Service, state authorities and the owners/operators themselves, have sought to assert that owner/operators in the trucking industry are employees rather than independent contractors. To date, these parties have not been successful in making these assertions against us. We consider all of our owner/operators to be independent contractors. We cannot assure you that tax authorities will not successfully challenge this position, that interpretations supporting our position will not change, or that federal and state tax or other applicable laws will not change. If owner/operators were deemed to be employees, our costs related to tax, unemployment compensation, and workers' compensation could increase significantly. In addition, such changes may be applied retroactively, and if so we may be required to pay additional amounts to compensate for prior periods.

The international scope of our operations may adversely affect our business.

        We face certain risks because we conduct an international business, including:

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  restrictions on foreign ownership of subsidiaries;

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  tariffs and other trade barriers;

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  political risks; and

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  potentially adverse tax consequences of operating in multiple jurisdictions.

        In addition, an adverse change in laws or administrative practices in countries within which we operate or our information systems support and application software development are performed could have a material adverse effect on us.

We are exposed to currency fluctuations, which may have an adverse effect on us.

        A large portion of our operating revenues are from operations outside of the United States. These operating revenues are denominated in the local currency for the country in which our international subsidiaries own their primary assets. Although the majority of expenses are incurred in the same currency in which corresponding operating revenues are generated, we are exposed to fluctuation in foreign currencies in the translation of the applicable currencies into U.S. Dollars. Any appreciation in the value of the U.S. Dollar relative to such currencies could have an adverse effect on us.

Fuel is a significant cost element in the trucking transportation industry, and fuel prices and/or availability have been subject to volatility in the past.

        We utilize numerous trucks and tractor trailers in the performance of day to day services in the household goods, specialized transportation and office moving lines of our business, which is a part of our Global Relocation Solutions business. We often employ the services of third party transportation providers, particularly using owner/operators in the U.S. domestic moving business, those third parties also being subject to variations in fuel prices. We cannot assure you that fuel prices will remain stable, or that supplies of fuel will always be available. Should costs escalate, we or our third party providers may not be able to fully recover the cost increase by changes in spot pricing for our or their services. As a result, fuel costs could impact our margins, and third parties who provide transportation services to us may be unwilling to do so without an increase in compensation.

We are a holding company with no significant independent operations and therefore rely on our subsidiaries to make funds available to us.

        We are a holding company with no significant independent operations and no significant assets other than the capital stock of our subsidiaries, including North American Van Lines. We, therefore, will be dependent upon the receipt of dividends or other distributions from our subsidiaries. The North American Van Lines senior secured credit facilities and the indentures governing its senior notes contain restrictions on distributions from North American Van Lines to us, other than for certain specified purposes. Our inability to receive funds from our operating subsidiaries could adversely affect our ability to meet our obligations and to make dividend payments and other distributions to holders of our common stock.

We have had substantial existing debt and may incur substantial additional debt in the future, and the agreements governing our debt contain restrictions that could significantly restrict our ability to operate our business.

        As of June 30, 2003, on a pro forma basis after giving effect to this offering and the application of proceeds therefrom, we would have had total outstanding long-term debt of $454.0 million, total outstanding short-term debt of $119.7 million and shareholders' equity of $    million. However, we may incur additional debt in the future, which would result in a greater portion of our cash flow from operations being dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes.

        Our senior secured credit facilities contain a number of significant covenants that, among other things, restrict our ability to incur additional indebtedness, pay dividends, make acquisitions or engage in mergers or consolidations and make capital expenditures. In addition, under our senior secured credit facility, we are required to comply with specified financial ratios and tests, including consolidated debt to

EBITDA ratio and interest coverage ratio requirements. Compliance with these covenants for subsequent periods may be difficult given current market and other economic conditions. The indenture governing our senior subordinated notes also contains certain restrictive covenants. See "Description of Our Indebtedness."

        Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default or cross default under our debt instruments and would permit the lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of our senior secured lenders to make further extensions of credit under the credit facilities could be terminated. If we were unable to repay our indebtedness to our senior secured lenders, these lenders could proceed against the collateral securing such indebtedness.

Any difficulties with our information systems or our information systems providers could delay or disrupt our ability to service our customers and impair our competitiveness.

        Sophisticated information systems are vital to our growth and our ability to manage and monitor the flow of goods we are transporting and to provide attractive logistics solutions services, which depend on technologically advanced systems. As these systems are evolving rapidly, we will need to continually enhance them. We may encounter difficulties in enhancing these systems or in integrating new technology into our systems in a timely and cost-effective manner. Such difficulties could have a material adverse effect on our ability to operate efficiently and to provide competitive customer service.

        To compete effectively, we must anticipate and adapt to technological changes and offer, on a timely basis, competitively priced services that meet evolving industry standards and customer preferences. We may choose new technologies that later prove to be inadequate, or may be forced to implement new technologies at substantial cost to remain competitive. In addition, competitors may implement new technologies before we do, allowing such competitors to provide lower priced or enhanced services and superior quality compared to those we provide. This development could have a material adverse effect on our ability to compete.

        Two third party vendors together provide 100% of our information systems infrastructure and, at least, 50% of our application software development, respectively. While we have a disaster recovery plan in conjunction with these vendors, we can provide no assurance that the plan will be adequate in the event of an actual disaster. Adverse conditions affecting the financial condition and other important aspects of these vendors' operations may adversely affect our ability to operate efficiently or to continue operations under certain adverse conditions.

We are dependent on our highly trained executive officers and employees. Any difficulty in maintaining our current employees or in hiring similar employees would adversely affect our ability to operate our business.

        Our operations are managed by a small number of key executive officers. The loss of any of these individuals could have a material adverse effect on us. In addition, our success depends on our ability to continue to attract, recruit and retain sufficient qualified personnel as we grow. Competition for qualified personnel is intense. We cannot assure you that we will be able to retain senior management, integrate new managers, or recruit qualified personnel in the future.

If we acquire any companies or technologies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or have an adverse effect on our results of operations.

        We intend to expand our business primarily through internal growth, but from time to time we may consider strategic acquisitions. Any future acquisition would involve numerous risks including:

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potential disruption of our ongoing business and distraction of management;

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difficulty integrating the operations and products of the acquired business;

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unanticipated expenses related to technology integration;

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exposure to unknown liabilities, including litigation against the companies we may acquire;

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additional costs due to differences in culture, geographic locations and duplication of key talent; and

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potential loss of key employees or customers of the acquired company.

        If we make acquisitions in the future, acquisition-related accounting charges may affect our balance sheet and results of operations. We may not be successful in addressing these risks or any other problems encountered in connection with any acquisitions.

Risks Relating to Our Common Stock and This Offering

There currently exists no market for our common stock. We cannot assure you that an active trading market will develop for our common stock. If our stock price fluctuates after this offering, you could lose a significant part of your investment.

        Prior to this offering, there was no public market for shares of our common stock. An active market may not develop following the completion of this offering or, if developed, may not be maintained. We negotiated the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

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the failure of securities analysts to cover our common stock after this offering or changes in financial estimates by analysts;

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announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

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variations in quarterly operating results;

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loss of a large customer or supplier;

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general economic conditions;

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terrorist acts;

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future sales of our common stock; and

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investor perceptions of us and the relocation services industry.

        As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

A few significant stockholders control the direction of our business. If the ownership of our common stock continues to be highly concentrated, it will prevent you and other stockholders from influencing significant corporate decisions.

        Following the completion of this offering, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership will beneficially own approximately    % and    %, respectively, of the outstanding shares of our common stock. As a result, Clayton, Dubilier & Rice Fund V Limited Partnership, together with Clayton, Dubilier & Rice Fund VI Limited Partnership, will exercise control over matters requiring stockholder approval. Clayton, Dubilier & Rice Fund V Limited Partnership will have the right to designate at least a majority of our Board of Directors. The concentrated holdings of Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership and the presence of Clayton, Dubilier & Rice Fund V Limited Partnership's designees may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of our existing stockholders may conflict with the interests of our other stockholders. We have not instituted any formal plans to address conflicts of interest that may arise.

Our ownership of insurance subsidiaries imposes limits on the amount of our common stock that investors may purchase and of the cash that can be distributed to us.

        Under the Illinois Insurance Code, no person may acquire control of SIRVA, and thus indirect control of Transguard, without the prior approval of the Illinois Director of Insurance. Under the Illinois Insurance Code, any person who acquires ownership of 10% or more of our outstanding shares of common stock would be presumed to have acquired such control, unless the Illinois Director of Insurance upon application determines otherwise. In addition, persons who do not acquire ownership of more than 10% of our outstanding shares of common stock may be deemed to have acquired such control if the Illinois Director of Insurance determines that such persons, directly or indirectly, exercise a controlling influence over the management or policies of Transguard. After completion of this offering,         shares of common stock are expected to be issued and outstanding.

        In addition, Transguard and our other insurance subsidiaries such as The Baxendale Insurance Company Ltd. are subject to extensive supervision and regulation by insurance regulators in their respective jurisdictions, including regulations limiting the payments of dividends from such insurance subsidiaries to their affiliates, including us.

Our share price may decline due to the large number of shares eligible for future sale.

        Sales of substantial amounts of common stock, or the possibility of such sales, may adversely affect the price of the common stock and impede our ability to raise capital through the issuance of equity securities.

        Upon consummation of the offerings, there will be         shares of common stock outstanding. Of these shares, the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1933. The remaining shares of common stock outstanding, excluding shares sold by the selling stockholders in this offering, including the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to the volume, manner of sale, holding period and other limitations of Rule 144. We, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership have agreed to a "lock-up", meaning that neither we nor they will sell any shares without the prior consent of Credit Suisse First Boston LLC and Goldman, Sachs & Co. for 180 days after the date of this prospectus. In addition, we have agreed to enforce and not waive the "lock-up" provisions contained in the Registration and Participation Agreement, dated as of March 30, 1998, among SIRVA, Clayton, Dubilier & Rice Fund V Limited Partnership and Exel plc, and the other parties thereto as amended. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, stockholders currently representing all of the shares of our common stock have certain registration rights. See "Certain Relationships and Related Transactions — Registration and Participation Agreement" for a description of the Registration and Participation Agreement.

Purchasers of our common stock will experience immediate and substantial dilution resulting in their shares being worth less on a net tangible book value basis than the amount they invested.

        The initial public offering price is expected to be significantly higher than the net tangible book value per share of our common stock. Purchasers of the common stock in this offering will experience an immediate dilution in net tangible book value of $                    per share of common stock purchased. In the past, we issued options to acquire shares of common stock at prices that may be significantly below the initial public offering price. To the extent that these outstanding options are exercised, there may be further dilution to investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See "Dilution."

Our certificate of incorporation, by-laws and Delaware law may discourage takeovers and business combinations that our stockholders might consider in their best interests.

        Provisions in our amended and restated certificate of incorporation and amended and restated by-laws may delay, defer, prevent or render more difficult a takeover attempt that our stockholders might consider in their best interests. These provisions include:

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  authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the Board of Directors;

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  establishment of a classified board of directors with staggered, three year terms;

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  provisions giving the board of directors sole power to set the number of directors;

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  limitation on the ability of stockholders to remove directors;

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  prohibition on stockholders from calling special meetings of stockholders; and

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  establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

        See "Description of Capital Stock" for additional information on the anti-takeover measures applicable to us.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may" or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors include:

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  our ability to continue to compete successfully,

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  changes in the market for our services,

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  general economic conditions being less favorable than expected, and global political conditions and the outbreak of war or hostilities or the occurrence of any terrorist attacks, including any nuclear, biological or chemical events,

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  our ability to grow our relocation services business,

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  risks associated with the real estate industry,

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  our reliance on, and our ability to attract, agents and owner/operators,

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  changes in the regulatory environment, including antitrust, environmental and insurance laws and regulations, that could negatively affect the operation of our business,

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  changes in Transguard's A.M. Best rating,

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  risks associated with operating in foreign countries,

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  loss of our key executive officers,

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  our ability to consummate and integrate potential acquisitions, and

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  the other factors included in "Risk Factors."

        In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update beyond that required by law any forward-looking statements, whether as a result of new information, future events or otherwise.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

USE OF PROCEEDS

        We estimate that our net proceeds from the sale of             shares of common stock being offered by us hereby at an assumed initial public offering price of $         per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and estimated offering expenses, will be approximately $230.0 million. We will not receive any proceeds from the sale of the             shares being offered by the selling stockholders, including those that would be sold if the underwriters exercised their over-allotment option.

        We intend to apply the net proceeds from this offering in the following priority:

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  to repay in full our senior discount loan;

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  to redeem all of our outstanding shares of junior exchangeable preferred stock issued in connection with the purchase of the Allied and Pickfords businesses from Exel plc, formerly known as NFC plc;

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  to repay the seller notes issued in connection with the purchase of CRS, the relocation services business of Cooperative Resource Services, Ltd.;

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  to make a capital contribution to Transguard, our wholly-owned insurance subsidiary;

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  to repay a portion of the amount outstanding under our Tranche A senior term loan;

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  to repay a portion of the amount outstanding under our Tranche B senior term loan; and

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  to repay a portion of the amount outstanding under our revolving credit facility.

        We expect to obtain appropriate waivers or amendments under our senior credit agreement prior to closing to permit us to apply the net proceeds as set forth above.

        The following table illustrates the estimated sources and uses of funds from this offering based on the amounts outstanding as of June 30, 2003.

Sources	Amount
(in millions)
Common stock offered by us hereby	$250.0
Uses
Repay senior discount loan	$61.1
Redeem junior exchangeable preferred stock	31.5
Repay seller notes	15.9
Capital contribution to Transguard	10.0
Repay Tranche A senior term loan	26.4
Repay Tranche B senior term loan	50.1
Repay revolving credit facility borrowings	35.0
Estimated fees and expenses	20.0

Total uses	$250.0

        Our senior discount loan had an initial accreted value of $35.0 million at November 19, 1999. The loan accretes at a rate of 16.0% per annum compounded semi-annually until December 1, 2004. Thereafter, the senior discount loan will bear interest at a rate of 16.0% per annum, payable semi-annually. As of June 30, 2003, our senior discount loan had accreted to $61.1 million. Such amount will be paid to the subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership that purchased the senior discount loan on November 12, 2002. This subsidiary will in turn use these proceeds to repay a loan from an affiliate of Credit Suisse First Boston LLC, one of the underwriters of this offering.

        Our junior exchangeable preferred stock had an aggregate liquidation preference of $31.5 million as at June 30, 2003. It has a dividend rate of 12.4% compounded quarterly, although the payment of dividends is subject to the discretion of our Board of Directors. As of June 30, 2003, $7.0 million of dividends had accrued and remain unpaid.

        In connection with the purchase of CRS, the relocation services business of Cooperative Resource Services, Ltd., our subsidiary, North American Van Lines, issued two seller notes in the principal amounts of $10.0 million and $5.0 million, maturing on May 3, 2007, and May 3, 2013, respectively. The notes have an interest rate of 10.0% per annum payable quarterly in arrears. 50.0% of the interest rate is payable in kind and the remaining 50.0% is payable in cash. As of June 30, 2003, the notes had a principal amount of $10.6 million and $5.3 million, respectively.

        In connection with our acquisition of the Allied and Pickfords businesses on November 19, 1999, our subsidiary, North American Van Lines, entered into a senior credit agreement providing for a revolving credit facility of up to $150.0 million in revolving credit commitments, our Tranche A term loan, a seven-year term loan of $150.0 million, and our Tranche B term loan, an eight-year term loan of $175.0 million. In connection with the purchase of CRS, North American Van Lines borrowed an additional $50.0 million under the Tranche B term loan facility. The loans under the revolving credit facility mature on the seventh anniversary of the initial borrowing. The term loans and loans under the revolving credit facility bear interest at specified margins over a base rate or a eurodollar rate, depending on the interest rate option we elect. As of June 30, 2003, the interest on the Tranche A loan was 4.04%, the interest rate on the Tranche B loan was 4.875% and the interest on the $84.0 million then outstanding under the revolving credit facility was 3.81%.

DIVIDEND POLICY

        We have not paid, and do not expect for the foreseeable future to pay dividends on our common stock. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. The payment of dividends by us to holders of our common stock is limited by our existing senior credit agreement and the indenture governing our senior subordinated notes, which restricts our operating subsidiaries' ability to pay dividends to SIRVA. Any future determination to pay dividends on our common stock is subject to the discretion of our Board of Directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, restrictions imposed by applicable law and our contracts, and other factors deemed relevant by our Board of Directors.

CAPITALIZATION

        The following table sets forth as of June 30, 2003 on a consolidated basis:

  •
  our actual capitalization; and

  •
  our pro forma capitalization that gives effect to our sale of             shares of common stock in this offering at an assumed initial public offering price of $                    per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriters' discounts and estimated offerings expenses and the application of the net proceeds therefrom to repay a portion of our outstanding debt and redeem all of our outstanding junior exchangeable preferred stock, as described in "Use of Proceeds."

        This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Certain Indebtedness" and our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 30, 2003
	Actual	Pro Forma
	(in thousands)
Cash (1)	$55,629		$65,629

Short-Term Debt
Current Portion of Long-Term Debt and Capital Leases	26,049		3,935
Foreign Lines of Credit	7,875		7,875
Relocation Financing Facilities (2)	31,613		31,613
Mortgage Warehouse Facility (3)	76,266		76,266
Long-Term Debt
Revolving Credit Facility (4)	84,000		49,000
Term Loans	296,717		242,331
Senior Subordinated Notes	150,000		150,000
Senior Discount Loan	61,103		—
Other Debt	28,545		12,635

Total long-term debt	620,365		453,966

Redeemable common stock (5)	16,582		—
Redeemable junior preferred stock	31,488		—
Equity:
Common stock, $.01 par value (5)(6)	175
Additional paid-in capital (6)	211,089
Common stock purchase warrant	655		655
Accumulated other comprehensive loss	(29,396)		(29,396)
Accumulated deficit	(45,687)		(45,687)

Total paid-in capital and accumulated deficit	136,836
Less treasury stock	(12,116)		(12,116)

Total equity	124,720

Total capitalization	$934,958	$

(1)
Includes $29,581 of cash held at our wholly-owned insurance subsidiaries that requires regulatory agency approval prior to being used for non-insurance related purposes. We will contribute $10 million of our offering proceeds to Transguard, one of our insurance subsidiaries, which will increase this amount to $39,581 on a pro forma basis.

(2)
As part of our relocation product offering, we provide home equity advances to relocating corporate employees and sometimes purchase the employees' homes under buy-out programs. In the U.K. and for traditional relocations in the U.S., the corporate customer guarantees us repayment of these amounts to the extent proceeds from the sale of the home are insufficient. These advances and purchased homes are classified as current assets on our balance sheet. In the U.K., these equity advances and home purchases are financed through our Relocation Financing Facilities. Because of the guarantees by our corporate customers of these advances, we believe the risk of loss is very low. For internal purposes, we treat these items as a current liability, not as debt.

(3)
We provide mortgage services to our clients, underwriting the mortgage for a transferee's home purchase. Before a mortgage is underwritten, we obtain the agreement of one of various third-party financial institutions to purchase the mortgage from us. There is a processing lag of 20-30 days between the time we write mortgages and the time we complete the sale. During this time, the mortgages are carried as current assets and financed through our mortgage warehouse facility. Because of the credit quality of our counterparties, we believe that there is very little risk associated with the mortgage facility and for internal purposes we treat it as a current liability, not as debt.

(4)
Relocation activity, and thus our business, is highly seasonal, with significantly more relocations in the second and third quarters than during the rest of the year. Our need for working capital financing is subject to these seasonal trends.

(5)
Our common stock at June 30, 2003 consisted of 24,000,000 shares authorized with 17,455,834 shares issued and 17,297,544 outstanding.

(6)
After consummation of the offering, the 16,582 shares of common stock shown as redeemable common stock at June 30, 2003 will no longer be redeemable, and are therefore treated as equity on a pro forma basis.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering.

        Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value as of June 30, 2003 was $                    million, or $                    per share of common stock based on the 17,297,544 shares outstanding as of such date. After giving effect to our sale of shares of common stock in this offering at an assumed initial public offering price of $                    per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and estimated offering expenses, our net tangible book value as of June 30, 2003 would have been $                    million, or $                    per share of common stock. This represents an immediate increase in the net tangible book value of $                    per share to existing stockholders and an immediate and substantial dilution of $                    per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$
Net tangible book value per share as of June 30, 2003	$
Increase per share attributable to this offering

Net tangible book value per share after this offering

Dilution in net tangible book value per share to new investors	$

        The following table summarizes as of June 30, 2003 the total number of shares of common stock purchased from us, the total consideration paid to us, and the weighted average price per share paid by existing stockholders and by new investors purchasing shares of common stock from us in this offering at our assumed initial public offering price of $    per share, the midpoint of the range set forth on the cover page of this prospectus and before deducting underwriting discounts and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
					Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	17,948,007%		$228,241,676%			$12.72
New investors

Total		100.0%		$100.0%	$

        The foregoing discussion and tables assume no exercise of outstanding stock options. As of June 30, 2003, there were options outstanding to purchase a total of 1,418,566 shares of our common stock at a weighted average exercise price of $14.71 per share and the outstanding warrant issued to an affiliate of Exel plc to purchase 874,800 shares of common stock at an exercise price of $40.00 per share.

        To the extent that any of these stock options are exercised, there may be further dilution to new investors. See "Capitalization," "Management" and note 16 to our consolidated financial statements included elsewhere in this prospectus.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table presents our selected consolidated financial and other data as of and for the periods indicated. You should read the following financial information in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus.

        We derived our selected consolidated balance sheet data as of December 31, 2001 and 2002 and our selected consolidated statement of operations data for each of the years in the three-year period ended December 31, 2002 from our audited consolidated financial statements included elsewhere in this prospectus. Selected consolidated balance sheet and statement of operations data as of and for the nine-month period ended December 26, 1998, as of and for the year ended December 25, 1999 and balance sheet data as of December 31, 2000, have been derived from our audited consolidated financial statements which are not included in this prospectus. Our selected consolidated balance sheet and statement of operations data as of and for the six months ended June 30, 2003 and 2002, respectively, are derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. The unaudited condensed consolidated financial statements reflect all adjustments, including usual recurring adjustments, which in the opinion of management, are necessary for the fair presentation of that information as of and for the periods presented. Our results for the interim periods are not necessarily indicative of the results that you should expect for the full year or in the future.

	Nine Month Period from March 29, 1998 (inception) through December 26, 1998(2)
						(Unaudited) Six Months Ended June 30,
			Years Ended December 31,
		Year Ended December 25, 1999(1)(2)(3)
			2000(3)	2001(3)	2002	2002	2003
	(Dollars in millions except share and per share data)
Statement of Operations Data:
Operating revenues(1)
Relocation Solutions – North America	$656.1	$933.3	$1,791.8	$1,652.1	$1,544.4	$677.4	$726.3
Relocation Solutions – Europe & Asia Pacific	40.0	99.9	372.8	387.1	408.0	181.2	206.5

Global Relocation Solutions	696.1	1,033.2	$2,164.6	$2,039.2	$1,952.4	$858.6	$932.8
Network Services	—	8.8	75.8	84.2	125.0	54.1	74.5
Transportation Solutions	63.1	117.8	138.3	125.9	108.2	55.3	46.7

	$759.2	$1,159.8	$2,378.7	$2,249.3	$2,185.6	$968.0	$1,054.0

Purchased Transportation Expense(1)	$486.2	$732.6	$1,559.8	$1,438.8	$1,303.2	$574.6	$576.0
Gross margin	$120.1	$203.4	$385.1	$384.1	$418.5	$182.3	$209.5

Income from operations
Relocation Solutions – North America	10.7	(10.5)	8.1	15.1	41.0	10.3	15.4
Relocation Solutions – Europe & Asia Pacific	1.9	2.7	23.7	26.0	24.8	5.0	6.6

Global Relocation Solutions	$12.6	$(7.8)	$31.8	$41.1	$65.8	$15.3	$22.0
Network Services	—	3.8	17.4	18.5	26.5	11.5	17.7
Transportation Solutions	(1.0)	2.9	0.3	(6.3)	3.3	3.7	0.4
Corporate	—	—	(0.1)	(0.8)	(1.3)	(1.0)	(0.5)

	$11.6	$(1.1)	$49.4	$52.5	$94.3	$29.5	$39.6

Income (loss) before cumulative effect of accounting change(4)	$(1.2)	$(20.5)	$(21.9)	$(16.6)	$20.8	$0.2	$6.2
Cumulative effect of accounting change, net of tax(5)	—	—	—	(0.3)	—	—	—

Net income (loss)(6)	$(1.2)	$(20.5)	$(21.9)	$(16.9)	$20.8	$0.2	$6.2

Per Share Data:
Income (loss) per share before cumulative effect of accounting change – basic	$(0.18)	$(2.82)	$(2.03)	$(1.49)	$1.06	$(0.11)	$0.24
Income (loss) per share before cumulative effect of accounting change – diluted	$(0.18)	$(2.82)	$(2.03)	$(1.49)	$1.05	$(0.11)	$0.23
Net income (loss) per share – basic (6)	$(0.18)	$(2.82)	$(2.03)	$(1.52)	$1.06	$(0.11)	$0.24
Net income (loss) per share – diluted (6)	$(0.18)	$(2.82)	$(2.03)	$(1.52)	$1.05	$(0.11)	$0.23
Weighted average common shares outstanding:
Basic	6,616,832	7,345,637	12,323,560	13,346,486	16,313,131	14,925,935	17,838,171
Diluted	6,616,832	7,448,952	12,417,236	13,389,913	16,350,103	14,962,907	18,153,515
Balance Sheet Data:
Cash and cash equivalents	$2.1	$25.2	$43.5	$32.1	$45.5	$44.5	$55.6
Property and equipment, net	73.6	165.9	158.7	165.4	171.3	177.6	167.3
Total assets	385.3	1,152.5	1,199.6	1,074.0	1,357.5	1,350.6	1,512.6
Short term debt (7)	28.6	78.3	99.1	68.2	99.7	68.8	141.8
Long term debt (8)	140.0	511.5	504.8	505.0	571.8	592.2	620.4
Redeemable common stock (9)	—	7.8	10.0	9.3	14.1	10.6	16.6
Redeemable junior preferred stock (10)	—	24.6	26.4	28.3	30.4	29.4	31.5
Stockholder's equity	56.9	99.0	90.1	55.9	121.6	117.3	124.7
Other Data:
EBITDA (11)	$34.2	$26.2	$103.6	$100.9	$137.8	$47.2	$63.0
Depreciation and amortization (12)	22.5	31.2	53.9	48.7	44.2	18.0	23.5
Gross margin as a percentage of operating revenues	15.8%	17.5%	16.2%	17.1%	19.1%	18.8%	19.9%

(1)
Our operating revenues represent amounts billed to our customers for all aspects of the services that we provide. Where we fulfill the transportation service element using our independent agent network or other third party service providers, we incur purchased transportation expense, or PTE, which is included in the amount billed to our customer. The level of PTE generally increases or decreases in proportion to the operating revenue generated from our transportation services. PTE is one of the items subtracted from our operating revenues in deriving our income from operations. The following table indicates our operating revenues less PTE.

Nine-Month Period Ended December 26,	Year Ended December 25,	Years Ended December 31,			Six Months Ended June 30,
1998	1999	2000	2001	2002	2002	2003
(Dollars in millions)
$273.0	$427.2	$818.9	$810.5	$882.4	$393.4	$478.0

  For further information on PTE, see "Management's Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations".

(2)
Effective for fiscal year 2000, we changed our year end to December 31. Prior to fiscal year 2000, the fiscal year ended on the Saturday nearest to December 31 each year.

(3)
Includes financial data of the Allied and Pickfords businesses from November 19, 1999. On November 19, 1999, we completed the acquisition of the Allied and Pickfords businesses, which was accounted for as a purchase. The acquisition resulted in an adjustment to goodwill. See note 2 to the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(4)
During 1999, we retired debt resulting in an extraordinary charge of $3.4 million, net of applicable income tax benefit. Following our adoption of Statement of Financial Accounting Standards

  ("SFAS") No. 145, "Rescission Of FASB Statements No. 4, 44, and 64, Amendment Of FASB Statement No. 13, And Technical Corrections" ("SFAS 145") on January 1, 2003, this extraordinary charge has been included as part of "Restructuring and other unusual items" in the determination of "Income/(loss) before cumulative effect of accounting change" in the above selected financial data table, rather than a separate extraordinary item.

(5)
Effective January 1, 2001 we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") as amended, which resulted in a change in method of accounting. The cumulative effect of this accounting change was a loss of $0.5 million ($0.3 million, net of tax), or $0.03 per share, both on a basic and diluted basis. In 2001, basic and diluted loss per share before cumulative effect of accounting change was $1.49. See note 1(r) to the Notes to Consolidated Financial Statements included elsewhere in this prospectus.

(6)
We adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") with effect from January 1, 2002. In accordance with SFAS 142, we no longer amortize goodwill and indefinite-lived intangibles, but rather will test such assets at least annually for impairment. We have completed the first step of the impairment test under the transitional requirements of SFAS 142 and no impairment of goodwill or indefinite-lived intangibles was indicated. A reconciliation of previously reported net income and earnings per share to the amounts adjusted for the exclusion of goodwill and indefinite-lived intangibles amortization is presented below. Earnings per ordinary share adjusted for goodwill charges is calculated by adding back the goodwill and indefinite-lived intangibles charges to net income and dividing by the weighted average ordinary shares outstanding for all periods presented.

	Nine Months Ended December 26,	Year Ended December 25,	Years Ended December 31,
	1998	1999	2000	2001	2002
	(Dollars in millions except per share amounts)
Net income (loss), as reported	$(1.2)	$(20.5)	$(21.9)	$(16.9)	$20.8
Amortization of goodwill and trademarks	1.8	3.1	11.0	10.9	—
Income tax provision	(0.7)	(0.9)	(1.0)	(1.0)	—

Adjusted net income (loss)	$(0.1)	$(18.3)	$(11.9)	$(7.0)	$20.8

Basic net income (loss) per ordinary share, as reported	$(0.18)	$(2.82)	$(2.03)	$(1.52)	$1.06
Amortization of goodwill and trademarks	0.28	0.43	0.89	0.82	—
Income tax provision	(0.11)	(0.13)	(0.08)	(0.07)	—

Adjusted basic net income (loss) per ordinary share	$(0.01)	$(2.52)	$(1.22)	$(0.77)	$1.06

Diluted net income (loss) per ordinary share, as reported	$(0.18)	(2.82)	$(2.03)	$(1.52)	$1.05
Amortization of goodwill and trademarks	0.28	0.42	0.88	0.81	—
Income tax provision	(0.11)	(0.13)	(0.08)	(0.07)	—

Adjusted diluted net income (loss) per ordinary share	$(0.01)	$(2.53)	$(1.23)	$(0.78)	$1.05

(7)
Short term debt consists of the current portion of long-term debt, amounts outstanding under our mortgage warehouse credit facility and our relocation financing facility, and other short-term debt.

(8)
Long term debt consists of long-term debt excluding the current portion of long-term debt, capital lease obligations and amounts outstanding under the revolving credit facility forming part of our senior credit facility.

(9)
Certain of our key employees can require us to repurchase all of the shares and the exercisable portion of options held upon death, disability, retirement at normal age or termination without "Cause" (as defined in the SIRVA, Inc. Stock Incentive Plan). Such securities are classified as "Redeemable Shares of Common Stock" within mezzanine equity. This repurchase right will terminate upon the consummation of the offering.

(10)
In connection with the acquisition of the Allied and Pickfords businesses, we issued 24,500 shares of junior preferred stock, due in 2010, to an affiliate of Exel plc. The dividend rate on this junior preferred stock, which will be redeemed with the proceeds of the offering, is 12.4% compounded quarterly and is cumulative.

(11)
EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization.

        EBITDA is calculated as follows:

						Six Months Ended June 30,
	Nine months ended December 26, 1998		Years Ended December 31,
		Year Ended December 25, 1999
			2000	2001	2002	2002	2003
	(Dollars in millions)
Net income (loss)	$(1.2)	$(20.5)	$(21.9)	$(16.9)	$20.8	$0.2	$6.2
Interest expense	11.8	22.1	73.4	69.2	61.2	28.9	30.1
Provision (benefit) for income taxes	1.1	(6.6)	(1.8)	(0.1)	11.6	0.1	3.2
Depreciation	18.8	25.6	38.0	33.5	35.9	16.3	18.7
Amortization	3.7	5.6	15.9	15.2	8.3	1.7	4.8

EBITDA	$34.2	$26.2	$103.6	$100.9	$137.8	$47.2	$63.0

  We believe that EBITDA is a relevant measurement for assessing performance since it attempts to eliminate variances caused by the effects of differences in taxation, the amount and types of capital employed and depreciation and amortization policies. EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered by investors as an alternative to income from operations or net income as an indicator of our performance. The EBITDA disclosed here is not necessarily comparable to EBITDA disclosed by other companies because EBITDA is not uniformly defined.

(12)
Includes depreciation expense for property and equipment and amortization expense for intangible assets and deferred agent contract expenditures. Excludes amortization expense for deferred debt issuance costs, which are recorded as part of interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion and analysis of our financial condition and results of operations for the fiscal years ended December 31, 2000, 2001 and 2002, and for the six month periods ended June 30, 2002 and 2003. You should read this discussion and analysis together with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus. This discussion may contain forward-looking statements and involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 385,000 relocations per year including transferring corporate and government employees and moving individual consumers. We operate in 43 countries under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the U.K., Maison Huet® in France, Scanvan® in Scandinavia and Allied Pickfords in the Asia Pacific region. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network.

  Our Historical Development

        In 1998, Clayton, Dubilier & Rice Fund V Limited Partnership organized us to acquire North American Van Lines, Inc., the number three U.S. moving services company by number of shipments and a significant provider of specialty transportation services, from Norfolk Southern Corporation. In 1999, we acquired the Allied and Pickfords businesses from NFC plc, now known as Exel plc. With these acquisitions, we became the number two moving services company in the U.S. by number of shipments, the leading integrated provider of moving services in the U.K. and Australia, and the world's largest provider of household goods relocation services. The integration of these two businesses drove substantial operating synergies as a result of back-office rationalization, significant scale economies and an expanded international service offering. The acquisitions of Allied and Pickfords also brought us a specialty transportation business and Transguard, a leading provider of insurance services to moving agents, fleet owners and owner/operator drivers. We have since completed a number of acquisitions to fill out our global moving footprint. In June of 2002, we acquired Maison Huet, solidifying our leading market position in France. In June 2003, we acquired Scanvan, the leading moving services company in Scandinavia that employs an asset-light network-manager model very similar to our U.S. moving services business. The integration of these market-leading businesses into a single company has created a proprietary moving services fulfillment network with unmatched global reach and capabilities.

        In the late 1990s, we recognized an increasing trend for corporate customers to outsource all aspects of an employee relocation, including household goods relocation to relocation service providers. We viewed this trend as an opportunity to offer our customers higher value services, deepen our customer relationships and move into a complementary and growing market. Consequently, we began a thorough review of the industry for an acquisition candidate that would both meet our requirements for innovative, high-quality services and make us a leader in providing comprehensive relocation services to corporate customers.

        As a result of this effort, we acquired the relocation services business of Cooperative Resource Services, Ltd., or CRS, in 2002. CRS was a leading independent provider of outsourced relocation services with an innovative and differentiated fixed-fee product offering. Later that year, we acquired Rowan Simmons, a leading independent provider of outsourced relocation services in the United Kingdom. With the 2003 opening of our office in Hong Kong, we now have a global relocation services capability, that when combined with our worldwide moving services network, is unique in the industry.

        The following table summarizes the key acquisitions in our corporate development to date:

Acquisition	Date	Operating Revenues for Last Full Fiscal Year Prior to Acquisition	Strategic Rationale
		(Dollars in millions)
North American Van Lines	March 1998	$941.5	Initial entry into moving services
Allied and Pickfords	November 1999	$1,173.6	Expand presence in North American and international moving markets
VCW and National Association of Independent Truckers	April 2002	$10.1	Expand Network Services sales channel and augment service portfolio
Cooperative Resource Services	May 2002	$83.9	Strategic entry into North American Relocation Services marketplace
Maison Huet	June 2002	$7.1	Expand Moving Services capabilities in France
Rowan Simmons	August 2002	$12.3	Strategic entry into U.K. Relocation Services marketplace
Scanvan	June 2003	$50.0	Expand Moving Services and Relocation Services to Scandinavia

  Operating Segments

        Our business operates in four segments: Relocation Solutions—North America, Relocation Solutions—Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our Relocation Solutions—North America and Relocation Solutions—Europe & Asia Pacific segments together as Global Relocation Solutions.

        Global Relocation Solutions.    We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world. We offer a wide variety of employee relocation services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        Relocation Solutions—North America    provides our moving services through our proprietary branded network of 785 agents who own the trucks and trailers used in moves and are responsible for packing, hauling and storage and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Historically, our operating revenues for this segment have been derived predominantly from our moving services business.

        Relocation Solutions—Europe & Asia Pacific    provides moving services through a network of company-owned and agent-owned locations in the U.K., Continental Europe and the Asia Pacific region. To date, our operating revenues for this segment have been derived predominantly from our moving services business.

        Network Services offers a variety of services for truck drivers, fleet owners and agents, both inside and outside our network. Services offered include insurance coverage such as vehicle liability, occupational accident, physical damage and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of our National Association of Independent Truckers, an association of independent contract truck drivers. This association currently has more than 23,000 owner/operator members.

        Transportation Solutions provides inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project specific delivery management and the tracing of products through a customer's supply chains.

  Critical Accounting Policies

        Our accounting policies are described in Note 1 to our consolidated financial statements included elsewhere in this prospectus. The preparation of financial statements requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related footnotes. In preparing these financial statements, management has made its best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. Application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

        Revenue recognition.    For our moving services, we recognize estimated gross operating revenue to be invoiced to the transportation customer and all related transportation expenses on the date a shipment is delivered or services are completed. Calculations by shipment are based upon estimated weights resulting from a survey of the home and the known distances between origin and destination.

The estimate of revenue remains in a receivable account called Delivered Not Processed, or DNP, until the customer is invoiced. Concurrent with the DNP estimate, we recognize an accrual for purchased transportation expenses, or PTE, to account for the estimated costs of packing services, transportation expenses and other such costs associated with the service delivery. The estimate for PTE is not adjusted until we receive actual charges, which is typically within 30 days of the estimate.

        For our real estate related relocation services, fees are paid to us by corporate customers at either a fixed price per transferred employee or based upon a fixed percentage of the home's selling price. In either case, revenue is recognized when a home sale contract with the ultimate buyer is signed. If we purchase a property from the transferee when no outside buyer has been located, revenue is not recognized on that property until the closing of a sale to an outside buyer. Additionally, fees are paid to us by company-qualified real estate agents for the home-sale listing or home purchase referral of a transferred employee and are recognized as revenue when a home sale contract with the buyer is signed.

        Insurance reserves.    We have first dollar coverage for principally all insurable business risks except cargo damage claims, delay claims and claims in our insurance business. Our multiple-line property and commercial liability insurance group sets its reserve rates based on a percentage of earned premium. The percentage is based on historical data, run rates and actuarial methods. At December 31, 2002 and June 30, 2003, our insurance reserves totaled $48.7 million and $50.7 million respectively, however actual results may be materially different from our current estimates.

        Claims reserves.    We estimate costs relating to cargo damage and delay claims based primarily on actuarial methods applied to historical trends. At December 31, 2002 and June 30, 2003, our claims reserves totaled $27.2 million and $23.4 million respectively, however actual results may be materially different from our current estimates.

        Allowance for doubtful accounts.    An allowance for doubtful accounts and notes receivable is maintained for estimated losses resulting from the inability of our customers or agents to make required payments. If the financial condition of our customers and agents were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Our allowances for doubtful accounts and notes receivable as of December 31, 2002 and June 30, 2003, amounted to $25.1 million and $25.7 million, and represented 7.5% and 6.3% of our accounts receivable balances respectively. Actual results may be materially different from our current estimates.

        Goodwill and intangible assets.    We amortized goodwill and other intangible assets over their useful lives prior to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") on January 1, 2002. Useful lives were based on management's estimates of the periods that the assets will generate operating revenue. Following our adoption of SFAS 142, we no longer amortize goodwill and intangible assets having indefinite useful lives; however, we were required to perform an initial impairment review in 2002, which did not result in an impairment charge. This standard also requires that an annual impairment review be performed, which requires us to place a fair value on the individual reporting units of our business. This required us to select an appropriate method of valuation for our business using discounted estimated cash flows and to assess assumptions inherent in such a method on an annual basis. In addition, whenever events or changes in circumstances indicate that the carrying value of goodwill and other intangible assets might not be recoverable, we will perform an impairment review.

        The judgments we make in determining whether our goodwill and other intangible assets are impaired will directly affect our reported operating income, since any time we determine that any of these assets are impaired, we will be required to recognize a charge in our statement of operations for the relevant period equal to the decline in value of such assets. Our goodwill and other intangible assets that are subject to an annual impairment review totaled $559.3 million at December 31, 2002 and $579.3 million at June 30, 2003, which in each case included $408.7 million related to the original purchase of NAVL and the Allied and Pickfords businesses.

        Pensions and other postretirement benefits.    We provide a range of benefits to our current and retired employees, including defined benefit retirement plans, postretirement health care and life insurance benefits and postemployment benefits (primarily severance). We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles (GAAP), which include various actuarial assumptions, such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. We review our actuarial assumptions on an annual basis and make modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by GAAP, the effect of the modifications is generally recorded or amortized over future periods. We believe that the assumptions utilized in recording our obligations under our plans are reasonable based on our experience and advice from our actuaries.

        Impairment of long-lived assets.    We periodically assess impairments of our long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above impairment indicators, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of these expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we calculate an impairment loss. An impairment loss is equal to the difference between the fair value of the asset and its carrying value. Fair value is generally determined using a discounted cash flow methodology.

        As discussed in our consolidated financial statements, certain software modules were reviewed for impairment in connection with a change in business strategy within transportation solutions at the end of 2002. As a result of this exercise, we recorded asset impairment charges of $7.1 million for the year ended December 31, 2002.

        Commitments and contingencies.    We evaluate contingent liabilities including threatened or pending litigation in accordance with SFAS No. 5, "Accounting for Contingencies" ("SFAS 5"), and record accruals when the outcome of these matters is deemed probable and the liability is reasonably estimable. We make these assessments based on the facts and circumstances and in some instances based in part on the advice of outside counsel.

        Income taxes.    We follow SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis. At December 31, 2002 and June 30, 2003 our gross deferred tax assets totaled $92.4 million and $94.5 million respectively, with corresponding valuation allowances of $0.6 million at both dates.

        Allowance for relocation properties held for resale.    An allowance is maintained for the amount by which the estimated price of our homes in inventory is less than the purchase price. If we experienced a reduction in the market value of the homes in inventory, additional allowances may be required. Our allowances for loss on the disposition of homes in inventory as of December 31, 2002 and June 30, 2003 amounted to $1.8 million, and $1.5 million, or 7.0% of our at-risk home inventory balances held at the end of each period.

Seasonality

        Our operations are subject to seasonal trends. Operating revenues and income from operations for the quarters ending in March and December are typically lower than the quarters ending in June and September. The stronger performance in the second and third quarters is due to the higher shipment count associated with the summer moving season, which also allows for somewhat higher pricing than in the winter months.

        The seasonal impact on our quarterly operating revenues and income from operations is illustrated by the following table showing quarterly operating revenues and income from operations as a percent of the total for the indicated full fiscal year:

	2001				2002
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Operating revenues	22%	26%	30%	22%	20%	24%	31%	25%
Income from operations	(8)%	30%	60%	18%	6%	25%	49%	20%

Foreign Currency Translation

        The vast majority of our operations incur expenses in the same currency in which the corresponding operating revenue is generated. As a consequence, the effects of foreign currency fluctuations on our operating results are principally limited to the translation of our activities outside of the United States from their local currency into the U.S. Dollar. Income from operations for 2002 from non-U.S. operations amounted to $26.9 million, or 28.5% of our consolidated income from operations. Additionally, a total of 37.0% of our long-lived assets at December 31, 2002 were denominated in currencies other than the U.S. Dollar. The functional currency for our non-U.S. subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. We have operations in several foreign countries including those that use the Canadian dollar, the British pound sterling, the Australian dollar or the Euro as their functional currencies.

        The translation of the applicable currencies into U.S. Dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The effect of U.S. Dollar currency exchange rates in Canada, the United Kingdom, the Euro zone, Australia and other countries in which we operate produced a net currency translation adjustment gain of $6.7 million and $3.8 million, net of tax, respectively, which were recorded as an adjustment to stockholders' equity as an element of other comprehensive income, for the year ended December 31, 2002 and the six months ended June 30, 2003.

Taxation

        For the six months ended June 30, 2003 and the year ended December 31, 2002, our estimated provision for income taxes was lower than the amount computed by applying the U.S. federal and state statutory rates. This favorable difference is primarily due to (1) differences in the mix of the statutory rates between the U.S. and countries where we have permanently reinvested earnings, and (2) tax incentive programs that we have qualified for under the laws of certain jurisdictions. For the years ended December 31, 2000 and 2001, our estimated provision for income taxes was in excess of the amount computed by applying the U.S. federal and state statutory rates. This unfavorable difference was primarily due to (1) the non-deductibility of amortization expense associated with certain intangible assets and (2) limitations that existed in the availability of certain foreign income tax credits.

Results of Operations

        The following table sets forth information concerning our results of operations for the six months ended June 30, 2002 and June 30, 2003 and the years ended December 31, 2000, 2001 and 2002, also expressed as a percentage of our operating revenues for the respective periods.

	Years Ended December 31,						Six Months Ended June 30,
	2000		2001		2002		2002		2003
	(Dollars in millions)
Operating revenues	$2,378.7	100.0%	$2,249.3	100.0%	$2,185.6	100.0%	$968.0	100.0%	$1,054.0	100.0%
Operating expenses:
Purchased transportation expense	1,559.8	65.6%	1,438.8	64.0%	1,303.2	59.6%	574.6	59.4%	576.0	54.6%
Other direct expenses	433.8	18.2%	426.4	19.0%	463.9	21.2%	211.1	21.8%	268.5	25.5%

Gross margin	385.1	16.2%	384.1	17.1%	418.5	19.1%	182.3	18.8%	209.5	19.9%
General and administrative expense	319.9	13.4%	315.8	14.0%	319.9	14.6%	153.6	15.9%	167.1	15.9%
Goodwill and intangibles amortization	10.9	0.5%	10.9	0.5%	3.9	0.2%	—	0.0%	2.8	0.3%
Restructuring and other unusual items	4.9	0.2%	4.9	0.2%	0.4	0.0%	(0.8)	(0.1)%	—	—

Income (loss) from operations	49.4	2.1%	52.5	2.3%	94.3	4.3%	29.5	3.0%	39.6	3.8%
Non-operating expense (income)	(0.3)	0.0%	—	—	0.6	—	0.3	0.0%	0.1	0.0%
Interest expense	73.4	3.1%	69.2	3.1%	61.2	2.8%	28.9	3.0%	30.1	2.9%
Provisions (benefit) for income taxes	(1.8)	(0.1%)	(0.1)	0.0%	11.7	0.5%	0.1	0.0%	3.2	0.3%
Cumulative effect of accounting change, net of tax	—	0.0%	(0.3)	0.0%	—	—	—	—	—	—

Net income	$(21.9)	(0.9)%	$(16.9)	(0.8)%	$20.8	1.0%	$0.2	0.0%	$6.2	0.6%

        Operating Revenues.    Our operating revenues are derived from our Global Relocation Solutions, Network Services and Transportation Solutions operations.

        Operating revenues from our Global Relocation Solutions operations are comprised of amounts billed to each of our corporate, government and military and consumer customers upon the completion of relocation or transportation services. These include the provision of relocation and global mobility services such as home sale and purchase, realty and mortgage assistance, as well as comprehensive moving and storage services both at origin and destination. In addition, we bill our corporate customers for providing specialized transportation services for high value products that require specialized handling capabilities. In our U.S. and Canadian moving operations, a high percentage of the operating revenue generated is for services provided under exclusive contracts with our affiliated agents and owner/operators, the costs of which are included in Purchased Transportation Expenses.

        Operating revenues from our Network Services segment include premiums billed for the provision of insurance coverage such as auto liability, occupational accident, physical damage and inland marine insurance coverage. Our operating revenues also include certain earned commissions for referring our clients to other insurance providers. Additionally, our operating revenues also include fees charged to the independent drivers in our association for access to a suite of services to independent truck drivers that includes fuel, cell phone, tire services, legal assistance and retirement programs, and the provision of maintenance and repair services.

        Operating revenues from our Transportation Solutions segment represent charges billed for our inventory management expertise which coordinates a variety of services such as purchased transportation, order fulfillment, project-specific delivery management, and the tracing of products through the customer's supply chains.

        Purchased transportation expense.    Purchased transportation expense, or PTE, represents amounts paid by us to independent third parties, such as agents, owner/operators, and third-party carriers for providing capabilities for the fulfillment of our customer moving and transportation needs.

•
In our Relocation Solutions — North America segment, PTE consists of amounts paid to owner/operators for transportation services; packing and loading service fees as well as associated assessorial services; agent commissions; and other third party transportation services.

•
In our Relocation Solutions — Europe & Asia Pacific segment, where we own most of our fulfillment network, our PTE consists of amounts paid to third parties for supplemental transportation, packing and loading services provided during peak periods, and costs associated with other modes of transportation, such as ocean freight.

•
In our Transportation Solutions segment, PTE consists of amounts paid for owner/operator transportation, fees associated with providing specialized handling and delivery services, as well as third-party carrier costs of various modes, such as air freight costs.

        Given the structure of our overall business model, which uses independent agents, owner/operators and third-party carriers of various modes to provide transportation, including trucks and trailers, as well as warehouse facilities for storage and delivery programs, a high proportion of overall operating expenses and operating revenues are represented by PTE. The level of PTE generally increases or decreases in proportion to the operating revenue generated from moving and transportation services provided by our independent agent network. Given this relationship, and the significant level of PTE as a proportion of our overall operating expenses and operating revenues, we assess operating revenues less PTE in evaluating the underlying growth of our operations on a consolidated basis, our operating margins, the level of our expenses and size of our infrastructure and our current and future capital requirements. Consequently, we believe that operating revenues less PTE is an important measure of the volume and growth of our business.

        Other direct expenses:    Other direct expenses are comprised of our own facility and equipment costs; employee labor costs; commissions paid to realtors, home closing costs and other relocation service fees in addition to transportation cargo loss and damage expenses and claims costs and loss adjustment expenses associated with our various insurance offerings. Relocation Solutions — Europe & Asia Pacific and Transportation Solutions have more significant levels of direct expenses than our moving services operations in North America.

        Gross margin:    Our gross margin in absolute terms is equal to our operating revenues less PTE and other direct expenses. Gross margin as a percentage of operating revenues is largely dependent on the mix of our services to customers, and can differ between each of our four operating segments. As discussed above, our Relocation Solutions — North America segment operates with an asset-light model, utilizing our proprietary branded network of agents and independent contractors to service our customers. This results in a significantly higher level of PTE, both in absolute and percentage terms, than our Relocation Solutions — Europe & Asia Pacific business, which predominantly utilizes its owned brand network to fulfill customer requirements. This higher level of PTE and other associated costs results in a lower gross margin in percentage terms for our North American transportation businesses. This is contrasted by a traditionally lower level of general and administrative costs as a percentage of our operating revenues. Recently, the increase in non-moving relocation services in the U.S. also has a mix impact as compared to our moving operations, as such relocation services have proportionally lower PTE and other direct expenses, a higher gross margin, and higher G&A costs associated with coordinating and administering services.

        Gross margin as a percentage of operating revenue in our Network Services and Transportation Solutions businesses also differed from those experienced in our Global Relocation Solutions operations. Traditionally, the relative gross margin in our Network Services segment (premiums less claim expenses) and in our Transportation Solutions segment have been higher, with a proportionally higher G&A expense as compared to PTE and other direct costs that factor in the determination of gross margin, as compared to our other segments.

        General and administrative expense:    General and administrative expense, or G&A expense, includes employee compensation and benefit costs, which account for over 50% of expenses in this category, as well as IT infrastructure and communication costs, office rent and supplies, professional services and other general corporate expenses. Relocation Solutions Europe & Asia Pacific, Transportation Solutions and our relocation services operations in North America have a more significant level of G&A expenses than does our moving services operations in North America.

Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002.

        Operating revenues:    Our operating revenues were $1,054.0 million for the six months ended June 30, 2003, which represents an $86.0 million, or an 8.9% increase, compared to $968.0 million for the six months ended June 30, 2002. PTE was $576.0 million for the six months ended June 30, 2003 compared to $574.6 million for the six months ended June 30, 2002. Operating revenues less PTE was $478.0 million for the six months ended June 30, 2003, which represents an $84.6 million, or 21.5% increase, compared to $393.4 million for the six months ended June 30, 2002.

        The increase in operating revenues and operating revenues less PTE were primarily a result of growth in Relocation Solutions — North America and Network Services, which reported increases in operating revenues of $48.9 million and $20.4 million, respectively, period-over-period. These increases are a result of two key factors: first, the acquisitions of NAIT in April 2002 and CRS in May 2002, and second, the significant organic growth that these businesses have experienced since their acquisitions by SIRVA. From April 2002 through June 30, 2003, we have grown the number of members of NAIT by 72.4%. The number of corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 41.5% during the six months ended June 30, 2003, compared to the six months ended June 30, 2002. For comparative purposes, the number of initiations includes four months of operating data for CRS in 2002 prior to the acquisition.

        Gross Margin:    Gross margin was $209.5 million for the six months ended June 30, 2003, which represents a $27.2 million, or 14.9% increase, compared to $182.3 million for the six months ended June 30, 2002, driven in large part by the acquisitions of NAIT and CRS.

        Our gross margin as a percentage of operating revenues for the six months ended June 30, 2003 was 19.9%, which represents a 1.1 percentage point increase, compared to 18.8% for the six months ended June 30, 2002. This improvement was driven by gross margin improvement in our relocation services business and Network Services segment and by an enhanced business mix within Relocation Solutions—North America, as our relocation services operation, which enjoys a higher gross margin than our moving and transportation operations, represented a higher proportion of our operating revenues following the acquisition of CRS in May 2002. In addition, gross margin also benefited from the increased operating revenue in our Network Services business, which has higher gross margins than the company average.

        General and administrative expenses:    G&A expenses for the six months ended June 30, 2003 were $167.1 million, which represents a $13.4 million, or 8.7% increase, compared to $153.7 million for the six months ended June 30, 2002. Our G&A expenses as a percentage of operating revenues for the six months ended June 2003 was 15.9%, which was essentially flat as compared to the six months ended June 2002. The dollar increase in G&A expense is primarily due to the acquisitions of NAIT and CRS, partially offset by productivity improvements. This increase compares to an increase in our operating revenues less PTE of 21.5% during the same period, reflecting improved operating efficiency.

        Reflecting this improved efficiency, our consolidated headcount was 7,276 as of June 30, 2003, which represents a 485 person, or 6.2% decrease, from 7,761 as of June 30, 2002. Operating revenue per employee at June 30, 2003 was $302,100, which represents a $31,000, or 11.4% increase, compared to $271,100 at June 30, 2002. We have both streamlined our organization and initiated business process improvement projects which allowed us to further reduce headcount during a period when operating revenues increased. We define operating revenues per employee as operating revenues for the twelve month period ending on the date indicated, divided by the corresponding twelve-month average of company-wide end-of-month employee headcount.

        Intangibles amortization:    Amortization for the six months ended June 30, 2003 was $2.8 million, which represents a $2.8 million increase, compared to $0.0 for the six months ended June 30, 2002. This increase is directly related to the acquisitions made in 2002.

        Restructuring credit:    In the six months ended June 30, 2002, we released into income $0.8 million of restructuring reserves pertaining to the parts centers previously operated by our Transportation Solutions business. The original provision was established in 2001, and the release in 2002 was due to our ability to sublease certain facilities earlier than originally anticipated.

        Income from operations:    Income from operations was $39.6 million for the six months ended June 30, 2003, which represents a $10.1 million, or 34.2% increase, compared to $29.5 million for the six months ended June 30, 2002. The gain reflects the improved operating results in most of our businesses, the year-over-year operating revenue growth following the acquisitions of NAIT and CRS and a 1.1 percentage point increase in gross margin as a percent of operating revenues.

        Interest Expense:    Interest expense was $30.1 million for the six months ended June 30, 2003, which represents a $1.2 million, or 4.2% increase, compared to $28.9 million for the six months ended June 30, 2002. The increase is due primarily to higher average borrowings related to our financing of our 2002 acquisitions, offset by lower interest rates.

        Income Tax:    Income tax expense was $3.2 million based on pre-tax income of $9.4 million, an effective rate of 34.0% for the six months ended June 30, 2003, compared to $0.3 million, or an effective rate of 33.0% for the six months ended June 30, 2002.

        Net Income:    Net income was $6.2 million, or $0.24 per share for the six months ended June 30, 2003, which represents a $6.0 million, or $0.35 per share increase, compared to a $0.2 million or $0.11 per share loss for the six months ended June 30, 2002. This improvement reflects the success of our strategy of focusing on relocation services and its associated growth in operating revenue and income from operations, along with the impact of our acquisitions, which continue to enhance our global service offering.

  Segment Analysis

        The following table sets forth information with respect to our segments:

Six Months Ended June 30, 2003
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$726.3	$206.5	$74.5	$46.7	$—	$1,054.0
Operating expenses:
Purchased transportation expense	513.8	51.7	—	10.5	—	576.0
Other direct expenses	116.3	82.1	49.8	20.1	0.2	268.5

Gross margin	$96.2	$72.7	$24.7	$16.1	$(0.2)	$209.5

Gross margin as a percentage of operating revenues	13.2%	35.2%	33.2%	34.5%	—	19.9%
Income from operations	$15.4	$6.6	$17.7	$0.4	$(0.5)	$39.6

Six Months Ended June 30, 2002
	Relocation Solutions
	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$677.4	$181.2	$54.1	$55.3	$—	$968.0
Operating expenses:
Purchased transportation expense	515.6	45.7	—	13.3	—	574.6
Other direct expenses	78.9	72.8	36.9	22.4	0.1	211.1

Gross margin	$82.9	$62.7	$17.2	$19.6	$(0.1)	$182.3

Gross margin as a percentage of operating revenues	12.2%	34.6%	31.8%	35.4%	—	18.8%
Income from operations	$10.3	$5.0	$11.5	$3.7	$(1.0)	$29.5

Key Performance Indicators, 2003 vs. 2002:
Percent change in operating revenues	7.2%	14.0%	37.7%	(15.6)%	—	8.9%
Percentage point change in gross margin as a percentage of operating revenues	1.0	0.6	1.4	(0.9)	—	1.1

  Relocation Solutions — North America

        Operating revenues were $726.3 million for the six months ended June 30, 2003, which represents a $48.9 million, or 7.2% increase, compared to $677.4 million for the six months ended June 30, 2002. Operating revenues less PTE was $212.5 million for the six months ended June 30, 2003, which represents a $50.7 million, or 31.3% increase, compared to $161.8 million for the six months ended June 30, 2002.

        Growth in operating revenues and operating revenues less PTE resulted from the acquisition of CRS in May 2002 and the significant organic growth that this business has experienced since the acquisition. Reflecting the successful integration of CRS into SIRVA Relocation, the number of corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 41.5% during the six months ended June 30, 2003, compared to the six months ended June 30, 2002. For comparative purposes, the number of initiations includes four months of operating data for CRS in 2002 prior to the acquisition. Despite challenging economic conditions, operating revenues from our moving operations for the six months ended June 30, 2003 increased slightly, compared to the six months ended June 30, 2002. Household good shipments decreased 2.7% for the six months ended June 30, 2003. compared to the six months ended June 30, 2002, However, the 2.7% decrease was more than offset by an increase in revenue per shipment during the same period. The increase in operating revenue from our moving services was offset in part by a slight decrease in operating revenues from our specialized transportation operations. As a result, revenues from our overall moving services and specialized transportation operations for the six months ended June 30, 2003 were essentially unchanged, compared to the six months ended June 30, 2002.

        Gross margin was $96.2 million for the six months ended June 30, 2003, representing a $13.3 million, or 16.0% increase, compared to $82.9 million for the six months ended June 30, 2002. Gross margin as a percentage of operating revenues was 13.2% for the six months ended June 30, 2003, which represents a 1.0 percentage point increase, compared to 12.2% for the six months ended June 30, 2002. This reflects higher margins across the relocation services business and the shift in product mix to relocation services which has higher gross margins than our traditional moving services operations.

        Income from operations was $15.4 million for the six months ended June 30, 2003, which represents a $5.1 million, or 49.5% increase, compared to $10.3 million for the six months ended June 30, 2002, reflecting the CRS acquisition and organic growth of SIRVA Relocation with its improved gross margin characteristics, and the limited incremental G&A costs required to support the business growth.

  Relocation Solutions — Europe & Asia Pacific

        Operating revenues were $206.5 million for the six months ended June 30, 2003, which represents a $25.3 million, or 14.0% increase, compared to $181.2 million for the six months ended June 30, 2002. Operating revenues less PTE was $154.8 million for the six months ended June 30, 2003, which represents a $19.3 million, or 14.2% increase, compared to $135.5 million for the six months ended June 30, 2002.

        The increase in operating revenues and operating revenues less PTE is primarily a result of favorable currency impacts as, during the six months ended June 30, 2003, the average value of the Pounds Sterling, the Australian dollar and the Euro were stronger as compared to the U.S. dollar for the six months ended June 30, 2002 by approximately 10%, 13% and 19%, respectively. The remainder of the increase was the result of the continued expansion of our records management business and strategic acquisitions completed to enhance our European growth platform, offset by the divestiture of a non-core industrial-moving business in the U.K.

        Gross margin was $72.7 million for the six months ended June 30, 2003, which represents a $10.0 million, or 15.9% increase, compared to $62.7 million for the six months ended June 30, 2002. The gross margin as a percentage of operating revenues was 35.2% for the six months ended June 30, 2003, which represents a 0.6 percentage point increase, compared to 34.6% for the six months ended June 30, 2002, reflecting both the results of a strict cost control program imposed as a result of the sluggish economy, as well as the mix benefit associated with growth in records management and the divestiture of a low-margin industrial moving business in the U.K.

        Income from operations was $6.6 million for the six months ended June 30, 2003, which represents a $1.6 million, or 32.0% increase, compared to $5.0 million for the six months ended June 30, 2002, which was primarily driven by our improved gross margin, along with the favorable impact of exchange rates.

  Network Services

        Operating revenues were $74.5 million for the six months ended June 30, 2003, which represents a $20.4 million, or 37.7% increase, compared to $54.1 million for the six months ended June 30, 2002. Growth in operating revenues was a result of two key factors: the acquisition of NAIT in April 2002, which increased our underwriting volume, as well as the organic growth in this business. Reflecting the successful integration of the NAIT acquisition, the number of NAIT members who purchase insurance or our other driver service offerings increased by 71.0% from June 30, 2002 to June 30, 2003. In addition to the growth in our client base, operating revenues have increased due to the insurance environment since September 11, 2001, which has generally resulted in certain premiums increasing in the six months ended June 30, 2003, compared to the six months ended June 30, 2002.

        Gross margin was $24.7 million for the six months ended June 30, 2003, which represents a $7.5 million, or 43.6% increase, compared to $17.2 million for the six months ended June 30, 2002. Gross margin as a percentage of operating revenues was 33.2% for the six months ended June 30, 2003, which represents a 1.4 percentage point increase, compared to 31.8% for the six months ended June 30, 2002. This improvement was primarily driven by the substantial increase in our independent contractor portfolio, which has higher gross margin characteristics than our agent and small fleet businesses.

        Income from operations was $17.7 million for the six months ended June 30, 2003, representing a $6.2 million, or 53.9% increase, compared to $11.5 million for the six months ended June 30, 2002. This increase reflects the acquisition and subsequent growth of NAIT with its higher gross margin characteristics, growth in our existing business, higher premium rates combined with expense efficiencies driven by our progressive integration of our network services operations.

  Transportation Solutions

        Operating revenues were $46.7 million for the six months ended June 30, 2003, which represents an $8.6 million, or 15.6% decrease, compared to $55.3 million for the six months ended June 30, 2002. This reduction was primarily due to a continued decrease in activity in the technology sector customers we serve. Operating revenues less PTE was $36.1 million for the six months ended June 30, 2003, which represents a $5.9 million, or 14.0% decrease, compared to $42.0 million for the six months ended June 30, 2002.

        Gross margin was $16.1 million for the six months ended June 30, 2003, representing a $3.5 million, or 17.9% decrease, compared to $19.6 million for the six months ended June 30, 2002. The gross margin as a percentage of operating revenues was 34.5% for the six months ended June 30, 2003, which represents a 0.9 percentage point decrease, compared to 35.4% for the six months ended June 30, 2002. This reduction is primarily due to a change in the mix of the many customized service packages that we provide to our customer base.

        Income from operations was $0.4 million for the six months ended June 30, 2003, which represents a $3.3 million, or 89.2% decrease, compared to $3.7 million for the six months ended June 30, 2002. The decline in operating income is principally in line with the reduction in gross margin. While the underlying cost structure was reduced, the decline in costs was mitigated by the incremental expense of implementing new technologies. In addition, the six months ended June 30, 2002 included a $0.8 million restructuring credit pertaining to the parts centers previously operated through June 2001.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Operating revenues:    Our operating revenues were $2,185.6 million for the year ended December 31, 2002, which represents a $63.7 million, or 2.8% decrease, compared to $2,249.3 million for the year ended December 31, 2001. PTE was $1,303.2 million for the year ended December 31, 2002 compared to $1,438.8 million for the year ended December 31, 2001. Operating revenues less PTE was $882.4 million for the year ended December 31, 2002, which represents a $71.9 million, or 8.9% increase, compared to $810.5 million for the year ended December 31, 2001.

        The decline in operating revenues was most significant in Relocation Solutions — North America, and was largely driven by reduced demand for our moving and specialized transportation services. Household goods shipments decreased by 9.5% for the year ended December 31, 2002 compared to the year ended December 31, 2001, and were significantly influenced by fewer transferees in the corporate sector due to a sharp fall off in relocations in the months following the events of September 11, 2001 and, we believe, to the sluggish economy. Specialized transportation shipments for the year ended December 31, 2002 were down approximately 3.5%, compared to 2001, which we believe is a direct result of the substantial falloff in activities in the telecommunications and technology sectors as the economy slowed. This slowdown in the telecommunications and technology sectors also affected our Transportation Solutions segment.

        Partly offsetting the decline in moving and specialized transportation and driving the growth in operating revenues less PTE was the impact of the CRS and NAIT acquisitions and the organic growth in these businesses during the year ended December 31, 2002. Each provided incremental operating revenue as compared to 2001 and the number of corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 22.7% during the year ended December 31, 2002. For comparative purposes, the number of initiations includes operating data for CRS for all of 2001 and four months of 2002 prior to the acquisition.

        Gross margin:    Our gross margin was $418.5 million for the year ended December 31, 2002, which represents a $34.4 million, or 9.0% increase, compared to $384.1 million for the year ended December 31, 2001, despite the 2.8% decrease in our operating revenues. Our gross margin as a percentage of operating revenues was 19.2% for the year ended December 31, 2002, which represents a 2.1 percentage point increase, compared to 17.1% for the year ended December 31, 2001. The gains were most significant in Relocation Solutions—North America and Network Services.

        Gross margin in Relocation Solutions — North America improved largely due to the enhanced business mix resulting from the acquisition and expansion of our relocation solutions platform in the U.S. and reductions in other direct expenses, most notably cargo loss and damage where we improved claims experience versus prior periods.

        Gross margin in Network Services improved largely due to the positive mix shift that resulted from the significant growth in our base of insured independent contractors following the NAIT acquisition. We also benefited from operating synergies gained during the successful integration of NAIT into our operations.

        General and administrative expenses:    G&A expenses were $319.9 million for the year ended December 31, 2002, which represents a $4.1 million, or 1.3% increase, compared to $315.8 million for the year ended December 31, 2001. Our G&A expenses as a percent of operating revenues for the year ended December 31, 2002 was 14.7%, which represents an increase of 0.7 percentage points, as compared to 14.0% for the year ended December 31, 2001. The percentage change is largely due to the increased proportion of Network Services business within our overall business mix, partially offset by productivity improvements throughout the business. This change can be compared to an increase in our operating revenues less PTE of 8.9% during the same period, reflecting operating efficiency.

        Reflecting this improved efficiency, our consolidated head count decreased to 7,500 as of December 31, 2002, a decrease of 295, or 3.4%, from 7,795 as of December 31, 2001. Operating revenue per employee was $283,800 as of December 31, 2002, which represents a $2,900, or 1.0% increase, compared to $280,900 as of December 31, 2001. We both streamlined our organization and reduced headcount in order to align expenses with lower operating revenue.

        Goodwill and intangibles amortization:    Effective January 1, 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets", under which goodwill and other indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment. As a result, amortization expense was $3.9 million for the year ended December 31, 2002, which represents a $7.0 million, or

64.2% decrease, compared to $10.9 million for the year ended December 31, 2001, related to SFAS 142, offset by additional intangible amortization of $3.9 million from our acquisitions in the year ended December 31, 2002.

        Restructuring and other unusual items:    We incurred $0.4 million of restructuring and other unusual items for the year ended December 31, 2002, which represents a $4.5 million, or 91.8% decrease, compared to $4.9 million for the year ended December 31, 2001. The restructuring and unusual items for the year ended December 31, 2002 were comprised of $7.1 million of software impairment charges due to a reduction in the number of software modules implemented by the high value products moving business within Relocation Solutions—North America and Transportation Solutions, as a result of a change in business strategy and $4.6 million of expenses related to the December 2002 SIRVA headquarters building move. These amounts were partially offset by a $7.4 million curtailment gain resulting from the freezing of the U.S. pension plan and the reduction of retiree medical benefits, a $3.0 million gain from the sale of our U.K. industrial moving business and a $0.9 million restructuring credit pertaining to the parts centers restructuring that we started in 2001, due principally as a result of our entering into subleases of certain parts centers facilities earlier than originally estimated. Restructuring and unusual items for the year ended December 31, 2001were due primarily to the parts center restructuring.

        Income from operations:    Income from operations was $94.3 million for the year ended December 31, 2002, which represents a $41.8 million, or 79.6% increase, compared to $52.5 million for the year ended December 31, 2001. The substantial gain principally reflects our acquisitions, a 2.1% increase in gross margin as a percent of operating revenues, a result of both mix improvement and operating efficiencies. Additionally, we ceased amortization of goodwill, which reduced our amortization expense by $10.9 million compared to the year ended December 31, 2001.

        Interest:    Interest expense was $61.2 million for the year ended December 31, 2002, which represents a $8.0 million, or 11.6% decrease, compared to $69.2 million for the year ended December 31, 2001, due primarily to lower interest rates and lower average borrowings.

        Income Tax:    Income tax expense was $11.7 million for the year ended December 31, 2002, based on pre-tax income of $32.5 million, given an effective rate of 36.0%. For the year ended December 31, 2001, the income tax benefit was $0.1 million based on a pre-tax loss of $16.7 million.

        Net Income:    Net income was $20.8 million or $1.06 per share for the year ended December 31, 2002, which represents a $37.7 million or $2.58 per share increase, compared to a loss of $16.9 million or $1.52 per share for the year ended December 31, 2002. This improvement reflects the substantial gains in operating income combined with the reduction in our interest expense over the year ended December 31, 2001.

  Segment Analysis

        The following table sets forth information with respect to our segments, which provides a more complete understanding of the key drivers of our operating performance:

	Relocation Solutions
Year Ended December 31, 2002	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,544.4	$408.0	$125.0	$108.2	$—	$2,185.6
Operating expenses:
Purchased transportation expense	1,164.8	110.5	—	27.9	—	1,303.2
Other direct expenses	182.8	153.2	83.6	44.1	0.2	463.9

Gross margin	$196.8	$144.3	$41.4	$36.2	$(0.2)	$418.5

Gross margin as a percentage of operating revenues	12.7%	35.4%	33.1%	33.5%	—	19.1%
Income from operations	$41.0	$24.8	$26.5	$3.3	$(1.3)	$94.3

	Relocation Solutions
Year Ended December 31, 2001	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,652.1	$387.1	$84.2	$125.9	$—	$2,249.3
Operating expenses:
Purchased transportation expense	1,308.9	105.6	—	24.2	—	$1,438.7
Other direct expenses	161.7	140.7	61.5	62.6	—	$426.5

Gross margin	$181.5	$140.8	$22.7	$39.1	$—	$384.1

Gross margin as a percentage of operating revenues	11.0%	36.4%	27.0%	31.1%	—	17.1%
Income from operations	$15.1	$26.0	$18.5	$(6.3)	$(0.8)	$52.5

Key Performance Indicators, 2002 vs. 2001:
Percent change in operating revenues	(6.5)%	5.4%	48.5%	(14.1)%	—	(2.8)%
Percentage point change in gross margin as a percentage of operating revenues	1.7	(1.0)	6.1	2.4	—	2.0

  Relocation Solutions — North America

        Operating revenues were $1,544.4 million for the year ended December 31, 2002, representing a $107.7 million, or 6.5% decrease, compared to $1,652.1 million for the year ended December 31, 2001. Operating revenues less PTE were $379.6 million for the year ended December 31, 2002, which represents a $36.4 million, or 10.6% increase, compared to $343.2 million for the year ended December 31, 2001.

        The decline in operating revenues was largely driven by reduced demand for our moving and specialized transportation services. Household goods shipments for the year ended December 31, 2002, decreased 9.5% from the year ended December 31, 2001, and were significantly influenced by fewer transferees in the corporate sector due to a sharp fall off in relocations following the events of September 11, 2001 and we believe, to the sluggish economy. Specialized transportation shipments for the year ended December 31, 2002 were also down approximately 3.5%, compared to 2001, which we believe is a direct result of the substantial decline in activities in the telecommunications and technology sectors as the economy slowed.

        Partly offsetting the decline in moving and specialized transportation and driving the increase in operating revenues less PTE was the positive impact of the CRS acquisition in May 2002. The addition of this relocation services business provided incremental operating revenue as compared to the year ended December 31, 2001; additionally, with the benefit of joining the much larger SIRVA organization and gaining access to its expansive list of corporate moving customers, it also experienced an accelerated growth rate. Specifically, the number of CRS corporate relocation initiations in the relocation services business involving more than simple household goods movement increased by 22.7% during the year ended December 31, 2002 compared to the year ended December 31, 2001. For comparative purposes, the number of initiations includes operating data for CRS for all of 2001 and four months of 2002 prior to the acquisition.

        Gross margin was $196.8 million for the year ended December 31, 2002, representing a $15.3 million, or 8.4% increase, compared to $181.5 million for the year ended December 31, 2001, despite the 6.5% decrease in our operating revenues. Gross margin as a percentage of operating revenues was 12.7% for the year ended December 31, 2002, which represents an increase of 1.7 percentage points, compared to 11.0% for the year ended December 31, 2001.

        The improved gross margin is due in large measure to the enhanced mix resulting from acquiring and selling more high margin, value-added relocation services. Due to the significance of PTE expenses paid to owner/operators and agents who provide equipment and labor, there is a lower gross margin percentage associated with moving and specialized transportation operating revenues than with relocation services. Our mix was enhanced by the faster growth in relocation services.

        Our other direct expenses were lower, most notably cargo loss and damage, where we improved claims experience versus prior periods.

        Income from operations was $41.0 million for the year ended December 31, 2002, which represents a $25.9 million, or 171.5% increase, compared to $15.1 million for the year ended December 31, 2001. This substantial gain principally reflects acquisitions and our improved gross margin results. Additionally, we reduced headcount in order to align expenses with lower operating revenue. This decrease contributed to reduced G&A expenses. In addition, we ceased goodwill amortization in the year ended December 31, 2002.

  Relocation Solutions — Europe & Asia Pacific

        Operating revenues were $408.0 million for the year ended December 31, 2002, representing a $20.9 million, or 5.4% increase, compared to $387.1 million for the year ended December 31, 2001. Operating revenue less PTE was $297.5 million for the year ended December 31, 2002, which represents a $16.0 million, or 5.7% increase, compared to $281.5 million for the year ended December 31, 2001.

        The increase in operating revenues and operating revenues less PTE is predominantly a result of favorable currency impacts as, during the year ended December 31, 2002, the average values of the Pounds Sterling, the Australian dollar and the Euro were stronger against the U.S. dollar compared to the year ended December 31, 2001 by approximately 4%, 5% and 5%, respectively, also operating revenues in our UK records management business and the domestic and international moving business in Australia were higher.

        Gross margin was $144.3 million for the year ended December 31, 2002, which represents a $3.5 million or 2.5% increase, compared to $140.8 million for the year ended December 31, 2001. While gross margin increased as a result of the growth in operating revenue, gross margin as a percentage of operating revenue was 35.4% for the year ended December 31, 2002, a 1.0 percentage point decrease, compared to 36.4% for the year ended December 31, 2001. The decrease is associated with overall price pressure, particularly in our industrial moving business, which we sold at the end of 2002. In addition, we experienced higher employee benefits costs.

        Income from operations was $24.8 million for the year ended December 31, 2002, which represents a $1.2 million, or 4.6% decrease, compared to $26.0 million for the year ended December 31, 2001. The increase in aggregate gross margin dollars, and the favorable impact of eliminating goodwill amortization were more than offset by a general increase in G&A due to higher employee benefit costs and a severance charge taken late in the year to adjust headcount to the reduced business needs.

  Network Services

        Operating revenues were $125.0 million for the year ended December 31, 2002, which represents a $40.8 million, or 48.5% increase, compared to $84.2 million for the year ended December 31, 2001. Growth in operating revenues was a result of two key factors: the acquisition of NAIT in April 2002 which increased our underwriting volume, as well as organic growth in this business. Reflecting the successful integration of the NAIT acquisition, the number of NAIT members who purchase insurance from Transguard or buy our other driver service offerings increased 23.2% in the eight months ended December 31, 2002. In addition to the growth in our client base, operating revenues have increased due to the insurance environment since September 11, 2001, which has generally resulted in certain year-over-year premium increases since that time.

        Gross margin was $41.4 million for the year ended December 31, 2002, which represents a $18.7 million or 82.4% increase, compared to $22.7 million for the year ended December 31, 2001. Gross margin as a percentage of operating revenues was 33.1% for the year ended December 31, 2002, which represents a 6.1 percentage point increase, compared to 27.0% for the year ended December 31, 2001. This improvement was primarily driven by the NAIT acquisition and subsequent organic growth in our independent contractor insurance portfolio, which has higher gross margin characteristics than our agent and small fleet businesses. We were also able to realign the structure used to underwrite the independent contractor insurance program, further improving overall gross margin. The improved gross margin as a percentage of operating revenues also reflects favorable development in actuarially determined insurable claim reserves, and therefore a reduction to our overall claims expenses. These gains were partly offset by higher costs for re-insuring a portion of our insurance portfolio.

        Income from operations was $26.5 million for the year ended December 31, 2002, which represents an $8.0 million, or 43.2% increase, compared to $18.5 million for the year ended December 31, 2001. The increase was due to our acquisitions, higher independent contractor insurance operating revenues, growth in our customer base and associated gross margin improvements.

  Transportation Solutions

        Operating revenues were $108.2 million for the year ended December 31, 2002, which represents a $17.7 million, or 14.1% decrease, compared to $125.9 million for the year ended December 31, 2001. Operating revenues less PTE was $80.3 million for the year ended December 31, 2002, which represents a $21.4 million, or 21.0% decrease, compared to $101.7 million for the year ended December 31, 2001.

        Operating revenues and operating revenues less PTE for the year ended December 31, 2002 decreased as result of our withdrawal from the parts center business which contributed $14.5 million in operating revenues for the year ended December 31, 2001. Operating revenues were also lower as a result of reduced activity levels in freight forwarding due to the general economic slowdown. These items were partially offset by new volume due to the addition of new customers and increased program volume with existing customers.

        Offsetting the aggregate decrease in gross margin associated with the decline in operating revenue, gross margin as a percentage of operating revenues was 33.5% for the year ended December 31, 2002, which represents a 2.4 percentage point increase compared to 31.1% for the year ended December 31, 2001. The positive change in the gross margin as a percentage of operating revenues resulted primarily from our strategic withdrawal from the parts center business in the latter part of 2001.

        Income from operations was $3.3 million for the year ended December 31, 2002, which represents a $9.6 million increase, compared to a loss of $6.3 million for the year ended December 31, 2001. Income from operations for the year ended December 31, 2001 includes severance and redundant facility expenses associated with our withdrawal from the parts center business. Further, we ceased amortization of goodwill in the year ended December 31, 2002. We also rationalized our underlying cost base, resulting in lower general and administrative expenses.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Operating Revenues:    On a consolidated basis, operating revenues were $2,249.3 million for the year ended December 31, 2001, which represents a $129.4 million, or 5.4% decrease, compared to $2,378.7 million for the year ended December 31, 2000. PTE was $1,438.8 million for the year ended December 31, 2001 compared to $1,559.8 million for the year ended December 31, 2000. Operating revenues less PTE was $810.5 million for the year ended December 31, 2001, which represents a $8.4 million, or 1.0% decrease, compared to $818.9 million for the year ended December 31, 2000. During the year ended December 31, 2001, we believe we continued to experience the effects of a general economic slowdown, particularly following the events of September 11, 2001. Despite these conditions, the decrease in our operating revenues was limited to 5.4% — with our Relocation Solutions — North America moving and specialized transportation operations the most impacted, with a decrease in operating revenues of $139.7 million or 7.8%. Household goods shipments fell 14.0% and specialized transportation shipments fell over 5% in the year ended December 31, 2001. This was offset by gains in Relocation Solutions — Europe & Asia Pacific, and in our Network Services operations. Our Transportation Solutions business operating revenues decreased $12.4 million or 9.0%, predominantly, we believe, as a result of the general economic conditions, and the loss of a major customer in our parts center business.

        Gross margin:    Gross margin was $384.1 million for the year ended December 31, 2001, which represents a $1.0 million, or 0.3% decline, compared to $385.1 million for the year ended December 31, 2000, a result of lower operating revenue. Gross margin as a percentage of operating revenue was 17.1% for the year ended December 31, 2001, which represents a 0.9 percentage point increase, compared to 16.2% for the year ended December 31, 2000. This improvement is principally due to changes in the mix of our operations in 2001. Despite experiencing a reduction in operating revenues, our Relocation Solutions — North America business saw an improved gross margin, as did our Transportation Solutions business. Conversely both Relocation Solutions — Europe & Asia Pacific and Network Services saw some minor deterioration in gross margin despite increases in operating revenues principally as a result of mix changes.

        General and administrative expenses:    G&A expenses were $315.8 million for the year ended December 31, 2001, which represents a $4.1 million, or 1.3% decrease, compared to $319.9 million for the year ended December 31, 2000. This decrease of 1.3% in G&A expenses compares to a decline of 5.4% in our operating revenues and a decline of 1.0% in our operating revenues less PTE. Our G&A expenses as a percentage of operating revenues for the year ended December 31, 2001 was 14.0%, which represents an increase of 0.6 percentage points as compared to 13.4% for the year ended December 31, 2000. Our consolidated headcount was 7,795 as of December 31, 2001, which represents a 327 person or 4.4% increase compared to December 31, 2000. Operating revenues per employee at December 31, 2001 was $280,900, which represents a $46,800 or 14.3% decrease compared to December 31, 2000.

        Restructuring and other unusual items.    We incurred $4.9 million of restructuring expense for the year ended December 31, 2001, of which $4.3 million relates to the exiting of the Transportation Solutions parts center business and headcount reductions and $0.6 million relates to the restructuring of our branch system in the U.K., which is essentially unchanged compared to $4.9 million for the year ended December 31, 2000 of which $2.7 million relates to the branch system and $2.2 million relates to restructuring charges due to headcount reductions associated with the reduction of our existing cost structure.

        Income from operations:    Income from operations was $52.5 million for the year ended December 31, 2001, which represents a $3.1 million, or 6.3% increase, compared to $49.4 million for the year ended December 31, 2000. The impact of lower operating revenue and shipment volumes were more than offset by an improvement of 0.9% in gross margin as a percentage of operating revenues and reduced G&A expenses.

        Interest:    Interest expense was $69.2 million for the year ended December 31, 2001, which represents a $4.2 million, or 5.7% decrease, compared to $73.4 million for the year ended December 31, 2000. This decrease was due primarily to lower interest rates. The decrease in interest expense was partially offset by $3.3 million of interest paid upon the completion of the Allied and Pickfords acquisition process.

        Income Taxes:    The income tax benefit was $0.1 million for the year ended December 31, 2001, based on a pre-tax loss of $16.7 million. For the year ended December 31, 2000, the income tax benefit was $1.8 million based on a pre-tax loss of $23.7 million.

        Net loss:    Net loss was $16.9 million, or $1.52 per share for the year ended December 31, 2001, which represents a $5.0 million or $0.51 per share decrease, compared to a net loss of $21.9 million or $2.03 per share for the year ended December 31, 2000. This improvement reflects the gains in operating income combined with the reduction in our interest expense over the prior year.

  Segment Analysis

        The following table sets forth information with respect to our segments, which provides a more complete understanding of the key drivers of our operating performance:

	Relocation Solutions
Year Ended December 31, 2001	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,652.1	$387.1	$84.2	$125.9	$—	$2,249.3
Operating expenses:
Purchased transportation expense	1,308.9	105.6	—	24.2	—	1,438.7
Other direct expenses	161.7	140.7	61.5	62.6	—	426.5

Gross margin	$181.5	$140.8	$22.7	$39.1	$—	$384.1

Gross margin as a percentage of operating revenues	11.0%	36.4%	27.0%	31.1%	—	17.1%
Income from operations	$15.1	$26.0	$18.5	$(6.3)	$(0.8)	$52.5

	Relocation Solutions
Year Ended December 31, 2000	North America	Europe & Asia Pacific	Network Services	Transportation Solutions	Corporate	Total SIRVA
	(Dollars in millions)
Operating revenues	$1,791.8	$372.8	$75.8	$138.3	$—	$2,378.7
Operating expenses:
Purchased transportation expense	1,431.1	92.0	—	36.7	—	1,559.8
Other direct expenses	174.9	142.3	54.2	62.3	—	433.7

Gross margin	$185.8	$138.5	$21.6	$39.3	$—	$385.2

Gross margin as a percentage of operating revenues	10.4%	37.2%	28.5%	28.4%	—	16.2%
Income from operations	$8.1	$23.7	$17.4	$0.3	$(0.1)	$49.4

Key Performance Indicators, 2001 vs. 2000:
Percentage change in operating revenues	(7.8)%	3.8%	11.1%	(9.0)%	—	5.4%
Percentage point change in gross margin as a percentage of operating revenues	0.6	(0.8)	(1.5)	2.7	—	0.9

  Relocation Solutions — North America

        Operating revenues were $1,652.1 million for the year ended December 31, 2001, which represents a $139.7 million, or 7.8% decrease, compared to $1,791.8 million for the year ended December 31, 2000. Operating revenues less PTE was $343.2 million for the year ended December 31, 2001, which represents a $17.5 million, or 4.9% decrease, compared to $360.7 million for the year ended December 31, 2000.

        The decline in operating revenues and operating revenues less PTE relates to lower domestic and international home moves as well as fewer specialized transportation shipments resulting from the continuing effects of the general economic slowdown, particularly following the events of September 11, 2001, and the downturn in the technology and telecommunication sectors. Household goods shipments decreased by 14.0% for the year ended December 31, 2001 compared to the year ended December 31, 2000.

        Gross margin for the year ended December 31, 2001 was $181.5 million, which represents a $4.3 million or 2.3% decline compared to $185.8 million for the year ended December 31, 2000. This decline was the result of lower operating revenue, partially offset by an improvement in gross margin as a percentage of operating revenues. Gross margin as a percentage of operating revenues was 11.0% for the year ended December 31, 2001, which represents a 0.6 percentage point increase, compared to 10.4% for the year ended December 31, 2000, driven in part by a reduction in our agent related moving expenses, and the mix of our business during the year ended December 31, 2001.

        Income from operations was $15.1 million for the year ended December 31, 2001, which represents a $7.0 million, or 86.4% increase, compared to $8.1 million for the year ended December 31, 2000. Due to the slow economy, headcount was reduced, which contributed to lower G&A expenses. This, combined with the improved gross margin as a percentage of operating revenues, contributed to the increase.

  Relocation Solutions — Europe & Asia Pacific

        Operating revenues were $387.1 million for the year ended December 31, 2001, which represents a $14.3 million, or 3.8% increase, compared to $372.8 million for the year ended December 31, 2000. Operating revenues less PTE was $281.5 million for the year ended December 31, 2001, which represents a $0.7 million, or 0.2% increase, compared to $280.8 million for the year ended December 31, 2000.

        The increase in operating revenues and operating revenues less PTE was driven by underlying growth in our U.K. records management business as well as our domestic and international moving businesses in the U.K. and Australia. These increases were partially offset by an unfavorable currency impact of $19.8 million. For the year ended December 31, 2001, the average value of the Pound Sterling, the Australian dollar and the Euro were weaker as compared to the year ended December 31, 2000 by approximately 5%, 11% and 3%, respectively, when translated into the relatively stronger U.S. Dollar.

        Gross margin was $140.8 million for the year ended December 31, 2001, an increase of $2.3 million or 1.7% as compared to $138.5 million for the year ended December 31, 2000. Gross margin as a percentage of operating revenues was 36.4% for the year ended December 31, 2001, which represents a 0.8 percentage point decrease, compared to 37.2% for the year ended December 31, 2000. This decrease reflects a change in the mix of our service offering during the year ended December 31, 2001.

        Income from operations was $26.0 million for the year ended December 31, 2001, which represents a $2.3 million, or 9.7% increase, compared to $23.7 million for the year ended December 31, 2000, mirroring the gains in gross margin. This, combined with an improvement in Australia and New Zealand, was partially offset by lower margins in the residential moving business in the U.K. The 2001 favorable variance in income from operations was partially offset by an unfavorable currency impact of $1.2 million and lower gains relating to outstanding foreign currency exchange contracts compared to the year ended December 31, 2000.

  Network Services

        Operating revenues were $84.2 million for the year ended December 31, 2001, which represents an $8.4 million, or 11.1% increase, compared to $75.8 million for the year ended December 31, 2000. This increase was primarily driven by expanding the number of our agents and independent contractors covered by our programs since the merger of Allied and northAmerican.

        Gross margin was $22.7 million for the year ended December 31, 2001, which represents a $1.1 million, or 5.1% increase, compared to $21.6 million for the year ended December 31, 2000. Gross margin as a percentage of operating revenues was 27.0% for the year ended December 31, 2001, which represents a 1.5 percentage point decrease, compared to 28.5% for the year ended December 31, 2000. The decrease is due in part to increased loss reserve accruals in certain of our lines of insurance.

        Income from operations was $18.5 million for the year ended December 31, 2001, which represents a $1.1 million, or 6.3% increase, compared to $17.4 million for the year ended December 31, 2000. Our increases in operating revenues and gross margin in absolute terms carried through to income from operations for the year ended December 31, 2001.

  Transportation Solutions

        Operating revenues were $125.9 million for the year ended December 31, 2001, which represents a $12.4 million, or 9.0% decrease, compared to $138.3 million for the year ended December 31, 2000. Operating revenues less PTE were $101.7 million for the year ended December 31, 2001, which was essentially equal to $101.6 million for the year ended December 31, 2000.

        Movements in operating revenues and operating revenues less PTE were primarily as a result of reduced operating revenues from the parts center business due to the loss of a major customer. This reduction was partially offset by new volume due to the addition of new solutions customers and increased program volume with existing solutions customers.

        Gross margin was $39.1 million for the year ended December 31, 2001, a decrease of $0.2 million or 0.5% as compared to $39.3 million for the year ended December 31, 2000. Gross margin as a percentage of operating revenues was 31.1% for the year ended December 31, 2001, which represents a 2.7 percentage point increase, compared to 28.4% for the year ended December 31, 2000, following a mix shift from parts center programs to new inventory management programs.

        Loss from operations was $6.3 million for the year ended December 31, 2001, which represents a $6.6 million decrease compared to income of $0.3 million for the year ended December 31, 2000. This is primarily due to lower margins in our parts centers partially offset by improved margins in programs. In addition, we incurred $3.3 million of additional restructuring expense year-over-year consisting of severance and employee benefit costs, lease and asset impairment costs related to the exiting of the parts center business and incremental systems expenses aimed at enhancing solutions applications.

Financial Condition

        The information provided below about our cash flows, debt, credit facilities, capital and operating lease obligations and future commitments is included here to facilitate a review of our liquidity.

  Cash flows from operating activities.

        Net cash provided by operating activities was $30.4 million, $115.1 million and $67.2 million, for the years ended December 31, 2000, 2001 and 2002, respectively. For each of the years in the three-year period ended December 31, 2002, our operating cash flows have been favorably impacted by improvements in our net income which has increased from a loss of $21.9 million for the year ended December 31, 2000 to income of $20.8 million for the year ended December 31, 2002.

        The impact of these gains in net income was augmented by management of accounts receivable. Our daily sales outstanding in accounts receivable, or DSO, which is a key performance indicator tracked by our Treasury department, can be summarized as follows:

	Days Sales Outstanding in Accounts Receivable
	December 31,			June 30,
	2000	2001	2002	2002	2003
Trailing twelve months average	55	52	45	48	45
End of period	61	47	42	48	48

        In May 2002, we acquired CRS, which added a new cash flow dimension to our business. As part of our relocation product offering, we provide home equity advances to relocating corporate employees and sometimes purchase the employees' homes under buyout programs. In the U.K. and for traditional relocation in the U.S., the corporate customer guarantees us repayment of these amounts to the extent proceeds from the home sale are insufficient.

        These equity advances, purchased homes and mortgages are classified as current assets in our consolidated balance sheets, and movements in these assets are reflected in our cash flow from operations. The cash needed to finance these assets is largely provided by special-purpose facilities, movements in which are reflected in our cash flow from financing activities. In light of the corporate guarantees and the credit quality of our counterparties, we believe the risk associated with the advances, purchased homes and mortgages is low. For internal purposes, we treat the associated financing as a current liability, not as debt. This current liability moves in tandem with the corresponding current assets, with minimal resulting net effect on cash flow.

        For internal management purposes, we use a measure of "Free Cash Flow". This measure deducts our capital expenditures and excludes the impact of movements in these relocation and mortgage assets from our cash flow provided by (used for) operating activities, as we believe that they are of a cash-neutral nature.

        Free Cash Flow is not a measure determined in accordance with generally accepted accounting principles. We believe however that our definition of Free Cash Flow is a relevant measure as it represents the amount of cash available to us for the repayment of our indebtedness, for strategic acquisitions to grow our business, or for other investing or financing activities. Free Cash Flow should not be considered as an alternative measure of cash flows from operating activities, and does not necessarily represent amounts available for discretionary expenditures. Free Cash Flow also may not be comparable to similar measures disclosed by other companies because Free Cash Flow is not uniformly defined.

        We reconcile Free Cash Flow to cash flow provided by (used for) operating activities as follows:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
	(Dollars in millions)
Cash flow provided by (used for) operating activities	$30.4	$115.1	$67.3	$18.0	$(34.3)
Increases in mortgages held for resale	—	—	16.8	15.2	37.0
Changes in relocation properties held for resale	—	—	1.2	(8.0)	17.0
Capital expenditures	(55.4)	(48.3)	(33.5)	(17.4)	(9.7)

Free cash flow	$(25.0)	$66.8	$51.8	$7.8	$10.0

        Since 2000, our Free Cash Flow has improved from a cash outflow of $25.0 million in 2000, to Free Cash Flow of $51.8 million in 2002. As with cash flows from operating activities, this is driven by improvements in our income, combined with improvements in our management of accounts receivable, particularly in 2001, when we reduced year-end DSO by 14 days, or 23.0%.

        In the six months ended June 30, 2003 we had Free Cash Flow of $10.0 million compared to $7.8 million in the corresponding period in 2002.

        We believe that cash generated from 2003 operations, together with amounts available under the revolving credit facility and any other available source of liquidity, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs for at least the next twelve months.

        Cash flows used for investing activities.    Cash used for investing activities totaled $54.4 million, $73.0 million and $137.5 million, in the years ended December 31, 2000, 2001, and 2002, respectively. For the six months ended June 30, 2002 and 2003, net cash used for investing activities was $93.7 million and $47.1 million, respectively. The cash impact of these acquisitions can be summarized as follows:

	Years ended December 31,			Six months ended June 30,
	2000	2001	2002	2002	2003
	(Dollars in millions)
Allied & Pickfords (Purchase Price Settlement)	$—	$17.4	$—	$—	$—
NAIT	—	—	27.0	26.9	5.8
CRS	—	—	57.5	57.5	—
Rowan Simmons	—	—	14.3	—	—
Scanvan	—	—	—	—	24.7
Other	5.8	4.0	3.8	0.7	0.3

	$5.8	$21.4	$102.6	$85.1	$30.8

        Our capital expenditures, which we use for computer equipment, software development and transportation and warehouse equipment, totaled $55.4 million, $48.3 million and $33.5 million in each of the years ended December 31, 2000, 2001 and 2002 respectively, and $17.4 million and $9.7 million in the six months ended June 30, 2002 and 2003, respectively. The level of capital expenditures in the years ended December 31, 2000 and 2001 was driven by significant spending on information technology across our business, particularly in our Transportation Solutions segment. Capital expenditures for 2003 are expected to range between $25.0 million and $30.0 million. We will continue to pursue acquisitions around the world that we believe would further strengthen our global presence or would advance our strategic position in the markets that we serve.

  Cash flows from financing activities.

        Net cash flows from financing activities provided $44.3 million of funding for the year ended December 31, 2000. We repaid $53.4 million of our financing obligations in the year ended December 31, 2001 and financing activities provided $82.1 million of funding for the year ended December 31, 2002. Cash flows from financing activities consist primarily of bank borrowing draw-downs and repayments and proceeds from the issuance of common stock.

        In 2000 we issued common stock in the amount of $29.4 million in connection with the acquisition of Moveline. In 2002, we acquired businesses for a total consideration of $102.6 million, which was financed through our revolving credit facility as well as the issuance of $66.3 million of common stock and $50.0 million in new bank debt.

        In each of the years ended December 31, 2000, 2001 and 2002 we made scheduled principal repayments on our long terms debt of $6.8 million, $11.8 million and $26.9 million, respectively. In addition to these scheduled repayments, we reduced our revolving credit position by $37.4 million in 2001 following the significant improvement in our working capital requirements during that year, including a prepayment of $19.0 million required by our credit agreement.

        In the six months ended June 30, 2002 and 2003, cash flows from financing activities provided $87.6 million and $89.5 million of funding, respectively. In each instance, the financing activities supported our strategic acquisition program, our capital expenditures and the increase in working capital in 2003 associated with our growth.

  Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient cash flow from operating activities to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments. Our principal capital resources consist of our $150.0 million revolving credit facility and our accounts receivable.

        Our short-term and long-term liquidity needs, without giving effect to this offering, will arise primarily from:

  •
  interest expense was $61.2 million in 2002. Of this, $45.3 million was settled in cash, $7.5 million relates to non-cash charges and $8.4 million relates to our senior discount loan, which will be settled in cash on repayment thereof. We expect our interest expense to approximate $60.0 million in 2003;

  •
  principal repayments of debt and capital leases, which are scheduled to total $27.2 million in 2003, $26.0 million in 2004, $59.0 million in 2005, $174.0 million in 2006, $160.5 million in 2007 and $152.4 million thereafter; however, as a result of this offering, we expect to prepay $22.4 million, $22.6 million, and $31.5 million of the principal payments otherwise due in 2003, 2004 and 2005, respectively;

  •
  operating lease payments, which were $58.9 million in 2002 and are scheduled to total $49.0 million in 2003, $39.2 million in 2004, $36.3 million in 2005, $27.0 million in 2006, $24.4 million in 2007 and $102.9 million thereafter;

  •
  unconditional purchase commitments which are scheduled to total $22.0 million in 2003, $20.0 million in 2004, $19.2 million in 2005, $19.2 million in 2006, $18.6 million in 2007 and $83.6 million thereafter;

  •
  capital expenditures, which were $33.5 million in 2002, and are expected to range between $25.0 million and $30.0 million in 2003;

  •
  cash tax payments, which were only $4.9 million in 2002 and are expected to approximate $11.5 million in 2003, due primarily to the utilization of accumulated net operating losses in the U.S. After 2003, net operating losses in the U.S. should be substantially utilized and cash tax payments will be expected to more closely approximate the provision for income taxes; and

  •
  working capital requirements as may be needed to support business growth.

        The seasonal nature of the moving business results in increased short-term working capital requirements in the summer months. This will result in an increase in receivables which are typically collected, and revolving credit borrowings which are typically repaid, by late fall.

        The following table provides a summary, as of December 31, 2002, of our contractual obligations related to long-term debt, leases and other commercial commitments:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 year	2-3 years	4-5 years	After 5 years
	(Dollars In Millions)
Long-Term Debt	$580.1	$22.4	$78.6	$328.9	$150.2
Capital Lease Obligations	19.0	4.8	6.4	5.6	2.2
Operating Leases	278.8	49.0	75.5	51.4	102.9
Unconditional Purchase Obligations	182.6	22.0	39.2	37.8	83.6

Total Contractual Cash Obligations	$1,060.5	$98.2	$199.7	$423.7	$338.9

        Of the $98.2 million due in 2003, $51.6 million had been paid by June 30, 2003.

        Debt Service.    Principal and interest payments under our senior credit facility and interest payments on the notes represent significant liquidity requirements for us. Our senior credit facility is comprised of note payable—Tranche A, note payable—Tranche B and a revolving credit facility. As of June 30, 2003, we had $762.2 million of indebtedness comprised of indebtedness for borrowed money and capital leases consisting of:

  •
  $150.0 million principal amount of our 13 3/8% senior subordinated notes;

  •
  $318.8 million outstanding under our term loans (consisting of a note payable—Tranche A and a note payable—Tranche B amounting to $110.0 million and $208.8 million, respectively);

  •
  $84.0 million outstanding under our $150.0 million revolving credit facility;

  •
  $61.1 million outstanding under our senior discount loan;

  •
  $15.5 million of capital leases;

  •
  $115.8 million of short term debt, consisting of $76.3 million of SIRVA mortgage revolving warehouse credit facility, $31.6 million of Rowan Simmons revolving credit facility and $7.9 million of foreign subsidiaries' operating lines of credit; and

  •
  $17.0 million of other debt.

        As a result, we are required to devote a substantial amount of our cash flow to service this indebtedness. We are required to repay our note payable—Tranche A in quarterly principal payments over seven years and our note payable—Tranche B in quarterly principal payments over eight years. We are required to repay any amounts borrowed under the revolving credit facility forming part of our senior credit facility by the seventh anniversary of the initial borrowings under the senior credit facility. All borrowings under the senior credit facility bear interest at floating rates based upon the interest rate option elected by us. We intend to use a portion of the net proceeds of this offering to repay a portion of our outstanding indebtedness. See "Use of Proceeds".

        As of June 30, 2003, the Company had available $54.6 million under the revolving credit facility forming part of our senior credit facility to meet our future working capital and other business needs.

        We guarantee certain operating lines of credit maintained by wholly owned foreign subsidiaries. As of December 31, 2001, December 31, 2002 and June 30, 2003, the outstanding balance was $1.2 million, $1.1 million and $7.9 million, respectively. The increase in borrowings as of June 30, 2003 was due to the use of this facility to partly fund the Scanvan acquisition.

        For a description of the terms of our principal indebtedness, see "Description of our Indebtedness".

  Commitments and Contingencies

        On July 1, 2002, we entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for our domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as approximately 24% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. As of June 30, 2003, the remaining purchase commitment was $167.7 million.

Off Balance Sheet Arrangements

        During 2002, we sold a portion of our equipment notes receivable portfolio to an unaffiliated third party. The transaction, which qualified as a sale under Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" resulted in cash proceeds of $1.2 million, which approximated the fair value of notes receivable sold. The equipment notes receivable are due from agents or owner-operators for trailers, tractors and straight trucks and are collateralized by those assets. Each note is generally for a term of five years, bearing interest at either a fixed or variable rate of prime plus 1.0%—3.0%. Principal and interest are payable monthly over the term of the agreement. Under the terms of the sales agreement, we are responsible for servicing, administering, and collecting these notes receivable on behalf of the unaffiliated third party. Servicing fees under the sales agreement are deemed adequate compensation to us for performing the servicing, accordingly no servicing asset or liability has been recognized in the accompanying financial statements. Under the terms of the transaction, the maximum recourse exposure to us was $0.4 million.

Related Party Transactions

        We are parties to a consulting agreement with Clayton, Dubilier & Rice, Inc. whereby Clayton, Dubilier & Rice, Inc. receives a management fee for financial advisory and management consulting services. For the years ended December 31, 2000, 2001 and 2002, such fees were $0.4 million, $1.375 million, and $1.375 million, respectively, and $0.7 million for the six months ended June 30, 2003.

        North American Van Lines has guaranteed loans made by a third-party lender in aggregate principal amounts of $0.02 million, $0.8 million and $1.4 million as of December 31, 2001, December 31, 2002 and June 30, 2003, respectively, to various members of our management, including certain of our executive officers, in connection with their investment in SIRVA. North American Van Lines would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in May 2004 and bear interest at the prime rate plus 1.0%. These loans include loans made by the third-party lender and guaranteed by North American Van Lines to two of our executive officers, John M. Dupuy and Todd W. Schorr. Messrs. Dupuy and Schorr borrowed $84,000 and $159,750, respectively, to purchase 20,000 and 15,000 shares of our common stock, respectively. As of June 30, 2003, Messrs. Dupuy and Schorr owed $50,732 and $162,072, respectively, to the third-party lender. All loans to all of our executive officers were made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, we adopted a policy prohibiting us or any of our subsidiaries from making loans to or guaranteeing loans of executive officers.

        See "Certain Relationships and Related Transactions."

Inflation

        We believe that inflation, currently, does not have a material effect on the results of our operations.

Retirement Plans

        The domestic defined pension plans were amended effective April 1, 2002 for the purpose of combining the plans into one benefit plan covering all domestic employees. This single pension plan was then frozen effective December 31, 2002, which triggered curtailment accounting treatment due to the elimination of benefits earned for future years of service. The curtailment amounts were recorded in the results of operations as an unusual item for the year ended December 31, 2002.

        The postretirement medical plan covering certain domestic employees was amended effective April 1, 2002 to include substantially all of our domestic employees. The amendment also eliminated after age 65 benefits previously associated with this plan. Effective December 31, 2002, the plan was amended to eliminate any subsidies to employees that have not reached 50 years of age with a minimum of ten years of service as of December 31, 2002. This amendment triggered curtailment accounting treatment. The curtailment amounts were recorded in the results of operations as an unusual item for the year ended December 31, 2002.

        The total amount of pension and retiree curtailment gain for the year ended December 31, 2002 was $7.4 million.

        Retirement plan expenses and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rate, rate of compensation increases and expected return on plan assets. In accordance with U.S. GAAP, actual results that differ from the assumption are accumulated and amortized over future periods. While we believe that assumptions used are appropriate, differences in actual experience or changes in assumptions may affect our retirement plan obligations and future expense. In 2002, we maintained the expected return on plan assets at 9.0%. In developing our expected long-term rate of return assumption, we evaluated input from our independent financial advisor, including their review of our pension asset class ten-year weighted average returns for each of the last ten years. The average ten-year return by year is 12.3%. We anticipate that our investment managers will generate long-term returns of at least 9.0%. A reduction in the expected return on plan assets from 9.0% to 8.5% would increase pension expense by approximately $0.3 million. The discount rate range was lowered to 6.75% from 7.25%. The discount rate we utilize for determining pension obligations is based on a review of AA+ long-term bonds held based on actuarial indices. A reduction in the discount rate from 6.75% to 6.50% would increase pension expense by approximately $0.3 million. Pension expense in 2003 is expected to increase by approximately $0.5 million primarily due to amortization of differences between actual and expected returns on plan assets. During 2002, we recorded a minimum pension liability adjustment of $18.3 million, net of tax, to accumulated other comprehensive income (loss). If the equity markets continue recent trends, we could be required to record a charge to accumulated other comprehensive income (loss).

Recent Accounting Pronouncements

        In April 2002, the Financial Accounting Standards Board ("FASB") issued Statement No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). The statement updates, clarifies and simplifies existing accounting pronouncements. The provisions of SFAS 145 related to rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of the statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material effect on our operating results or financial condition.

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces previous accounting guidance provided by EITF (Emerging Issues Task Force) Issue No. 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In November 2002, the FASB issued Interpretation No. 45, "Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). The interpretation clarifies the requirements relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The provisions for initial recognition and measurement of FIN 45 are to be applied on a prospective basis to guarantees issued on or modified after December 31, 2002. We will consider the recognition and measurement provisions of FIN 45 and its effect on the financial statements. The disclosure requirements are effective for fiscal years ending after December 15, 2002. Our guarantees are as follows:

  •
  We have guaranteed North American Van Lines' senior secured credit facilities.

  •
  We have guaranteed certain of our wholly owned foreign subsidiaries' operating lines of credit.

  •
  Interest rate swap agreements and foreign exchange instruments with banks that are associated with our senior credit facility are borrower obligations under our senior credit facility, hence such agreements and instruments are secured and guaranteed.

  •
  North American Van Lines has guaranteed loans made by a third-party lender in aggregate principal amounts of $1.4 million, $0.8 million and $0.02 million as of June 30, 2003, December 31, 2002 and December 31, 2001, respectively, to various members of our management, including certain of our executive officers, in connection with their investment in SIRVA. North American Van Lines would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in May 2004 and bear interest at the prime rate plus 1.0%. These loans include loans made by the third-party lender and guaranteed by North American Van Lines to two of our executive officers, John M. Dupuy and Todd W. Schorr. Messrs. Dupuy and Schorr borrowed $84,000 and $159,750, respectively, to purchase 20,000 and 15,000 shares of our common stock, respectively. As of June 30, 2003, Messrs. Dupuy and Schorr owed $50,732 and $162,072, respectively, to the third-party lender. The loans to all of our executive officers were made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, we adopted a policy prohibiting us or any of our subsidiaries from making loans to or guaranteeing loans of executive officers.

  •
  Our subsidiary entities have guaranteed our senior subordinated notes issued in conjunction with the acquisition of the Allied and Pickfords businesses.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"), an amendment of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We adopted only the disclosure requirements of SFAS 148.

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. We believe the adoption of FIN 46 will not have a material effect on our operating results or financial condition. As of June 30, 2003, we had no variable interest entities.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, referred to as derivatives) and for hedging activities under SFAS 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. We do not expect the effect of the adoption of SFAS 149 to have a material effect on our operating results or financial condition.

        In May 2003, the FASB issued Statement No. 150 "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first interim period beginning after June 15, 2003. We believe adoption of SFAS 150 will require us to classify our redeemable junior preferred stock and our redeemable common stock as a liability. However, we anticipate that following the completion of this offering, our redeemable junior preferred stock will be repaid (see "Use of Proceeds"), and our redeemable common stock will be reclassified as equity.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to various market risks, including changes in interest rates and foreign currency exchange rates.

        We are exposed to various interest rate risks that arise in the normal course of business. We finance our operations with borrowings comprised primarily of variable rate indebtedness. Significant increases in interest rates could adversely affect our operating margins, results of operations and our ability to service indebtedness. A 1% rate increase would increase our gross interest expense by $3.7 million. The interest rate swap instruments described below would reduce the annual impact of a 1% change by $1.9 million in 2003. An increase of 1% in interest rates payable on our variable rate indebtedness would increase our annual interest rate expense by approximately $1.9 million in the next year.

        We utilize interest rate agreements and foreign exchange contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and international operating activities. We do not utilize financial instruments for trading purposes. The counterparties to these contractual arrangements are financial institutions with which we also have other financial relationships. We are exposed to credit loss in the event of nonperformance by these counterparties, but we have no reason to anticipate non performance by the other parties.

        We had four open interest rate swap agreements as of June 30, 2003. The intent of these agreements is to reduce interest rate risk by swapping an unknown variable interest rate for a fixed rate. These agreements qualify for hedge accounting treatment, therefore, market rate changes in the effective portion of these derivatives are reported in accumulated other comprehensive income. The following is a recap of each agreement.

Notional amount	$60.0 million	$60.0 million	$40.0 million	$20.0 million
Fixed rate paid	3.10%	2.89%	2.43%	2.44%
Variable rate received	1 Month LIBOR	1 month LIBOR	1 month LIBOR	1 month LIBOR
Effective date	January 2003	March 2003	April 2003	April 2003
Expiration date	January 2007	March 2006	April 2005	April 2005

        Assets, liabilities and commitments that are to be settled in cash and are denominated in foreign currencies for transaction purposes are sensitive to changes in currency exchange rates. All material trade receivable balances are denominated in the host currency of the local operation. For the six months ended June 30, 2003 and 2002, we recognized a currency loss of $0.5 million and an insignificant loss, respectively, for transactional related items.

        From time to time, we utilize foreign currency forward contracts in the regular course of business to manage our exposure against foreign currency fluctuations. The forward contracts establish the exchange rates at which we will purchase or sell the contracted amount of U.S. dollars for specified foreign currencies at a future date. We utilize forward contracts which are short-term in duration (less than one year). The major currency exposures hedged by us are the Australian Dollar, the British pound and the Euro. The contract amounts of foreign currency forwards at June 30, 2003 and 2002 were $52.2 million and $3.6 million, respectively. A hypothetical 10% adverse movement in foreign exchange rates applied to our foreign currency exchange rate sensitive instruments held as of June 30, 2003 would result in a hypothetical loss of approximately $3.1 million. Because these derivatives do not qualify for hedge accounting treatment, changes in fair value relating to these derivatives are recognized in current period earnings. For the six months ended June 30, 2003 and 2002 we recognized a loss of $1.9 million and a gain of $0.1 million, respectively, resulting from changes in the fair value of foreign currency derivatives.

        We hold various convertible bonds in the investment portfolio of our insurance operations. The value of the conversion feature is bifurcated from the value of the underlying bond. Changes in fair value are recorded in current period earnings. For the six months ended June 30, 2003 and 2002, we recognized a loss of $0.1 million and gain of $0.8 million, respectively. The insurance investment portfolio also included marketable debt and equity securities which are classified as available-for-sale and are recorded at fair value within other assets on our balance sheet. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of other comprehensive income until realized.

THE INDUSTRY

        The global relocation industry provides a variety of services that support the relocation of households for:

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  Corporations that pay for the relocation of their employees;

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  Governments that pay for the relocation of their military and civilian personnel; and

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  Individual households that pay for their own relocation.

        The size, scope and type of relocation services offered to these distinct market segments differs by country and by customer, but they generally include the services listed in the table below:

Market Segment
Relocation Service
	Corporate	Military	Government	Consumer
Home Purchase / Sale	X		X
Realtor / Realtor Management	X		X	X
Moving Services / Move Management	X	X	X	X
Mortgage	X		X	X
Destination Services	X		X
Visa / Expatriate Services	X
Program Administration	X	X	X

        While there is no comprehensive study of the total spending on relocation services, according to the Employee Relocation Council, U.S. corporations relocate over 1.0 million employees on an annual basis, both domestically and internationally; the U.S. military relocates 800,000 personnel annually and government services agencies, nonprofit organizations and public utilities relocate over 500,000 employees annually. These numbers are in addition to the millions of individual households that move each year. We estimate the global addressable market for outsourced relocation service providers and household goods moving companies to be at least $50 billion.

  Corporate

        A corporate sponsored relocation typically includes a variety of relocation services and may include some or all of the following: the movement of household goods; assistance with the sale of the employee's home; the purchase of the employee's home; temporary living assistance; assistance with the purchase of a new home, including mortgage and title services; destination services and tracking and processing of all related claims and expenses. For employees relocating outside their home country, many companies cover the costs of tax and visa planning, assistance with home finding, and other related services. As illustrated by the following chart, a corporation's total spending on these services may be up to $65,000 for a domestic relocation within the U.S., and significantly in excess of that for an international relocation.

Illustrative Breakdown of Corporate Spending on a $65,000 Domestic Relocation

        We believe that the global relocation services market is being driven by the growing size, globalization and complexity of corporations around the world, and the trend toward the outsourcing of non-core administrative activities, including human resources activities. International Data Corporation projects U.S. human resources spending on outside services will grow at a 12.5% compound annual growth rate over the next five years. Because the cost of relocating employees is a component of human resources expenditures, we believe that we will benefit from this growth. According to the Global 500 List for the Year 2002 published by Fortune Magazine, Global 500 corporations employed more than 47 million people in 2001, and the median number of employees for a Global 500 corporation was approximately 63,000, in multiple locations and countries. An employee base of this magnitude presents logistical complexities and a need for efficient relocation services. Many corporations believe relocation service providers offer a lower cost, higher quality solution to both corporations and their transferring employees than can be provided by in-house alternatives.

  Military/Government

        The range of services offered to the military includes the movement of a transferee's household goods and administration of transferee relocation programs, which is referred to as program administration. For the government sector, the industry offers a similar suite of services as are offered to the corporate market. We estimate that the average cost for a military relocation is $10,000 and the average cost for a government service agency relocation is $40,000. The military and government businesses are driven primarily by changes in government and military activity, rather than changes in economic conditions.

  Consumer

        According to the latest study of the National Association of Realtors, 17 million households relocate each year in the U.S. In most cases, a household whose relocation is not being sponsored by an employer or the government will purchase needed relocation services from a variety of different providers including independent real estate agents, mortgage service companies and professional moving services companies. Of these 17 million household relocations, we estimate that at least 25% or 4.3 million use a moving services company for the movement of their household goods.

Relocations Services Competition

        A variety of industry competitors have emerged to serve the relocation services market. The services these firms provide have evolved from services around their various core competencies to an attempt at providing a complete relocation service offering. Companies that compete in the marketplace include real estate brokers, financial services firms that provide home mortgages, accounting firms that entered the relocation services business through providing tax and accounting services to transferring employees, moving companies and a number of smaller industry competitors who have created businesses specifically to address the corporate relocation market.

Moving and Storage Industry

        The moving and storage industry is a significant industry within the broader relocation services industry. Typical services provided to a household include: packing and unpacking; loading and unloading; transporting; and storage of goods, if necessary. The main participants in the North American professional residential moving services industry are:

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  a number of large national moving companies operating through agency networks;

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  several hundred independent carriers, which are companies that provide full moving services without affiliation with one of the large national moving companies;

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  several thousand agents, which are independently owned companies affiliated with one of the large national moving companies; and

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  tens of thousands of owner/operators, which are independent contractors that are retained by large moving companies, independent carriers or agents and who own and drive tractors and are responsible for transporting, loading and unloading shipments.

        The moving and storage industry in Europe and the Asia Pacific regions is fragmented, with a few large suppliers providing the full range of moving and relocation services, and a considerable number of smaller, low-cost operators.

THE BUSINESS

General

        We are a world leader in the global relocation industry, providing our solutions to a well-established and diverse customer base. We handle more than 385,000 relocations per year, including transferring corporate and government employees and moving individual consumers. We operate in 43 countries under well-recognized brand names including Allied®, northAmerican®, Global® and SIRVA Relocation in North America, Pickfords® in the U.K., Maison Huet® in France, Scanvan® in Scandinavia and Allied Pickfords in Asia/Pacific. We are redefining the global relocation market by combining our relocation service offerings with our proprietary moving services network on a global basis. This unique combination is driving our growth by addressing our corporate and government customers' needs for a comprehensive service offering with global reach from a single supplier. In addition, we offer a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our proprietary agent network

        Our service offerings include the following:

Global Relocation Solutions		Network Services
Home Sale	High-Value Products Moving	Insurance
Household Goods Moving	Storage	Vehicle Repair and Maintenance
Home Purchase	Office Moving	Group Purchasing Organization
Mortgage Services	Records Management	Fuel and Tire Discount Programs
Expatriate Services	Visa and Work Permits
Expense Management

        The market for relocation and related services is large and highly fragmented. We estimate that the worldwide aggregate annual value of these services provided by in-house and third-party providers is more than $50 billion. We are a leader in the outsourced portion of this market. The outsourcing of relocation services has been increasing, driven by the administrative and cost efficiencies and superior service levels offered by outside providers. We believe that, over time, third party providers will continue to increase their share of corporate relocation spending.

        Our financial results reflect our ability to increase profitability even in a difficult economic environment. For the twelve months ended June 30, 2003, we had operating revenues and operating income of $2.3 billion and $104.4 million, respectively. These represent increases of 7% and 48% over our operating revenues and income from operations for the twelve month period ended June 30, 2002, resulting from a combination of internally generated and acquisition growth.

        Our business operates in four segments: Relocation Solutions—North America, Relocation Solutions—Europe & Asia Pacific, Network Services and Transportation Solutions. We sometimes refer to our

Relocation Solutions—North America and Relocation Solutions—Europe & Asia Pacific Segments together as Global Relocation Solutions.

Income from Operations by Segment for the twelve months ended June 30, 2003	Income from Operations by Geography for the twelve months ended June 30, 2003

Global Relocation Solutions

        We offer a comprehensive suite of relocation solutions to our more than 2,500 corporate and government customers around the world, providing a wide variety of services including the sale of employees' homes, movement of their household goods, purchase of their new homes and provision of destination services. In addition, we provide our corporate customers with moving services for products that require special handling and constant monitoring due to their high value. Our relocation solutions services are provided by a team of over 6,000 employees around the world and a network of agents and other service providers.

        While most of the corporate relocations originate from the U.S. and the U.K., our relocation services are provided through our operating centers throughout the world to meet the global relocation needs of our corporate customers: five in the U.S., four in the UK, two in Australia and one in Hong Kong. In each of these locations, our customer service and account management personnel interact with our corporate clients and their transferring employees on a regular basis.

        Our moving services for our corporate, military/government and consumer markets are provided through our worldwide proprietary agent network. Our corporate, military/government and consumer businesses around the world completed approximately 155,000, 46,000 and 186,000 relocations in 2002, respectively.

        In North America, we provide our moving services through our proprietary branded network of 785 agents who own the trucks and trailers used in moves and are responsible for packing, hauling and storage and distribution of household goods. We act as a network manager for our agents, providing, among other things, brand management, load optimization, billing, collection and claims handling. Outside of North America, we provide moving services through a network of company-owned and agent-owned locations in Europe and the Asia Pacific region.

  Relocation Services

        We meet the needs of transferees with a full suite of customer-focused, innovative service offerings coupled with a proprietary global fulfillment network. These services include:

        Home Sale.    On behalf of our corporate customers, we will value and arrange for the sale of a transferring employee's home. In some cases, we will provide an advance on the equity in the home enabling the employee to purchase a new home before the existing one is sold. In addition, under some programs if an employee's house is not sold within a specified timeframe, we purchase the existing house and continue to market the property until it is sold.

        Traditionally, relocation services companies have offered this service on a cost-plus basis. In exchange for a fee plus a margin on costs incurred, they agree to purchase and resell an employee's home. Any loss on the home sale and all holding costs incurred while the house is "in inventory," including a cost of funds on the equity advance and the mortgage servicing costs, are borne by the corporate customer.

        While we offer this traditional pricing model to customers, we also offer a differentiated product providing all these services to our U.S. corporate customers for a fixed fee, set as a percentage of the transferee's home value. In these cases, we take responsibility for all costs in the home sale process and under some programs agree to purchase the home for our own account if it is not sold within a time frame agreed upon with the corporate customer. If we take a home into inventory, which, in our experience, has occured in less than 10% of cases, we either continue to service the mortgage until the home is sold or, in the case of government service agencies and some corporate clients, we immediately pay off the mortgage. We have a comprehensive and sophisticated process for minimizing our risk and cost of running the fixed fee offering and have experienced minimal losses over the history of the program. We believe this model better aligns our interests with those of our customer, as it is in our mutual interests to avoid holding houses in inventory for long periods of time and incurring losses on resale. Our fixed-fee product has grown at a significant rate, and now represents nearly 50% of our corporate relocations.

        Home Purchase.    Through our network of affiliated independent real estate brokers, we assist corporate transferees in locating a new home at the destination location. We provide this service at no cost to the corporation, but receive a referral fee from the real estate broker for any home purchase. We actively monitor and rate our real estate brokers to ensure cost-effective high-quality service.

        Mortgage Origination.    We provide mortgage services to our customers' transferees, underwriting the mortgage for a transferee's home purchase. Before a mortgage is underwritten, we obtain the agreement of one of various third-party financial institutions to purchase the mortgage from us. There is a processing lag of 20–30 days between the time we write the mortgages and complete the sale. During this time, the mortgages are carried as current assets and are financed through our mortgage warehouse facility. For the twelve months ended June 30, 2003, we closed approximately $650 million of mortgages.

        Destination Services.    We assist corporations in making relocations more successful for the transferee by providing a range of services that reduces the inconvenience of assignments to transferees and facilitates their integration into the new locale. These services include city orientation, school selection, visa and immigration management, language and cultural training and other services. In most cases, we contract with third party providers to deliver these services and receive a referral fee.

        Relocation Program Administration.    We offer our corporate customers complete outsourcing of the administration of employee relocation programs, providing expense tracking, compliance and reporting, tax reporting and payroll interface services. We can aggregate data across all of a corporation's relocations, providing clients a valuable overview of their relocation programs and expenses and suggest ways to cut costs and improve services.

        Move Management.    We provide move management services to corporate transferees, coordinating the packing, storage and moving of a transferee's household goods, and providing complaint handling and claims assistance. We either provide these services through our own fulfillment network, described below under "—Household Goods Moving Services," or, at a corporate customer's election, through a non-SIRVA moving company.

        We provide all of these relocation services through operating centers located around the world: five in the U.S. (Chicago, Denver, Connecticut, Minneapolis and Cleveland), four in the U.K., two in Australia and one in Hong Kong. We have a staff of over 350 key account managers and relocation managers who deal with our clients and their transferees continuously. Speaking more than 30 languages and representing many nationalities, this staff coordinates our extended network of service providers, including moving services companies, real estate brokers, appraisers and destination service providers.

        Most corporate clients prefer a streamlined communication process between ourselves and their human resource managers who handle employee relocations. We have account managers who provide this single point of contact with our clients. For individual transferring employees, we provide the full range of relocation services through a lead relocation counselor who draws on other specialists as needed during the relocation process.

  Household Goods Moving Services

        In 2002, we handled approximately 155,000, 46,000 and 182,000 corporate, military/government and consumer relocations, respectively. Through our Allied, North American and Global branded networks in the U.S.; Pickfords, Scanvan and Maison Huet in Europe and Allied Pickfords in Asia/Pacific, we provide domestic and international household goods, packing, storage and moving services. We have a leadership position in the moving services industry around the world. Our Allied® and northAmerican® trademarks are considered two of the most valuable brand names in the moving services industry and are consistently ranked by the Gallup polls among the top moving companies in terms of brand recognition and customer satisfaction.

        In North America, our household goods relocation services are primarily provided through our network of branded agents. Agents are independently owned local moving companies that provide customers with the local packing, warehousing and the majority of the hauling required to support household moves anywhere in the world. Most of the equipment used in our moving operations is owned by our network of agents and their drivers. We, in turn, provide our agents with a broad range of services including identification and coordination of hauling capacity, coordination of shipments, optimization of capacity, sophisticated transportation and logistics technology, brand management and a variety of other marketing services. In exchange for providing these services to the agents, we retain a portion of the operating revenue associated with an international or an interstate move; we earn no operating revenues on most intrastate moves.

        In Europe and Asia, we provide household goods relocation services, office and industrial moving, records management and storage through a combination of our company-owned locations, our proprietary agent network and our network of affiliated preferred providers. We own a majority of the fulfillment assets in the U.K., France, Benelux, Australia and New Zealand and utilize an agent network in the rest of Continental Europe, Scandinavia and Asia.

        Agent Network.    The agents own most of the assets associated with operating their local moving and storage business (warehouse(s), tractors, trailers and associated other packing and moving equipment) and in many instances have contracts with owner/operators or have hired employee drivers to bring hauling capacity to the network.

        We have established, long-term relationships with our branded agent network, which on an individual basis have often extended to a multi-generation affiliation with us. The relationship with the agent network is governed by an agency contract which defines the terms and conditions of their exclusive representation of us on all interstate household goods shipments, as well as the compensation structure for services provided. While we enter into certain short-term contracts, we will often enter into long-term contracts, which extend from 3 to 12 years in length, with selected agents. This process provides security to both parties, and also ensures us long-term representation and operating revenues in key markets. We have long-term contracts in place with agents who represent approximately 83% of the 2002 operating revenues for our moving services business in the U.S. As a result of these arrangements, we have historically experienced relatively low agent turnover. No one agent accounted for more than 2% of our operating revenues in 2002.

        Owner/Operators.    Owner/operators are independent contractors who work with us and agents and provide household goods and specialty transportation fulfillment services. They own the trucks and provide the labor needed to service customer moves. Across our entire network, there are approximately 2,112 owner/operators contracted, almost exclusively by agents, in household goods relocation, and 941 owner/operators contracted by us in specialized transportation.

  Customers

        We serve a diverse range of customers around the world, including small, medium and large corporations, military and government agencies and individual consumers. This diverse client base lowers our exposure to downturns or volatility in any one industry or region. The following table of our 2002 relocations illustrates the global breadth and diversity of our relocation business:

	North America	Europe	Asia Pacific	Total
Corporate	94,000	25,000	36,000	155,000
Military/Government	41,000	2,000	3,000	46,000
Consumer	128,000	39,000	19,000	187,000

Total	263,000	66,000	58,000	387,000

        Corporate Customers.    We have more than 2,500 corporate customers, ranging from small businesses to large multinationals. Our corporate business represented 40% of our global relocations and approximately 50% of our global relocation operating revenues for 2002. We have added 120 new corporate customers or customer contracts during the ten months ended July 31, 2003. Our customers cut across a variety of industries, including consumer packaged goods, automotive, manufacturing, business and financial services, retail, technology and pharmaceuticals. They are based throughout the U.S., Europe and Asia Pacific.

        Military/Government Agencies.    We provide household goods moving services to State and Federal government agencies in the U.S., including the U.S. Department of Agriculture, the Drug Enforcement Administration and the Federal Bureau of Investigation, all branches of the U.S. military and government agencies of other countries around the world. This has traditionally represented a stable source of demand for our services, less subject to economic cycles than the corporate markets. We have historically served the U.S. military with moving services. We have recently been added to a select group of providers who are authorized to supply the U.S. Government service agencies with outsourced relocation services and are in the early stages of evaluating how to address this opportunity. The military and government agencies represented 13% of our global relocations and approximately 10% of our global relocation operating revenues for 2002.

        Consumer Market.    We provide domestic and international household goods moving services to consumers around the world. In 2002, we provided moving services for 129,000 households in North America, 35,000 households in Europe and 19,000 households in the Asia Pacific region. The individual household market has traditionally been stable in terms of both volume and price. Selection of a moving company is generally driven by brand, quality, price and capacity. We believe we are well-positioned to expand our consumer business because of our ability to compete effectively on these key factors. Our consumer business represented 47% of our global relocations and approximately 40% of our global relocation operating revenues for 2002.

        We have recently begun to offer consumers a range of relocation services via employee programs through corporate customers. These services currently include mortgage brokerage and moving services. We intend to expand this effort across a greater number of services and corporate clients.

  Sales and Marketing

        We believe we have the largest sales and marketing group in the relocation industry with a 60 member corporate sales and marketing team and a 400-person strong network of agent sales personnel. In addition, we have a dedicated sales and marketing team for the military/government market and we address the consumer market through multiple channels, including the Yellow Pages, multiple websites and our agent sales force.

        While we expect to grow our business in each market, we believe our largest opportunity for continued growth is in the corporate market. Because of our long-standing moving services relationships with many of our corporate clients, we have a track record of delivery that enables us to offer related relocation services to many of them. This combined offering of relocation and moving services can often reduce their costs, while maintaining or improving the quality of service, and simplifying their administrative effort.

        The opportunity for growth for our corporate business is large because, among our 2,500 corporate customers, we currently provide this combination of relocation and moving services to only 106. We believe that we have the opportunity, on average, to more than triple our revenue from a customer by converting it from one utilizing only our moving services to one using our combined offering of moving and relocation services. We also have a significant opportunity to sell this combination of services to new corporate clients with whom we have no business today. Through an aligned marketing and sales effort and by supporting and coordinating the selling effort of the more than 400 agent network salespeople, we are able to successfully offer this comprehensive suite of services to our customers.

        As the market recognizes our growing presence and broad capabilities, our opportunities to compete for business from customers around the world have increased. In the ten months ending July 31, 2003, we have won over 120 contracts from new and existing corporate clients. These contracts helped drive our growth in the first six months of 2003 and are expected to contribute to growth in 2004.

        In our corporate market, our sales and marketing groups work in conjunction with our service delivery personnel to accomplish four broad objectives:

  •
  To provide greater satisfaction to our current customers by exceeding their expectations for service;

  •
  To retain existing customers by delivering an increasing level of satisfaction;

  •
  To develop innovative new products and services; and

  •
  To continually strengthen and support our branded network of agents and their salespeople.

  Competition

        The relocation services business is highly competitive, and includes a handful of major companies that provide a full suite of relocation services, including SIRVA, Cendant, Prudential, Weichert/RRI and GMAC. The remainder of the relocation business is highly fragmented, with a variety of companies offering individual services, including real estate brokers, moving companies, accounting firms, mortgage firms, destination service providers and business process outsourcing firms.

        The basis for competing successfully in this market rests on a company's ability to meet the needs of corporate customers, including high quality, low cost, low risk, simplified administration and effective knowledge management. The majority of our major competitors approach the market based on their strength in real estate. Like us, other competitors such as Crown, Interdean and Unigroup approach the market based on their strength in moving services.

        The moving services business is highly competitive and fragmented. Within North America, there are a number of large moving companies providing national services. The remainder of the industry remains extremely fragmented with many small private players that have strong positions in local markets. We compete primarily with national moving companies, independent movers and self-storage and self-haul service providers. Some of our chief competitors in the moving services business are Unigroup (United and Mayflower), Atlas and Bekins. Quality, customer service, price and capacity are key factors in the mover selection process.

        Within Europe and the Asia Pacific region, the industry is also extremely fragmented among regional, national and local companies. Many of these companies may specialize in segments of the moving market such as international, domestic or office moving. Our chief competitors in the Europe and Asia Pacific region include Crown Relocations, Santa Fe, Britannia, TransEuro, Amertrans, Sterling, Michael Gerson, White & Company and Interdean in corporate and consumer moving, and Harrow Green, Edes and Business Moves in office moving and Iron Mountain and Recall in records management.

  Specialized Transportation Industry

        The specialized transportation industry services corporate customers that have products that are typically of high value, are difficult to package and transport and have special handling and/or delivery requirements. These requirements often dictate specialized equipment and skilled crews to handle, deliver and occasionally install the product. These services have often been used by the high tech, telecommunications, medical equipment, fitness equipment and signage industries.

        SIRVA Specialized Transportation:    Our specialized transportation services grew out of our moving business. We have traditionally been focused largely on the computer, electronics and medical equipment sectors, and have developed sophisticated technology solutions that allow us to identify and track this high value freight at the serialized level. Our fleet of trailers are specifically equipped to handle the loading, unloading and hauling of sensitive, technology-based products. We, along with our agents, also operate a network of distribution and warehouse locations that are configured to store and track a client's inventory. We can combine our physical distribution capabilities with our network of locations to provide our clients with a complete package of transportation capabilities. The specialized product delivery process begins when corporate accounts contact local representatives or us to establish shipment requirements. We then coordinate the availability of our specially equipped trailers with the availability of owner/operators who provide the tractor and perform the hauling and handling services.

        We, and our agents, have established numerous ongoing relationships with key corporate customer, requiring high value, specialized services, including many Fortune 500 companies. Our customer base is located primarily in the United States.

        Our specialized transportation services generally utilize the same proprietary agent network as our moving services business for a majority of the sales and a portion of the transportation, warehousing and delivery services we provide for our customers. The contract with our agent defines the compensation structure for services provided, which typically pays a percentage of operating revenue to agents involved in the process.

Network Services

        The network services market comprises a range of services offered to moving and storage agents, independent owner/operators and small fleet operators to assist them in the daily operation of their business. Services offered include insurance products, fleet maintenance programs, equipment and fuel purchase packages, breakdown and road services as well as technology, legal and tax services.

        We offer a variety of network services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside our network. We developed these services using the knowledge of the needs of truck drivers, fleet owners and agents that we have accumulated from managing our proprietary agent network, operating our own fleets and drivers and from our frequent interactions with independent owner-operators.

        Our services include insurance coverage such as vehicle liability, occupational accident, physical damage, and inland marine insurance coverage, as well as truck maintenance and repair services and group purchasing. In addition, we offer a suite of services including fuel, cell phone, tire services, legal assistance and retirement programs to the members of the National Association of Independent Truckers, an association of independent contract truck drivers. This association currently has more than 23,000 owner-operator members, and we believe there is substantial opportunity for continued growth.

  Insurance Services

        Transguard, the largest component of the Network Services segment, is a leading provider of insurance services to moving agents, small-fleet owners and owner/operators.

Customer Category	Estimated U.S. Industry Size	Number of SIRVA Customers	% of Total Insurance Revenue
Agents	12,000-15,000	320	32%
Small-Fleet Owners	450,000 trucks	1,200 representing 2,361 trucks	12%
Independent Owner/Operators	168,000	23,000	56%

        Due to the historical relationship with our moving services companies, Transguard provides insurance services to a significant portion of our U.S. fulfillment network. We have used the market position and knowledge acquired from serving our network to extend our offering to non-affiliated agents, drivers and small fleet owners. The acquisition of the National Association of Independent Truckers in April of 2002 opened up a new customer channel of independent owner/operators. Currently 95% of NAIT members purchase insurance services from us. Transguard sells insurance services through our moving services business and to the members of NAIT, which offer low-cost channels for acquiring new customers. We also sell our insurance services through a network of third-party insurance brokers.

        Transguard's range of insurance offerings are tailored to the needs of our customer segments, including:

Premium In Force at December 31, 2002

        As a result of our focus on a targeted customer base and industry knowledge acquired through our other operations, we can design product offerings that are tailored for the needs of our target market. We believe that competitors without moving operations lack this knowledge and specific market focus, and offer more generic solutions that are not as attractive to our customers. We are cautious in choosing which customers to insure and what kinds of insurance to write. The insurance products listed in the chart above generally are short-tail in nature and have quantifiable exposures. We do not write significant amounts of longer-tail, more open-ended liability insurance products, such as workers' compensation.

Our measured approach is reflected in our historical operating performance; we have consistently earned a profit on our underwriting activity, which represents approximately 79% of our income from operations in our insurance business; investment income represents the balance. Our combined loss and expense ratio was 80% at the end of 2002, has been below 100% for the past ten years and has declined each year since 1998. The combined loss and expense ratio is a key measure of underwriting profitability traditionally used in the property and casualty business. When the combined ratio is under 100%, underwriting results are generally considered profitable.

  NAIT

        NAIT is an association of independent owner/operators. In exchange for annual membership dues of $122, NAIT offers a broad array of products and services, designed to improve the profitability and quality of life of the independent trucker. These services include fuel and tire discounts, emergency breakdown assistance, retirement programs, legal assistance, calling cards and overnight delivery. NAIT members are also offered a range of insurance services by Transguard. Since we acquired NAIT in April of 2002, we have been successful in selling its services both to our network of service providers and to non-affiliated owner operators, with membership rising from approximately 13,000 in April 2002, when we acquired NAIT, to more than 23,000 as of July 31, 2003. Our marketing efforts are directed toward attracting new members from the total population of more than 165,000 independent owner/operators in the United States. As of June 30, 2003, approximately 90% of the NAIT members were owner/operators not affiliated with our moving services business.

  Fleet Services

        Through our fleet services business, we use the scale of our fulfillment network to offer our agents and drivers discount vehicle and supply purchase programs, and access to a nationwide network of independent repair centers to meet their needs when on the road. We also offer repair services through two of our own facilities, including one of the largest commercial equipment maintenance facilities in the U.S. 65% of fleet services operating revenues are for non-affiliated customers. In the future, we intend to offer new services to agents, drivers and small fleet owners, including outsourced administrative services, tax management, load optimization and proprietary affiliated marketing services.

  Competition

        Our competition in the insurance industry is composed of large, general-line insurance companies, such as State Farm and Firemans Fund, and smaller companies that focus on our market, the most important of which is Vanliner, a subsidiary of Unigroup. The bases for competition in this industry are primarily price, product offerings and perceived quality of the insurance company. Fleet services is a highly fragmented industry with many service providers, including Comdata, Wright Express and Western Union. Competition for fleet services is on the basis of service offering, price and geographic scope.

Transportation Solutions

        Our transportation solutions business is a participant in the third party logistics industry. Third party logistics companies provide outsourcing services for a full range of customer supply chain functions, including order fulfillment, freight bill auditing and payment, cross-docking, product marking, labeling and packaging, inventory and warehouse management, parts return and repair and the physical movement of goods. According to industry sources, about half of all logistics costs incurred in the U.S. relate to services provided by independent suppliers. According to Armstrong & Associates, the third party logistics services sector of the domestic logistics market was approximately $65 billion in 2002.

        Our Transportation Solutions business provides inventory management solutions using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-

specific delivery management, and the tracing of products through customers' supply chains. We use our technology expertise developed in our moving and storage business to provide sophisticated inventory management solutions, including serialized tracking, inventory and stock management, in-transit product merge and configuration and other customized services, principally to customers with inventory tracking requirements. We also provide freight forwarding and other selected supply chain solutions. Our Transportation Solutions segment is organized into two business units:

  •
  Inventory management solutions, which uses proprietary asset management technology to coordinate a variety of services such as finished goods, order fulfillment, project-specific delivery management and the tracing of products through the supply chain; and

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  Transportation management services, which provides freight optimization and transportation management services to customers.

        Our Transportation Solutions segment manages customers' inventory primarily through our proprietary OnTrac Network, a technology system that integrates transportation management tools into our 32 company and agent-owned logistics centers.

        We sell our Transportation Solutions to corporate customers through our ten-member corporate sales team. This team is augmented by over 50 agent network sales personnel, who, while selling Specialized Transportation, often identify opportunities for Transportation Solutions.

  Competition

        We compete with a broad spectrum of logistics providers including inventory management software providers, freight forwarders, brokers and various other logistics providers. The primary basis of competition is service, network and technology capabilities. Both in North America and Europe, logistics services providers are bundling services to offer single-source logistics solutions. Some of our primary competitors in supply chain management services are Exel, UPS, Ryder Logistics, FedEx Logistics, Menlo Logistics, Deutsche Post and UPS Logistics.

Government Regulation

        Our operations are subject to various federal, state, local and foreign laws and regulations that in many instances require permits and licenses. Our U.S. interstate motor carrier operations, as a common and contract carrier, are regulated by the Surface Transportation Board and the Federal Motor Carrier Safety Administration, which are independent agencies within the U.S. Department of Transportation. The Surface Transportation Board has jurisdiction similar to the former Interstate Commerce Commission over such issues as rates, tariffs, antitrust immunity and undercharge and overcharge claims. The Department of Transportation, and in particular the Federal Motor Carrier Safety Administration, also has jurisdiction over such matters as safety, the registration of motor carriers, freight forwarders and brokers, insurance (financial responsibility) matters, financial reporting requirements and enforcement of leasing and loading and unloading practices. In addition to motor carrier operations, we also conduct domestic operations as a licensed or permitted freight forwarder and property broker. Many of the licenses and permits that we hold were issued by the Interstate Commerce Commission, which was eliminated in 1996; some of its regulatory functions are now performed by the Department of Transportation, the Surface Transportation Board and the Federal Motor Carrier Safety Administration. With respect to interstate motor carrier operations, the Federal Motor Carrier Safety Administration is the principal regulator in terms of safety, including carrier and driver qualification, drug and alcohol testing of drivers, hours of service requirements and maintenance and qualification of equipment.

        We are an ocean transportation intermediary pursuant to the Shipping Act of 1984, as amended. As such, we hold ocean freight forwarder licenses issued by the Federal Maritime Commission, or FMC, and are subject to FMC bonding requirements applicable to ocean freight forwarders. We also conduct certain operations as a non-vessel-operating common carrier and are subject to the regulations relating to FMC tariff filing and bonding requirements, and under the Shipping Act of 1984, particularly with respect to terms thereof proscribing rebating practices. The FMC does not currently regulate the level of our fees in any material respect.

        Our U.S. Customs brokerage activities are licensed by the United States Department of the Treasury and are regulated by the United States Bureau of Customs and Border Protection. We are also subject to similar regulations by the regulatory authorities of foreign jurisdictions in which we operate.

        With respect to U.S. state and Canadian provincial licenses, the permitting and licensing structure largely parallels the U.S. federal licensing regulatory structure.

        In the United States, North American Van Lines, Allied and Global have been participants in certain collective activities, including collective rate-making with other motor carriers pursuant to an exemption from the antitrust laws as currently set forth in The Motor Carrier Act of 1980. Over the years, the scope of the antitrust exemption has decreased and there can be no assurance that such exemption from the antitrust laws will continue in the future. The loss of such exemption could result in an adverse effect on our operations or financial condition.

        In Europe, including the United Kingdom, we hold "O" (operators) licenses and international transport licenses in the eleven countries in which we run trucks. These licenses are approvals from the relevant local authority permitting the operation of commercial vehicles from specified bases. One of the prerequisites for these licenses is the employment by the relevant business of individuals who hold certain certificates of professional competence concerning their management of the business's fleet of vehicles.

        In the Asia Pacific region, we hold various commercial vehicle licenses. Additionally, in Australia we hold licenses for international relocation for our customs, quarantine and air freight operation and to store dangerous goods in connection with our management and operation of gas refueling tanks. We also are applying to be licensed under Australia's Financial Services Reform Act so that we can comply with a 2004 requirement that will apply to our sale of insurance-style products within our moving business. In New Zealand, we hold a goods service license to operate as a removalist, licenses for branded warehouses at major ports of entry in connection with our receipt of imported goods, and government approvals in connection with our establishment as a customs branded area and an approved facility for exams.

        Transguard and our other insurance subsidiaries such as The Baxendale Insurance Company Ltd., which is part of our Europe and Asia Pacific business, are subject to extensive supervision and regulation by insurance regulators in their respective jurisdictions, including regulations limiting the transfer of assets, loans, or the payments of dividends from such insurance subsidiaries to their affiliates, including us. Such regulation could limit our ability to draw on these insurance subsidiaries' assets to repay our indebtedness.

        SIRVA Title Agency, Inc. and its affiliate National Settlement must be licensed in any state in which they act as an agent to offer title insurance. SIRVA Title Agency is licensed in Ohio and National Settlement is licensed in 25 states. Each state has a varying degree of regulatory and annual reporting requirements. In addition, in order to receive referral fees, SIRVA Relocation is currently licensed, through individual employees, as a real estate broker in Ohio. Internal Revenue Service rules and regulations concerning home sale transactions also have a significant impact on our Global Relocation Solutions segments.

        SIRVA Mortgage, Inc. is authorized to conduct first lien mortgage lending activity as a mortgage banker in all fifty states and the District of Columbia and second lien mortgage activity in 37 states. SIRVA Mortgage has obtained a mortgage lending license and is licensed in good standing (or has received an exemption from regulation) in all states where required. State mortgage licensing laws and regulation activities have a significant impact on our mortgage lending activities.

        Any violation of the laws and regulations discussed above could increase claims and/or liabilities, including claims for uninsured punitive damages. Failure to maintain required permits or licenses, or to comply with applicable regulations could subject us to fines or, in the event of a serious violation, suspension or revocation of operating authority or criminal penalties. All of these regulatory authorities have broad powers generally governing activities such as authority to engage in motor carrier operations, rates and charges and certain mergers, consolidations and acquisitions. Although compliance with these regulations has not had a materially adverse effect on our operations or financial condition in the past, there can be no assurance that such regulations or any changes to such regulations will not materially adversely impact our operations in the future.

        Our international operations are conducted primarily through local branches owned or leased by various subsidiaries in 21 countries outside the United States and in a number of additional countries through agents, franchises and non-exclusive representatives. We are subject to certain customary risks inherent in carrying on business abroad, including the effect of regulatory and legal restrictions imposed by foreign governments.

Environmental Matters

        Our facilities and operations are subject to environmental laws and regulations in the various foreign, U.S., state and local jurisdictions in which we operate. These requirements govern, among other things, (i) discharges of pollutants into the air, water and land, (ii) the management and disposal of solid and hazardous substances and wastes, and (iii) the cleanup of contamination. Some of our operations require permits intended to prevent or reduce air and water pollution and these may be reviewed, modified or revoked by the issuing authorities.

        We actively monitor our compliance with environmental laws and regulations and management believes that we are presently in material compliance with all applicable requirements. For example, underground storage tanks are monitored on a regular basis by company personnel and pressure-tested periodically by qualified third-party providers. The tanks have leak detection systems for early leak detection. Compliance costs are included in our results of operations and are not material. We will continue to incur ongoing capital and operating expenses to maintain or achieve compliance with applicable environmental requirements, upgrade existing equipment at our facilities as necessary and meet new regulatory requirements. While it is not possible to predict with certainty future environmental compliance requirements, management believes that future expenditures relating to environmental compliance requirements will not materially adversely affect our financial condition or results of operations.

        We have been, and in the future, may be responsible for investigating or remediating contamination at our facilities or at off-site locations to which we sent wastes for disposal. For example, because we own or lease or have in the past owned or leased facilities at which underground storage tanks are located and operated, we are subject to regulations governing the construction, operation and maintenance of underground storage tanks and for preventing or cleaning up releases from these tanks. We have incurred, and in the future may incur, costs related to our investigation and cleanup of releases of materials from underground storage tanks, though such costs are not expected to have a material adverse effect on our financial position or results of operations. Contaminants have been detected at certain of our present or former sites principally in connection with historical operations. We could incur significant costs if we were required to investigate and remediate these sites.

        We have also been named as a potentially responsible party, or PRP, in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established. We could incur unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        Based on our assessment of facts and circumstances now known, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material adverse effect on our financial position, results of operations, or liquidity. As conditions may exist on our properties related to environmental problems that are latent or as yet unknown, however, there can be no assurance that we will not incur liabilities or costs, the amount and significance of which cannot be reliably estimated at this time.

Trademarks

        We have registered the marks northAmerican®, Allied®, Home Touch!®, and Worldtrac® and have filed an application to register the mark, SIRVA. Other brand or product names used in this prospectus are trademarks or registered trademarks of their respective companies.

        We have been highly active in seeking protection for numerous marks and logos relating to the "SIRVA", "northAmerican", "Allied", "Global" and "Pickfords" brands. We have actively contested unauthorized use of the "northAmerican", "Global" and "Allied" marks. We have largely been successful, but in a few exceptional circumstances have tolerated some third-party use of similar marks in transport-related commerce where we felt that there was no confusion by such use and no confusion was likely to occur in the future.

Employees

        As of December 31, 2002, our workforce comprised approximately 7,500 employees, of which approximately 1,700 were unionized. We believe our relationships with our employees are good. The unionized employees consisted of approximately 1,500 employees covered by union agreements in the United Kingdom and approximately 200 employees in Asia, New Zealand and Australia. We have not experienced any major work stoppages in the last ten years.

Properties

        We lease executive and administrative office space at our headquarters at 700 Oakmont Lane, Westmont, Illinois. We also own executive and administrative office space at 5001 U.S. Highway 30 West, Fort Wayne, Indiana, and operate warehouse space (which is primarily owned). We also own or lease major facilities in Mayfield Heights, Ohio, used by our relocation services operations, in Canada used by Relocation Solutions—North America and throughout the United Kingdom, Australia and New Zealand, each used by Relocation Solutions—Europe & Asia Pacific and own or lease facilities at significant Global Relocation Solutions locations in many countries throughout the world. All the other properties used in our operations consist of freight forwarding offices, administrative offices and warehouse and distribution facilities.

        We believe that our office, warehouse and distribution facilities are generally well maintained and suitable to support our current and planned business needs.

Legal Proceedings

        We were a defendant in a personal injury suit resulting from a 1996 accident involving one of our agent's drivers. The case was tried in 1998, and we were found liable. After appeals, a final judgment of $15.2 million was rendered in 2002, which we and two of our insurers fully paid. After these insurance payments and reimbursements, we have paid $7.6 million which we believe is fully reimbursable by insurance. TIG Insurance Co., one of our several co-insurers, filed suit against us, one of our subsidiaries and several other parties in the 191st Judicial District Court of Dallas County, Texas, on September 12, 2002, contesting TIG's and other insurers' coverage obligation and seeking declaratory judgment. We filed a counterclaim and cross-claim against TIG and National Union Fire Insurance Company, seeking reimbursement for all remaining amounts that we paid in satisfaction of the judgment and associated costs and expenses. We filed a motion for summary judgment in August 2003. However, if TIG prevails, there is the possibility that some or all of the unreimbursed portion of the payment we made may not be reimbursed. We have a reserve that we consider appropriate in the circumstances.

        We have been named as a PRP in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established. We could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        We have produced and are producing records in response to two grand jury subpoenas issued in connection with investigations being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. We are cooperating with these investigations and understand that numerous other companies have received similar subpoenas. Management has not yet determined what impact, if any, these investigations will have on SIRVA. However, there can be no assurance that its impact will not be material. We are also subject to other issues that may be raised by government agencies in connection with our government contracts.

        We are involved from time to time in other routine legal matters incidental to our business, including lawsuits relating to conduct of our agents and drivers. Such accidents have included, and in the future may include, serious injuries or the loss of lives. While we may be liable for damages or suffer reputational harm from litigation, we believe that legal proceedings will not have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information with respect to our current directors and officers.

Name	Age	Position
Brian P. Kelley	42	Director, President and Chief Executive Officer
James W. Rogers	52	Director, Chairman of the Board of Directors
Kathleen J. Affeldt	54	Director
Wesley K. Clark	58	Director
Robert J. Dellinger	43	Director
Kenneth E. Homa	55	Director
Sir Jeremy Mackenzie	62	Director
Edward H. Orzetti	38	Director
Richard J. Schnall	34	Director
Carl T. Stocker	59	Director
Douglas E. Christensen	45	President, Transportation Solutions
John M. Dupuy	47	President, U.S. Moving and Specialized Transportation
Michael P. Fergus	51	President, Moving Services
Ralph A. Ford	56	Senior Vice President, General Counsel and Secretary
Douglas V. Gathany	47	Vice President, Treasurer
Ann M. Harten	41	Senior Vice President, Chief Information Officer
Michael K. Kingston	46	Managing Director, Europe
Ronald L. Milewski	52	Senior Vice President, Global Risk Management
Kevin D. Pickford	46	Managing Director, Asia Pacific
Robert J. Rosing	44	President, North America Relocation Solutions
Joan E. Ryan	47	Senior Vice President, Chief Financial Officer
Todd W. Schorr	46	Senior Vice President, Human Resources
Dennis M. Thompson	44	Vice President, Corporate Controller
Lawrence A. Writt	46	President, Network Services

        Brian P. Kelley became our President and Chief Executive Officer, and a Director, in August 2002. From September 2001 until he joined our company, Mr. Kelley served as President of the Lincoln Mercury business of Ford Motor Company. Prior to joining Ford, where he also was a Vice President of Global Consumer Services from 1999 to 2001, Mr. Kelley was a senior executive for General Electric Company from 1994 to 1999. Mr. Kelley began his career at Procter & Gamble in 1983, where he was ultimately responsible for some of the company's most recognized brand names. Mr. Kelley received a Bachelor of Arts in economics from The College of Holy Cross.

        James W. Rogers became a Director of our company in February 1999 and has served as the Chairman of the Board of Directors since November 1999. From April 2001 until August 2002, when Mr. Kelley joined our company, Mr. Rogers served as our President and Chief Executive Officer. Mr. Rogers is a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a stockholder and director of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1998, Mr. Rogers was a Senior Vice President and a member of the Corporate

Executive Council of General Electric Company. From 1995 to 1998, Mr. Rogers was President and Chief Executive Officer of GE Industrial Control Systems. Mr. Rogers is currently the Chairman of Brake Bros plc, a European-based food distribution company. Mr. Rogers has a Bachelor of Arts in economics from Rutgers College.

        Kathleen J. Affeldt became a Director of our company in August 2002 and currently serves as Chairman of the Compensation Committee of the Board of Directors. Ms. Affeldt retired from Lexmark International in February 2003 where she had been Vice President of Human Resources since July 1996. She joined Lexmark when it became an independent company in 1991 as the Director of Human Resources. Ms. Affeldt began her career at IBM in 1969, specializing in sales of supply chain systems. She later held a number of human resources management positions.

        General Wesley K. Clark became a Director of our company in May 2001 and currently serves as Chairman of the Nominating and Governance Committee of our Board of Directors. General Clark is chairman and CEO of Wesley K. Clark & Associates, a business services and development firm based in Little Rock, Arkansas. Prior to his retirement from the United States military in 2000, General Clark served as the Commander in Chief of the United States European Command and was also the Supreme Allied Commander Europe from 1997 to 2000, leading NATO operations in the Balkans. General Clark also led the military negotiations at Dayton that ended the war in Bosnia. He was a White House Fellow in 1975-1976 and served as a Special Assistant to the Director of the Office of Management and Budget. He has also served as an instructor and later Assistant Professor of Social Science at the United States Military Academy. Following his retirement from the Army, General Clark was employed by Stephens Group, Inc., working in high technology venture capital as Managing Director-Merchant Director through February 2003. General Clark is Chairman of the Board of WaveCrest Laboratories, LLC and a director of Acxiom Corporation and Messer-Griesheim. His non-profit activities include trustee of International Crisis Group and board member of the National Endowment for Democracy. General Clark graduated from the United States Military Academy at West Point and holds a master's degree in Philosophy, Politics and Economics from Oxford University. He graduated from the National War College, Command and General Staff College, Armor Officer Advanced and Basic Courses, and Ranger and Airborne schools.

        Robert J. Dellinger became a Director of our company in March 2003. Since June 2002, Mr. Dellinger has been Executive Vice President and Chief Financial Officer of Sprint Corporation, where he previously served as Executive Vice President—Finance from April 2002 to June 2002. Before joining Sprint, Mr. Dellinger had served as President and Chief Executive Officer of GE Frankona Re based in Munich, Germany with responsibility for the European operations of General Electric's Employers Reinsurance Corporation, a global reinsurer, from 2000 to 2002. From 2001 to 2002, he also served as President and Chief Executive Officer of General Electric's Employers Reinsurance Corporation's Property and Casualty Reinsurance business in Europe and Asia. From 1997 to 2000, he served as Executive Vice President and Chief Financial Officer of General Electric's Employers Reinsurance Corporation. Other positions Mr. Dellinger held at GE include Manager of Finance for GE Motors and Industrial Systems and Director of Finance and Business Development for GE Plastics Pacific based in Singapore. Mr. Dellinger graduated from Ohio Wesleyan University with a B.A. in economics and a minor in accounting. He is a member of the Financial Executives Institute.

        Kenneth E. Homa became a Director of our company in May 1998. Since 1996, Mr. Homa has been on the faculty of Georgetown University, McDonough School of Business where he teaches graduate courses in marketing, new product development and operations. Prior to joining Georgetown, Mr. Homa was a consultant with McKinsey & Company and held various executive and management positions with Black & Decker and General Electric. He is also Chairman of the Board of IQStat. Mr. Homa has an undergraduate degree in economics from Princeton University and a M.B.A. from the University of Chicago, where he was a lecturer in marketing and strategic planning.

        General Sir Jeremy Mackenzie became a Director of our company in June 2003. Sir Jeremy spent a long, decorated career in the British Army, and is currently the Governor of the Royal Hospital Chelsea and U.K. advisor to the governments of Slovenia and Bulgaria, and for the Department of International Development, to Uganda. He has commanded at every level of command in the U.K. Army, from Platoon to Corps, and was promoted to full General in 1994 in the post of Deputy Supreme Allied Commander Europe with special responsibility for the Partnership for Peace Program involving 27 countries in Central and Eastern Europe and the building of forces for the NATO operations in Bosnia and Kosovo. He was Commandant of the British Army Staff College Camberley, and has an in-service Fellowship from Kings College London University. As Commander of the 1st British Corps he was Knighted (KCB), and subsequently commanded NATO's Allied Command Europe Rapid Reaction Corps as its first Commander. He was made Knight Grand Cross of the Order of the Bath (GCB) in 1999, having previously been awarded the U.S. Legion of Merit twice (1997, 1999), and Officer of the Order of the British Empire. He holds the Czech Republic Cross of Merit First Class, the Officers Cross of the Order of Merit of the Republic of Hungary, the Order of the Madara Horseman first Class of Bulgaria, and the Officers' Gold Medal of Merit from Slovenia. He was aide-de-camp to Her Majesty Queen Elizabeth II from 1992 to 1996. Sir Jeremy was educated at The Royal Military Academy Sandhurst and commissioned into the Queen's Own Highlanders in July 1961.

        Edward H. Orzetti became a Director of our company in August 2002. Mr. Orzetti is President of Textron Fluid & Power. Before assuming his current position in June 2003, he had been Vice President Enterprise Excellence since joining Textron in October 2000. Mr. Orzetti spent from 1995 to 2000 in various positions at General Electric, where he most recently served as general manager, supply chain management for GE Supply in 2000. While at GE, Mr. Orzetti also directed its central European sourcing operations in the Czech Republic. Prior to joining GE, Mr. Orzetti worked for Booz-Allen & Hamilton as a senior associate in their operations management group from 1993 to 1995 and for Johnson & Johnson as a manufacturing supervisor from 1990 to 1992. Mr. Orzetti also served for several years as an officer and helicopter pilot in the U.S. Army. Mr. Orzetti holds a BS degree in mechanical engineering from the United States Military Academy at West Point, an MS in administration and human resource management from Central Michigan University and an MS in management, operations and strategy from the Sloan School of Management at the Massachusetts Institute of Technology.

        Richard J. Schnall became a Director of our company in March 2002. Mr. Schnall is a principal of Clayton, Dubilier & Rice, Inc. Prior to joining Clayton, Dubilier & Rice, Inc. in 1996, he worked in the Investment Banking division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall is a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. He serves as a director of Acterna Corporation and Brake Bros plc. Mr. Schnall is a graduate of the Wharton School of Business and Harvard Business School.

        Carl T. Stocker became a Director of our company in May 2000 and currently serves as the Chairman of the Audit Committee of our Board of Directors. Since 1996, Mr. Stocker has owned and managed his own acquisition, investment and consulting company. Prior to that time, he served as the chief financial executive of General Electric's Industrial Systems business from 1990 to 1996 and the chief information executive from 1992 to 1996. He was also a member of General Electric's Corporate Finance and Information Technology Councils during these same periods, and served as a senior integration leader for the Space Systems Division created by General Electric's acquisition of RCA. Mr. Stocker graduated from Wright State University in 1970 after serving with the U.S. Army.

        Douglas E. Christensen joined our company in February 2002 and serves as President, Transportation Solutions. From 1980 to 2001, Mr. Christensen held a number of successive positions of increasing responsibility at USF Corporation, most recently as President and CEO of USF Worldwide Logistics, USF's logistics and freight forwarding businesses. Mr. Christensen received a Bachelor of Arts in economics from the University of Western Ontario and a Masters in Business in marketing and finance from York University in Canada.

        John M. Dupuy joined our company in 2001 and serves as President, U.S. Moving and Specialized Transportation with responsibility for U.S. moving services and specialty transportation operations, and shared services, as well as corporate-wide responsibility for sourcing. Mr. Dupuy brings over 20 years of experience in transforming operations, formulating business strategy, and mergers and acquisitions. From 1996 until he joined our company, Mr. Dupuy was at Maytag serving in various positions including Vice President of Strategic Planning, General Manager Emerging Solutions and Chief Information Officer. Prior to 1996, Mr. Dupuy worked as a management consultant conducting strategic and operations improvement assignments for clients around the globe. Mr. Dupuy holds a Bachelor of Science degree in Industrial Engineering from Georgia Institute of Technology and an MBA from Southern Methodist University.

        Michael P. Fergus serves as President, Moving Services. Mr. Fergus has been President and Chief Executive Officer of Allied Van Lines since 1995. Mr. Fergus joined Allied in 1973 and held various management positions in the company including Vice President, Allied International; Senior Vice President, Operations; and Chief Operating Officer. Mr. Fergus is past Chairman of the Household Goods Carriers' Bureau, is a member of the World Trade Club, and was Chairman of the Board of Directors for the American Moving & Storage Association from February 2002 through February 2003. Mr. Fergus holds a Bachelor of Science in communications from Southern Illinois University.

        Ralph A. Ford joined our company in 1999 and serves as Senior Vice President, General Counsel and Secretary. Previously, Mr. Ford served 18 years in the General Electric legal department, most recently as General Counsel to GE Industrial Control Systems from 1992 to 1999. Prior to joining General Electric, Mr. Ford served as group counsel for Bell & Howell Company, as an attorney for E.I. duPont deNemours & Co. and an associate with Venable, Baetjer & Howard. Mr. Ford earned a Bachelor of Arts from Morgan State College and a Juris Doctor from Boston University Law School.

        Douglas V. Gathany joined our company in June 2001 and currently serves as Vice President, Treasurer. Prior to joining our company, Mr. Gathany served in various positions with Montgomery Ward since 1979, including as Vice President-Treasurer from 1996 to 2001. He received a Masters of Business Administration in Finance from The University of Chicago and a B.A. from Colby College.

        Ann M. Harten became our Senior Vice President and Chief Information Officer in May 2003. Ms. Harten joined our company in July 2000 as Chief Information Officer for our Logistics business and most recently served as Chief Information Officer for our US operations. From 1987 to 2000, Ms. Harten held a variety of management and director level positions in sales, operations and information technology at Boise Cascade Office Products. Ms. Harten has a Bachelor of Science in Psychology from Indiana University of Pennsylvania.

        Michael K. Kingston serves as Managing Director, Europe. Mr. Kingston is employed by Pickfords Limited, based in the United Kingdom, with responsibilities for operations in Europe. Mr. Kingston joined our company in 1999 and has held a variety of senior management roles. Prior to joining us, Mr. Kingston served in various senior international financial and commercial positions with Grand Metropolitan, Fish Price and Menzies. Mr. Kingston holds a degree in finance from the University of Limerick in Ireland.

        Ronald L. Milewski joined our company in May 1990 and serves as Senior Vice President, Global Risk Management. Mr. Milewski also served as Senior Vice President and Chief Financial Officer from March 2001 to February 2003, Corporate Controller from November 1999 through March 2001 and Vice President of Finance for North American Van Lines. Previously, Mr. Milewski served as Group Controller at Johnson Controls from 1985 to 1990 and Assistant Controller for Hoover Universal from 1979 to 1985. He is a member of the American Institute of Certified Public Accountants, the American Moving and

Storage Association and the ATA Technical Councils. Mr. Milewski holds a Bachelor of Business Administration in accounting from Eastern Michigan University and is a Certified Public Accountant.

        Kevin D. Pickford serves as Managing Director, Asia Pacific. Mr. Pickford is employed by Allied Pickfords Pty Ltd, our main Australian company, with responsibilities for the Asia Pacific Region. Mr. Pickford joined NFC plc in 1978 and has held a variety of senior management roles. From 1997 until the Allied Acquisition, he was Managing Director for NFC's Asia Pacific Moving Services. Prior to 1997, he was Managing Director for Allied Pickfords with responsibility for Australian and New Zealand operations. Mr. Pickford is a graduate and Fellow of the Chartered Associations of Certified Accountants and additionally holds membership in the Australian Institute of Company Directors.

        Robert J. Rosing serves as President, North America Relocation Solutions. Mr. Rosing brings more than 20 years of experience to our company, joining us after our May 2002 purchase of the relocation services business of Cooperative Resource Services. After joining Cooperative Resource Services in 1995, Mr. Rosing served as President of its Cooperative Mortgage Services and ProSource Properties subsidiaries and was also Senior Vice President of Operations for all of Cooperative Resource Services's Cleveland-based relocation services. Prior to joining Cooperative Resource Services, Mr. Rosing served as Executive Vice President and CFO for Holland Mortgage Corporation, where he managed all operations, finance, legal and human resource activities. Mr. Rosing earned a Bachelor of Science degree in Natural Sciences from Xavier University and a Masters degree in Business Administration—Finance from Cleveland State University.

        Joan E. Ryan joined our company in February 2003 and serves as Senior Vice President and Chief Financial Officer. Prior to joining our company, Ms. Ryan served as a Director of our company from June 2002 to February 2003 and Executive Vice President and Chief Financial Officer of Tellabs from February 2000 to February 2003. Prior to joining Tellabs, Ms. Ryan spent from 1998 to 2000 at Alliant Foodservice, most recently as Senior Vice President and Chief Financial Officer. Ms. Ryan served as Vice President of Finance and Chief Financial Officer of Ameritech Small Business Services from 1995 to 1998. Ms. Ryan began her career in 1978 with Price Waterhouse and Company and held various leadership and management positions at Baxter Healthcare Corporation, Kewaunee Scientific Corporation and the Nutrasweet Company. Ms. Ryan is a director of Federal Signal Corporation. Ms. Ryan holds a bachelor's degree in accounting from the University of Illinois, Champaign-Urbana and is a Certified Public Accountant.

        Todd W. Schorr joined our company in June 2000 and serves as Senior Vice President, Human Resources. Prior to joining our company, Mr. Schorr served in Cummins' Human Resources department for a total of twelve years, most recently as Group Director of International Human Resources with functional responsibility for operations in India, China, the United Kingdom, Korea, Japan, Brazil, Mexico, and Australia from 1998 to 2000. Mr. Schorr also served from 1988 to 1992 at Pepsi in the Human Resources department. Mr. Schorr holds a Bachelor of Science degree from Indiana University, and a Masters degree with specialization in Labor Relations and Labor Law from Indiana University.

        Dennis M. Thompson joined our company in 1986 and currently serves as Vice President, Corporate Controller. Prior to joining us, he held various management positions with Schneider National from 1981 to 1986. Mr. Thompson received his Bachelor of Science degree in accounting and his Masters of Business Administration from Indiana University and is a Certified Public Accountant.

        Lawrence A. Writt serves as President, Network Services. Since 1991, Mr. Writt has been President and Chief Executive Officer of Transguard Insurance Company of America, Inc. and Vanguard Insurance Agency, Inc., both wholly owned subsidiaries of Allied Van Lines. Mr. Writt joined Allied in 1979 and has held various management positions in the Company including Insurance Group Controller. Mr. Writt is also a director of both Transguard and Vanguard. Mr. Writt has a Bachelor of Science in economics and accounting from St. Joseph's College.

Board Composition

        Our business and affairs are managed under the direction of our Board of Directors. The Board is currently composed of ten directors, none of whom, with the exception of Mr. Kelley, are officers of our company, and seven of whom are independent directors under the applicable rules of the New York Stock Exchange. Prior to the closing of this offering, our board of directors will be divided into three classes serving staggered three-year terms. At that time, we will designate classes for the directors. In addition, in order to ensure compliance with the independence requirements of the New York Stock Exchange and applicable law, the composition of the Board may change prior to and following the offering. It is our intention to be in full and timely compliance with all applicable rules of the New York Stock Exchange and applicable law, including with respect to the independence of our directors.

        Upon the closing of this offering, the director designation, observer and other rights granted to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership under their Stock Subscription Agreements will terminate. We anticipate that we will enter into a stockholders agreement with Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership upon the closing of this offering. We expect that this new agreement will provide various rights to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, including rights to designate a specified number of directors, which will be at least a majority of our board of directors following the closing of this offering. We expect that the designation rights will be subject to reduction based on specified reductions in share ownership percentages.

Executive Compensation

        The following table describes the compensation paid to (1) the current and former Chief Executive Officers for services rendered during the fiscal year ended December 31, 2002, and (2) the four other most highly compensated executive officers for services rendered during the fiscal year ended December 31, 2002.

					Long-term Compensation Awards
Name & Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(3)	Securities Underlying (#)(4) Option	All Other Compensation ($)(5)
Brian P. Kelley(1) Director, President, Chief Executive Officer	2002	$210,096	$234,726	$21,702	210,000	$12,965
James W. Rogers(2) Chairman of the Board, President and Chief Executive Officer	2002	—	—	—	—	—
Michael P. Fergus President, Moving Services	2002	$299,988	$146,244	$47,861	—	$10,420
Ralph A. Ford Senior Vice President, General Counsel and Secretary	2002	$238,500	$112,601	$37,741	—	$1,754
John M. Dupuy President, U.S. Moving and Specialized Transportation	2002	$225,000	$123,133	$40,847	40,000	$3,897
Lawrence A. Writt President, Network Services	2002	$214,477	$159,062	$24,547	—	$624

(1)
Mr. Kelley became President and Chief Executive Officer on August 19, 2002.

(2)
Mr. Rogers served as President and Chief Executive Officer until Mr. Kelley joined our company on August 19, 2002. Mr. Rogers is a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates Fund V

  Limited Partnership and of CD&R Associates Fund VI Limited Partnership and a stockholder and director of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. Mr. Rogers received no compensation for his services as President and Chief Executive Officer. For each of the years ended December 31, 2002 and 2001, we paid Clayton, Dubilier & Rice, Inc. $0.375 million in connection with the services provided by Mr. Rogers as our President and Chief Executive Officer from his election in April 2001 until Brian P. Kelley was named President and Chief Executive Officer in August 2002. Mr. Rogers also serves as Chairman of the Board.

(3)
SIRVA provides certain perquisites to the executives named above (namely, a car allowance, health insurance premiums and, in certain cases, financial planning, a cellular phone allowance, and travel and social club memberships), in each case in an amount less than the amount required to be individually disclosed. The amounts disclosed include amounts reimbursed to the executives named above for the payment of income taxes due in connection with the receipt of such perquisites.

(4)
All options are held under the SIRVA, Inc. Stock Incentive Plan. See "SIRVA, Inc. Stock Incentive Plan."

(5)
Amounts in this column include (i) the payment by us of premiums on a split-dollar life insurance policy for Mr. Fergus ($750) and Mr. Writt ($306), (ii) imputed income on the value of the split-dollar life insurance policy calculated at year end for Mr. Fergus ($9,670) and Mr. Writt ($318) and (iii) the payment by us of relocation expenses for Mr. Kelley ($12,965), Mr. Dupuy ($3,897) and Mr. Ford ($1,754), taking into account the taxable nature of providing such a benefit.

Option Grants in the Fiscal Year Ended December 31, 2002

        The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 2002 to the executives named below.

	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in the fiscal year ended December 31, 2002	Exercise Price ($/share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)(2)	10%($)(2)
Brian P. Kelley	210,000	29.9%	$14.20	9/15/2012	$4,857,365	$7,734,538
James W. Rogers	—	—	—	—	—	—
Michael P. Fergus	—	—	—	—	—	—
Ralph A. Ford	—	—	—	—	—	—
John M. Dupuy	40,000	5.7%	$14.20	2/15/2012	$925,213	$1,473,247
Lawrence A. Writt	—	—	—	—	—	—

(1)
All options were granted under the SIRVA, Inc. Stock Incentive Plan, which is administered by our Board of Directors. See "SIRVA, Inc. Stock Incentive Plan."

(2)
Potential realizable value is based on the assumed annual growth for each of the grants, shown over their ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future value of the stock.

Stock Option Grants and Values as of December 31, 2002

        The following table sets forth information regarding grants of options to purchase shares of our common stock and the value of such options as of December 31, 2002. Such options were granted to the executives listed in the Summary Compensation Table pursuant to the SIRVA, Inc. Stock Incentive Plan.

Aggregated Option Exercises and December 31, 2002 Option Value

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Brian P. Kelley	—	—	0 shares/	$0/903,000
210,000 shares
James W. Rogers	—	—	0 shares/	$0/0
0 shares
Michael P. Fergus	—	—	45,816 shares/	$197,009/232,991
54,184 shares
Ralph A. Ford	—	—	34,976 shares/	$150,397/150,603
35,024 shares
John M. Dupuy	—	—	1,000 shares/	$4,300/189,200
44,000 shares
Lawrence A. Writt	—	—	14,580 shares/	$62,694/70,520
16,400 shares

Retirement Plans

        We sponsor the SIRVA, Inc. Employee Retirement Plan, a funded, non-contributory defined benefit pension plan covering eligible employees of our company in the United States. We also sponsor an excess benefit plan which is an unfunded, non-qualified plan that provides retirement benefits not otherwise provided under the retirement plan because of the benefit limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. The excess benefit plan ensures that an executive receives the total pension benefit to which he or she would otherwise be entitled, were it not for such Code limitations. Brian P. Kelley, Michael P. Fergus, Ralph A. Ford, John M. Dupuy and Lawrence A. Writt were the only executives listed in the Summary Compensation Table participating in these plans during fiscal year 2002. The pension plan and the excess benefit plan were frozen, effective December 31, 2002.

        The retirement plan provides each eligible employee with retirement benefits based principally on years of service with us, compensation rates over that time, and estimated primary Social Security benefits. The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65) under both the retirement plan and the excess benefit plan. These benefits are based on the final pay formula contained in the retirement plan that applies to all benefits and that accrue under both plans, which is discussed below.

Pension Plan Table

	Years of Service
Average Annual Compensation
	5	10	15	20	25
$200,000	$13,690	$27,379	$41,069	$54,758	$68,448
$225,000	$15,565	$31,129	$46,694	$62,258	$77,823
$250,000	$17,440	$34,879	$52,319	$69,758	$87,198
$275,000	$19,315	$38,629	$57,944	$77,258	$96,573
$300,000	$21,190	$42,379	$63,569	$84,758	$105,948
$400,000	$28,690	$57,379	$86,069	$114,758	$143,448
$600,000	$43,690	$87,379	$131,069	$174,758	$218,448
$800,000	$58,690	$117,379	$176,069	$234,758	$293,448
$1,000,000	$73,690	$147,379	$221,069	$294,758	$368,448
$1,200,000	$88,690	$177,379	$266,069	$354,758	$443,448

        Benefits available under the retirement plan and the excess benefit plan are subject to offset for Social Security benefits. Compensation taken into account under the plans is the average monthly compensation paid to a participant during the consecutive 60-month period over the most recent 120-month period that produces the highest average compensation. For this purpose, compensation includes the total of base salary and bonus.

        Benefits are payable in the form of straight life annuity or a joint and survivor annuity. As of December 31, 2002, Mr. Ford had accrued 3.5 years of credited service.

Compensation of Directors

        Prior to June 13, 2002, members of our Board who were not employees of company, North American Van Lines or Clayton, Dubilier & Rice, Inc. received an annual retainer fee of $40,000. An additional annual fee of $10,000 was paid to the chairman of each committee who was not an employee of our company, North American Van Lines, or Clayton, Dubilier & Rice, Inc. Members of our Board did not receive any additional compensation for their services in such capacity. Directors were reimbursed for reasonable travel and lodging expenses incurred to attend meetings.

  SIRVA, Inc. Directors Compensation Plan

        On June 13, 2002, our Board of Directors approved the SIRVA, Inc. Directors Compensation Plan, under which members of our Board who are not employees of our company, North American Van Lines or Clayton, Dubilier & Rice, Inc. receive at least 50% of such director's annual retainer fee of $40,000 in our common stock and the balance in cash, as elected by the director. The cash payment and the stock grant are made quarterly in arrears. The chairman of each committee who is an eligible director receives an additional annual fee of $10,000 in cash. The Directors Compensation Plan has a five-year term and 100,000 shares of our common stock are available for issuance under the plan.

        The Directors Compensation Plan also permits an eligible director to elect to receive 50% or more of his or her total compensation in "deferred" shares and the balance in shares of our common stock, cash or both, if such director so elects prior to the beginning of the calendar year in which services are to be performed. These deferred shares represent our contractual promise to deliver our common stock when a participating director's service as a director has terminated.

  Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income consequences generally arising with respect to awards issued pursuant to the SIRVA, Inc. Directors Compensation Plan.

        A director who receives cash, and stock that is not subject to any restrictions will generally recognize ordinary income equal to the fair market value of the cash or shares delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the fair market value of our common stock as of the December 31 (or other more recent date) immediately preceding the award date of the shares as determined by our Board of Directors for purposes of the SIRVA, Inc. Stock Incentive Plan. A director who receives deferred shares (whether in respect of cash or shares) will generally not recognize ordinary income with respect to the deferred shares when they are so deferred, but will generally recognize ordinary income equal to the amount of the cash or the fair market value of the shares distributed in the year in which the cash or shares are distributed. We will generally be entitled to a deduction in an amount equal to the ordinary income recognized by the director in the year the income is so recognized.

        In connection with this offering, the plan will be terminated and directors will receive compensation under the SIRVA, Inc. Omnibus Stock Incentive Plan.

Employment Agreements

        Brian P. Kelley.    Effective August 19, 2002, Brian P. Kelley became our President and Chief Executive Officer pursuant to an at will employment agreement dated June 28, 2002, which was amended and restated as of July 8, 2002. Mr. Kelley receives an annual base salary of $575,000 and participates in our management incentive plan (as described below), with a target annual bonus opportunity up to 100% of his base salary. If Mr. Kelley's employment is terminated without cause, he will continue to receive his annual base salary and health benefits for one year (or, if earlier, until he obtains other employment). Upon such an involuntary termination within two years following a change of control, Mr. Kelley will instead receive a payment equal to twice his annual base salary, as well as a pro rated bonus for the year of termination (based on his target opportunity for such year).

        Michael P. Fergus.    We are also a party to an employment agreement with Michael P. Fergus, our President, Moving Services. Pursuant to this agreement, Mr. Fergus currently receives annual base salary of $300,000 and participates in our management incentive plan, with a target annual bonus opportunity of up to 46% of his base salary. The employment agreement was entered into as of December 5, 1994, and continues until terminated by either party upon one year's notice, by the Company for "cause" (as defined in the agreement), by Mr. Fergus for "cause" (as defined in the agreement), or by Mr. Fergus' death or disability. If the Company terminates Mr. Fergus' employment by giving one year's notice, the Company may also relieve him of his duties. In that situation, Mr. Fergus would continue to receive his annual base salary and benefits until the end of the one year period. If Mr. Fergus terminates his employment for "cause," he would be entitled to receive accrued and unpaid base salary and benefits, and no additional payments. The employment agreement also contains customary non-competition, non-solicitation and confidentiality provisions.

SIRVA, Inc. Management Incentive Plan

        Effective January 1, 2003, SIRVA established the SIRVA, Inc. Management Incentive Plan. The Plan is designed to assure that amounts paid to certain executive officers of the Company will be deductible by the Company for Federal income tax purposes notwithstanding the limitations imposed by section 162(m) of the Code (as described below). Employees of our company and our subsidiaries who are at or above the director level and who do not participate in another cash incentive plan or bonus program are eligible to receive awards under this plan. Participation may also be extended to certain key associates employed by our subsidiaries based outside of the United States. The Plan is administered by our Compensation Committee which has full discretionary authority with respect to the Plan and awards made thereunder. The determination of the Compensation Committee on all matters relating to the Plan or any award made thereunder will be final and binding.

        Under the plan, the Compensation Committee must establish the performance measures and award determination formula no later than 90 days into each performance period (or such other date as may be required or permitted under section 162(m) of the Code). The performance measures under the Plan may include revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes and amortization (EBITA), operating income, pre- or after-tax income, cash flow, cash flow per share, net earnings, earnings per share, return on equity, return on invested capital, return on assets, economic value added (or an equivalent metric), share price performance, total shareholder return, improvement in or attainment of expense levels, improvement in or attainment of working capital levels, and debt reduction. Performance measurements may be established on a corporate wide basis or with respect to one or more business units, subsidiaries, or divisions. Performance goals may be measured in either absolute terms or relative to a specified company, group of peers or other external index. Measurement of performance may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items.

        The Plan provides that, if specified performance target(s) for SIRVA are exceeded on a year over year basis, each of our businesses is allocated a bonus pool for distribution. However, bonuses will be only paid to eligible employees upon achievement of particular performance targets established by the Compensation Committee as described above. The performance metrics chosen are weighted differently for each business unit. At the end of each performance period, the Compensation Committee certifies in writing whether, and to what extent, the performance targets have been achieved.

        For the Company's 2003 fiscal year, our fiscal year is the performance period used to evaluate achievement of the performance measures. For the Company's 2003 fiscal year, the specified performance target that must be exceeded on a year over year basis before any bonus pool is allocated is EBITA. In addition, eligible employees will only be entitled to receive a bonus under the plan upon achievement of earnings growth targets, cash generation targets, and strategic and leadership improvement goals for each business within the fiscal year 2003 performance period.

        The award can range from zero to a specified maximum of $               for any "covered employee" (as defined in section 162(m) of the Code) eligible to participate in the Plan. The Compensation Committee cannot increase an award payable to a "covered employee" calculated in accordance with the terms and conditions of the Plan, but it can exercise "negative discretion" to downwardly adjust a "covered employee's" (or any other participant's) award based on individual performance.

        Awards under the Plan may be paid in cash and/or shares of our common stock as determined by the Compensation Committee in its sole discretion (in each case less appropriate withholding and employment taxes) on or before March 15 of the year following the end of the performance period, or may be deferred, in cash or shares of our Common Stock pursuant to our deferred compensation plans in accordance with the terms and conditions of such plan documents. Any shares in respect of awards under the Plan will be issued under the SIRVA, Inc. Omnibus Stock Incentive Plan, as described below.

        Our Board may terminate or suspend the Plan any time, and from time to time may amend or modify the Plan, provided that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of Common Stock is present in person or by proxy, no amendment or modification to the Plan may result in any payment made pursuant to the Plan not qualifying for deductibility under section 162(m) of the Internal Revenue Code. This plan shall continue until terminated by the Board.

  Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to the Management Incentive Plan.

        A participant in the plan will generally recognize ordinary income equal to the cash bonus he or she receives in the year it is paid, and we will generally be entitled to a deduction of the same amount for such year.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the plan before the first meeting of our stockholders in 2007 at which directors will be elected.

SIRVA, Inc. Stock Incentive Plan

  General

        Our Board of Directors administers the SIRVA, Inc. Stock Incentive Plan. Under this plan, our Board may grant rights to purchase shares of our common stock and options to purchase shares of our common stock to our executive officers and other key employees, and agents and consultants. Our Board may delegate the authority to administer the plan to a duly constituted committee of our Board.

  Shares Subject to Stock Incentive Plan

        A maximum of 3,000,000 shares may be issued under the plan. Of those shares, up to 1,000,000 shares of our common stock are permitted to be sold to participants and up to 2,000,000 options may be granted. The options allow participants to purchase shares of our common stock. Options granted under the plan that are canceled without having been exercised may be reissued under the plan. As of June 30, 2003, 650,463 shares have been issued and 1,418,566 options were outstanding under the plan.

  Shares

        Under the plan, participants may be offered the right to purchase shares of our common stock. The purchase price of the shares will equal the fair market value of our common stock on the date of the offer. If a participant chooses to purchase shares, such participant must agree not to sell or otherwise dispose of the shares purchased under the plan, except in compliance with the Securities Act and the subscription agreement entered into between such participant and us. Under the subscription agreement, participants are not permitted to transfer shares purchased at any time before an underwritten public offering of our common stock, led by at least one underwriter of nationally recognized standing except under limited circumstances. Clayton, Dubilier & Rice Fund V Limited Partnership is the only stockholder that currently has the right to initiate a public offering by itself. In addition, any sale or other disposition must also be made in compliance with any applicable state and foreign securities laws. Further, if we file a registration statement under the Securities Act with respect to an underwritten public offering of the common stock, participants may not sell or distribute any shares of common stock to the public during the 20 days before and the 180 days after the effective date of the registration statement, other than as part of the public offering. The restrictions on transfer will not continue following a public offering of our common stock.

  Options

        Under the plan, two types of options may be granted: service options and performance options. Service options become vested and exercisable in equal annual installments on each of the first five anniversaries of the grant date. Performance options generally become vested and exercisable upon achievement of specified cumulative earnings targets, except that, to the extent not vested sooner, they become vested on the ninth anniversary of the grant date. In addition, our Board of Directors may accelerate the exercisability of any option at any time and from time to time. All options granted expire after ten years from the grant date. In connection with offerings of common stock to participants under the plan that took place prior to December 31, 2001, we granted two options for each share of our common stock purchased: one service option and one performance option. In subsequent offerings, we have granted and, in future offerings expect to grant, two service options for each share of our common stock purchased. In such case, no performance options have been or will be granted.

        The exercise price of the options will equal the fair market value of our common stock at the date of the grant. The exercise price of any options exercised at any time following a public offering may be paid in full or in part in the form of shares of our common stock that have been owned by the holder for at least six months, based on the fair market value of such shares of common stock on the date of exercise.

        In the event of a participant's termination of service with us or any of our subsidiaries by reason of death, disability or retirement at age 65, those options that have become vested and exercisable prior to the date of termination of service shall remain exercisable until the first to occur of: (1) the day that is six months after the date of termination of employment or (2) the expiration of the term of the option. Those options that have not become vested and exercisable prior to the date of termination of service by reason of death, disability or retirement at age 65 shall be canceled immediately upon such termination of service.

        In the event of the participant's termination of service with us or any of our subsidiaries for cause, all vested and unvested options held by a participant shall be forfeited and terminated immediately upon such termination of service.

        In the event a participant's service with us or any of our subsidiaries is terminated for any other reason, such participant's vested and exercisable options shall remain exercisable solely until the first to occur of:

  •
  the 60th day after the earliest of the expiration of the right of Clayton, Dubilier & Rice Fund V Limited Partnership right to purchase the options or receipt of written notice that Clayton, Dubilier & Rice Fund V Limited Partnership does not intend to exercise its right to purchase the options (see repurchase provisions below) and

  •
  the expiration of the term of the options. Those options that have not become vested and exercisable prior to the date of termination of service shall be canceled immediately upon such termination of employment.

  Change in Control

        Upon a "change in control" (as defined in the plan) of our company or North American Van Lines, each vested and unvested service option, all vested performance options and a percentage of the unvested performance options will be canceled in exchange for a payment in cash of an amount equal to the excess, if any, of the price paid in the change in control transaction over the exercise price. All remaining unvested performance options will be canceled. Any payments made in such event will generally be paid within 30 days after the change in control and will be made in cash or in shares of capital stock of the acquirer, as determined by our Board of Directors. Notwithstanding the foregoing, if our Board determines before the change in control either that:

  •
  all outstanding options will be honored or assumed by the acquirer, or

  •
  alternative options with equal or better terms will be made available, the outstanding options will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for the options.

        To be approved by our Board of Directors, any alternative options offered must:

  •
  have substantially equivalent economic value to the outstanding options, and

  •
  must have terms which provide, upon the involuntary termination of an optionee's employment within two years of the change in control, for either (a) unrestricted exercisability and transferability of the alternative options; or (b) a payment in exchange for any alternative options that equals the difference between the exercise price of such alternative options and the fair market value of the stock subject to such alternative options at the time of the involuntary termination.

        Options cannot be transferred or assigned by a participant other than by will or by the laws of descent or to us or Clayton, Dubilier & Rice Fund V Limited Partnership under their right to purchase options on termination of employment. In addition, options can be exercised only by a participant or a participant's estate after death.

  Repurchase Provisions

        If the employment of a participant terminates for any reason before a public offering, we and Clayton, Dubilier & Rice Fund V Limited Partnership each have an option to repurchase all or any portion of any shares of our common stock or options to purchase shares of our common stock. We and Clayton, Dubilier & Rice Fund V Limited Partnership are not obligated to purchase securities, except in limited circumstances. If service is terminated by us or any of our subsidiaries (1) without cause; (2) by death, disability or retirement at age 65; or (3) by resignation of the participant, the repurchase price for the stock is its fair market value. The purchase price for any options equals the excess, if any, of (1) the fair market value of the shares issuable upon exercise of the options purchased as of the date of termination over (2) the aggregate exercise price of the options. If service is terminated by us or any of our subsidiaries with cause, the repurchase price for the stock is the lesser of the fair market value and the original purchase price. As discussed above, any options are immediately forfeited.

        For participants who acquired shares prior to July 1, 2000, the fair market value of any shares to be repurchased is determined as of the effective date of termination of employment. For participants who acquired shares on or after July 1, 2000, the fair market value of any shares to be repurchased is determined as of the later of (i) the effective date of termination of employment or (ii) six months and one day after the date of acquisition.

        Participants who have terminated their employment with us or any of our subsidiaries are entitled to keep any shares that are not repurchased by Clayton, Dubilier & Rice Fund V Limited Partnership or us. Participants have the right to require us to repurchase their shares if their employment terminates without cause or by reason of death, disability or retirement at age 65. All repurchase rights and obligations will expire automatically upon the consummation of a public offering and will not apply to shares offered or sold in connection with such an offering.

  Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income consequences generally arising with respect to awards issued pursuant to the SIRVA, Inc. Stock Incentive Plan.

        The purchase of shares of our common stock pursuant to the plan (including those acquired upon the exercise of options) does not normally give rise to any income, gain or loss to the purchaser. However, where the purchased stock is transferred to a particular participant in connection with the performance of services, the purchase and ownership of this stock may give rise, either at the time of purchase or in the future, to taxable ordinary income in an amount equal to the excess, if any, of the fair market value of the property over the purchase price. This income is recognized, and the fair market value determined, either (a) at the time of purchase or (b) if the property has both a substantial risk of forfeiture and a transfer restriction when purchased and the purchaser does not make an election pursuant to section 83(b) of the Code, at the time either the substantial risk of forfeiture or transfer restriction no longer applies to the property. Because of the restrictions on the transfer of the shares and the conditions attached to ownership of the shares contained in the management stock subscription agreements, the shares purchased by participants may be viewed as having a substantial risk of forfeiture and a transfer restriction from after the date of purchase and until the date on which this offering is consummated. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the year the income is so recognized.

        The grant of a stock option will generally not give rise to taxable income to the option holder or entitle us to a deduction. Upon exercising an option, the option holder will generally recognize ordinary income in an amount equal to the excess, if any, of the fair market value of our common stock on the date of exercise over the exercise price, and we will generally be entitled to a tax deduction in the same amount in the year the income is so recognized.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the SIRVA, Inc. Stock Incentive Plan before the first meeting of our stockholders in 2007 at which directors will be elected.

        In connection with the offering, the SIRVA, Inc. Stock Incentive Plan will be terminated and replaced with the SIRVA, Inc. Omnibus Stock Incentive Plan described below.

SIRVA, Inc. Omnibus Stock Incentive Plan

  General

        Prior to the completion of the offering, we expect that our Board will adopt and our shareholders will approve the SIRVA, Inc. Omnibus Stock Incentive Plan, or the Omnibus Plan. The Omnibus Plan will provide for the award to eligible participants of stock options, including incentive stock options (within the meaning of section 422 of the Internal Revenue Code), stock appreciation rights, performance stock and performance units, restricted stock and restricted stock units, and deferred stock units. Awards may be made to any non-employee member of our Board of Directors, officer or employee of our company or any of our subsidiaries, including any prospective employee, and any of our consultants or advisors.

        The Omnibus Plan will generally be administered by the Compensation Committee. Initially, shares of our common stock will be available for award under the Omnibus Plan. Shares subject to awards that are forfeited, canceled or otherwise terminated without the issuance of common stock under the Omnibus Plan or the SIRVA, Inc. Stock Incentive Plan will again be available for future awards under the

Omnibus Plan. In addition, shares that are tendered to pay the exercise price for any option award or withheld to satisfy any withholding taxes with respect to any award will also return to the share reserve and be available for future grant. Also, shares issued in connection with awards that are assumed, converted or substituted pursuant to a merger or an acquisition will not count against the share reserve. Under the Omnibus Plan, during any three-year period, no one person will be able to receive more than                   options and/or stock appreciation rights. For stock awards subject to performance requirements, no one person will be able to receive more than                   shares during any performance period of 36 months, with proportionate adjustment for shorter or longer periods not to exceed five years. In addition, no one person will be able to generally receive an award that is payable in cash of more than                          for any performance period of 36 months, with proportionate adjustments for shorter or longer performance periods not to exceed five years.

  Options

        Both "incentive stock options," which satisfy the requirements of section 422 of the Internal Revenue Code, or "nonqualified stock options," which are not intended to satisfy the requirements of section 422 of the Internal Revenue Code may be granted under the Omnibus Plan. Under the terms of the Omnibus Plan, the exercise price of the options will not be less than the closing price of our common stock on the grant date. The exercise price of the options will be payable in cash or its equivalent or by other methods as permitted by the Compensation Committee.

        The options will have a term of no greater than ten years from the grant date and will become exercisable in accordance with the vesting schedule determined at the time the awards are granted.

        Upon the death or disability of any option holder and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, the option holder (or his or her beneficiary or legal representative) will be able to exercise (i) any incentive stock option, regardless of whether then vested, until the earlier of (a) one year from the date of termination, or (b) the date the option would otherwise expire, and (ii) any nonqualified option, regardless of whether then vested, for a period of one year. Upon the retirement of any option holder and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, if the option holder agrees to be bound by certain customary restrictive covenants for a period of three years following the date of retirement, any options previously granted to the option holder will continue to vest in accordance with their terms as if such participant had not retired and, to the extent then vested and exercisable, will be able to be exercised by the option holder (or his or her beneficiary or legal representative) until the earlier of (i) three years from the date of retirement, or (ii) the date the option would otherwise expire.

        Upon the termination of an option holder's employment for cause, all options held by the option holder, whether or not vested, will be terminated and be canceled as of the date of termination.

        Upon the termination of an option holder's employment for any other reason and unless otherwise determined by the Compensation Committee, the option holder will be able to exercise any vested option until the earlier of (i) 60 days after the date of termination, or (ii) the date the option would otherwise expire, and all unvested options will be terminated as of the date of termination.

  Stock Appreciation Rights

        Stock appreciation rights may be granted under the Omnibus Plan. Stock appreciation rights may be granted alone or together with options. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, a stock appreciation right granted together with an option will have terms that are substantially identical to the option, to the extent applicable. Similarly and to the extent applicable, a stock appreciation right granted alone will have terms that are substantially identical to the options that are granted under the Omnibus Plan. Upon exercise of a stock appreciation right, the holder will be entitled to receive payment equal to the product of (i) the excess of the closing price of a share of common stock on the date of exercise over the closing price of a share of common stock on the grant date, multiplied by (ii) the number of shares of common stock with respect to which stock appreciation rights are exercised. Payments in respect of the exercise of a stock appreciation right may be made in cash, common stock or a combination thereof, as determined at the time of grant or subsequently by the Compensation Committee.

  Performance Stock and Performance Units

        The Compensation Committee will be able to award performance stock and performance units under the Omnibus Plan. Performance stock is an award of common stock that vests upon the achievement of certain performance objectives during a specified measurement period. A performance unit represents our contractual obligation to pay a specified amount of cash to a participant upon the achievement of certain performance objectives during a specified measurement period. Performance stock and performance units may be payable in either cash and/or shares of our common stock. Performance stock will carry voting rights. Performance units will not carry voting rights.

        The Compensation Committee will determine the terms and conditions of awards, including the performance objectives to be achieved during the performance measurement period and the determination of whether and to what degree the specified objectives have been attained. The performance objectives will include revenue growth, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest, taxes and amortization (EBITA), operating income, pre- or after-tax income, cash flow, cash flow per share, net earnings, earnings per share, return on equity, return on invested capital, return on assets, economic value added (or an equivalent metric), share price performance, total shareholder return, improvement in or attainment of expense levels, improvement in or attainment of working capital levels, and debt reduction. Performance measurements may be established on a corporate wide basis or with respect to one or more business units, subsidiaries, or divisions. Performance goals may be measured in either absolute terms or relative to a specified company, group of peers or other external index. Measurement of performance may exclude the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items.

        Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, participants will be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the performance awards.

        Upon termination of a participant's employment due to death or disability during the performance measurement period and unless otherwise determined by the Compensation Committee, all of the participant's performance stock and performance units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives through the date of termination. Upon termination of a participant's employment due to retirement during the performance measurement period and subject to satisfaction of customary restrictive covenants following such date for a period of 3 years, all of the participant's performance stock pr performance units will become vested and nonforfeitable as to the percentage of the award that would have been earned as of the date of retirement, and such amounts will become payable upon completion of the entire performance measurement period based on actual results as of such date. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, upon any other termination of a participant's employment, all of the performance stock and performance units held by the participant will be forfeited.

  Restricted Stock and Restricted Stock Units

        Restricted stock and restricted stock units will also be available for grant under the Omnibus Plan. Restricted stock is an award of common stock that vests upon the participant's completion of a specified period of service with the Company. A restricted stock unit represents our contractual obligation to deliver our common stock or the cash equivalent to a participant upon the participant's completion of a specified period service with the Company. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, participants will be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and restricted stock units. Restricted stock will carry voting rights, however, restricted stock units will not carry voting rights until the underlying shares are issued.

        Upon termination of a participant's employment due to death or disability during any restriction period and unless otherwise determined at the time of grant or subsequently by the Compensation Committee, the participant's restricted stock and restricted stock units will become vested and nonforfeitable as to that percentage of the award that would have been earned based on his or her service through the date of termination. Unless otherwise determined at the time of grant or subsequently by the Compensation Committee, upon any other termination of a participant's employment, all of the restricted stock and restricted stock units held by the participant that have not become vested will be forfeited.

  Deferred Stock

        Under the Omnibus Plan, a participant may receive an award of deferred stock. Deferred stock represents our contractual obligation to deliver shares of our common stock at the end of a specified deferral period. Deferred stock may also be settled in cash.

        Unless otherwise determined at the time of grant, participants will be entitled to receive additional deferred stock in respect of dividends or other distributions paid with respect to his or her deferred stock. Deferred stock will not carry voting rights until the underlying shares have been issued.

        Unless the Compensation Committee determines otherwise and unless a participant's employment is terminated for cause, that participant would receive the shares of our common stock underlying his or her deferred shares (or cash in lieu thereof).

  Change in Control

        In the event of a change in control as described above under the heading SIRVA, Inc. Stock Incentive Plan, all outstanding options and stock appreciation rights shall become fully vested and exercisable, the restriction period applicable to any awards of restricted stock and restricted stock units shall lapse, and shares of our common stock underlying deferred stock shall be issued or, at the discretion of the Compensation Committee, each award of options, stock appreciation rights, restricted stock units or deferred stock, as the case may be, shall be canceled in exchange for a payment in cash equal to the product of (i) (A) in the case of options and stock appreciation rights, the excess of the change in control price over the exercise price or base price, as the case may be, and (B) in the case of all other awards, the change of control price, and (ii) the number of shares of common stock covered by such award.

        Upon a change in control, all outstanding performance stock and performance stock units relating to performance periods ending prior to the change in control which have been earned but not paid shall become immediately payable, and all outstanding performance stock or performance stock units relating to performance periods still in progress at the time of the change in control shall be deemed to have earned a pro rata award equal to the product of (i) the amount of the participant's target award opportunity for the performance period in question based on performance versus goals as of such date and (ii) a fraction based on the number of full or partial months that have elapsed in the performance period as compared to the total number of months in such performance period.

        Notwithstanding the foregoing, if the Compensation Committee determines before the change in control either that all outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units, and deferred stock will be honored or assumed by the acquirer, or alternative awards with equal or better terms will be made available, such outstanding awards of options, stock appreciation rights, restricted stock, restricted stock units and deferred stock will not be canceled, their vesting and exercisability will not be accelerated, and there will be no payment in exchange for such awards. Any alternative awards offered must satisfy the requirements for alternative awards set forth under the heading SIRVA, Inc. Stock Incentive Plan. Alternative awards shall not be made available for performance stock or performance units.

  Nontransferability of Awards

        Awards under the Omnibus Plan will generally not be assignable or transferable other than by will or by the laws of descent and distribution, and all awards and rights will be exercisable during the life of the participant only by the participant or his or her legal representative. The Compensation Committee may, upon such terms and conditions as it determines appropriate, permit transfers to the participant's family members or to entities of which the participant or his or her family members are the sole beneficiaries or owners.

  Term and Amendment

        The Board may terminate or suspend the Omnibus Plan any time, and from time to time may amend or modify the Omnibus Plan, provided that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of Common Stock is present in person or by proxy, no amendment or modification to the Omnibus Plan may (i) materially increase the benefits accruing to participants under the Omnibus Plan, (ii) except as a result of an adjustment event (as defined in the Omnibus Plan), materially increase the number of shares of Common Stock subject to awards under the Omnibus Plan or the maximum number of awards or amount of cash that may be granted to a participant under the Omnibus Plan, or (iii) materially modify the requirements for participation in the Omnibus Plan. No amendment, modification, or termination of the Omnibus Plan shall in any manner adversely affect any award previously granted under the Omnibus Plan, without the consent of the participant. The Omnibus Plan shall continue in effect, unless sooner terminated by the Board, until the tenth anniversary of the date on which it is adopted by the Board.

  Federal Income Tax Consequences

        The following is a brief description of the material U.S. federal income tax consequences generally arising with respect to awards issued pursuant to the Omnibus Plan.

        The grant of an option will generally not give rise to tax consequences for the option holder or entitle us to a deduction. Upon exercising an option, other than an incentive stock option, the option holder will generally recognize ordinary income equal to the excess, if any, of the closing price of the shares acquired on the date of exercise over the exercise price, and we generally will be entitled to a tax deduction in the same amount in the year the income is so recognized. Generally, upon exercise of an incentive stock option, the participant would not recognize income upon exercise if the participant (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of the Company or a subsidiary thereof from the date of grant and through and until three months before the exercise date. Any gain would be taxed to the participant as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

        With respect to other awards, upon the payment of cash or the issuance of shares or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant will generally recognize ordinary income equal to the cash or the fair market value of shares or other property delivered. The fair market value of the shares delivered will be the product of the number of shares delivered and the closing price of a share of common stock on the date of delivery of the shares. We will be entitled to a deduction in an amount equal to the ordinary income recognized by the participant in the year the income is so recognized.

        Section 162(m) of the Internal Revenue Code generally limits the ability of a public corporation to deduct compensation greater than $1,000,000 paid with respect to a particular year to an individual who is, on the last day of that year, the corporation's chief executive officer or one of its four other most highly compensated executive officers, other than compensation that is "performance related" within the meaning of section 162(m). Under a special rule that applies to corporations that become public through an initial public offering, this limitation generally will not apply to compensation that is paid pursuant to the Omnibus Plan before the first meeting of our stockholders in 2007 at which directors will be elected.

Certain Committees of the Board of Directors

        Audit Committee.    We have an audit committee consisting of Messrs. Stocker, Dellinger, Homa and Schnall. Mr. Schnall is a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. The audit committee has responsibility for, among other things:

•
recommending to the board of directors the selection of our independent auditors,

•
reviewing and approving the scope of the independent auditors' audit activity and extent of non-audit services,

•
reviewing with management and the independent accountants the adequacy of our basic accounting systems and the effectiveness of our internal audit plan and activities,

•
reviewing with management and the independent accountants our financial statements and exercising general oversight of our financial reporting process, and

•
reviewing litigation and other legal matters that may affect our financial condition and monitoring compliance with our business ethics and other policies.

        Mr. Schnall will be replaced by an independent director within 90 days after this offering.

        Compensation Committee.    The Board established a Compensation Committee to review all compensation arrangements for our executive officers. The individuals serving on the Compensation Committee are Ms. Affeldt, General Clark, Sir Jeremy Mackenzie and Mr. Rogers. Mr. Rogers is a principal of Clayton, Dubilier & Rice, Inc., a limited partner of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and a director and stockholder of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc. To ensure compliance with the independence requirements of the New York Stock Exchange and applicable law, the composition of the Compensation Committee may change prior to and following the offering.

        Insider Participation.    SIRVA, North American Van Lines and Clayton, Dubilier & Rice, Inc. are parties to an Amended and Restated Consulting Agreement, dated as of January 1, 2001, pursuant to which Clayton, Dubilier & Rice, Inc. provides us with financial advisory and management consulting services. We pay Clayton, Dubilier & Rice, Inc. a management fee of $1.0 million annually, which we review on an annual basis. For each of the years ended December 31, 2002 and 2001, we paid Clayton, Dubilier & Rice, Inc. an additional $0.375 million in connection with the services provided by Mr. Rogers as our President and Chief Executive Officer from his election in April 2001 until Brian P. Kelley was named President and Chief Executive Officer in August 2002. Mr. Rogers received no compensation for his services as President and Chief Executive Officer.

        SIRVA, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership have entered into an Indemnification Agreement, dated as of March 30, 1998, pursuant to which we have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, any other investment vehicle managed by Clayton, Dubilier & Rice, Inc., their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

Principal and Selling Stockholders

        The following table lists all shares of our common stock that, as of June 30, 2003 were beneficially owned by

  •
  each stockholder known to us to beneficially own more than 5% of the outstanding shares of our common stock,

  •
  each of our directors,

  •
  each of the executives listed in the Summary Compensation Table,

  •
  all of our directors and executive officers as a group, and

  •
  the other selling stockholders participating in the offering.

        The selling stockholders are offering a total of                  shares in this offering, assuming no exercise of the over-allotment option held by the underwriters. For more information regarding the terms of our common stock, see "Description of Capital Stock;" and for a description regarding the over-allotment option, see "Underwriting;" and for information regarding transactions and relationships with the following listed beneficial owners, see "Certain Relationships and Related Transactions."

	Shares Outstanding Before the Offering		Shares to be Sold in the Offering	Shares Outstanding After the Offering
Name and Address of Beneficial Owner(1)	Number	Percent	Number	Number	Percent
Clayton, Dubilier & Rice Fund V Limited Partnership(2)	10,164,590	56.63%
Clayton, Dubilier & Rice Fund VI Limited Partnership(3)	4,225,370	23.54%
NFC International Holdings (Netherlands II) BV(4)	3,187,790	16.94%
Name of Executive Officers and Directors
Brian P. Kelley	70,000	*
James W. Rogers	141,570	*
Douglas E. Christensen	20,000	*
John M. Dupuy(5)	29,000	*
Michael P. Fergus(6)	85,816	*
Ralph A. Ford(7)	72,016	*
Douglas V. Gathany(8)	26,470	*
Ann M. Harten	—	—
Michael K. Kingston(9)	14,783	*
Ronald L. Milewski(10)	86,753	*
Kevin D. Pickford(11)	16,341	*
Robert J. Rosing	20,000	*
Joan E. Ryan	40,634	*
Todd W. Schorr(12)	22,000	*
Dennis M. Thompson(13)	11,227	*
Lawrence A. Writt(14)	32,570	*
Kathleen J. Affeldt	5,420	*
Wesley K. Clark	4,597	*
Robert J. Dellinger	5,636	*
Kenneth E. Homa	30,451	*
Edward J. Orzetti	5,405	*
Sir Jeremy Mackenzie	56	*
Richard J. Schnall	—	—
Carl T. Stocker	7,191	*

All directors and executive officers as a group (24 persons)(15)	747,936	4.12%

*
Less than 1%

(1)
In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire beneficial ownership of within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Each of such stockholders has sole voting and investment power as to the shares unless otherwise noted.

(2)
CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and has the power to direct Clayton, Dubilier & Rice Fund V Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. CD&R Investment Associates II, Inc., a Cayman Island exempted company, is the managing general partner of CD&R Associates V Limited Partnership and has the power to direct CD&R Associates V Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund V Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund V Limited Partnership. No person controls the voting and disposition of CD&R Investment Associates II, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. Each of CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund V Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund V Limited Partnership, CD&R Associates V Limited Partnership and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(3)
CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership and has the power to direct Clayton, Dubilier & Rice Fund VI Limited Partnership as to the voting and disposition of shares held by Clayton, Dubilier & Rice Fund VI Limited Partnership. CD&R Investment Associates VI, Inc., a Cayman Island exempted company, is the general partner of CD&R Associates VI Limited Partnership and has the power to direct CD&R Associates VI Limited Partnership as to its direction of Clayton, Dubilier & Rice Fund VI Limited Partnership's voting and disposition of the shares held by Clayton, Dubilier & Rice Fund VI Limited Partnership. No person controls the voting and disposition of CD&R Investment Associates VI, Inc. with respect to the shares owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. Each of CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. expressly disclaims beneficial ownership of the shares owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. The business address for each of Clayton, Dubilier & Rice Fund VI Limited Partnership, CD&R Associates VI Limited Partnership and CD&R Investment Associates VI, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(4)
Includes 874,800 shares issuable to NFC International Holdings (Netherlands II) upon exercise of the warrant received by Exel as part of the consideration for the sale of the Allied business. The business address for NFC International Holdings (Netherlands II) is c/o Exel plc, Ocean House, The Ring, Bracknell, Berkshire RG12 1AW, England.

(5)
Includes 9,000 shares issuable to Mr. Dupuy upon exercise of options exercisable within 60 days.

(6)
Includes 45,816 shares issuable to Mr. Fergus upon exercise of options exercisable within 60 days.

(7)
Includes 34,976 shares issuable to Mr. Ford upon exercise of options exercisable within 60 days.

(8)
Includes 4,000 shares issuable to Mr. Gathany upon exercise of options exercisable within 60 days.

(9)
Includes 5,182 shares issuable to Mr. Kingston upon exercise of options exercisable within 60 days.

(10)
Includes 56,753 shares issuable to Mr. Milewski upon exercise of options exercisable within 60 days.

(11)
Includes 8,841 shares issuable to Mr. Pickford upon exercise of options exercisable within 60 days.

(12)
Includes 7,000 shares issuable to Mr. Schorr upon exercise of options exercisable within 60 days.

(13)
Includes 6,227 shares issuable to Mr. Thompson upon exercise of options exercisable within 60 days.

(14)
Includes 14,580 shares issuable to Mr. Writt upon exercise of options exercisable within 60 days.

(15)
Includes 192,375 shares issuable upon exercise of options exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investment Funds Managed by Clayton, Dubilier & Rice, Inc.

        Overview.    Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership own 56.6% and 23.5% of our outstanding common stock, respectively. They are private investment funds managed by Clayton, Dubilier & Rice, Inc.

        The general partner of Clayton, Dubilier & Rice Fund V Limited Partnership is CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates V Limited Partnership has three general partners. The managing general partner of CD&R Associates V Limited Partnership is CD&R Investment Associates II, Inc., a Cayman Islands exempted company. The other general partners of CD&R Associates V Limited Partnership are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company, and CD&R Investment Associates, Inc., a Delaware corporation. Under the partnership agreement of CD&R Associates V Limited Partnership, all management authority (other than with respect to the amendment of the partnership agreement) is vested in CD&R Investment Associates II, Inc.

        The general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership is CD&R Associates VI Limited Partnership, a Cayman Islands exempted limited partnership. CD&R Associates VI Limited Partnership has a general partner, CD&R Investment Associates VI, Inc., a Cayman Islands exempted company.

        Two of our directors, James W. Rogers and Richard J. Schnall, are principals of Clayton, Dubilier & Rice, Inc., limited partners of CD&R Associates V Limited Partnership and CD&R Associates VI Limited Partnership, and stockholders and directors of CD&R Investment Associates II, Inc. and CD&R Investment Associates VI, Inc.

        Clayton, Dubilier & Rice, Inc. is a private investment firm organized as a Delaware corporation. Clayton, Dubilier & Rice, Inc. is the manager of a series of investment funds, including Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership. Clayton, Dubilier & Rice, Inc. generally assists in structuring, arranging financing for and negotiating the transactions with companies in which the funds it manages invest. After the consummation of such transactions, Clayton, Dubilier & Rice, Inc. generally provides management and financial consulting services to the companies. Such services include helping companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving their operational, marketing and financial performance.

        Consulting Agreement.    SIRVA, North American Van Lines and Clayton, Dubilier & Rice, Inc. are parties to an Amended and Restated Consulting Agreement, dated as of January 1, 2001, pursuant to which Clayton, Dubilier & Rice, Inc. provides us with financial advisory and management consulting services. We pay Clayton, Dubilier & Rice, Inc. a management fee of $1.0 million annually, which we review on an annual basis. For each of the years ended December 31, 2002 and 2001, we paid Clayton, Dubilier & Rice, Inc. an additional $0.375 million in connection with the services provided by Mr. Rogers as our President and Chief Executive Officer from his election in April 2001 until Brian P. Kelley was named President and Chief Executive Officer in August 2002. Mr. Rogers received no compensation for his services as President and Chief Executive Officer. The consulting agreement will continue to be in effect after the offering and therefore, Clayton, Dubilier & Rice, Inc. will be entitled to receive fees, including financial advisory fees, in the future.

        Indemnification Agreement.    SIRVA, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership have entered into an Indemnification Agreement, dated as of March 30, 1998, pursuant to which we have agreed to indemnify Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice Fund V Limited Partnership, any other investment vehicle managed by Clayton, Dubilier & Rice, Inc., their respective directors, officers, partners, employees, agents and controlling persons, against certain liabilities arising under federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Stock Subscription Agreements.    Clayton, Dubilier & Rice Fund V Limited Partnership organized us in March 1998 to purchase North American Van Lines. It subscribed for 6,150,500 shares of our common stock for an aggregate purchase price of $61.5 million pursuant to a Stock Subscription Agreement, dated as of March 30, 1998. Pursuant to that agreement, Clayton, Dubilier & Rice Fund V Limited Partnership may designate all but one of the members of our Board of Directors. Exel has the right to designate the remaining member of our Board of Directors pursuant to an agreement discussed below. Clayton Dubilier & Rice Fund V Limited Partnership is also entitled to consult with us with respect to our operations at any time, to have observers attend meetings of our Board of Directors and those of certain of our subsidiaries, and to receive all our quarterly and annual financial reports and budgets, as well as other documents. In addition, the stock subscription agreement imposes certain restrictions on the transfer of the shares of our common stock owned by Clayton, Dubilier & Rice Fund V Limited Partnership.

        On December 1, 1999, pursuant to a Stock Subscription Agreement, dated as of November 19, 1999, Clayton, Dubilier & Rice Fund V Limited Partnership purchased an additional 2,253,520 shares of our common stock for an aggregate purchase price equal to $32.0 million. The stock subscription agreement imposes certain restrictions on the transfer of the shares of common stock purchased under the agreement. The proceeds of this stock subscription were used to repay a portion of the $40.0 million interim loan we incurred in connection with the acquisition of the Allied and Pickfords businesses.

        On April 12, 2002 and May 3, 2002, pursuant to a Stock Subscription Agreement, dated April 12, 2002, Clayton, Dubilier & Rice Fund VI Limited Partnership purchased 1,408,460 and 2,816,910 shares of our common stock, respectively, for aggregate purchase prices of $20.0 million and $40.0 million, respectively. Pursuant to that agreement, Clayton, Dubilier & Rice Fund VI Limited Partnership is entitled to consult with us with respect to our operations at any time, to have observers attend meetings of our Board of Directors and those of certain of our subsidiaries, and to receive all our quarterly and annual financial reports and budgets, as well as other documents. In addition, the stock subscription agreement imposes certain restrictions on the transfer of the shares of our common stock owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. The proceeds of the April subscription were used to fund a portion of the purchase price for the purchase of the business conducted by National Association of Independent Truckers, Inc. and its affiliate, VCW, Inc., a leading provider of insurance services to independent contract truck drivers. The proceeds of the May subscription were used to fund a portion of the purchase price for the purchase of CRS, the business that provides comprehensive relocation services to companies and their employees, including home sale services, relocation coordination services and mortgage lending services.

        Upon the closing of this offering, the director designation, observer and other rights granted to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership under the Stock Subscription Agreements described above will terminate. We anticipate that we will enter into a stockholders agreement with Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership upon the closing of this offering. We expect that this new agreement will provide various rights to Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, including rights to designate a specified number of directors, which will be at least a majority of our board of directors following the closing of this offering. We expect that the designation rights will be subject to reduction based on specified reductions in share ownership percentages.

        Senior Discount Loan.    On November 19, 1999, we incurred $35.0 million initial accreted value of unsecured senior discount term loan borrowings in connection with the acquisition of the Allied and Pickfords businesses. In November 2002, the lenders, J.P. Morgan Securities Inc. (formerly known as

Chase Securities Inc.), Blue Ridge Investments, LLC and Mt. Mitchell Capital Funding, LLC, assigned the senior discount loan to Arawak, Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership. The senior discount loan accretes at a rate of 16.0% per annum from its initial accreted value of $35.0 million at November 19, 1999. Such amount had accreted to $61.1 million as of June 30, 2003 and will accrete until December 1, 2004. Thereafter, the senior discount notes will bear interest at a rate of 16.0% per annum, payable semi-annually, and will be unsecured obligations without the benefit of guarantees. We intend to apply a portion of the net proceeds of this offering to redeem the senior discount debt. We expect to obtain waivers or amendments under our senior credit agreement prior to closing to permit this use of a portion of the net proceeds.

        Moveline.    In August 2000, we organized Moveline, Inc. with Clayton, Dubilier & Rice Fund V Limited Partnership to provide home and office relocation products and services to individuals, businesses, agents and drivers primarily through the internet. Pursuant to a Contribution and Subscription Agreement, dated August 11, 2000, we contributed certain assets to Moveline, Inc. in exchange for nonvoting convertible preferred stock representing 30.0% of the initially fully diluted capital stock of Moveline. Clayton, Dubilier & Rice Fund V Limited Partnership invested $25.0 million in cash for approximately 50.0% of the initial fully diluted capital stock of Moveline. The remaining 20.0% of Moveline's capital stock was reserved for issuance to Moveline management and third-party business partners.

        On December 31, 2001, we acquired Moveline by merging it into one of our wholly-owned subsidiaries, with our subsidiary as the surviving corporation, pursuant to an Agreement and Plan of Merger, dated as of November 9, 2001. Immediately following the merger, we contributed the surviving subsidiary to Allied Van Lines, Inc., another of our wholly owned subsidiaries. Allied Van Lines subsequently merged with that subsidiary with Allied Van Lines as the surviving corporation. Under the agreement and plan of merger, Moveline's stockholders received a fraction of a share of our common stock for each Moveline share acquired in the merger. As a result, we issued to Clayton, Dubilier & Rice Fund V Limited Partnership an additional 1,760,570 shares of our common stock in connection with the merger.

Exel plc

        Overview.    On November 19, 1999, we purchased the Allied and Pickfords businesses from Exel plc pursuant to an Acquisition Agreement, dated as of September 14, 1999. In consideration for the acquisition, we paid Exel $418.1 million in cash and issued to NFC International Holdings (Netherlands II), an affiliate of Exel, 1,749,610 shares of our common stock, representing approximately 20.0% of our then fully-diluted common stock, 24,500 shares of our junior exchangeable preferred stock, and a warrant to purchase 874,800 shares of our common stock. To finance a portion of the purchase price, we incurred a $40.0 million interim loan, a portion of which was repaid with the proceeds of a stock subscription by NFC International Holdings (Netherlands II). In addition, we entered into various arrangements with Exel to provide each other with various vehicle and real property services and leases or subleases of several pieces of real property.

        Letter Agreement.    In connection with the issuance of 1,749,610 shares of our common stock to NFC International Holdings (Netherlands II) pursuant to the acquisition agreement, we entered into a letter agreement with Exel which gives Exel the right, so long as it and any of its affiliates hold at least 10% of the outstanding shares of our capital stock determined as if all shares issuable under the warrant were issued and outstanding and held by NFC International Holdings (Netherlands II), to nominate one director to our Board of Directors. The agreement also imposes certain restrictions on the transfer of the 1,749,610 shares of our common stock held by NFC International Holdings (Netherlands II), such as rights of first refusal and drag-along rights. These restrictions on transfer will terminate upon the closing of this offering.

        Junior Exchangeable Preferred Stock.    The 24,500 shares of our junior preferred stock issued to NFC International Holdings (Netherlands II) had an initial aggregate liquidation preference of $24.5 million and, as of June 30, 2003, an aggregate liquidation preference of $31.5 million. The dividend rate on this junior preferred stock is 12.4% compounded quarterly, although the payment of dividends is subject to the discretion of our Board of Directors. Our ability to pay dividends is subject to our various debt agreements, including the indenture and the senior credit facility. In limited circumstances, we have the option to exchange the junior preferred stock for subordinated exchange debentures. Subject to the terms of our debt agreements, the junior preferred stock is required to be redeemed on the eleventh anniversary of its issue date or upon the occurrence of certain other events. In addition, we have the right, subject to the terms of our debt agreements, to redeem the junior preferred stock at any time after the first anniversary of its issue date. We intend to apply a portion of the net proceeds of this offering to redeem the junior preferred stock. We expect to obtain appropriate waivers or amendments under our senior credit agreement prior to closing to permit this use of a portion of the net proceeds.

        Warrant.    The warrant that we issued to NFC International Holdings (Netherlands II) BV entitles the holder to purchase 874,800 shares of our common stock at an exercise price of $40.00 per share. The warrant expires on November 19, 2004 and contains customary anti-dilution protections. In addition, the warrant and any shares issued upon its exercise are subject to certain transfer restrictions, including rights of first refusal and drag-along rights in our favor and in favor of Clayton, Dubilier & Rice Fund V Limited Partnership and hold-back covenants. The rights of first refusal and drag-along rights will terminate upon the closing of this offering.

        Other Services.    In connection with the acquisition of the Allied and Pickfords businesses, Exel and its affiliates agreed to provide certain vehicle and real property services to us. In addition, there are a number of properties in the United Kingdom which are used both for operations of the moving services businesses we acquired and also for operations of other businesses of Exel which Exel retained. Certain subsidiaries of Exel lease or sublease portions of those facilities, which we acquired in connection with the acquisition of the Allied and Pickfords businesses. Similarly, in the case of the shared sites which we acquired in connection with that acquisition, Pickfords Limited leases or subleases to certain Exel entities portions of those facilities for their use. The terms of these leasing and subleasing arrangements range from less than one year to up to fifteen years and are generally at market rents and conditions.

        Stock Subscription Agreement.    On December 1, 1999, NFC International Holdings (Netherlands II) purchased 563,380 shares of our common stock for an aggregate purchase price of $8.0 million pursuant to a Stock Subscription Agreement, dated as of November 19, 1999. The stock subscription agreement imposes certain restrictions on the transfer of the shares of common stock purchased under that agreement. The proceeds of this stock subscription were used to repay a portion of the $40.0 million interim loan we incurred in connection with the acquisition of the Allied and Pickfords businesses.

Agreements with Our Management and Other Investors

        Management Equity Offerings.    In connection with our acquisition of North American Van Lines in 1998 and the acquisition of the Allied and Pickfords businesses in November 1999, we offered and sold shares of our common stock and granted options to purchase such shares to certain members of our management and the management of our subsidiaries pursuant to the SIRVA, Inc. Stock Incentive Plan. We have made several additional management equity offerings in each year since 2000. As of June 30, 2003, 104 members of management collectively owned 650,463 shares of such stock and had been granted options to purchase 1,418,566 additional shares of such stock pursuant to these management equity offerings.

        Management Loans.    Certain members of our and our subsidiaries' management borrowed money from a third party lender to fund their investments in us. North American Van Lines guarantees loans in an aggregate principal amount of $1.4 million as of June 30, 2003, made by the third-party lender to 19 members of our and our subsidiaries' management, including certain of our executive officers. North American Van Lines would become liable for such amounts in the event that a member of management fails to pay the principal and interest when due. These loans mature in May 2004 and bear interest at the prime rate plus 1.0%. These loans include loans made by the third-party lender and guaranteed by North American Van Lines to two of our executive officers, John M. Dupuy and Todd W. Schorr. Messrs. Dupuy and Schorr borrowed $84,000 and $159,750, respectively, to purchase 20,000 and 15,000 shares of our common stock, respectively. As of June 30, 2003, Messrs. Dupuy and Schorr owed $50,732 and $162,072, respectively, to the third-party lender. The loans to all of our executive officers were made prior to the passage of the Sarbanes-Oxley Act. Subsequent to its passage, we adopted a policy prohibiting us and our subsidiaries from making loans to or guaranteeing loans of executive officers.

        Other Stockholder Offerings.    We offered holders of our common stock, including members of management and directors, who were accredited investors the opportunity to purchase additional shares in connection with Clayton, Dubilier & Rice Fund V's Limited Partnership subscription for 2,253,520 shares of our common stock under the Stock Subscription Agreement, dated November 19, 1999. Certain of these holders purchased a total of 65,620 shares on February 11, 2000.

        We offered holders of our common stock who were accredited investors, including members of management and directors, the opportunity to purchase, on a pro rata basis, additional shares of our common stock, in connection with the stock subscriptions made by Clayton, Dubilier & Rice Fund VI Limited Partnership on April 12 and May 3, 2002, pursuant to the Stock Subscription Agreement, dated as of April 12, 2002. Certain of these accredited investors purchased a total of 77,480 shares on July 30, 2002.

Registration and Participation Agreement

        Registration Rights.    Each holder of shares of our common stock and options to purchase shares of our common stock, including executive officers and key employees, are entitled to the following registration rights for the shares of common stock held by them or issuable upon exercise of options to purchase our common stock under a Registration and Participation Agreement, dated as of March 30, 1998, among SIRVA, Clayton, Dubilier & Rice Fund V Limited Partnership, and Exel plc, as amended:

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  holders constituting, at any time prior to our initial public offering, at least 50% and thereafter, at least 20%, of the total shares of these registrable securities may request that we use our best efforts to register such securities for public resale,

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  if we register any common stock at any time, either for our account or for the account of any stockholder, including in connection with this offering, the holders of registrable securities are entitled to request that we use our best efforts to include the number of their shares of common stock, which in the opinion of the underwriters, can be sold, and

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  Exel has the right to make two demands that we register all of their registrable securities so long as it and its affiliate own at least 1,156,500 shares of our common stock.

        In most cases, we will bear all registration expenses (other than underwriting discounts), including the fees and expenses of counsel to the selling stockholders. Because only Clayton, Dubilier & Rice Fund V Limited Partnership holds more than 50% of our outstanding common stock, it is the only shareholder able to initiate the initial registration by itself. Further, members of management generally do not have registration rights under the Registration and Participation Agreement for shares of our common stock issued upon exercise of options if we have registered such shares under the Securities Act.

        If we file a registration statement under the Securities Act with respect to a public offering of our common stock, no holders of our common stock are permitted to effect any public sale or distribution of any shares of such stock during the 20 days before and the 180 days after the effective date of the registration statement (other than as part of the public offering).

        Participation Rights.    Exel or an affiliate of Exel has the right to purchase, on a pro rata basis, additional shares of our common stock if Clayton, Dubilier & Rice Fund V Limited Partnership or any other investment vehicle managed by Clayton, Dubilier & Rice, Inc., including Clayton, Dubilier & Rice Fund VI Limited Partnership, subscribes for additional shares of our common stock.

Other Arrangements

        On July 1, 2002, we entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for our domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as approximately 24% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership. As of June 30, 2003, we had purchased $16.7 million in services from Covansys Corporation and Affiliated Computer Services, Inc., and the remaining total purchase commitment was $167.7 million.

DESCRIPTION OF OUR INDEBTEDNESS

Overview

        In connection with the acquisition of the Allied and Pickfords businesses, North American Van Lines entered into a senior credit agreement that provided for senior secured credit facilities consisting of two term loan facilities, under which $318.8 million in borrowings is currently outstanding, and a revolving credit facility providing up to $150.0 million in revolving credit commitments. In connection with the same acquisition, North American Van Lines also completed an offering of $150.0 million principal amount of 13 3/8 senior subordinated notes due 2009 and SIRVA incurred $35.0 million initial accreted value of unsecured senior discount term loan borrowings. The credit facilities, senior subordinated notes and senior discount term loans are described in greater detail below.

Senior Secured Credit Facility

        General.    North American Van Lines entered into a senior credit agreement with a syndicate of financial institutions, with JPMorgan Chase Bank as administrative agent and Banc of America Securities LLC as syndication agent. The following summary is a description of the principal terms of the senior credit agreement, as amended, and the related documents governing the facility and is subject to and qualified in its entirety by reference to such governing documents. The senior credit agreement governing the facility and all amendments to that credit agreement to date have been filed as exhibits to the registration statement of which this prospectus is a part. It is available as set forth under the heading "Where You Can Find More Information."

        The senior credit agreement originally provided for senior secured credit facilities in an aggregate principal amount of up to $475.0 million, consisting of:

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  a revolving credit facility in providing for up to $150.0 million in revolving credit commitments,

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  the Tranche A Term Loan, a seven-year term loan of $150.0 million, and

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  the Tranche B Term Loan, an eight-year term loan of $175.0 million.

        In connection with the purchase of CRS, the relocation services business of Cooperative Resource Services on May 3, 2002, North American Van Lines borrowed an additional $50.0 million under the Tranche B Term Loan facility.

        Use of Facility.    In connection with the closing of the acquisition of the Allied and Pickfords businesses, North American Van Lines used the initial term loans and borrowed under the revolving credit facility to refinance certain existing indebtedness and to finance a portion of the purchase price for the acquisition of the Allied and Pickfords businesses. In connection with the purchase of CRS, North American Van Lines used the additional $50.0 million borrowed under the Tranche B Term Loan facility to fund a portion of the purchase price for the acquired business, to refinance certain existing indebtedness of the acquired business, and to refinance existing indebtedness under the revolving credit facility. The unused commitments under the revolving credit facility are available to North American Van Lines and certain of its foreign subsidiaries from time to time for general corporate purposes.

        Guarantee and Security.    SIRVA and certain of the existing and subsequently acquired or organized domestic subsidiaries of North American Van Lines guarantee the obligations of North American Van Lines and would guarantee any borrowings made by any foreign subsidiary borrowers. A foreign subsidiary's borrowings would also be guaranteed by certain subsidiaries of that foreign subsidiary borrower. North American Van Lines' obligations under the senior secured credit facility are secured by substantially all of SIRVA's tangible and intangible assets and those of North American Van Lines and certain of its domestic subsidiaries, except that:

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  the stock or securities of the foreign subsidiaries of North American Van Lines (other than any direct first-tier foreign subsidiary of North American Van Lines) is not required to be pledged to secure these obligations,

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  no more than 65% of the stock or securities of a direct first-tier foreign subsidiary of North American Van Lines is required to be pledged to secure these obligations, and

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  no more than 65% of the stock or securities of any domestic subsidiary of North American Van Lines that acts as a holding company for foreign subsidiaries of North American Van Lines is required to be pledged to secure these obligations.

        In the event that any foreign subsidiary of North American Van Lines borrows under the senior secured credit facility, its obligations will be secured by not more than 65% of the stock of such foreign subsidiary borrower and by substantially all of SIRVA's tangible and intangible assets, those of such foreign subsidiary borrower, North American Van Lines, certain of North American Van Lines' domestic subsidiaries and the capital stock of certain of the subsidiaries of the foreign subsidiary borrower.

        Amortization; Interest; Fees; Maturity.    The term loan obligations under the senior credit agreement are repayable in quarterly principal payments over seven years, in the case of the Tranche A Term Loan, or eight years, in the case of the Tranche B Term Loan. Loans under the revolving credit facility mature on the seventh anniversary of the initial borrowing. The term loans and loans under the revolving credit facility bear interest at specified margins over a base rate or a eurodollar rate, depending on the interest rate option we elect. As of June 30, 2003, the interest rate on the Tranche A loan was 4.04%, the interest rate on the Tranche B loan was 4.875% and the interest on the $84.0 million then outstanding under the revolving credit facility was 3.81%.

        A commitment fee is payable quarterly on the daily average undrawn portion of the revolving credit facility, in the amount of 0.50% per annum or less, depending on our financial performance.

        Prepayments.    The senior credit agreement permits voluntary prepayment of the term loans and loans under the revolving credit facility without premium or penalty except for breakage costs incurred in connection with prepayment during a eurodollar interest period. Optional prepayments of Tranche B Term loans and any prepayments, whether optional or mandatory, made as a result of or in connection with a change of control, or any refinancing of any of the senior credit facilities, shall be at par plus accrued interest. With limited exceptions, mandatory prepayments will be required to be made from net cash proceeds of certain asset sales, net cash proceeds of certain debt issuances and 50% of excess cash flow, such percentage to be reduced to zero upon our achievement of specified performance criteria.

        Covenants and Events of Default.    The senior secured credit facility is subject to covenants that, among other things, restrict the ability of North American Van Lines and its subsidiaries to:

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  dispose of assets,

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  incur indebtedness or guarantee obligations,

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  prepay other indebtedness,

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  make dividends and other restricted payments,

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  create liens,

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  make equity or debt investments,

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  make acquisitions,

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  modify terms of the indenture,

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  engage in mergers or consolidations,

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  change the business we conduct,

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  make capital expenditures, or

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  engage in certain transactions with affiliates.

In addition, under the senior secured credit facility, North American Van Lines is also subject to certain financial covenants, including the requirement to maintain a minimum interest coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The senior secured credit facility is subject to customary events of default.

        We expect to obtain appropriate waivers or amendments under our senior credit agreement prior to closing to permit us to apply the net proceeds of this offering specified in "Use of Proceeds".

Senior Discount Debt

        General.    In November 1999, SIRVA incurred $35.0 million initial accreted value of unsecured senior discount term loan borrowings from JPMorgan Chase Bank and Blue Ridge Investments, LLC. In November 2002, the lenders assigned the senior discount term loans to Arawak, Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership, who owned 23.5% of our capital stock as at June 30, 2003. This senior discount loan accretes at a rate of 8.0% semi-annually from its initial accreted value of $35.0 million. Such amount had accreted to $61.1 million as of June 30, 2003. Under the loan agreement relating to the senior discount term loans, as amended, the lenders may exchange the senior discount term loan for senior discount notes due 2009 by giving us written notice. The initial accreted value of the senior discount notes will equal the then accreted value of the senior discount term loans.

        The following is a brief summary of the principal terms of the senior discount notes, and is subject to and qualified in its entirety by reference to the indenture by which the senior discount notes will be governed. The senior discount loan has economic and other substantive terms substantially identical to those of the senior discount notes.

        Covenants, Events of Default and Registration Rights.    The senior discount term loans are, and any senior discount notes would be, subject to covenants, events of default and registration requirements similar to those relating to the senior subordinated notes described below.

        We intend to apply a portion of the net proceeds of this offering to redeem the senior discount term loans. We expect to obtain appropriate waivers or amendments under our senior credit agreement prior to closing to permit us to apply the net proceeds of this offering specified in "Use of Proceeds".

Senior Subordinated Notes

        The $150.0 million aggregate principal amount of 13 3/8% senior subordinated notes due 2009 were issued by North American Van Lines in November 1999 pursuant to an indenture. The following summary is a description of the principal terms of the notes and the indenture and is subject to and qualified in its entirety by reference to the notes and the indenture.

        The senior subordinated notes mature in 2009. The senior subordinated notes bear interest at a rate of 13 3/8% per annum. On or after December 1, 2004, North American Van Lines may redeem the notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. The notes are not subject to any sinking fund obligations.

        Upon the occurrence of specified changes in control, North American Van Lines is required to make an offer to repurchase the notes. In such an event, the repurchase price would equal 101% of the principal amount of the repurchased notes, together with accrued and unpaid interest, if any, to the date of repurchase. The senior secured credit facilities, however, prohibit the purchase of the notes by North American Van Lines in the event of a change of control, unless and until such time as the indebtedness under the senior secured credit facilities is paid in full. In the event such prohibition is in effect at the time of a change of control, North American Van Lines must either (i) repay in full all bank indebtedness or offer to repay in full all bank indebtedness and repay the bank indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the bank indebtedness to permit the repurchase of the notes.

        The senior subordinated notes are fully and unconditionally guaranteed on an unsecured, senior subordinated basis, by certain of North American Van Lines' domestic subsidiaries.

        The indenture contains restrictive covenants that, among other things,

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  limit the incurrence of additional indebtedness by North American Van Lines and its subsidiaries;

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  limit the redemption of capital stock of North American Van Lines, the payment of dividends on capital stock of North American Van Lines and the redemption of certain subordinated obligations and certain other existing indebtedness of North American Van Lines and its subsidiaries;

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  limit other restricted payments (including certain types of investments);

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  limit sales of assets and subsidiary stock;

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  limit transactions with affiliates; and

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  limit consolidations, mergers and transfers of all or substantially all North American Van Lines' assets.

        The indenture also prohibits certain restrictions on distributions from subsidiaries and limits the incurrence of certain senior subordinated indebtedness and secured indebtedness. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions. The indenture contains events of default customary for high yield debt securities.

DESCRIPTION OF CAPITAL STOCK

Overview

        Our amended and restated certificate of incorporation will become effective prior to the completion of this offering. It authorizes up to             shares of common stock, par value $.01 per share, and             shares of preferred stock, par value $.01 per share. We refer to our amended and restated certificate of incorporation in this prospectus as our "certificate of incorporation."

        Assuming a    for one stock split of our outstanding shares of common stock by way of reclassification to be effected prior to the completion of this offering,              shares of common stock would be issued and outstanding and held of record by stockholders, and no shares of preferred stock would be issued or outstanding, on the closing of this offering.

        Our amended and restated by-laws will also become effective prior to the completion of this offering. We will refer to our amended and restated by-laws in this prospectus as our "by-laws."

        The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part. The descriptions reflect changes to our capital structure, certificate of incorporation and by-laws that will occur upon the closing of this offering.

Common Stock

        Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

        Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock.

        Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued, will be, fully paid and non-assessable. The rights and privileges of holders of common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred Stock

        Our certificate of incorporation will provide that our board of directors has the authority, without further vote or action by the stockholders, to issue up to              shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock after the completion of this offering.

Stockholders Agreement

        We anticipate that we will enter into a stockholders agreement with Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership upon the closing of this offering. We expect that this new agreement will provide various rights to Clayton, Dubilier & Rice Fund V

Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership, including rights to designate a specified number of directors, which will be at least a majority of our board of directors following the closing of this offering. We expect that the designation rights will be subject to reduction based on specified reductions in share ownership percentages.

Change of Control Related Provisions of Our Certificate of Incorporation and By-laws, and Delaware Law

        A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

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  enhance the likelihood of continuity and stability in the composition of our board of directors;

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  discourage some types of transactions that may involve an actual or threatened change in control of us;

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  discourage certain tactics that may be used in proxy fights;

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  ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

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  encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Capital Stock

        Common Stock.    We currently plan to issue an estimated             million shares of our authorized common stock in this offering. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Preferred Stock.    Our certificate of incorporation will provide that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

        Our certificate of incorporation will provide that our board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of our board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure.

        Our certificate of incorporation also provides that directors may be removed only for cause at a meeting of stockholders by a majority of the shares then entitled to vote. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. Our by-laws will provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors, but the board of directors shall at no time consist of fewer than three directors.

        These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

        Our by-laws provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

        In addition, under the provisions of both our certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. The chief executive officer or, under some circumstances, the president and the board of directors may call a special meeting.

        These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of Liability of Directors

        Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors' duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

        Our by-laws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of Restricted Securities

        After this offering,             shares of common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 and Rule 701 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lockup agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock Options

        Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity-based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of                          shares of common stock are reserved for issuance under our benefit plans.

Lock-Up Arrangements

        We, Clayton, Dubilier & Rice Fund V Limited Partnership and Clayton, Dubilier & Rice Fund VI Limited Partnership have agreed with the underwriters, subject to exceptions, not to (1) offer, sell, contract to sell, pledge, hypothecate, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of common stock, any options, rights or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of common stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock or other securities described in (1), for 180 days after the date of this prospectus, except with the prior written consent of Credit Suisse First Boston LLC and Goldman Sachs & Co. In addition, we have agreed to enforce the lock-up provision in our Registration and Participation Agreement, and have agreed not to waive the lock-up provision without the prior written consent of Credit Suisse First Boston LLC and Goldman, Sachs & Co. See "Certain Relationships and Related Transactions." Following the lock-up periods, substantially all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration and Participation Agreement

        Stockholders currently representing substantially all of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See "Certain Relationships and Related Transactions."

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the then-outstanding shares of common stock; and

  •
  the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are "restricted securities" and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lockup agreements.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of material U.S. federal tax considerations relating to the purchase, ownership and disposition of our common stock to holders who hold shares of our common stock as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion is for general information only and does not address all of the tax considerations that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal tax laws (such as certain financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, or persons who have acquired our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of our common stock.

        As used in this discussion, the term "U.S. holder" means a beneficial owner of our common stock that is a U.S. person. A U.S. person means a person that is for U.S. federal income tax purposes:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation, entity taxable as a corporation, or partnership created or organized in or under the laws of the United States or of any state or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

  (iii)
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  (iv)
  a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "non-U.S. holder" means a beneficial owner of our common stock that is not a U.S. person.

        An individual may, subject to certain exceptions, be deemed to be a resident of the United States for a calendar year by reason of being present in the United States for at least 31 days in such calendar year and for an aggregate of at least 183 days during a three-year period ending with such current calendar year (counting for such purposes all of the days present in such current calendar year, one-third of the days present in the immediately preceding calendar year, and one-sixth of the days present in the second preceding calendar year).

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS APPLICABLE TO THEM RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

U.S. Holders

  Dividends

        Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be included in income by a U.S. holder of common stock when received. Any such dividend will be eligible for the dividends- received deduction, if received by a qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

        Recently enacted legislation reduces to 15% the maximum U.S. federal income tax rate for certain dividends received by individuals through December 31, 2008, so long as certain holding period requirements are met. Unless continuing legislation is enacted, dividends received by individuals after December 31, 2008 will not benefit from this reduction in U.S. federal income tax rates and will thereafter be taxed as ordinary income subject to the U.S. holder's applicable federal income tax rate.

  Sale, Exchange or Other Disposition

        Upon a sale, exchange or other disposition of our common stock, a U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and such U.S. holder's adjusted tax basis in the common stock. Recently enacted legislation also generally reduces to 15% the maximum U.S. federal income tax rate on capital gains recognized by individuals on the sale, exchange or other disposition of our common stock held for more than one year, through taxable years beginning on or before December 31, 2008. The deductibility of capital losses is subject to limitations. Unless continuing legislation is enacted, sales, exchanges or other dispositions of our common stock by individuals after December 31, 2008 will not benefit from this reduction in U.S. Federal income tax rates.

  Information Reporting and Backup Withholding Tax

        In general, payments made to a U.S. holder on or with respect to our common stock will be subject to information reporting. Certain U.S. holders may be subject to backup withholding tax (at a rate equal to 28% from 2003 through 2010 and 31% after 2010) on payments made on or with respect to our common stock if such U.S. holder fails to supply a correct taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Certain persons are exempt from backup withholding including, in certain circumstances, corporations and financial institutions. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a refund or a credit against such U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

Non-U.S. Holders

  Dividends

        We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any dividends paid to a non-U.S. holder at a rate of 30%, unless (i) an applicable income tax treaty reduces or eliminates such tax, and a non-U.S. holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service ("IRS") documentation, or (ii) the dividends are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and the non-U.S. holder provides to us or such agent proper IRS documentation. In the latter case, such non-U.S. holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-U.S. holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income at a rate of 30% (or at a reduced rate under an applicable income tax treaty). In addition, where dividends are paid to a non-U.S. holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under an applicable income tax treaty. If a non-U.S. holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-U.S. holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

  Sale, Exchange or Other Disposition

        Generally, a non-U.S. holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of our common stock unless (i) such non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States or (iii) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or disposition or the period that such non-U.S. holder held our common stock (which we do not believe that we have been, are currently or are likely to be) and certain other conditions are met. If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange or other disposition of our common stock) exceed capital losses allocable to U.S. sources. If the second or third exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty, and a non-U.S. holder that is a corporation could also be subject to a branch profits tax on such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Federal Estate Tax

        Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death generally will be included in the individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

        Current U.S. federal tax law provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011, unless further legislation is enacted.

  Information Reporting and Backup Withholding Tax

        Information reporting may apply to payments made to a non-U.S. holder on or with respect to our common stock. Backup withholding tax (at a rate equal to 28% from 2003 through 2010 and 31% after 2010) may also apply to payments made to a non-U.S. holder on or with respect to our common stock, unless the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, and certain other conditions are satisfied. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against such non-U.S. holder's U.S. federal income tax liability, provided that the required procedures are followed.

UNDERWRITING

        SIRVA, the selling stockholders and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Credit Suisse First Boston LLC and Goldman, Sachs & Co. are the representatives of the underwriters.

Underwriters	Number of Shares
Credit Suisse First Boston LLC
Goldman, Sachs & Co
Deutsche Bank Securities Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional             shares from the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase             additional shares.

Paid by SIRVA

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $    per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

        SIRVA and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of both of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        The common stock is expected to be listed on the New York Stock Exchange under the symbol "SIR".

        In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the Closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The securities may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

        No syndicate member has offered or sold, or will offer or sell, in Hong Kong, by means of any document, any shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or under circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, nor has it issued or had in its possession for the purpose of issue, nor will it issue or have in its possession for the purpose of issue, any invitation or advertisement relating to the shares in Hong Kong (except as permitted by the securities laws of Hong Kong) other than with respect to shares which are intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal, or holding of securities (whether as principal or as agent).

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the shares to the public in Singapore.

        Each underwriter has acknowledged and agreed that the securities have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

        The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

        We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    .

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. An affiliate of J.P. Morgan Securities Inc. is a lender and administrative agent under NAVL's senior credit agreement and will receive a portion of the proceeds of this offering that are being used to make repayments under the facility. An affiliate of Credit Suisse First Boston LLC has provided a loan to Arawak, Ltd., a wholly owned subsidiary of Clayton, Dubilier & Rice Fund VI Limited Partnership, which currently holds our senior discount loan. The senior discount loan will be repaid from the proceeds of the offering and Arawak is expected to use such payment to settle the loan from the affiliate of Credit Suisse First Boston LLC.

        Because Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are underwriters and may receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a "conflict of interest" under Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the conduct rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter", as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice III, who is a shareholder of the managing general partner of the general partner of Clayton, Dubilier & Rice Fund V Limited Partnership and a shareholder of the general partner of the general partner of Clayton, Dubilier & Rice Fund VI Limited Partnership. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York New York.

EXPERTS

        The financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        Upon consummation of this offering, we will be required to file annual and quarterly reports with the SEC. You may read and copy any documents filed by us at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Our filings with the SEC will also be available to the public through the SEC's website at http://www.sec.gov.

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the registration of the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information regarding our company and the common stock offered by this prospectus, please refer to the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

Report of Independent Auditors

The Board of Directors and Stockholders of
SIRVA, Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of SIRVA, Inc. and its subsidiaries at December 31, 2002 and December 31, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 6 to the consolidated financial statements, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of the accounting guidance of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on January 1, 2002.

PricewaterhouseCoopers LLP
Chicago, Illinois

February 7, 2003, except as to Notes 19, 20, and
       23, for which the date is August 15, 2003

SIRVA, INC.
Consolidated Balance Sheets
At December 31, 2001 and 2002

(Dollars in thousands)

	December 31, 2001	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$32,119	$45,480
Short-term investments	5,984	7,062
Accounts and notes receivable, net of allowance for doubtful accounts of $24,386 and $25,059, respectively	267,112	309,565
Current portion of contracts receivable, net of valuation allowance of $367 and $116, respectively	7,080	4,664
Resale equipment inventory	3,373	1,662
Mortgages held for resale	—	42,798
Relocation properties held for resale, net of allowance for loss on sale of $0 and $1,772, respectively	—	39,115
Supplies inventory	7,980	8,086
Prepaid expenses and other current assets	13,872	16,698
Deferred income taxes	37,051	37,151
Recoverable income taxes	3,094	490

Total current assets	377,665	512,771

Long-term portion of notes receivable	1,601	1,967
Long-term portion of contracts receivable	10,187	5,502
Investments	60,267	66,919
Property and equipment, net	165,367	171,257
Deferred agent contract costs	13,526	10,904
Goodwill and intangible assets, net	413,229	559,324
Deferred debt issuance costs and other assets	32,147	28,891

Total long-term assets	696,324	844,764

Total assets	$1,073,989	$1,357,535

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Consolidated Balance Sheets
At December 31, 2001 and 2002

(Dollars in thousands except share and per share data)

	December 31, 2001	December 31, 2002
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$16,958	$22,412
Current portion of capital lease obligations	4,006	4,849
Mortgage warehouse facility	—	41,893
Relocation financing facilities	—	15,432
Other short-term debt	47,235	15,074
Accounts payable	61,009	83,962
Relocation properties related payables	—	38,630
Outstanding checks	26,575	16,809
Accrued transportation expense	66,532	63,691
Unearned premiums and other deferred credits	25,084	42,732
Compensation and benefits	22,137	30,684
Other current liabilities	55,002	64,538
Insurance and claims reserves	78,622	76,571
Accrued income taxes	2,285	5,381

Total current liabilities	405,445	522,658

Long-term debt	488,607	557,710
Capital lease obligations	16,366	14,122
Compensation and benefits	36,737	66,903
Insurance and claims reserves	6,985	1,133
Deferred income taxes	26,386	28,937

Total long-term liabilities	575,081	668,805

Total liabilities	980,526	1,191,463

Commitments and contingencies
Redeemable shares of common stock, $0.01 par value, 817,480 issued and 289,610 outstanding at December 31, 2001 and 1,167,902 shares issued and 589,922 outstanding at December 31, 2002, respectively	9,270	14,091
Redeemable junior preferred stock, $0.01 par value, 24,500 shares authorized, issued and outstanding at December 31, 2001 and 2002, with a liquidation preference of $1,000 per share	28,339	30,401
Stockholders' equity:
Common stock, $0.01 par value, 24,000,000 shares authorized with 13,087,520 issued and 13,012,360 outstanding at December 31, 2001 and 17,423,547 issued and 17,265,257 outstanding at December 31, 2002, respectively	131	174
Additional paid-in-capital	149,069	210,520
Common stock purchase warrant	655	655
Accumulated other comprehensive loss	(17,988)	(29,075)
Accumulated deficit	(67,160)	(49,948)

Total paid-in-capital and accumulated deficit	64,707	132,326
Less cost of treasury stock, 603,030 and 736,270 shares at December 31, 2001 and 2002, respectively	(8,853)	(10,746)

Total stockholders' equity	55,854	121,580

Total liabilities and stockholders' equity	$1,073,989	$1,357,535

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Operations
For the years ended December 31, 2000, 2001 and 2002

(Dollars in thousands except share and per share data)

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Operating revenues	$2,378,694	$2,249,303	$2,185,646
Operating expenses:
Purchased transportation expense	1,559,784	1,438,753	1,303,217
Other direct expense	433,767	426,444	463,935

Total direct expenses	1,993,551	1,865,197	1,767,152
Gross margin	385,143	384,106	418,494
General and administrative expense	319,914	315,800	319,908
Goodwill and intangibles amortization	10,948	10,906	3,894
Restructuring and other unusual items	4,859	4,883	431

Income from operations	49,422	52,517	94,261
Non-operating income (expense) and minority interest	318	(51)	(640)
Interest expense	73,407	69,153	61,169

Income (loss) before income taxes and cumulative effect of accounting change	(23,667)	(16,687)	32,452
Provision (benefit) for income taxes	(1,782)	(131)	11,631

Income (loss) before cumulative effect of accounting change	(21,885)	(16,556)	20,821
Cumulative effect of accounting change, Net of tax	—	(328)	—

Net income (loss)	$(21,885)	$(16,884)	$20,821

Income (loss) per share before cumulative effect of accounting change – basic	$(2.03)	$(1.49)	$1.06
Income (loss) per share before cumulative effect of accounting change – diluted	$(2.03)	$(1.49)	$1.05
Net income (loss) per share – basic	$(2.03)	$(1.52)	$1.06
Net income (loss) per share – diluted	$(2.03)	$(1.52)	$1.05
Average number of common shares outstanding – basic	12,323,560	13,346,486	16,313,131
Average number of common shares outstanding – diluted	12,417,236	13,389,913	16,350,103

The accompanying notes are an integral part of the consolidated financial statements.

SIRVA, INC.
Consolidated Statements of Cash Flows
For the years ended December 31, 2000, 2001 and 2002

(Dollars in thousands)

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Cash flows from operating activities:
Net income (loss) before cumulative effect of accounting change	$(21,885)	$(16,556)	$20,821
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Cumulative effect of accounting change	—	(328)	—
Depreciation	38,021	33,536	35,900
Amortization	18,657	17,998	11,520
Change in provision for losses on accounts and notes receivable	3,425	995	6,893
Deferred income taxes	(26,929)	(8,712)	(5,752)
Impairment loss and (gain)/loss on sale of assets, net	(6,144)	1,053	3,651
Change in operating assets and liabilities, net of effect of acquisition:
Accounts and notes receivable	(66,703)	98,081	5,531
Contracts receivable	12,776	9,577	5,938
Mortgages held for resale	—	—	(16,779)
Relocation properties held for resale, net	—	—	(1,249)
Prepaid expenses and other current assets	(5,325)	11,893	(1,257)
Federal income tax recoverable	4,372	(1,753)	2,695
Accounts payable	9,415	(10,372)	(9,055)
Other current liabilities	53,434	(36,871)	(8,360)
Insurance and claims reserves	8,045	1,008	(8,441)
Accrued income taxes	(23)	(1,368)	2,091
Other long-term assets and liabilities	9,260	16,942	23,085

Net cash provided by operating activities	30,396	115,123	67,232

Cash flows from investing activities:
Additions of property and equipment	(55,377)	(48,348)	(33,463)
Proceeds from sale of property and equipment	15,592	3,477	5,282
Purchases of investments	(55,941)	(87,305)	(66,999)
Proceeds from sale or maturity of investments	49,353	81,905	62,068
Payment of agent contract costs	(2,233)	(1,371)	(1,762)
Acquisitions, net of cash acquired	(5,780)	(21,357)	(102,625)

Net cash used for investing activities	(54,386)	(72,999)	(137,499)

Cash flows from financing activities:
Debt issuance costs	—	—	(2,909)
Borrowings on revolving credit facility and short-term debt	283,899	379,549	330,265
Repayments on revolving credit facility and short-term debt	(265,385)	(417,492)	(335,665)
Borrowings on mortgage warehouse facility	—	—	481,618
Repayments on mortgage warehouse facility	—	—	(465,622)
Borrowings on relocation financing facilities	—	—	11,333
Repayments on relocation financing facilities	—	—	(9,106)
Change in balance of outstanding checks	10,166	(4,082)	(10,343)
Borrowings on long-term debt, excluding revolving credit facility	—	672	50,403
Sale of equipment notes receivable	11,121	6,317	1,164
Principal payments on long-term debt	(6,811)	(11,833)	(26,894)
Principal payments under capital lease obligations	(4,406)	(2,482)	(4,983)
Proceeds from issuance of common stock	29,406	—	66,315
Payment of withholding tax on preferred stock dividends	(1,344)	(1,442)	(1,547)
Purchase of treasury stock	(5,623)	(2,380)	(1,893)
Other financing activities	(6,771)	(243)	—

Net cash provided by (used for) financing activities	44,252	(53,416)	82,136

Effect of translation adjustments on cash	(1,886)	(120)	1,492

Net increase (decrease) in cash and cash equivalents	18,376	(11,412)	13,361
Cash and cash equivalents at beginning of period	25,155	43,531	32,119

Cash and cash equivalents at end of period	$43,531	$32,119	$45,480

Supplemental disclosure of cash flow information – cash paid during the years ended December 31, 2000, 2001 and 2002:
Interest	$64,892	$56,649	$45,343
Income taxes	$4,697	$3,159	$4,883

SIRVA, INC.
Notes to Consolidated Financial Statements

(Dollars in thousands except share and per share data)

(1)    Summary of Significant Accounting Policies

  (a) Business Organization and Description

        On March 29, 1998, SIRVA, Inc. ("SIRVA" formerly known as Allied Worldwide, Inc.) was incorporated and capitalized by Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund V"). A wholly owned subsidiary of the Company was then capitalized for the purpose of acquiring all of the capital stock of North American Van Lines, Inc. ("NAVL") from Norfolk Southern Corporation ("NS" and the "1998 acquisition"). The 1998 acquisition was accounted for as a purchase and resulted in a new basis of accounting for the Company. On November 19, 1999, the Company sold common stock to Fund V for the purpose of partially financing the acquisition of the NFC Moving Services Group ("Allied" and "the Allied Acquisition") from Exel plc ("Seller" formerly NFC plc). On May 3 and April 12, 2002, the Company sold additional common stock to Clayton, Dubilier & Rice Fund VI Limited Partnership ("Fund VI") for the purpose of completing the acquisitions of Cooperative Resource Services Ltd. ("CRS") and the business ("NAIT") of VCW, Inc. and its affiliate, National Association of Independent Truckers, Inc. See Note 2 for further information on these and other acquisitions. Fund V and Fund VI are private investment funds managed by Clayton, Dubilier & Rice, Inc. ("CD&R").

        The Company operates as a global provider of relocation and moving services to corporate clients, military and government agencies and the consumer market. In addition, the Company offers a variety of services targeted at meeting the needs of truck drivers, fleet owners and agents, both inside and outside of our proprietary agent network. The Company also provides inventory management solutions, using proprietary asset management technology, to coordinate a variety of services such as order fulfillment, project-specific delivery management, and tracing of products through a customer's supply chain.

        The Company markets its services under the brand names of SIRVA Relocation, northAmerican Van Lines, Allied Van Lines, Global Van Lines, Allied International, Pickfords, and Allied Pickfords, among others, with operations located throughout the United States, Canada, United Kingdom, Continental Europe, Australia, New Zealand and other Asia Pacific locations. The Company conducts its U.S. and Canadian operations primarily through a network of exclusive agents with approximately 1,300 locations. The Company conducts its other foreign business primarily through units that it owns and operates directly, using selected other affiliated representatives to geographically complete its service offering on a worldwide basis.

  (b) Basis of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

  (c) Cash Equivalents

        Cash equivalents are highly liquid investments purchased three months or less from original maturity.

  (d) Contracts Receivable and Resale Equipment Inventory

        In the normal course of business, the Company sells tractors, trailers and other equipment ("resale equipment inventory") to its agents and to owner-operators under exclusive sales agreements ("contracts receivable"). Sales of equipment are financed by the Company, generally over a four year-period.

Resale equipment inventory is recorded at the lower of cost or net realizable value determined as the fair value of the equipment less the estimated cost to sell the equipment.

  (e) Mortgages Held for Resale

        The mortgage lending services operation of the Company initiates mortgage loans for relocating employees. The loan inventory has corresponding purchase commitments from private investors. Mortgages held for resale are carried at the lower of cost or market. Cost is the outstanding principal balance of the mortgage notes reduced by the net deferred fees. In addition, certain direct costs are recognized upon sale. Commitments to sell loans are included in determining market value.

  (f) Relocation Properties Held for Resale

        The Company purchases homes under certain relocation programs. These properties are held for resale and consist of residential homes carried at the lower of cost or market, as determined by appraisal of the properties. Homes in inventory are subject to mortgages payable by the transferees to various mortgage lenders. Accounts payable at December 31, 2002 include $16,568 of amounts payable to transferees for subsequent payoff of the mortgages on the related homes. As the homes are sold to an ultimate buyer, the mortgage payable is paid off at the time of closing on behalf of the transferees to satisfy the mortgage notes on the properties.

  (g) Supplies Inventory

        Supplies inventory consists of pallets, blanket stock, crates, replacement and repair parts and tires and is valued at the lower of cost, determined using a first-in, first-out method, or market.

  (h) Investments

        Investments consist of U.S. Treasury and corporate debt and equity securities and interests in joint ventures. Investments are classified as current or noncurrent based on their maturities and/or the Company's expectations of sales and redemptions in the following year. Interest and dividends on debt and equity securities are included in income as earned. The Company classifies its debt securities in one of two categories: available-for-sale or held-to-maturity. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the securities until maturity. All other securities are classified as available-for-sale.

        Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

  (i) Property and Equipment

        Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. The estimated useful lives used in computing depreciation are summarized as follows:

Useful Life
Buildings and improvements	20 to 40 years
Transportation equipment	4 to 15 years
Warehouse equipment	5 to 10 years
Computer equipment and software	3 to 5 years
Other	1 to 10 years

        Transportation equipment includes tractors, straight trucks, trailers, van equipment, containers and satellite-communication equipment. Salvage values are only calculated on tractors, straight trucks and trailers.

        Leased property and equipment meeting certain criteria are capitalized and the present value of the related lease payments is recorded as a liability. Depreciation of capitalized leased assets is computed on a straight-line basis over the shorter of the term of the lease or the useful life of the capitalized lease asset.

        The amount of internally developed software, representing primarily the cost of independent contractor developed software, that was capitalized during the years ended December 31, 2001 and 2002 was $10,370 and $6,937, respectively, and is included in computer equipment and software. The amount of capitalized interest related to internally developed software at December 31, 2001 and 2002 was $578 and $67, respectively. Amortization of capitalized software costs for the years ended December 31, 2000, 2001 and 2002 was $482, $2,513 and $3,390, respectively.

        Repairs and maintenance expenditures are charged to expense as incurred.

  (j) Goodwill and Intangible Assets

        Intangible assets consist of trade names, customer relationships and covenants not to compete. Trade names, which have indefinite lives, and goodwill, are not amortized as of January 1, 2002. Customer relationships and covenants not to compete are amortized from 8 to 15 years and 3 to 5 years, respectively. See Note 6.

  (k) Deferred Agent Contract Costs

        Deferred agent contract costs are payments made to certain agents for entering into long-term contracts with the Company. These payments are capitalized and amortized over the lives of the related contracts, which generally range from 3 to 10 years.

  (l) Unearned Premiums and Other Deferred Credits

        Unearned premiums are related to the Network Services segment and deferred credits are related to the Relocation Solutions segments. See Note 1(n).

  (m) Insurance and Claims Reserves

        The Company has purchased first dollar coverage for principally all insurable business risks except cargo damage, delay claims and the insurance services business loss reserves. The Company estimates costs relating to cargo damage and delay claims based principally on actuarial methods applied to historical trends. The Company's multiple-line property and commercial liability insurance group sets its reserve rates based on a percentage of earned premium. The percentage is based on historical data, run rates and actuarial methods.

  (n) Revenue Recognition

        The Company's moving services operations recognize estimated gross operating revenue to be invoiced to the transportation customer and all related transportation expenses on the date a shipment is delivered or services are completed. Calculations by shipment are based upon estimated weights resulting from a survey of the home and the known distances between origin and destination. The estimate of revenue remains in a receivable account called Delivered Not Processed ("DNP") until the customer is invoiced. Concurrent with the DNP estimate, the Company recognizes an accrual for Purchased Transportation Expenses ("PTE") to account for the estimated costs of packing services, transportation expenses and other such costs associated with the service delivery. The estimate for PTE is not adjusted until the Company receives actual charges, which are typically within 30 days of the estimate.

        In the relocation services operations, fees are paid to the Company by corporate customers at either a fixed price per transferred employee or based upon a fixed percentage of the home's selling price. In either case, revenue is recognized when a home sale contract with the ultimate buyer is signed. However, if the Company purchases a property from the transferee when no outside buyer has been located and the property enters the Company's inventory, revenue is not recognized on that property until the closing of a sale to an outside buyer. Additionally, fees are paid to the Company by Company-qualified real estate agents for the listing or home purchase referral of a transferred employee and are recognized as revenue when a home sale contract with the ultimate buyer is signed.

        In addition, within relocation services, the Company recognizes gains or losses on the sale of mortgage loans at the date the loans are funded by purchasers pursuant to the existing sales commitment. The gain or loss equals the difference between the basis in the loan and the net proceeds received and are included in operating revenues in the consolidated statement of operations. Sales of loans are made without recourse, provided the loans meet predetermined specifications, as defined in the agreements with investors. The Company does not currently service mortgage loans.

        The Company, within the Network Services segment in the insurance services unit, recognizes revenue evenly over a twelve-month period when an annual insurance policy is written.

  (o) Foreign Currency Translation

        A majority of the Company's foreign operations use the local currency as their functional currency. Assets and liabilities of these operations are translated to U.S. dollars at the exchange rates in effect on the balance sheet date. The impact of currency fluctuation is included in stockholders' equity as a component of accumulated other comprehensive income. Income statement items are translated at the average exchange rate.

  (p) Income Taxes

        The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax laws and tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. In addition, the amounts of any future tax benefits are reduced by a valuation allowance to the extent such benefits are not expected to be realized on a more likely than not basis.

  (q) Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Some of the areas where estimation is significant are as follows:

  •
  DNP is the estimated revenue associated with shipments delivered or services completed and not invoiced.

  •
  PTE is the associated purchased transportation expense that is estimated corresponding to the DNP revenue.

  •
  An allowance for doubtful accounts and notes receivable is maintained for estimated losses resulting from the inability of the Company's customers and agents to make required payments. If the financial condition of the Company's customers and agents were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

  •
  An allowance is maintained for the amount by which the estimated price to be received on the sale of the Company's relocation properties held for resale is less than the purchase price. If the Company experienced a further reduction in the market value of the homes in inventory, additional allowances may be required.

  •
  SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") requires that an annual impairment review be performed, which requires the Company to place a fair value on the individual reporting units of the business. This required the Company to select an appropriate method of valuation for the business using discounted estimated cash flows and to assess assumptions inherent in such a method on an annual basis. In addition, whenever events or changes in circumstances indicate that the carrying value of goodwill and other indefinite-lived intangible assets might not be recoverable, the Company will perform an impairment review. The judgments made in determining whether goodwill and other intangible assets are impaired will directly affect reported operating income, since any time the Company determines that any of these assets are impaired, a charge will be recognized in the statement of operations equal to the decline in value of such assets.

  •
  The Company periodically assesses impairments of long-lived assets in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets" ("SFAS 144"). An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by the Company include, but are not limited to, significant underperformance relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for the Company's overall business; and significant negative industry or economic trends. When the Company determines that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above impairment indicators, the Company estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of these expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, the Company calculates an impairment loss. An impairment loss is equal to the difference between the fair value of the asset and its carrying value. Fair value is generally determined using a discounted cash flow methodology.

  •
  The Company provides a range of benefits to employees and retired employees, including defined benefit retirement plans, postretirement health care and life insurance benefits and postemployment benefits (primarily severance). The Company records annual amounts relating to these plans based on calculations specified by generally accepted accounting principles (GAAP), which include various actuarial assumptions, such as discount rates, assumed rates of return, compensation increases, turnover rates and health care cost trend rates. The Company reviews its actuarial assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is deemed appropriate to do so. As required by GAAP, the effect of the modifications is generally recorded or amortized over future periods. The Company believes that the assumptions utilized in recording its obligations under the plans are reasonable based on experience and advice from third-party actuaries.

  (r) Accounting Change

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, ("SFAS 133"), which resulted in a change in method of accounting. The cumulative effect of this accounting change was a loss of $547 ($328, net of tax). SFAS 133 established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires recognition of all derivatives as either assets or liabilities on the balance sheet and the measurement of those instruments at fair value. Changes in the fair value of derivatives will be recorded in each period in earnings or accumulated other comprehensive income ("OCI"), depending upon whether a derivative is designated and is effective as part of a hedge transaction and, if it is, the type of hedge transaction. If the derivative is designated and is effective as a cash flow hedge, the effective portions of the changes in the fair value of the derivative are recorded in OCI and are recognized as a component of general and administrative expense in the statement of operations when the hedged item affects earnings. Ineffective portions are recognized as a component of selling, general and administrative expense in earnings.

        Adopting the provisions of SFAS 133 had the following affect on the Company's earnings per share calculations:

	2000	2001	2002
Basic net income (loss) per ordinary share before cumulative effect of accounting change	$(2.03)	$(1.49)	$1.06
Cumulative effect of accounting change, net of tax	—	(0.03)	—

Basic net income (loss) per ordinary share after cumulative effect of accounting change	$(2.03)	$(1.52)	$1.06

	2000	2001	2002
Diluted net income (loss) per ordinary share before cumulative effect of accounting change	$(2.03)	$(1.49)	$1.05
Cumulative effect of accounting change, net of tax	—	(0.03)	—

Diluted net income (loss) per ordinary share after cumulative effect of accounting change	$(2.03)	$(1.52)	$1.05

  (s) Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"), superseding SFAS 121, effective for fiscal years beginning after December 15, 2001. The provisions of SFAS 144 are for long-lived assets to be disposed of by sale or otherwise are effective for disposal activities initiated by an entity's commitment to a plan after the initial date of adoption of SFAS 144. The Company adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not affect the Company's operating results or financial condition.

        In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). The statement updates, clarifies and simplifies existing accounting pronouncements. The provisions SFAS 145 related to rescission of Statement 4 shall be applied in fiscal years beginning after May 15, 2002. The provisions in paragraphs 8 and 9(c) of the statement related to Statement 13 shall be effective for transactions occurring after May 15, 2002. The adoption of SFAS 145 did not have a material effect on the Company's operating results or financial condition.

        In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS 146"). The statement requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement replaces previous accounting guidance provided by EITF (Emerging Issues Task Force) Issue No. 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In November 2002, the FASB issued Statement of Financial Accounting Standards Interpretation No. 45, "Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). The interpretation clarifies the requirements relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The provisions for initial recognition and measurement of FIN 45 are to be applied on a prospective basis to guarantees issued on or modified after December 31, 2002. The Company will consider the recognition and measurement provisions of FIN 45 and its effect on the financial statements. The disclosure requirements are effective for fiscal years ending after December 15, 2002. The Company's guarantees are as follows:

  •
  The Company has guaranteed certain of its wholly owned foreign subsidiaries operating lines of credit. See Note 9.

  •
  Interest rate swap agreements and foreign exchange instruments with the Company's credit agreement banks are borrower obligations under the credit agreement, hence such agreements and instruments are secured and guaranteed. See Note 18.

  •
  The Company has guaranteed loans made to various members of management in connection with their investment in SIRVA. See Note 22.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation – Transition and Disclosure" ("SFAS 148"), an amendment of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted only the disclosure requirements of SFAS 148. See Note 16.

        Had the Company elected to apply the provisions of SFAS 123 and SFAS 148 regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted, net income (loss) would have changed as follows:

	December 31, 2000	December 31, 2001	December 31, 2002
Net income (loss) as reported	$(21,885)	$(16,884)	$20,821
Pro forma compensation cost under fair value method	(358)	(344)	(298)

Adjusted net income (loss)	$(22,243)	$(17,228)	$20,523

Basic net income (loss) per ordinary share, as reported	$(2.03)	$(1.52)	$1.06

Basic net income (loss) per ordinary share, proforma	$(2.06)	$(1.54)	$1.04

Diluted net income (loss) per ordinary share, as reported	$(2.03)	$(1.52)	$1.05

Diluted net income (loss) per ordinary share, proforma	$(2.06)	$(1.54)	$1.03

        In January 2003, the FASB issued Statement of Financial Accounting Standards Interpretation No 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. The Company believes the adoption of FIN 46 will not have a material effect on operating results or financial condition. As of December 31, 2002, the Company had no variable interest entities.

  (t) Reclassifications

        Certain reclassifications have been made to the consolidated financial statements for the prior periods presented to conform with the December 31, 2002 presentation.

(2)    Acquisitions and Equity Issuances

        On July 29, 2002, the Company acquired The Rowan Group PLC and Rowan Simmons Conveyancing Limited (together, "Rowan Simmons"), a U.K. based provider of relocation services, including home sale and purchase assistance, management of tenant responsibilities, and other services to corporations that assist employees in their relocation needs, for $14,242. The purchase price was funded from the proceeds of a bank loan. The cost to acquire Rowan Simmons has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations is finalized. The preliminary allocations resulted in acquired goodwill of $10,666.

        On May 3, 2002, the Company, through two wholly owned subsidiaries, purchased the business conducted by CRS that provides comprehensive relocation services to companies and their employees, including home sale services, relocation coordination services and mortgage lending services. One of these two subsidiaries, SIRVA Relocation LLC ("SIRVA Relocation"), which is directly owned by NAVL, purchased the non-mortgage lending operations net assets and equity from CRS. The mortgage lending operations were purchased by the other subsidiary, CMS Holding LLC ("CMS Holding"), which is directly owned by the Company. Subject to certain adjustments, the combined cash purchase price for the acquisitions was approximately $60,000, of which $3,500 was paid for the assets of the mortgage lending operations. Approximately $45,000 of the purchase price was paid in cash and $15,000 (non-cash) was paid in notes issued by the Company. In addition, certain liabilities relating to the acquired business were assumed in connection with the acquisition, including $26,572 of indebtedness under a revolving credit facility used to fund the mortgage lending operations, which was assumed by CMS Holding. The cash purchase price for the acquisition, as well as approximately $24,100 of other indebtedness of the acquired business that was retired as part of the acquisition, were financed with proceeds of $40,000 of cash from the sale of 2,816,910 shares of the Company's common stock to Fund VI, and the incurrence of $50,000 additional senior indebtedness by the Company. The cost to acquire CRS has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations is finalized. The preliminary allocation has resulted in acquired goodwill of $55,373 customer relationships of $29,100 and covenants not to compete of $6,300. The amortization periods for the definite-lived intangibles are 15 years and 5 years for the customer relationships and covenants not to compete, respectively.

        On April 12, 2002, the Company purchased the business ("NAIT") conducted by VCW, a leading provider of insurance services to independent contract truck drivers, and by certain of its affiliates, including the National Association of Independent Truckers, Inc., for $25,359 in cash, $3,611 in assumed net liabilities, a deferred amount of $3,000 payable subject to maintaining a certain number of insured members as of December 31, 2002 and 2003 and an actuarially determined amount of $7,428 to be paid during 2003 and 2004, based on insurance losses incurred with respect to policies issued during the year ended December 31, 2001. NAIT is now part of our TransGuard General Agency. The National Association of Independent Truckers is an association of more than 13,800 independent contract truck drivers that provides its members with occupational accident, physical damage and non-trucking liability insurance, as well as access to a suite of professional services. The purchase price was funded from existing cash and investment balances and $20,000 of cash from the sale of 1,408,460 shares of the Company's common stock to Fund VI. The cost to acquire NAIT has been preliminarily allocated to the assets acquired and liabilities assumed according to estimated fair values and is subject to adjustment when additional information concerning asset and liability valuations is finalized. The preliminary allocation has resulted in acquired goodwill of $16,826, trade name of $12,300 member relationships of $6,100 and a covenant not to compete of $5,800. The amortization periods for the definite-lived intangibles are 5 years and 5 years for the member relationships and covenant not to compete, respectively.

        The following unaudited pro forma consolidated information presents the results of operations of the Company as if the acquisitions of CRS, NAIT and Rowan Simmons had taken place at the beginning of each period presented:

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Operating revenues	$2,481,541	$2,355,696	$2,224,460
Income (loss) before cumulative effect of accounting change	$(16,818)	$(10,832)	$22,631
Cumulative effect of accounting change, net of tax	—	(843)	—

Net income (loss)	$(16,818)	$(11,675)	$22,631

        The unaudited pro forma consolidated results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which would have actually resulted had the combinations been in effect on January 1, 2000, or of future results of operations.

        On December 31, 2001, NAVL and Moveline, Inc. ("Moveline") completed a merger under an agreement and plan of merger dated as of November 9, 2001, through a stock-for-stock merger of Moveline and a wholly owned subsidiary of NAVL (the "Merger") with such subsidiary as the surviving corporation. Prior to the Merger, Fund V was the primary stockholder of both Moveline and the Company. In accordance with the accounting rules for mergers of entities under common control, the Company's merger with Moveline was accounted for in a manner similar to a pooling-of-interests since it was acquired from Fund V, the controlling shareholder of Moveline and the Company. The Company's consolidated financial statements were restated to include the combined results of operations, financial position, and cash flows of Moveline since inception as though it had always been a part of the Company.

        On November 19, 1999, the Company completed the purchase of Allied from Exel for $450,000. The terms of the acquisition provided for an adjustment to the purchase price pertaining to the amount of net controllable assets acquired as of the date of the Allied Acquisition as determined by the Company and the Seller. The Company and Seller were unable to negotiate the final amount of net controllable assets acquired, therefore, per the terms of the acquisition agreement, a third party arbitrator was engaged for resolution of that amount. On September 12, 2001, the third party arbitrator rendered a binding determination to the Company and Seller. The arbitrator increased the net controllable assets and purchase price as estimated in the acquisition agreement by $18,087. Interest expense on the purchase price adjustment of $3,250 was paid for the period from the acquisition date to the date when the Company made payment. The acquisition agreement also contained indemnifications by the Seller for certain tax payments made by the Company on behalf of the Seller. These tax payments plus associated interest totaled $3,980 and were netted against the purchase price adjustment. Cash payment by the Company to the Seller on October 19, 2001, for the net purchase price adjustment totaled $17,357. The purchase price adjustment resulted in an increase to goodwill of $18,087.

(3)    Cash and Cash Equivalents

        Cash and cash equivalents included $13,474 and $22,422 at December 31, 2001 and 2002, respectively, primarily relating to the Company's wholly owned insurance subsidiaries that require regulatory agency approval prior to being used for non-insurance related purposes.

(4)    Investments

        Investments consisted primarily of marketable debt and equity securities held by the Company's insurance subsidiaries and also joint ventures of $1 and $287 at December 31, 2001 and 2002, respectively. The marketable security investments included:

	December 31, 2001				December 31, 2002
	Fair Value	Amortized cost	Unrealized holding gains	Unrealized holding losses	Fair Value	Amortized cost	Unrealized holding gains	Unrealized holding losses
Current
Available-for-sale	$—	$—	$—	$—	$—	$—	$—	$—
Held-to-maturity	5,984	5,984	—	—	7,062	7,062	—	—

Total current	$5,984	$5,984	$—	$—	$7,062	$7,062	$—	$—

Noncurrent
Available-for-sale	$56,122	$55,065	$2,256	$(1,199)	$62,134	$63,484	$2,775	$(4,125)
Held-to-maturity	4,391	4,144	247	—	4,498	4,498	—	—

Total noncurrent	$60,513	$59,209	$2,503	$(1,199)	$66,632	$67,982	$2,775	$(4,125)

        Marketable security investments are exposed to various risks and rewards, such as interest rate, market and credit risk. Due to these risks and rewards associated with marketable security investments, it is possible that changes in the values of these investments may occur and that such changes could affect the amounts reported on the balance sheet. The Company holds investments in certain debt securities with the following aggregate maturities as of December 31, 2002:

Year	Held-to-maturity Cost	Available-for-sale Fair Value
2003	$7,062	$—
2004-2008	2,131	13,425
2009-2013	2,367	10,909
Thereafter	—	28,919

	$11,560	$53,253

        As of December 31, 2002, the Company holds investments of $8,881 in preferred stocks, which have an indefinite maturity.

        For the years ended December 31, 2000, 2001 and 2002, realized gains on sales of marketable security investments were $6,486, $5,424 and $2,121. The gains were recorded as a component of selling, general and administrative expense in the statement of operations.

(5)    Property and Equipment

        Property and equipment consisted of the following:

	December 31, 2001	December 31, 2002
Land	$2,385	$2,607
Buildings and improvements	40,289	41,730
Transportation equipment	91,538	102,589
Warehouse equipment	50,431	62,368
Computer equipment and software	62,563	96,014
Furniture, office equipment and other	7,627	14,572
Projects in process	25,230	14,548

	280,063	334,428
Less accumulated depreciation	114,696	163,171

	$165,367	$171,257

(6)    Goodwill and Intangible Assets

        Goodwill and intangible assets consisted of the following:

	December 31, 2001	December 31, 2002
Goodwill	$261,637	$345,226
Trade names	178,100	191,400
Customer and member relationships	—	39,700
Covenants not to compete	—	13,400

	439,737	589,726
Less accumulated amortization	26,508	30,402

	$413,229	$559,324

        The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows:

Year Ended December 31, 2002
Balance as of January 1, 2002	$261,637
Goodwill acquired:
NAIT	16,826
CRS	55,373
Rowan Simmons	10,666
Other acquisitions	724

Balance as of December 31, 2002	$345,226

        In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but rather be tested for impairment at least annually. The Company adopted the provisions of SFAS 142 effective January 1, 2002 and has discontinued the amortization of goodwill and intangible assets with indefinite useful lives. Trade names include the brand names northAmerican, Allied, Pickfords, Allied Pickfords and NAIT. Goodwill and trade names have been identified as having indefinite useful lives and were tested for impairment, using discounted estimated cash flows, consistent with the provisions of SFAS 142. The Company completed such testing and determined that there was no impairment of goodwill and trade names as of January 1 and December 31, 2002.

        The carrying amount of goodwill attributable to each reportable business segment was as follows:

	December 31, 2001	December 31, 2002
Relocation Solutions — North America	$88,659	$143,588
Relocation Solutions — Europe and Asia Pacific	121,782	133,872

Global Relocation Solutions	210,441	277,460
Network Services	47,530	64,118
Transportation Solutions	3,666	3,648

	$261,637	$345,226

        The following represents a comparison of results for the years ended December 31, 2000, 2001 and 2002, adjusted to exclude goodwill and trade names amortization expense:

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Net income (loss), as reported	$(21,885)	$(16,884)	$20,821
Amortization of goodwill and trade names	10,948	10,906	—
Income tax provision	(972)	(974)	—

Adjusted net income (loss)	$(11,909)	$(6,952)	$20,821

Basic net income (loss) per ordinary share, as reported	$(2.03)	$(1.52)	$1.06
Amortization of goodwill and trademarks	$0.89	$0.82	—
Income tax provision	$(0.08)	$(0.07)	—

Adjusted basic net income (loss) per ordinary share	$(1.22)	$(0.77)	$1.06

Diluted net income (loss) per ordinary share, as reported	$(2.03)	$(1.52)	$1.05
Amortization of goodwill and trademarks	$0.88	$0.81	—
Income tax provision	$(0.08)	$(0.07)	—

Adjusted diluted net income (loss) per ordinary share	$(1.23)	$(0.78)	$1.05

        Amortization expense for definite-lived intangibles for the years ended December 31, 2000, 2001 and 2002 was $10,948, $10,906 and $3,894, respectively.

        Amortization of definite-lived intangible assets for the next five years is as follows:

December 31, 2002
2003	$5,833
2004	5,833
2005	5,833
2006	5,833
2007	3,477

$26,809

(7)    Other Current Liabilities

        Other current liabilities consisted of the following accruals:

	December 31, 2001	December 31, 2002
Sales, fuel and other non-income taxes	$11,595	$15,902
Interest and interest swap agreements	7,475	3,720
Customer and agent incentives	10,913	8,412
Restructuring expense	2,237	514
Escheat liability	2,199	2,243
Facilities expense	431	4,870
Customer relocation expense	—	6,592
Deferred purchase price consideration	—	7,072
General and administrative	7,954	7,837
Other	12,198	7,376

	$55,002	$64,538

(8)    Income Taxes

  (a) Provision (Benefit) for Income Taxes

        The Company and its wholly owned domestic subsidiaries file a consolidated federal income tax return.

        The components of income (loss) before income taxes and cumulative effect of accounting change are:

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
U.S. operations	$(38,475)	$(41,448)	$11,168
Foreign operations	14,808	24,761	21,284

	$(23,667)	$(16,687)	$32,452

        The provision (benefit) for income taxes includes:

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Current:
Federal	$1,100	$(3,802)	$1,614
Foreign	3,596	6,225	7,894
State	669	938	566

Total current taxes	5,365	3,361	10,074
Deferred:
Federal	(7,059)	(3,003)	1,847
Foreign	847	2,613	(402)
State	(935)	(3,102)	112

Total deferred taxes	(7,147)	(3,492)	1,557

Provision (benefit) for income taxes	$(1,782)	$(131)	$11,631

  (b) Reconciliation of Statutory Rate to Effective Rate

        Total income taxes as reflected in the Consolidated Statements of Operations differ from the amounts computed by applying the statutory federal corporate tax rate as follows:

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Federal income tax at statutory rate	$(8,283)	$(5,840)	$11,358
State income taxes, net of federal tax benefit	(173)	(1,407)	441
Foreign income taxes	3,747	3,066	551
Intangibles amortization	2,102	2,161	—
Other – net	825	1,889	(719)

Provision (benefit) for income taxes	$(1,782)	$(131)	$11,631

  (c) Deferred Tax Assets and Liabilities

        Deferred taxes related to the following:

	December 31, 2001	December 31, 2002
Deferred tax assets:
Property and equipment	$1,089	$228
Reserves, including casualty and other claims	32,640	27,481
Employee benefits	7,239	6,372
Taxes other than income taxes	2,039	1,841
Postretirement benefits other than pensions	9,417	10,143
Net operating loss carryforwards	19,684	20,088
Pension obligation	4,432	16,266
Unrealized gains and other	10,665	9,939

Total gross deferred tax assets	87,205	92,358
Less valuation allowance	211	646

Net deferred tax asset	86,994	91,712

Deferred tax liabilities:
Foreign earnings	5,048	4,319
Property and equipment	4,291	5,305
State income taxes	2,196	1,988
Intangibles	64,794	71,886

Total gross deferred tax liabilities	76,329	83,498

Net deferred tax assets	10,665	8,214
Less net current deferred tax assets	37,051	37,151

Net long-term deferred tax liability	$26,386	$28,937

        At December 31, 2001 and 2002, a valuation allowance has been established due to the uncertainty of realization of foreign net operating loss ("NOL") carryforwards. The net change in the total valuation allowance for the period ended December 31, 2002 was an increase of $435. The increase was the result of additional losses generated in jurisdictions where realization is uncertain. The domestic NOL carryforwards expire between the years 2020 through 2022. Management believes it is more likely than not all other domestic deferred tax assets will be realized based on the Company's anticipated future taxable earnings or available tax planning alternatives.

  (d) Taxing Authority Reviews

        Consolidated federal income tax returns of the Company, while owned by NS, have been examined and Revenue Agent Reports have been received for all years up to and including 1996. The Company is currently under examination for the years 1997 and 1998. NS will indemnify the Company for any tax liabilities prior to the 1998 Acquisition to the extent they were not accrued at the purchase date. Consolidated federal income tax returns of Allied have been examined and Revenue Agent Reports have been received for all years up to and including the Allied fiscal year ended September 30, 1995. Exel plc will indemnify the Company for any Allied Acquisition companies' tax liabilities related to periods prior to the Allied Acquisition.

(9)    Short-term Debt

        Short-term borrowings consisted of the following:

	December 31, 2001	December 31, 2002
Foreign subsidiaries lines of credit	$1,235	$1,074
Revolving credit facility	46,000	—
Mortgage warehouse facility	—	41,893
Relocation financing facilities	—	15,432
Rowan Simmons note payable	—	14,000

	$47,235	$72,399

        Certain wholly owned foreign subsidiaries maintain operating lines of credit totaling $25,943. Interest is payable monthly or quarterly at the bank's base or prime rate (currently 4.0%-8.0%) plus 0.25%-1.0%, and include commitment fees ranging from 0%—0.25% on the unused portion of the line. As of December 31, 2001 and 2002, the outstanding balance was $1,235 and $1,074, respectively. Certain of these agreements are guaranteed by the Company.

        During the second quarter 2002, the Company determined that its credit agreement revolving credit facility should be classified as a component of long-term debt, due to the nature of its borrowings. See Note 10.

        A revolving warehouse facility is maintained by two of the Company's subsidiaries. SIRVA Mortgage, Inc. maintains a $56,000 revolving warehouse facility with an outstanding balance of $41,893 at December 31, 2002. Interest is payable monthly at London Interbank Offered Rate ("LIBOR") plus 1.75% (effective rate of 3.18% at December 31, 2002). A commitment fee of 0.125% is charged on the entire facility and is payable quarterly. $28,000 of the facility matures on July 31, 2003 and the remaining $28,000 matures on July 31, 2004.

        Rowan Simmons maintains a $60,000 relocation financing facility with certain U.K. banks with an outstanding balance of $15,432 at December 31, 2002. Interest is payable monthly or quarterly, depending on the lender, at a rate of 4% plus 0.85%—1.5% (effective rate of 4.85%—5.5% at December 31, 2002). A commitment fee of 0.125% is charged on the undrawn amount each day and is paid annually.

        In connection with the acquisition of Rowan Simmons, the Company incurred a $14,000 note payable with a bank. Interest is paid on its maturity date of April 26, 2003 and is calculated at LIBOR plus 0.75% (effective rate of 2.17% at December 31, 2002.

(10)    Long-term Debt

        On November 19, 1999, in connection with the Allied Acquisition, the Company entered into debt and indenture agreements to refinance existing indebtedness and to finance a portion of the Allied Acquisition. The Company's credit agreement (the "Credit Agreement") with J.P. Morgan Chase & Co.

and a consortium of other lenders consists of a revolving credit facility (the "Revolving Credit Facility") and two term loans.

        Long-term debt consisted of the following:

	December 31, 2001	December 31, 2002
Revolving credit facility	$—	$27,000
Note payable – Tranche A	135,000	120,000
Note payable – Tranche B	171,500	209,887
Senior subordinated notes	150,000	150,000
Senior discount loan	48,197	56,578
Other	868	16,657

Total debt	505,565	580,122
Less current maturities	16,958	22,412

Total long-term debt	$488,607	$557,710

  (a) Revolving Credit Facility

        Under the Revolving Credit Facility, as amended and restated, the Company may borrow up to $150,000, which includes a $10,000 swing line subfacility and a $50,000 letter of credit subfacility, until its scheduled maturity on November 18, 2006. Advances must be made in increments of no less than $5,000 or multiples of $1,000 in excess thereof. If lesser amounts are required, then the swing line subfacility may be activated. Borrowing under the Revolving Credit Facility was $46,000 and $27,000 at December 31, 2001 and 2002, respectively. A commitment fee of 0.5% is charged on the unused portion of the Revolving Credit Facility and is payable quarterly. The Company had outstanding letters of credit of $15,819 and $29,347 at December 31, 2001 and 2002, respectively, primarily in conjunction with its insurance agreements. The Company has available credit of $88,181 and $93,653 at December 31, 2001 and 2002, respectively.

        Interest is payable at ABR rates (based on prime, base certificate of deposit or federal funds effective rates), plus a margin of 2.0% (effective rate of 6.25% as of December 31, 2002) or LIBOR, plus a margin of 3.0% (effective rate of 4.43% as of December 31, 2002). The weighted average interest rates for the years ended December 31, 2001 and 2002 were 7.29% and 4.86%, respectively. The rate selected is determined by the facility/subfacility from which the borrowings are drawn, the maturity date of the loan and the required notice of the borrowing. ABR interest is payable at the end of each quarter and LIBOR interest is payable in arrears on the last day of the loan period for loans less than three months and at the end of each quarter for loans greater than three months. Principal is repaid as funds are available.

  (b) Notes Payable – Tranche A and Tranche B

        In connection with the Allied Acquisition, the Company issued two term loans, as amended and restated, amounting to $150,000 (Note Payable Tranche A) and $175,000 (Note Payable Tranche B), respectively. Notes payable Tranche A and Tranche B are senior notes, collateralized by substantially all the assets of the Company, payable in consecutive quarterly interest and principal installments, commencing on March 24, 2000, through maturity of November 18, 2006 and November 18, 2007, respectively. On April 30, 2002, as part of the financing of the acquisition of CRS, the Company amended its credit agreement to increase Note Payable Tranche B by $50,000. The incremental facility is subject to the same terms and conditions of the Credit Agreement.

        Interest is payable at ABR or LIBOR, plus an applicable margin, which corresponds to the achievement of certain performance criteria determined from the financial statements. At December 31, 2001 and 2002, Tranche A interest was accruing at LIBOR, plus 3%, (5.10% and 4.50%) and Tranche B interest was accruing at LIBOR, plus 4%, (6.10% and 5.42%), respectively.

        The Credit Agreement, as amended and restated, governing Note Payable Tranche A, Note Payable Tranche B and the Revolving Credit Facility contains a number of covenants that limit, among other things, the incurrence of additional indebtedness, the incurrence of capital lease obligations and purchase of operating property. The Credit Agreement also requires the Company to maintain certain financial tests, including a consolidated interest coverage ratio and a leverage ratio, and includes a general lien on certain of the Company's assets. The agreement also includes certain cross default provisions such that a default under any other loan agreements by the Company would cause a default in the Credit Agreement.

        On March 28, 2002, the Company made a $21,904 prepayment of Tranche A and Tranche B debt due to excess cash flow in 2001, as defined in the credit agreement. A total of $4,188 replaced principal payments due at that time, with the remaining $17,716 reducing future principal payments.

  (c) Senior Subordinated Notes

        In connection with the Allied Acquisition, the Company issued $150,000 aggregate principal amount of 13.375% Senior Subordinated Notes ("Senior Subordinated Notes") due December 1, 2009. Each note bears interest at a rate of 13.375% per annum and is payable in semi-annual installments on June 1 and December 1 each year to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

        The Senior Subordinated Notes are unsecured senior subordinated indebtedness of the Company. They are subordinated in right of payment, as set forth in the Senior Subordinated Notes Indenture ("Indenture"), to the payment when due in full cash of all existing and future senior indebtedness of the Company. These Senior Subordinated Notes have been guaranteed by certain domestic subsidiaries of the Company.

        The Indenture and the agreements governing this debt contain a number of similar less restrictive covenants as those included in the Credit Agreement described above.

  (d) Senior Discount Loan

        In connection with the Allied Acquisition, the Company incurred $35,000 initial value of unsecured senior discount term loan borrowings with a lender, due December 1, 2007. The senior discount loan will accrete until December 1, 2004 at a rate of 16.00% per annum, and is payable in semi-annual installments as of June 1 and December 1, commencing June 1, 2005 payable 15 days in advance, for each year to the lender at the close of business on the May 15 or November 15 immediately preceding the interest payment date. The amount of accretion in 2001 and 2002 was $6,862 and $8,381, respectively, which was accounted for as a non-cash transaction.

        The Indenture and agreements governing the debt contain a number of covenants that limit, among other things, the incurrence of additional indebtedness by the Company and its domestic and foreign subsidiaries, dividends or distributions.

        On November 12, 2002, a subsidiary of Fund VI purchased the senior discount loan from its holders.

  (e) Other

        On May 3, 2002, as part of the financing of the acquisition of CRS, the Company issued two 10% notes payable, Seller Note A amounting to $10,000 and Seller Note B amounting to $5,000 (the "Seller Notes"). The Seller Notes are subordinated to the Company's senior debt. Seller Note A is due May 3, 2007. Seller Note B is due May 3, 2012 or May 3, 2007, if certain conditions are met. On a quarterly basis, 50% of the interest on the outstanding principal amount will accrete and be added to the principal amount and 50% will be paid in cash. The amount of accretion at December 31, 2002 was $339 and $169 for Seller Note A and Seller Note B, respectively.

        Future maturities of long-term debt are as follows:

December 31, 2002
2003	$22,412
2004	22,558
2005	56,058
2006	170,852
2007	158,020
Thereafter	150,222

$580,122

        The fair value of the Company's long-term debt approximates the carrying amount based on the present value of cash flows discounted at the current rates offered to the Company on similar debt instruments.

(11)    Capital and Operating Leases

        During 2002, the Company entered into two vehicle and one communications equipment lease agreements totaling $1,338 (non-cash). The leases are being accounted for as capital leases and require the Company to pay customary operating and repair expenses that will keep the assets in roadworthy and appropriate condition through the termination dates of 2007 and 2012. The leases do not contain purchase options.

        During 2001, the Company entered into two trailer lease agreements (non-cash) totaling $3,833 and a tractor satellite-communication equipment lease agreement in the amount of $563 (non-cash). Each of these leases is being accounted for as a capital lease and requires the Company to pay customary operating and repair expenses that will keep these assets in operating condition. The trailer leases contain purchase options at amounts approximating fair market value at lease termination in 2008. The tractor satellite-communication equipment lease contains a bargain purchase option of $1 at lease termination in 2006.

        During 2001, the Company also entered into two vehicle lease agreements totaling $9,870 (non-cash). Both of the leases are being accounted for as capital leases and require the Company to pay customary operating and repair expenses that will keep the assets in roadworthy condition through the termination dates of 2008 and 2010. The vehicle leases do not contain purchase options, however, the Company has the right to share in any profits made from the sale of the assets by the financing company after the lease termination date.

        The Company has noncancelable lease commitments under operating leases for rental of office space, warehouse facilities, transportation equipment and office equipment. The Company's rental expense under these operating leases was $35,693, $52,438 and $58,911 for the years ended December 31, 2000, 2001 and 2002, respectively.

        Future minimum rental payments under capital lease obligations and operating leases at December 31, 2002 are as follows:

	Capital Leases	Operating Leases
2003	$5,840	$48,980
2004	4,145	39,234
2005	3,548	36,273
2006	3,529	26,997
2007	2,642	24,353
Thereafter	2,380	102,929

Total minimum lease payments	22,084	$278,766

Less interest	3,113

Present value of net minimum lease payments	18,971
Less current portion	4,849

Long-term portion of capital lease obligation	$14,122

        Assets under capital leases consist of the following:

	December 31, 2001	December 31, 2002
Transportation equipment	$27,361	$29,939
Less accumulated depreciation	6,434	10,861

	$20,927	$19,078

(12)    Retirement and Postretirement Medical Plans

  (a) Defined Benefit Plans

        The Company has several defined pension plans covering substantially all of its domestic employees and certain employees in other countries. Pension benefits earned are generally based on years of service and compensation during active employment, however, the level of benefits and terms of vesting may vary among plans. Pension plan assets are administered by trustees and are principally invested in equity securities, fixed income securities and pooled separate accounts. The funding of pension plans is determined in accordance with statutory funding requirements.

        The domestic defined pension plans were amended effective April 1, 2002, for the purpose of combining the plans into one benefit plan covering all domestic employees. This single pension plan was then frozen effective December 31, 2002, which triggered curtailment accounting treatment due to the elimination of benefits earned for future years of service. The curtailment amounts recorded are reflected in the table below.

        The Company also has an Excess Benefit Plan and an Executive Retirement and Savings Plan which are unfunded nonqualified plans that provide retirement benefits not otherwise provided under the qualified plan because of the benefit limitations imposed by Section 415 and 401(a)(17) of the Internal Revenue Code. These Plans ensure that an executive receives the total pension benefit to which he/she otherwise would be entitled, were it not for such limitations. The expense associated with the Excess Benefit Plan is included within the Pension Benefits table below. For the years ended December 31, 2000, 2001 and 2002, the expense associated with the Executive Retirement and Savings Plan was $250, $496 and $556, respectively.

        In addition, the Overlap Benefit Plan for various domestic employees, an unfunded, nonqualified retirement plan, provides retirement benefits forfeited by the highly compensated employees under the Qualified Plan because of the changes to the retirement plan formula which were effective April 18, 1989.

        Eligible employees of Pickfords Limited, the Company's United Kingdom subsidiary, continued to be eligible for a defined benefit plan of the Seller through April 5, 2000. At the time of the Allied Acquisition, the Company provided each participant with the opportunity to join its defined benefit plan. Substantially all the eligible participants elected to join. The Company has recognized net periodic pension costs associated with the plan since the participant election date of April 5, 2000. On September 19, 2001, the benefit obligation and plan assets related to prior service costs for this plan were determined by an independent actuary and transferred from the Seller. In conjunction herewith, the loss in fair value of plan assets from the Allied Acquisition date to September 19, 2001 has been reflected as a reduction in plan asset value prior to the transfer of $19,322. As of December 31, 2001 and 2002, the Company had recorded a prepaid pension asset of $8,103 and $6,448, respectively.

        Information on the Company's domestic and foreign defined benefit plans and amounts recognized in the Company's consolidated balance sheets, based on actuarial valuation, are as follows:

	Combined Plans Excluding United Kingdom		United Kingdom
	December 31, 2001	December 31, 2002	December 31, 2001	December 31, 2002
Change in benefit obligation
Benefit obligation at beginning of period	$89,247	$96,897	$54,515	$52,293
Service cost	2,926	2,660	3,136	3,793
Interest cost	6,657	6,964	3,179	3,307
Plan participants' contribution	—	—	1,601	1,764

Actuarial (gain)/loss	3,428	11,022	(8,155)	(1,758)
Plan amendments	—	(4,901)	—	—
Curtailments	—	(3,142)	—	—
Benefits paid	(5,147)	(5,019)	(582)	(644)
Currency translation	(214)	209	(1,401)	5,551

Benefit obligation at end of period	$96,897	$104,690	$52,293	$64,306

Change in plan assets
Fair value of plan assets at beginning of period	$88,788	$80,404	$74,830	$62,544
Reduction in plan asset value prior to transfer	—	—	(19,322)	—
Actual return on plan assets	(3,444)	(9,979)	7,941	(12,390)
Employer contribution	124	12	—	—
Plan participants' contribution	—	—	1,601	1,764
Benefits paid	(5,064)	(4,924)	(582)	(644)
Currency translation	—	—	(1,924)	6,641

Fair value of plan assets at end of period	$80,404	$65,513	$62,544	$57,915

Funded status reconciliation
Funded status	$(16,493)	$(39,177)	$10,251	$(6,391)
Unrecognized net actuarial (gain)/loss	21,195	44,636	(2,148)	18,169
Net transition obligation	—	—	—	(5,330)

Prepaid benefit cost	$4,702	$5,459	$8,103	$6,448

Amounts recognized in the consolidated balance sheet
Cost transferred from seller	$—	$—	$8,368	$—
Prepaid pension asset at beginning of year	—	—		8,103
Accrued benefit liability	(9,416)	(39,177)	—	—
Intangible asset	41	—	—	—
Accumulated other comprehensive income	14,077	44,636	—	—
Net change in prepaid benefit (November 19 — December 31)	—	—	(265)	—
Net change in prepaid benefit	—	—	—	(1,655)

Net amount recognized	$4,702	$5,459	$8,103	$6,448

        The cumulative income tax impact of the accumulated other comprehensive income line item shown in the table above was $5,647 and $17,854 as of December 31, 2001 and 2002, respectively. The changes within stockholders' equity in note 15 are presented net of tax.

        The following actuarial assumptions were used for the Company's pension plans:

	Combined Plans Excluding United Kingdom			United Kingdom
	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2001	December 31, 2002
Weighted-average assumptions
Discount rate	7.50%	7.25%	6.75%	5.75%	5.60%
Expected return on plan assets	9.00%	9.00%	9.00%	7.75%	7.75%
Rate of compensation increase	4.00-5.00%	4.00-5.00%	4.00%	4.00%	4.00%

        Information on the Company's significant domestic and foreign defined benefit plans and amounts recognized in the Company's consolidated statements of operations, based on actuarial valuation, are as follows:

	Combined Plans Excluding United Kingdom			United Kingdom
	December 31, 2000	December 31, 2001	December 31, 2002	December 31, 2001	December 31, 2002
Components of net periodic benefit cost
Service cost	$3,240	$2,926	$2,660	$3,136	$3,793
Interest cost	6,294	6,657	6,964	3,179	3,307
Expected return on plan assets	(8,560)	(7,837)	(7,036)	(5,710)	(5,411)
Amortization of recognized actuarial (gain)/loss	(28)	135	1,075	68	827

Net periodic benefit cost	946	1,881	3,663	673	2,516
Special termination liability	1,438	—	—	—	—
Prior service benefit curtailment gain	—	—	(4,531)	—	—

Net periodic benefit cost after curtailment and settlements	$2,384	$1,881	$(868)	$673	$2,516

        The Company recognizes an accrued benefit liability in its financial statements for its unfunded Excess Benefit Plan and Overlap Benefit Plan. The accrued benefit cost at December 31, 2001 and 2002 included $1,012 and $1,228, respectively, related to this liability.

        The Company intends to fund at least the minimum amount required under the Employee Retirement Income Security Act of 1974, as amended, for its domestic plans and the Pensions Act 1995 for its U.K. plan.

        The Company's Canadian subsidiary, ALNAV Platinum Group, Inc., has a defined benefit plan (the "Canada Plan") with the benefits generally based upon years of service and the highest five-year average salary during employment. As of December 31, 2001 and 2002, the accumulated benefit obligation of accrued pension benefits was $1,403 and $1,494, respectively, and the aggregate market value of pension plan assets was $1,772 and $1,669, respectively. As of December 31, 2001 and 2002, the prepaid pension cost was $190 and $175, respectively. The (income) expense associated with the plan for the years ended December 31, 2000, 2001 and 2002 was $(61), $53 and $59, respectively. The Canada Plan terminated as of January 1, 2001. Pursuant to the Canadian Pension Benefits Standards Act, pension benefits accrued as of January 1, 2001 are fully vested for all affected members and wind-up notices were distributed to them on December 27, 2000. The Office of the Superintendent of Financial Institutions has approved the wind-up report. Distribution of assets is expected to occur during 2003.

  (b) Postretirement Medical Plan

        The Company has a nonpension postretirement benefit plan for certain domestic employees that provide specific health care and death benefits to eligible retired employees. Under the present plan, which may be amended or terminated at the Company's option, a defined percentage of health care expenses is covered, after reductions for any deductibles, co-payments, Medicare payments and, in some cases, coverage provided by other group insurance policies. The cost of such health care coverage to a retiree may be determined in part by a retiree's years of vested service with the Company prior to retirement. Death benefits are based on a fixed amount at time of retirement.

        The plan covering certain domestic employees was amended effective April 1, 2002, to include substantially all of its domestic employees. This amendment also eliminated benefits after age 65. Effective December 31, 2002, the plan was amended to eliminate any subsidies to employees that have not reached 50 years of age with a minimum of 10 years of service as of December 31, 2002. This amendment triggered curtailment accounting treatment. The curtailment amounts recorded are reflected in the table below.

	December 31, 2001	December 31, 2002
Change in benefit obligation
Benefit obligation at beginning of period	$15,611	$18,990
Service cost	1,158	764
Interest cost	1,293	1,201
Plan participants' contribution	57	77
Actuarial loss	2,051	3,137
Plan amendments	—	(5,330)
Curtailment gains	—	(1,225)
Benefits paid	(1,180)	(881)

Benefit obligation at end of period	$18,990	$16,733

Plan status reconciliation and amounts Recognized in the consolidated balance sheets
Plan status	$(18,990)	$(16,733)
Unrecognized net actuarial loss	847	614

Accrued benefit cost and net amount recognized	$(18,143)	$(16,119)

	December 31, 2000	December 31, 2001	December 31, 2002
Components of net periodic benefit cost
Service cost	$892	$1,158	$764
Interest cost	949	1,293	1,201
Amortization of recognized actuarial (gain)/loss	(39)	12	(346)

Net periodic benefit cost	1,802	2,463	1,619
Special termination liability	1,570	—	—
Prior service benefit curtailment gain	—	—	(2,839)

Net periodic benefit cost after curtailment and settlements	$3,372	$2,463	$(1,220)

        The following actuarial assumptions were used for the Company's postretirement plans:

	December 31, 2000	December 31, 2001	December 31, 2002
Weighted-average assumptions
Discount rate	7.50%	7.25%	6.75%
Health care cost trend rates	7.00%	8.50%	12.00%

        The health care cost trend rate was assumed to decrease gradually to 5.5% for 2009 and remain at that level thereafter.

        Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

	One-Percentage Point
	Increase	Decrease
Effect on total of service and interest cost components	$330	$(280)
Effect on postretirement benefit obligation	$2,140	$(1,870)

  (c) Defined Contribution Plans

        In 1994, the Company's United Kingdom subsidiary, North American (UK), Ltd., established a contributory defined contribution plan for eligible employees. The plan is funded through contributions from employees, generally 3% of earnings, which are matched by the Company. The expense associated with the plan was $47, $36 and $62 for the years ended December 31, 2000, 2001 and 2002, respectively.

        Effective April 1, 2002, the Allied Van Lines, Inc. Profit Sharing and Retirement Savings Plan was merged with the NAVL Employees Savings Plan and Trust and was renamed the SIRVA Employee Retirement Savings Plan. The plan qualifies under Section 401(a) and 401(k) of the Internal Revenue Code. The Company has made no contributions to the NAVL or SIRVA plan since its inception. Prior to 2002, the Company made matching contributions based on Allied participant contributions to the plan and also contributed a profit-sharing contribution which was 4% of the eligible compensation of each participant. The Company made contributions of $1,216, $1,225 and $0 for the years ended December 31, 2000, 2001 and 2002, respectively.

(13)    Postemployment Medical Plan

        The Company provides certain postemployment health care continuation benefits to inactive NAVL employees and their dependents during the period following employment but before retirement. As of December 31, 2001 and 2002, the accumulated postemployment benefit obligation for such benefits was $2,012 and $1,936, respectively. The expense associated with the plan was $196, $789 and $152 for the years ended December 31, 2000, 2001 and 2002, respectively.

(14)    Incentive Compensation

        The Company maintains a Management Incentive Plan for certain executives and key management employees. The plan is administered by the Board of Directors whose members do not participate in the plan. For the years ended December 31, 2000 and 2001, the Company maintained a Performance Incentive Plan for eligible employees not included in the Management Incentive Plan. The plan was administered by the Vice President of Compensation and Benefits, who did not participate in the plan. Incentive compensation was based upon achievement of certain predetermined corporate performance goals. The expense associated with both of the incentive plans was $8,133, $147 and $4,500 for the years ended December 31, 2000, 2001 and 2002, respectively.

        In addition to the Management Incentive Plan and the Performance Incentive Plan, the Company administers several other incentive plans that were in place prior to the acquisitions of Allied, NAIT and CRS. These plans are administered by the Vice President of Compensation and Benefits and are based on achievement of certain predetermined segment performance goals. The expense associated with these plans was $1,280, $952 and $2,661 for the years ended December 31, 2000, 2001 and 2002, respectively.

(15)    Stockholders' Equity, Redeemable Common Stock and Redeemable Junior Preferred Stock

        Following is an analysis of stockholders' equity, redeemable common stock and redeemable junior preferred stock:

	Stockholders' Equity
	Total	Accumulated deficit	Accumulated other comprehensive income (loss)	Common stock	Common stock purchase warrant	Additional paid-in- capital	Treasury stock	Redeemable common stock	Redeemable junior preferred stock
Balance at December 25, 1999	$99,041	$(21,891)	$(136)	$111	$655	$121,152	$(850)	$7,801	$24,625
Comprehensive income (loss):
Net loss	(21,885)	(21,885)	—	—	—	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax of $308	3	—	3	—	—	—	—	—	—
Minimum pension liability, net of tax benefit of $(223)	(224)	—	(224)	—	—	—	—	—	—
Foreign currency translation adjustment net of tax benefit of $(3,846)	(5,284)	—	(5,284)	—	—	—	—	—	—

Total comprehensive loss	(27,390)	—	—	—	—	—	—	—	—
Issuance of common stock	27,227	—	—	19		27,208	—	2,179	—
Treasury stock purchase	(5,623)	—	—	—	—	—	(5,623)	—	—
Accretion of junior preferred stock	(3,136)	(3,136)	—	—	—	—	—	—	3,136
Taxes paid	—	—	—	—	—	—	—	—	(1,344)

Balance at December 31, 2000	90,119	(46,912)	(5,641)	130	655	148,360	(6,473)	9,980	26,417
Comprehensive income (loss):
Net loss	(16,884)	(16,884)	—	—	—	—	—	—	—
Derivative transactions:
Cumulative effect of accounting change, net of tax of $219	328	—	328	—	—	—	—	—	—
Unrealized hedging loss, net of tax benefit of $(1,551)	(2,326)	—	(2,326)	—	—	—	—	—	—
Net change in unrealized holding loss on available-for-sale securities, net of tax benefit of $(104)	(157)	—	(157)	—	—	—	—	—	—
Minimum pension liability, net of tax benefit of $(5,424)	(8,136)	—	(8,136)	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax benefit of $(1,371)	(2,056)	—	(2,056)	—	—	—	—	—	—

Total comprehensive loss	(29,231)	—	—	—	—	—	—	—	—

Treasury stock purchase	(2,380)	—	—	—	—	—	(2,380)	—	—
Common stock reclass	710	—	—	1	—	709	—	(710)	—
Accretion of junior preferred stock	(3,364)	(3,364)	—	—	—	—	—	—	3,364
Taxes paid	—	—	—	—	—	—	—	—	(1,442)

Balance at December 31, 2001	$55,854	$(67,160)	$(17,988)	$131	$655	$149,069	$(8,853)	$9,270	$28,339
Comprehensive income (loss):	—	—	—	—	—	—	—	—	—
Net income	20,821	20,821	—	—	—	—	—	—	—
Unrealized hedging gain, net of tax of $1,308	1,962	—	1,962	—	—	—	—	—	—
Net change in realized holding loss on available-for-sale securities, net of tax benefit of $(963)	(1,444)	—	(1,444)	—	—	—	—	—	—
Minimum pension liability, net of tax benefit of $(12,207)	(18,311)	—	(18,311)	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $4,471	6,706	—	6,706	—	—	—	—	—	—
Total comprehensive income	9,734	—	—	—	—	—	—	—	—

Treasury stock purchase	(1,893)	—	—	—	—	—	(1,893)	—	—
Issuance of common stock	61,494	—	—	43	—	61,451	—	4,821	—
Accretion of junior preferred stock	(3,609)	(3,609)	—	—	—	—	—	—	3,609
Taxes paid	—	—	—	—	—	—		—	(1,547)

Balance at December 31, 2002	$121,580	$(49,948)	$(29,075)	$174	$655	$210,520	$(10,746)	$14,091	$30,401

  (a) Redeemable Junior Preferred Stock

        In connection with the Allied Acquisition, the Company issued 24,500 shares of junior preferred stock, due in 2010, to an affiliate of Exel plc, having an initial liquidation preference of $24,500. The dividend rate on this junior preferred stock is 12.4% compounded quarterly and is cumulative, although the payment of dividends is subject to the discretion of the Board of Directors of the Company and the ability of the Company to pay dividends is subject to various debt agreements. Due to Exel plc being a foreign entity, IRS regulations require withholding taxes to be paid with each quarterly dividend, even if the dividend is notational only. All withholding payments made by the Company reduce the price the Company will ultimately pay to redeem this stock.

        In certain circumstances the junior preferred stock is exchangeable at the option of the Company for subordinated exchange debentures of the Company. The junior preferred stock is required to be redeemed on the eleventh anniversary of its issue date, or upon the occurrence of certain other events. In addition, the Company has a right, subject to the terms of its debt agreements, to redeem the junior preferred stock at any time after the first anniversary of its issue date. The accretion of dividends of $3,136, $3,364 and $3,609 for the years ended December 31, 2000, 2001 and 2002, respectively, was accounted for as a non-cash transaction.

  (b) Common Stock Purchase Warrant

        Also in connection with the Allied Acquisition, the Company issued a common stock purchase warrant to an affiliate of Exel plc. The warrant entitles the holder to purchase 874,800 shares of common stock of the Company, par value $.01 per share, at an exercise price of $40.00 per share. The term of the warrant is five years and it contains customary anti-dilution protections. In addition, the warrant and any shares issued upon its exercise are subject to certain transfer restrictions.

  (c) Redeemable Common Stock

        Certain key employees of the Company who hold common stock may require the Company to repurchase all of the shares held upon termination by the Company without cause, or death, disability, or retirement at normal retirement age. This repurchase right terminates upon the consummation of an initial public offering of the Company common stock. In connection with the redemption features described above, the Company has classified outside of permanent equity an amount representing the initial fair value of the redeemable shares. These shares have not been marked to market since the events of redemption are considered remote.

  (d) Stock Split

        On June 13, 2002, the Company's Board of Directors approved a ten for one split of the Company's common shares, which was effected by means of a stock dividend of nine shares of common stock for each outstanding share of such stock held as of July 31, 2002. The stock split was effected on July 31, 2002. In connection with the stock split, the Company filed a certificate of amendment to its certificate of incorporation on July 31, 2002 that increased the number of shares of its common stock from 2,400,000 shares of 24,000,000 shares. Periods presented have been restated to show the effect of the stock dividend.

(16)    Stock Option Plan

        The Company maintains a stock option plan (the "Option Plan") for officers and other key employees which provides for the offer of up to 1,000,000 shares of its common stock and the granting of options to acquire up to 2,000,000 shares of its common stock. The administrator of the Option Plan is SIRVA's Board of Directors. Under the Option Plan, Service Options and, in certain cases, Performance

Options, have been granted with each share of stock sold to the officers and other key employees. Service Options are vested in equal annual installments on each of the first five anniversaries of the grant date. Performance Options are vested dependant on achievement of cumulative earnings targets, or if not vested sooner, become vested on the ninth anniversary of the grant date. All options granted expire after ten years from the grant date. The exercise price of the options equaled the fair market value of common stock at the date of the grant. Fair market value was determined by management to be equal to the price paid for common stock issued at the grant date.

        Information with respect to the options granted under the Option Plan is as follows:

	# of Shares	Weighted Avg. Exercise Price
Outstanding at December 25, 1999	1,178,680	$11.77
Options granted	325,600	14.20
Options cancelled	(590,500)	10.60

Outstanding at December 31, 2000	913,780	13.39
Options granted	151,940	14.20
Options cancelled	(384,820)	13.65

Outstanding at December 31, 2001	680,900	13.43
Options granted	732,274	14.20
Options cancelled	(97,200)	14.20

Outstanding at December 31, 2002	1,315,974	$13.80

        The weighted average remaining contractual life of these options is 8.50 years. At December 31, 2000, 2001 and 2002, the number of options that became exercisable were 95,530, 238,270 and 296,566, respectively.

        During the years ended December 31, 2000, 2001 and 2002, the fair value of common stock was $14.20. Stock options outstanding have exercise prices of $10.00 and $14.20 per share.

        In accordance with the provisions of SFAS 123, as amended by SFAS 148, the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting described by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, generally no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.

        The fair value of each option is estimated on the date of grant, using the Black-Scholes option pricing model with the following weighted average assumptions used: risk-free interest rates of 5.00% to 6.66% for 2000, 4.54% to 4.59% for 2001 and 3.05% to 4.27% for 2002, expected volatility of 0.01%, expected life of 5 years and no dividend payments.

(17) Commitments and Contingencies

  (a) Litigation

        The Company was a defendant in a personal injury suit resulting from a 1996 accident involving one of its agent's drivers. The case was tried in 1998, and the Company was found liable. After appeals, a final judgment of $15,229 was rendered in 2002 and fully paid by the Company and two of its insurers. After certain insurance payments and reimbursements, the Company has paid $7,637, which the Company believes is fully reimbursable by insurance; however, one of the Company's several co-insurers of this case has filed suit, contesting its coverage obligations. If the co-insurer prevails, there is the possibility that some or all of the payment made by the Company will not be reimbursed. The Company has a reserve that it considers appropriate in the circumstances.

        The Company has produced and is producing records in response to two grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. The Company is cooperating with the investigation and understands that numerous other companies have received similar subpoenas.

        The Company and certain subsidiaries are defendants in numerous lawsuits relating principally to motor carrier operations. In the opinion of management, after consulting with its legal counsel, the amount of the Company's ultimate liability resulting from these matters should not materially affect the Company's financial position, results of operations or liquidity.

  (b) Environmental Matters

        We have been named as a potentially responsible party ("PRP") in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established for these proceedings, which totaled $35 as of December 31, 2001 and 2002, respectively. We could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        The Company owns or has owned and leases or has leased facilities at which underground storage tanks are located and operated. Management believes that the Company has taken the appropriate and necessary action with regard to releases that have occurred. Based on its assessment of the facts and circumstances now known and after consulting with its legal counsel, management believes that it has recorded appropriate estimates of liability for those environmental matters of which the Company is aware. Further, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material effect on the Company's financial position, results of operations or liquidity. As conditions may exist on these properties related to environmental problems that are latent or as yet unknown, there can be no assurance that the Company will not incur liabilities or costs in the future, the amount of which cannot be estimated reliably at this time.

  (c) Purchase Commitments

        The Company has entered into certain purchase commitments of $9,844 for software licenses at December 31, 2001 and $6,263 for software licenses and transportation equipment at December 31, 2002.

        On July 1, 2002, the Company entered into a ten year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for the Company's domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. Covansys Corporation is a related party, as approximately 24% of its outstanding common stock is owned by Fund VI. As of December 31, 2002, the remaining purchase commitment was $176,382.

(18) Financial Instruments

        The Company utilizes interest rate agreements and foreign exchange contracts to manage interest rate and foreign currency exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and international operating activities. The Company does not utilize financial instruments for trading purposes. The counterparties to these contractual arrangements are financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties, and no material loss would be expected from their nonperformance. Interest rate swap agreements and foreign exchange instruments with the Company's credit agreement banks are borrower obligations under the credit agreement, hence such agreements and instruments are secured and guaranteed.

  (a) Interest Rate Instruments

        The Company enters into interest swap agreements to manage its exposure to changes in interest rates. The swaps involve the exchange of variable interest rate payments for fixed interest rate payments without exchanging the notional principal amounts. The Company records the payments or receipts on the agreements as adjustments to interest expense. Interest rate swap agreements are accounted for as cash flow hedges.

        Derivative gains or losses included in accumulated other comprehensive income are reclassified into earnings at the time when the hedged item affects earnings. During the years ended December 31, 2001 and 2002, $1,900 and $4,449, respectively, were reclassified as interest expense. During the years ended December 31, 2001 and 2002, $82 of expense and $64 of income, respectively, were recognized in earnings for ineffectiveness relating to cash flow hedges. The Company estimates that net derivative losses of $577 included in accumulated other comprehensive income at December 31, 2002 will be reclassified into earnings during the next twelve months. The following is a recap of each agreement as of December 31, 2002:

Notional amount	$40,000	$20,000
Fixed rate paid	4.91%	4.785%
Variable rate received	3 month LIBOR	1 month LIBOR
Expiration date	March 2003	April 2003

        The Company enters into derivative transactions to protect against the risk of adverse interest rate movements on the value of the transactions in our committed loan sales business within the Relocation Services segment. Changes in fair value relating to these derivatives are recognized in current period earnings. No losses resulting from changes in fair value of these derivatives were recognized in earnings for the year ended December 31, 2002.

  (b) Foreign Exchange Instruments

        From time-to-time, the Company utilizes foreign currency forward contracts in the regular course of business to manage its exposure against foreign currency fluctuations. The forward contracts establish the exchange rates at which the Company will purchase or sell the contracted amount of U.S. Dollars for specified foreign currencies at a future date. The Company utilizes forward contracts that are short-term in duration (less than one year). The major currency exposures hedged by the Company are the Australian dollar, British pound and Euro. The contract amount of foreign currency forwards was $3,523 and $3,421 at December 31, 2001 and 2002, respectively. Changes in fair value relating to these derivatives are recognized in current period earnings. Approximately $432 of gains and $142 of losses resulting from changes in fair value of these derivatives were recognized in earnings for the years ended December 31, 2001 and 2002.

  (c) Convertible Bond Instruments

        The Company holds various debt securities with convertible features in the available-for-sale investment portfolio of its insurance operations. The value of the conversion feature is bifurcated from the value of the underlying bond. Changes in fair value are recorded in current period earnings. During the years ended December 31, 2001 and 2002, $9 and $700 of gains, respectively, from increases in the fair market value of these instruments was recorded in earnings.

(19) Earnings Per Share

        A reconciliation of net income (loss) to income available to common stockholders and basic to diluted share amounts is as follows:

	2000	2001	2002
	(in thousands of U.S. dollars except share amounts)
Net income (loss)	$(21,885)	$(16,884)	$20,821
Less preferred share dividends	(3,136)	(3,364)	(3,609)

Net income (loss) available to common stockholders	$(25,021)	$(20,248)	$17,212

Basic weighted average common shares outstanding	12,323,560	13,346,486	16,313,131
Assumed conversion of stock options and awards	93,676	43,427	36,972

Diluted weighted average common shares outstanding	12,417,236	13,389,913	16,350,103

        Potentially dilutive securities totaling 93,676 shares and 43,427 shares in 2000 and 2001, respectively, have not been included in the determination of diluted net income (loss) per share as their inclusion would be anti-dilutive in those periods.

(20) Operating Segments

        The Company has four reportable segments – 1) Relocation Solutions-North America, 2) Relocation Solutions-Europe and Asia Pacific, together forming Global Relocation Solutions, 3) Network Services, and 4) Transportation Solutions. Intersegment transactions, principally relating to international operations, are recorded at market rates as determined by management. The consolidation process results in the appropriate elimination of intercompany transactions, with operating revenues reflected in the segment responsible for billing the end customer.

  Global Relocation Solutions

        The Company's global relocation solutions business provides a combination of relocation services, global mobility services and moving and storage services that are tailored by geographic region to the specific customer needs. Global Relocation Solutions is comprised of the Relocation Solutions-North America and the Relocation Solutions-Europe and Asia Pacific reportable segments. This business provides the following services:

  •
  Relocation Services: Relocation services include realtor services for home sales and purchases, tax and expense management and closing and destination services.

  •
  Global Mobility Services: These services include assignment management programs, destination services to identify housing, schools, and other critical client needs, as well as expatriate tax and expense management services.

  •
  Moving and Storage Services:

  •
  Household Goods: The Company provides worldwide household goods moving and storage services, including sales, packing, loading, transportation, delivery and warehousing. In the U.S. and Canada, moving and storage services are provided through a network of exclusive agents. Outside of the U.S. and Canada, the Company provides these services through a network of company-owned branches throughout the U.K., Europe and the Asia Pacific region.

    •
    Commercial Customers: The Company provides a broad portfolio of services to commercial customers, including office and industrial relocations and records management.

    •
    Transportation of High-Value Products: The Company provides customized solutions to facilitate the movement of high-value products that require specialized transport and handling, such as electronics, telecommunications, medical equipment and fine art.

  Network Services

        The network services business offers insurance programs, such as auto liability, occupational accident, physical damage, cargo and warehouse insurance coverage, to a network of agents, owner operators and drivers as well as independent third parties. The Company also offers fleet services, or a broad array of vehicle and supply purchase programs, as well as vehicle repair services.

  Transportation Solutions

        The Company provides logistic and transportation solutions to customers that require transportation management capabilities, inventory visibility at the serialized level, and in-transit merge delivery solutions that are coordinated at the item level to deliver commercial goods that require specialized handling in a timely manner with the appropriate equipment.

        The tables below represent information about operating revenues, depreciation and amortization, income (loss) from operations and total assets by segment used by the chief operating decision-maker of the Company as of and for the years ended December 31, 2000, 2001 and 2002:

December 31, 2000:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations
Relocation Solutions – North America	$1,791,803	$29,053	$8,079
Relocation Solutions – Europe & Asia Pacific	372,745	21,834	23,730

Global Relocation Solutions	2,164,548	50,887	31,809
Network Services	75,812	704	17,365
Transportation Solutions	138,334	2,289	325
Corporate	—	—	(77)

Consolidated Totals	$2,378,694	$53,880	$49,422

December 31, 2001:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations	Total Assets(2)
Relocation Solutions – North America	$1,652,135	$25,871	$15,142	$589,607
Relocation Solutions – Europe & Asia Pacific	387,081	20,104	25,976	313,164

Global Relocation Solutions	2,039,216	45,975	41,118	902,771
Network Services	84,210	659	18,478	148,780
Transportation Solutions	125,877	2,108	(6,294)	22,438
Corporate	—	—	(785)	—

Consolidated Totals	$2,249,303	$48,742	$52,517	$1,073,989

December 31, 2002:	Operating Revenues	Depreciation and Amortization(1)	Income (Loss) from Operations	Total Assets(2)
Relocation Solutions – North America	$1,544,438	$23,017	$40,993	$745,025
Relocation Solutions – Europe & Asia Pacific	407,972	17,058	24,840	372,588

Global Relocation Solutions	1,952,410	40,075	65,833	1,117,613
Network Services	125,042	3,118	26,452	221,444
Transportation Solutions	108,194	1,173	3,274	18,478
Corporate	—	—	(1,298)	—

Consolidated Totals	$2,185,646	$44,366	$94,261	$1,357,535

(1)
Depreciation and amortization are comprised of depreciation, goodwill amortization (prior to January 1, 2002), intangibles amortization in 2002 and deferred agent contract amortization.

(2)
Total assets by segment are specific assets such as trade receivables and property and equipment. Assets also included allocated assets such as computer hardware and software, contracts receivable associated with equipment sales, deferred taxes, goodwill and intangible assets.

        Specified items related to segment assets:

	Year Ended December 31, 2000 Capital Expenditures	Year Ended December 31, 2001 Capital Expenditures	Year Ended December 31, 2002 Capital Expenditures
Relocation Solutions — North America	$38,134	$27,195	$13,429
Relocation Solutions — Europe & Asia Pacific	16,943	20,840	18,335

Global Relocation Solutions	55,077	48,035	31,764
Network Services	7	44	1,648
Transportation Solutions	293	269	51
Corporate	—	—	—

Consolidated Totals	$55,377	$48,348	$33,463

        Operating revenues and long-lived asset information by geographic area as of and for the years ended December 31, 2002, 2001 and 2000:

	2000	2001		2002
	Operating Revenues	Operating Revenues	Long-lived Assets	Operating Revenues	Long-lived Assets
United States	$1,941,399	$1,799,200	$305,944	$1,723,692	$460,003
Foreign	437,295	450,103	272,652	461,954	270,578

Total	$2,378,694	$2,249,303	$578,596	$2,185,646	$730,581

        Foreign revenue is based on the country in which the sales originated, principally in the United Kingdom, Continental Europe and Australia. Long-lived assets are comprised of property and equipment, net and goodwill and intangible assets, net.

(21)    Restructuring and Other Unusual Items

        The following table provides details of restructuring for the year ended December 31, 2000:

	Restructuring Accruals as of December 25, 1999	Allied Acquisition Adjustment	Restructuring Charge	Other Adjustments	Payments	Restructuring Accruals as of December 31, 2000
Fast Forward Program
Severance cost	$2,365	—	$1,235	$(265)	$(2,917)	$418
Outplacement services and other	422	—	—	105	(270)	257

Total restructuring cost	2,787	—	1,235	(160)	(3,187)	675

Allied Acquisition
Severance cost	2,916	(1,255)	—	—	(1,326)	335
Other	860	(300)	—	—	(495)	65

Total restructuring cost	3,776	(1,555)	—	—	(1,821)	400

Branch System
Severance cost	—	—	2,700	—	(2,565)	135

Total restructuring cost	—	—	2,700	—	(2,565)	135

Business Needs Staffing Adjustment
Severance cost	—	—	1,084	—	(333)	751

Total restructuring cost	—	—	1,084	—	(333)	751

Total	$6,563	$(1,555)	$5,019	$(160)	$(7,906)	$1,961

        The following table provides details of restructuring for the year ended December 31, 2001:

	Restructuring Accruals as of December 31, 2000	Restructuring Charge	Other Adjustments	Asset Impairment	Payments	Restructuring Accruals as of December 31, 2001
Fast Forward Program
Severance cost	$418	$—	$292	$—	$(710)	$—
Outplacement services and other	257	—	(247)	—	(10)	—

Total restructuring cost	675	—	45	—	(720)	—

Allied Acquisition
Severance cost	335	—	(170)	—	(165)	—
Other	65	—	112	—	(177)	—

Total restructuring cost	400	—	(58)	—	(342)	—

Branch System
Severance cost	135	595	—	—	(730)	—

Total restructuring cost	135	595	—	—	(730)	—

Business Needs Staffing Adjustment
Severance cost	751	429	15	—	(1,195)	—

Total restructuring cost	751	429	15	—	(1,195)	—

Transportation Solutions Parts Centers
Severance cost	—	969	(325)	—	(604)	40
Building leases	—	2,167	353	—	(403)	2,117
Asset impairment	—	772	(79)	(576)	(37)	80

Total restructuring cost	—	3,908	(51)	(576)	(1,044)	2,237

Total	$1,961	$4,932	$(49)	$(576)	$(4,031)	$2,237

        The following table provides details of restructuring for the year ended December 31, 2002:

	Restructuring Accrual as of December 31, 2001	Restructuring Credit	Payments	Restructuring Accrual as of December 31, 2002
Transportation Solutions Parts Centers
Severance cost	$40	$—	$(40)	$—
Building leases and other	2,197	(942)	(741)	514

Total	$2,237	$(942)	$(781)	$514

        (a)    Fast Forward Program

        In January 1999, with the help of outside consultants, the Company initiated the Fast Forward Program, which was a detailed evaluation of its existing cost structure. The program was comprised of a number of initiatives, primarily relating to employee redundancy. The charges included estimated severance costs for 237 employees across all operating divisions of the Company, outplacement services and other costs. None of these charges related to the Allied Acquisition. A total of 188 employees were terminated. The remaining employees transferred to other divisions or left the Company voluntarily. During 2000, the Fast Forward Program was completed, with remaining severance costs paid in 2001.

        (b)    Allied Acquisition

        Included in the acquisition purchase price allocation were restructuring charges related to the Allied Acquisition, which reflected certain severance and relocation costs the Company incurred to effect a worldwide integration plan for Allied's operations. A total of 66 employees were terminated and 55 were relocated. In 2000, based on an evaluation of the remaining amount needed, a reduction of $1,555 was made to the restructuring accrual, which was offset by an adjustment to goodwill. During 2000, the program was completed with remaining severance costs paid in 2001.

        (c)    Branch System

        In 2000, the Company's Relocation Solutions — Europe and Asia Pacific segment initiated programs in its United Kingdom operations in an effort to restructure its branch system and to eliminate management redundancy within its Pickfords Vanguard unit, reducing headcount by 93 employees. Charges were recorded as branch locations were identified for closure. The identification process continued through 2001 and headcount was reduced by an additional 16 employees. The programs were completed in 2001.

        (d)    Business Needs Staffing Adjustment

        In November 2000, due to business needs as determined by management, the Company established a restructuring reserve of $1,084 whereby headcount was reduced by 50 employees. The charges included estimated severance costs across all operating divisions of the Company. Severance costs were paid out and the program was completed in 2001.

        (e)    Transportation Solutions Parts Centers

        In June 2001, the Company's Transportation Solutions segment established a program to exit the Parts Center business. The program charges included severance and employee benefit costs for 293 employees, lease and asset impairment costs to shut down and exit the Parts Center business by the end of 2001. Due to lease terms and severance agreements, certain payments will continue through September 2005. During the year ended December 31, 2002, the restructuring accrual was reduced by $942 when the Company was able to sublease certain Parts Centers facilities earlier than originally estimated. As of December 31, 2002, 293 employees had been terminated.

Other Unusual Items

        Other unusual items for the year ended December 31, 2002 were comprised of $7,092 of impairment charges, due to a reduction in the number of software modules implemented by the high-value products moving business within Relocation Solutions — North America and Transportation Solutions, as a result of a change in business strategy, $4,658 of expenses related to the December 2002 SIRVA headquarters building move, $7,370 of pension and retiree medical curtailment gain as the pension plan was frozen and retiree medical benefits were reduced (See Note 12) and $3,007 of gain from the sale of the Company's U.K. industrial moving business. The net book value of the assets sold was $1,322 and 2002 operating losses for the disposed entity were $2,573.

(22)    Related Party

        SIRVA is 59.6% and 23.7% owned by Fund V and Fund VI, respectively.

        The Company, NAVL and CD&R are parties to a consulting agreement pursuant to which CD&R is paid a management fee for financial advisory and management consulting services. For the years ended December 31, 2000, 2001 and 2002, such fees were $400, $1,375 and $1,375, respectively.

        NAVL has guaranteed loans made by a third-party lender in an aggregate principal amount of $21 and $810 as of December 31, 2001 and 2002, respectively, to various members of management, including certain of our executive officers, in connection with their investment in SIRVA. NAVL would become liable for such amounts in the event that a member of management would fail to repay the principal and interest when due. These loans mature in May 2004 and bear interest at the prime rate plus 1.0%. The loans to our executive officers were made prior to passage of the Sarbanes-Oxley Act. Subsequent to its passage, a policy was adopted that prohibited the Company or any of its subsidiaries from making loans to or guaranteeing loans of executive officers.

(23)    Supplemental Information

        The following summarized consolidating balance sheets, statements of operations and statements of cash flows were prepared to segregate such financial statements between those entities that have guaranteed the Company's senior subordinated notes issued in connection with the Allied Acquisition ("Guarantor" entities) and those entities that did not guarantee such debt ("Non-Guarantor" entities). See Note 2 for additional information on the Allied Acquisition.

        Consolidated condensed balance sheet data as of December 31, 2001 and 2002 is summarized as follows:

	December 31, 2001
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Current assets:
Accounts and notes receivable, net	$—	$118,345	$92,560	$63,795	$(7,588)	$267,112
Other current assets	592	43,935	21,701	44,619	(294)	110,553

Total current assets	592	162,280	114,261	108,414	(7,882)	377,665
Property and equipment, net	—	72,523	11,687	81,157	—	165,367
Goodwill and intangible assets, net	—	409,993	3,236	—	—	413,229
Other assets	141,213	160,434	151,257	441,193	(776,369)	117,728

Total assets	$141,805	$805,230	$280,441	$630,764	$(784,251)	$1,073,989

Current liabilities	$145	$152,406	$138,820	$122,528	$(8,454)	$405,445
Long-term debt and capital lease obligations	48,197	448,225	226	8,325	—	504,973
Other liabilities	—	82,809	25,199	—	(37,900)	70,108

Total liabilities	48,342	683,440	164,245	130,853	(46,354)	980,526
Redeemable common stock	9,270	—	—	—	—	9,270
Redeemable junior preferred stock	28,339	—	—	—	—	28,339
Stockholder's equity	55,854	121,790	116,196	499,911	(737,897)	55,854

Total liabilities and stockholder's equity	$141,805	$805,230	$280,441	$630,764	$(784,251)	$1,073,989

	December 31, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Current assets:
Accounts and notes receivable, net	$—	$100,220	$140,764	$81,770	$(13,189)	$309,565
Other current assets	2,447	35,993	51,739	114,278	(1,251)	203,206

Total current assets	2,447	136,213	192,503	196,048	(14,440)	512,771
Property and equipment, net	—	54,187	22,163	94,907	—	171,257
Goodwill and intangible assets, net	157	537,836	3,235	15,955	2,141	559,324
Other assets	220,046	289,548	195,438	332,344	(923,193)	114,183

Total assets	$222,650	$1,017,784	$413,339	$639,254	$(935,492)	$1,357,535

Current liabilities	$—	$92,696	$210,489	$230,641	$(11,168)	$522,658
Long-term debt and capital lease obligations	56,578	505,846	221	9,187	—	571,832
Other liabilities	—	198,294	25,307	16,252	(142,880)	96,973

Total liabilities	56,578	796,836	236,017	256,080	(154,048)	1,191,463
Redeemable common stock	14,091	—	—	—	—	14,091
Redeemable junior preferred stock	30,401	—	—	—	—	30,401
Stockholder's equity	121,580	220,948	177,322	383,174	(781,444)	121,580

Total liabilities and stockholder's equity	$222,650	$1,017,784	$413,339	$639,254	$(935,492)	$1,357,535

        Consolidated condensed statements of operations data for the years ended December 31, 2000, 2001 and 2002 are summarized as follows:

	Year ended December 31, 2000
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating revenues	$—	$919,362	$934,549	$568,018	$(43,235)	$2,378,694
Total operating expenses	422	932,364	914,544	526,333	(44,391)	2,329,272

Income (loss) from operations	(422)	(13,002)	20,005	41,685	1,156	49,422
Non-operating (income) expense	—	(3,257)	200	2,739	—	(318)
Interest expense (income)	6,157	66,799	1,199	(748)	—	73,407
Dividend income	—	(777)	—	—	777	—

Income (loss) before income taxes	(6,579)	(75,767)	18,606	39,694	379	(23,667)
Provision (benefit) for income taxes	(1,773)	(23,268)	5,484	17,775	—	(1,782)
Equity (income) loss	17,079	(35,420)	(8,041)	—	26,382	—

Net income (loss)	$(21,885)	$(17,079)	$21,163	$21,919	$(26,003)	$(21,885)

	Year ended December 31, 2001
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating revenues	$—	$824,687	$867,856	$619,686	$(62,926)	$2,249,303
Total operating expenses	785	838,363	850,299	570,574	(63,235)	2,196,786

Income (loss) from operations	(785)	(13,676)	17,557	49,112	309	52,517
Non-operating (income) expense	—	(3,147)	43	3,155	—	51
Interest expense (income)	7,153	58,369	3,776	(145)	—	69,153
Dividend income	—	(75,167)	(9,887)	(11,039)	96,093	—

Income (loss) before income taxes	(7,938)	6,269	23,625	57,141	(95,784)	(16,687)
Provision (benefit) for income taxes	(2,001)	(19,641)	5,721	15,790	—	(131)

Income (loss) before accounting change.	(5,937)	25,910	17,904	41,351	(95,784)	(16,556)
Cumulative effect of accounting change, net of tax	—	—	—	328	—	328
Equity (income) loss	10,947	36,857	1,445	—	(49,249)	—

Net income (loss)	$(16,884)	$(10,947)	$16,459	$41,023	$(46,535)	$(16,884)

	Year ended December 31, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating revenues	$—	$741,591	$852,711	$641,598	$(50,254)	$2,185,646
Total operating expenses	1,298	728,103	818,463	593,775	(50,254)	2,091,385

Income from operations	(1,298)	13,488	34,248	47,823	—	94,261
Non-operating (income) expense	—	(3,270)	137	3,773	—	640
Interest expense (income)	8,673	47,888	3,911	697	—	61,169
Dividend income	—	—	(10,500)	(6,407)	16,907	—

Income (loss) before income tax	(9,971)	(31,130)	40,700	49,760	(16,907)	32,452
Provision (benefit) for income taxes	(3,034)	(15,372)	11,552	18,485	—	11,631
Equity (income) loss	(27,758)	(42,878)	(2,113)	—	72,749	—

Net income (loss)	$20,821	$27,120	$31,261	$31,275	$(89,656)	$20,821

        Consolidated condensed statements of cash flows data for the years ended December 31, 2000, 2001 and 2002 are summarized as follows:

	Year ended December 31, 2000
	Parent	Issuer	Total Guarantors	Non- Guarantors	Consolidated
Net cash provided by (used in) operating activities	$(22,417)	$27,157	$(5,676)	$31,332	$30,396
Cash flows from investing activities:
Additions of property and equipment	—	(30,014)	(3,952)	(21,411)	(55,377)
Proceeds from sale of property	—	15,086	—	506	15,592
Purchases of investments	—	(800)	—	(55,141)	(55,941)
Proceeds from maturity or sale of investments	—	—	—	49,353	49,353
Acquisitions, net of cash acquired	—	(4,200)	—	(1,580)	(5,780)
Other investing activities	—	(1,120)	(1,113)	—	(2,233)

Net cash used by investing activities	—	(21,048)	(5,065)	(28,273)	(54,386)

Cash flows from financing activities:
Borrowings from revolving credit facility, net.	—	18,330	—	184	18,514
Change in balance of outstanding checks	—	9,980	209	(23)	10,166
Repayments on long-term debt	—	(6,811)	—	—	(6,811)
Proceeds from issuance of common stock	29,406	—	—	—	29,406
Other financing activities	(6,967)	(10,987)	(190)	—	(18,144)
Sale of equipment note receivable	—	—	11,121	—	11,121

Net cash provided by financing activities	22,439	10,512	11,140	161	44,252
Effect of translation adjustments on cash	—	—	—	(1,886)	(1,886)

Net increase in cash and cash equivalents	22	16,621	399	1,334	18,376
Cash and cash equivalents at beginning of period	—	895	(3,368)	27,628	25,155

Cash and cash equivalents at end of period	$22	$17,516	$(2,969)	$28,962	$43,531

	Year ended December 31, 2001
	Parent	Issuer	Total Guarantors	Non- Guarantors	Consolidated
Net cash provided by (used in) operating activities	$3,800	$82,473	$(673)	$29,523	$115,123
Cash flows from investing activities:
Additions of property and equipment	—	(24,431)	(2,970)	(20,947)	(48,348)
Proceeds from sale of property	—	1,810	553	1,114	3,477
Purchases of investments	—	—	—	(87,305)	(87,305)
Proceeds from maturity or sale of investments	—	—	—	81,905	81,905
Acquisitions, net of cash acquired	—	(17,357)	(4,000)	—	(21,357)
Other investing activities	—	(1,371)	—	—	(1,371)

Net cash used by investing activities	—	(41,349)	(6,417)	(25,233)	(72,999)

Cash flows from financing activities:
Borrowings from revolving credit facility, net.	—	(36,508)	—	(1,435)	(37,943)
Change in balance of outstanding checks	—	(2,815)	8,081	(9,348)	(4,082)
Repayments on long-term debt	—	(13,992)	(81)	(242)	(14,315)
Borrowings of long-term debt	—	672	—	—	672
Other financing activities	(3,822)	—	(243)	—	(4,065)
Sale of equipment note receivable	—	—	6,317	—	6,317

Net cash provided by (used for) financing activities	(3,822)	(52,643)	14,074	(11,025)	(53,416)
Effect of translation adjustments on cash	—	—	—	(120)	(120)

Net increase (decrease) in cash and cash equivalents	(22)	(11,519)	6,984	(6,855)	(11,412)
Cash and cash equivalents at beginning of period	22	17,516	(2,969)	28,962	43,531

Cash and cash equivalents at end of period	$—	$5,997	$4,015	$22,107	$32,119

	Year ended December 31, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Consolidated
Net cash provided by (used for) operating activities	$(62,718)	$34,696	$17,763	$77,491	$67,232
Cash flows from investing activities:
Additions of property and equipment	—	(4,776)	(7,771)	(20,916)	(33,463)
Proceeds from sale of property	—	966	1,337	2,979	5,282
Purchases of investments	—	—	—	(66,999)	(66,999)
Proceeds from maturity or sale of investments	—	—	—	62,068	62,068
Acquisitions, net of cash acquired	(157)	(80,476)	—	(21,992)	(102,625)
Other investing activities	—	(670)	(1,092)	—	(1,762)

Net cash used by investing activities	(157)	(84,956)	(7,526)	(44,860)	(137,499)

Cash flows from financing activities:
Borrowings on revolving credit facility, net.	—	(19,000)	—	31,823	12,823
Change in balance of outstanding checks	—	(6,274)	(4,304)	235	(10,343)
Repayments on long-term debt and capital lease obligations	—	(30,317)	(9)	(1,551)	(31,877)
Borrowings on long-term debt	—	50,403	—	—	50,403
Proceeds from issuance of common stock	66,315	56,500	—	(56,500)	66,315
Debt issuance costs	—	(2,769)	—	(140)	(2,909)
Other financing activities	(3,440)	—	—	—	(3,440)
Sale of equipment notes receivable	—	—	1,164	—	1,164

Net cash provided by (used for) financing activities	62,875	48,543	(3,149)	(26,133)	82,136
Effect of translation adjustments on cash	—	—	—	1,492	1,492

Net increase in cash and cash equivalents	—	(1,717)	7,088	7,990	13,361
Cash and cash equivalents at beginning of period	—	5,997	4,015	22,107	32,119

Cash and cash equivalents at end of period	$—	$4,280	$11,103	$30,097	$45,480

(1)
Issuer includes the accounts of North American Van Lines, Inc., a Delaware corporation and the issuer of the debt.

(2)
Total Guarantors include the accounts of the following direct or indirect subsidiaries of North American Van Lines, Inc. or its subsidiary, Allied Van Lines, Inc.:

Name	Incorporated
A Relocation Solutions Management Company	Delaware
Allied Freight Forwarding, Inc.	Delaware
Allied International N.A., Inc.	Delaware
Allied Transportation Forwarding, Inc.	Delaware
Allied Van Lines, Inc.	Delaware
Allied Van Lines Terminal Company	Delaware
Corporate Transfer Service, Inc.	Minnesota
CRS Acquisition Corp	Delaware
Federal Traffic Service, Inc.	Indiana
Fleet Insurance Management, Inc.	Indiana
FrontRunner Worldwide, Inc.	Delaware
Global Van Lines, Inc.	Indiana
Great Falls North American, Inc.	Montana
Meridian Mobility Resources, Inc.	Delaware
NACAL, Inc.	California
National Association of Independent Truckers, LLC	Delaware
North American Logistics, Ltd.	Indiana
North American Van Lines of Texas, Inc.	Texas
ProSource Properties, Ltd.	Ohio
Relocation Management Systems, Inc.	Delaware
SIRVA Freight Forwarding, Inc. (formerly known as NAVTRANS International Freight Forwarding, Inc.)	Indiana
SIRVA Global Relocation, Inc.	Delaware
SIRVA Relocation LLC	Delaware
SIRVA Title Agency, Inc. (formerly known as CRS Title Agency, Inc.)	Ohio
StorEverything, Inc.	Delaware
U.S. Relocation Services, Inc.	Delaware
Vanguard Insurance Agency, Inc.	Illinois

        Each Guarantor (other than U.S. Relocation Services, Inc.) is a wholly owned subsidiary of North American Van Lines, Inc. or its subsidiary, Allied Van Lines, Inc. and jointly and severally, irrevocably and fully and unconditionally guarantees the punctual payment of such debt issued under North American Van Lines, Inc.'s senior credit facility and senior subordinated notes.

SIRVA, INC.
Condensed Consolidated Balance Sheets
At December 31, 2002 and June 30, 2003

(Dollars in thousands except share data)
(Unaudited)

	December 31, 2002	June 30, 2003
Assets
Current assets:
Cash and cash equivalents	$45,480	$55,629
Accounts and notes receivable, net of allowance for doubtful accounts of $25,059 and $25,693, respectively	309,565	383,444
Mortgages held for resale	42,798	79,848
Relocation properties held for resale, net	39,115	51,584
Other current assets	38,172	35,912
Deferred and recoverable income taxes	37,641	38,555

Total current assets	512,771	644,972

Property and equipment, net	171,257	167,261
Goodwill and intangible assets	559,324	579,320
Other assets	114,183	121,023

Total long-term assets	844,764	867,604

Total assets	$1,357,535	$1,512,576

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$27,261	$26,049
Mortgage warehouse facility	41,893	76,266
Relocation financing facilities	15,432	31,613
Other short-term debt	15,074	7,875
Accounts payable	83,962	93,080
Relocation properties related payables	38,630	42,833
Purchased transportation expense	63,691	93,860
Other current liabilities	231,334	244,949
Accrued income taxes	5,381	3,521

Total current liabilities	522,658	620,046

Long-term debt and capital lease obligations	571,832	620,365
Other liabilities	68,036	64,708
Deferred income taxes	28,937	34,667

Total long-term liabilities	668,805	719,740

Total liabilities	1,191,463	1,339,786

Commitments and contingencies:
Redeemable shares of common stock, $.01 par value, 1,167,902 shares issued and 589,922 shares outstanding at December 31, 2002 and 1,305,463 shares issued and 650,463 shares outstanding at June 30, 2003	14,091	16,582
Redeemable junior preferred stock, $.01 par value, 24,500 shares authorized, issued and outstanding at December 31, 2002 and June 30, 2003, with a liquidation preference of $1,000 per share	30,401	31,488
Stockholders' equity:
Common stock, $.01 par value, 24,000,000 shares authorized with 17,423,547 issued and 17,265,257 shares outstanding at December 31, 2002 and 17,455,834 issued and 17,297,544 shares outstanding at June 30, 2003	174	175
Additional paid-in-capital	210,520	211,089
Common stock purchase warrant	655	655
Accumulated other comprehensive loss	(29,075)	(29,396)
Accumulated deficit	(49,948)	(45,687)

Total paid-in-capital and accumulated deficit	132,326	136,836
Less cost of treasury stock, 736,270 and 813,290 shares at December 31, 2002 and June 30, 2003, respectively	(10,746)	(12,116)

Total stockholders' equity	121,580	124,720

Total liabilities and stockholders' equity	$1,357,535	$1,512,576

See accompanying notes to condensed consolidated financial statements.

SIRVA, INC.
Condensed Consolidated Statements of Operations
For the six months ended June 30, 2002 and 2003

(Dollars in thousands except share and per share data)
(Unaudited)

	Six Months Ended
	June 30, 2002	June 30, 2003
Operating revenues	$968,015	$1,053,996
Purchased transportation expense	574,589	575,985
Other direct expense	211,119	268,523

Total direct expenses	785,708	844,508
Gross margin	182,307	209,488
General and administrative expenses	153,690	167,113
Intangibles amortization	—	2,765
Restructuring credit	(842)	—

Income from operations	29,459	39,610
Non-operating expense	308	142
Interest expense	28,857	30,081

Income before income taxes	294	9,387
Provision for income taxes	115	3,224

Net income	$179	$6,163

Net income (loss) per share – basic	$(0.11)	$0.24

Net income (loss) per share – diluted	$(0.11)	$0.23

Average number of common shares outstanding – basic	14,925,935	17,838,171
Average number of common shares outstanding – diluted	14,962,907	18,153,515

See accompanying notes to condensed consolidated financial statements.

SIRVA, INC.
Condensed Consolidated Statements of Cash Flows
For the six months ended June 30, 2002 and 2003

(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2002	June 30, 2003
Cash flows from operating activities:
Net income	$179	$6,163
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,323	18,658
Amortization	3,300	6,470
Change in provision for losses on accounts and notes receivable	(565)	1,730
Deferred and recoverable income taxes	1,566	5,265
Loss on sale of assets, net	176	443
Change in operating assets and liabilities:
Accounts and notes receivable	(22,147)	(56,844)
Mortgages held for resale	(15,231)	(37,050)
Relocation properties held for resale, net	8,008	(16,969)
Other current assets	(5,925)	5,248
Accounts payable	281	3,697
Other current liabilities	26,117	30,204
Accrued income taxes	(809)	(2,012)
Other long-term assets and liabilities	6,752	733

Net cash provided by (used for) operating activities	18,025	(34,264)

Cash flows from investing activities:
Additions of property and equipment	(17,414)	(9,694)
Proceeds from sale of property and equipment	2,539	910
Purchase of investments	(28,054)	(44,876)
Proceeds from maturity or sale of investments	35,237	39,251
Acquisitions, net of cash acquired	(85,140)	(30,794)
Other investing activities	(854)	(1,868)

Net cash used for investing activities	(93,686)	(47,071)

Cash flows from financing activities:
Borrowings on revolving credit facility and other short-term debt	139,300	243,740
Repayments on revolving credit facility and other short-term debt	(144,300)	(194,225)
Borrowings on mortgage warehouse facility	117,324	385,834
Repayments on mortgage warehouse facility	(102,446)	(351,462)
Borrowings on relocation financing facilities	—	34,489
Repayments on relocation financing facilities	—	(19,072)
Change in balance of outstanding checks	(7,078)	4,338
Borrowings of long-term debt	50,403	163
Repayments on long-term debt and capital lease obligations	(24,458)	(15,055)
Proceeds from issuance of common stock	62,032	570
Other financing activities	(3,156)	169

Net cash provided by financing activities	87,621	89,489
Effect of translation adjustments on cash	441	1,995

Net increase in cash and cash equivalents	12,401	10,149
Cash and cash equivalents at beginning of period	32,119	45,480

Cash and cash equivalents at end of period	$44,520	$55,629

See accompanying notes to condensed consolidated financial statements.

SIRVA, INC.
Notes of Condensed Consolidated Financial Statements

(Dollars in thousands except share and per share data)
(Unaudited)

(1)    Basis of Presentation

        This report covers SIRVA, Inc. (the "Company") and its wholly owned subsidiaries North American Van Lines, Inc. ("NAVL"), CMS Holding, LLC and RS Acquisition Holding, LLC.

        The accompanying unaudited condensed consolidated financial statements should be read together with the Company's audited consolidated financial statements for the year ended December 31, 2002. Certain information and footnote disclosures normally included in the aforementioned financial statements prepared in accordance with generally accepted accounting principles are condensed or omitted. Management of the Company believes the interim financial statements include all adjustments, including normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the interim periods presented.

        In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" ("SFAS 148"), an amendment of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted only the disclosure requirements of SFAS 148.

        In accordance with the provisions of SFAS 123, as amended SFAS 148, the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting described by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, generally no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.

        Had the Company elected to apply the provisions of SFAS 123 and SFAS 148 regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted, net income would have changed as follows:

	Six Months Ended
	June 30, 2002	June 30, 2003
Net income as reported	$179	$6,163
Pro forma compensation cost under fair value method, net of tax	(149)	(204)

Adjusted net income	$30	$5,959

Basic net income (loss) per ordinary share, as reported	$(0.11)	$0.24

Basic net income (loss) per ordinary share, proforma	$(0.12)	$0.23

Diluted net income (loss) per ordinary share, as reported	$(0.11)	$0.23

Diluted net income (loss) per ordinary share, proforma	$(0.12)	$0.22

        In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 addresses consolidation by business enterprises of variable interest entities. The

Company believes the adoption of FIN 46 will not have a material effect on operating results or financial condition. As of June 30, 2003, the Company had no variable interest entities.

        In April 2003, the FASB issued Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149"). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively, referred to as derivatives) and for hedging activities under SFAS 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company has not yet determined the effect of the adoption of SFAS 149 on our operating results or financial condition.

        In May 2003, the FASB issued Statement No. 150 "Accounting For Certain Financial Instruments With Characteristics of Both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that a company classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the first fiscal period beginning after December 15, 2003. The Company has not yet determined the effect of the adoption of SFAS 150 on operating results or financial condition.

        Certain reclassifications have been made to the condensed consolidated financial statements for the prior periods presented to conform with the June 30, 2003 presentation.

(2)    Acquisitions

        On June 6, 2003, the Company purchased Scanvan, a Scandinavian-based moving services company, for approximately $24,700, net of acquired cash. The cost of Scanvan has been preliminarily allocated to the net assets acquired and is subject to adjustment when additional information concerning asset and liability valuations is finalized.

(3)    Income Taxes

        The Company's estimated provision for income taxes differs from the amount computed by applying the U.S. federal and state statutory rates. This difference is primarily due to (1) differences in the statutory rates between the U.S. and countries where the Company has permanently reinvested earnings and (2) tax incentive programs that the Company has qualified for under the laws of certain jurisdictions.

(4)    Cash and Cash Equivalents

        Cash and cash equivalents included $22,422 and $29,581 at December 31, 2002 and June 30, 2003, respectively, primarily relating to the Company's wholly owned insurance subsidiaries that require regulatory agency approval prior to being used for non-insurance related purposes.

(5)    Long-term Debt and Capital Lease Obligations

        Long-term debt and capital lease obligations consisted of the following:

	December 31, 2002	June 30, 2003
Revolving credit facility	$27,000	$84,000
Note payable – Tranche A	120,000	110,025
Note payable – Tranche B	209,887	208,805
Senior Discount Loan	56,578	61,103
Senior Subordinated Notes	150,000	150,000
Capital Lease Obligations	18,971	15,469
Other	16,657	17,012

Total debt and capital lease obligations	599,093	646,414
Less current maturities	27,261	26,049

Total long-term debt and capital lease obligations	$571,832	$620,365

The Company guarantees certain operating lines of credit maintained by wholly owned foreign subsidiaries. As of December 31, 2002 and June 30, 2003, the outstanding balance was $1.1 million and $7.9 million, respectively.

(6)    Stockholders' Equity, Redeemable Common Stock and Redeemable Junior Preferred Stock

        Following is an analysis of stockholders' equity, redeemable common stock and redeemable junior preferred stock:

	Stockholders' Equity
	Total	Accumulated deficit	Accumulated other compre- hensive income (loss)	Common stock	Common stock purchase warrant	Additional paid-in- capital	Treasury stock	Redeemable common stock	Redeemable junior preferred stock
Balance at December 31, 2002	$121,580	$(49,948)	$(29,075)	$174	$655	$210,520	$(10,746)	$14,091	$30,401
Comprehensive income (loss):
Net income	6,163	6,163	—	—	—	—	—	—	—
Unrealized hedging loss, net of tax benefit of $(1,463)	(2,804)	—	(2,804)	—	—	—	—	—	—
Net change in unrealized holding gain on available-for-sale securities, net of tax of $597	916	—	916	—	—	—	—	—	—
Minimum pension liability, net of tax of $2,232	(2,232)	—	(2,232)	—	—	—	—	—	—
Foreign currency translation adjustment, net of tax of $2,189	3,799	—	3,799	—	—	—	—	—	—

Total comprehensive income	5,842	—	—	—	—	—	—	—	—

Treasury stock purchase	(1,370)	—	—	—	—	—	(1,370)	—	—
Issuance of common stock	570	—	—	1	—	569	—	2,491	—
Accretion of junior preferred stock	(1,902)	(1,902)	—	—	—	—	—	—	1,902
Taxes paid	—	—	—	—	—	—	—	—	(815)

Balance at June 30, 2003	$124,720	$(45,687)	$(29,396)	$175	$655	$211,089	$(12,116)	$16,582	$31,488

(7)    Commitments and Contingencies

  (a)    Litigation

        The Company was a defendant in a personal injury suit resulting from a 1996 accident involving one of its agent's drivers. The case was tried in 1998, and the Company was found liable. After appeals, a final judgment of $15,229 was rendered in 2002 and fully paid by the Company and two of its insurers. After certain insurance payments and reimbursements, the Company has paid $7,637, which the Company believes is fully reimbursable by insurance; however, one of the Company's several co-insurers of this case has filed suit, contesting its coverage obligations. If the co-insurer prevails, there is the possibility that some or all of the payment made by the Company will not be reimbursed. The Company has a reserve that it considers appropriate in the circumstances.

        The Company has produced and is producing records in response to two grand jury subpoenas issued in connection with an investigation being conducted by attorneys in the Department of Justice Antitrust Division through a grand jury in the Eastern District of Virginia. The Company is cooperating with the investigation and understands that numerous other companies have received similar subpoenas.

        The Company and certain subsidiaries are defendants in numerous lawsuits relating principally to motor carrier operations. In the opinion of management, after consulting with its legal counsel, the amount of the Company's ultimate liability resulting from these matters will not materially affect the Company's financial position, results of operations or liquidity, although such liability may be material to any given quarter.

  (b)    Environmental Matters

        We have been named as a potentially responsible party ("PRP") in two environmental cleanup proceedings brought under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or similar state statutes. Based on all known information, it is estimated that the cost to resolve liability at these sites would not be materially or significantly larger than the reserves established for these proceedings, which totaled $35 as of December 31, 2002 and June 30, 2003, respectively. We could incur significant unanticipated costs, however, if additional contamination is found at these sites, or if we are named as a PRP in other proceedings.

        The Company owns or has owned and leases or has leased facilities at which underground storage tanks are located and operated. Management believes that the Company has taken the appropriate and necessary action with regard to releases that have occurred. Based on its assessment of the facts and circumstances now known and after consulting with its legal counsel, management believes that it has recorded appropriate estimates of liability for those environmental matters of which the Company is aware. Further, management believes it is unlikely that any identified matters, either individually or in aggregate, will have a material effect on the Company's financial position, results of operations or liquidity. As conditions may exist on these properties related to environmental problems that are latent or as yet unknown, there can be no assurance that the Company will not incur liabilities or costs in the future, the amount of which cannot be estimated reliably at this time.

  (c)    Purchase Commitments

        Purchase commitments consisted of the following:

	December 31, 2002	June 30, 2003
Outsourcing agreements	$176,382	$172,048
Software licenses	4,297	3,169
Transportation equipment	1,608	—
Other	358	—

	$182,645	$175,217

        On July 1, 2002, the Company entered into a ten-year purchase commitment with Covansys Corporation and Affiliated Computer Services, Inc. to provide selected outsourcing services for the Company's domestic information systems infrastructure, including data center operations and telecommunications and certain application software development. As of June 30, 2003, the remaining purchase commitment was $167,668. Covansys Corporation is a related party, as approximately 24% of its outstanding common stock is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, a Cayman Islands exempted limited partnership ("Fund VI"). As of June 30, 2003, Fund VI held approximately 24% of the capital stock of the Company. Fund VI is managed by Clayton, Dubilier & Rice, Inc. a private investment firm that is organized as a Delaware corporation, and is an affiliate of our controlling shareholder, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership.

(8)    Earnings Per Share

        A reconciliation of net income (loss) to income available to common stockholders and basic to diluted share amounts is as follows:

	Six months ended June 30
	2002	2003
Net income	$179	$6,163
Less preferred share dividends	(1,773)	(1,902)

Net income (loss) available to common stockholders	$(1,594)	$4,261

Basic weighted average common shares outstanding	14,925,935	17,838,171
Assumed conversion of stock options and awards	36,972	315,344

Diluted weighted average common shares outstanding	14,962,907	18,153,515

Potentially dilutive securities totaling 36,972 shares for the six month period ending June 30, 2002 have not been included in the determination of diluted net income (loss) per share as their inclusion would be anti-dilutive in those periods.

(9)    Operating Segments

        The Company has four reportable segments—1) Relocation Solutions-North America, 2) Relocation Solutions-Europe and Asia Pacific, together forming Global Relocation Solutions, 3) Network Services, and 4) Transportation Solutions. Intersegment transactions, principally relating to international operations, are recorded at market rates as determined by management. The consolidation process results in the appropriate elimination of intercompany transactions, with operating revenues reflected in the segment responsible for billing the end customer.

  Global Relocation Solutions

        The Company's Global Relocation Solutions business provides a combination of relocation services, global mobility services and moving and storage services that are tailored by geographic region to the specific customer needs. Global Relocation Solutions is comprised of the Relocation Solutions—

North America and the Relocation Solutions—Europe and Asia Pacific reportable segments. This business provides the following services:

  •
  Relocation Services: Relocation services include realtor services for home sales and purchases, tax and expense management and closing and destination services.

  •
  Global Mobility Services: These services include assignment management programs, destination services to identify housing, schools, and other critical client needs, as well as expatriate tax and expense management services.

  •
  Moving and Storage Services:

  •
  Household Goods:  The Company provides worldwide household goods moving and storage services, including sales, packing, loading, transportation, delivery and warehousing. In the U.S. and Canada, moving and storage services are provided through a network of exclusive agents. Outside of the U.S. and Canada, we provide these services through a network of company owned branches throughout the U.K., Europe and the Asia Pacific region.

  •
  Commercial Customers:  The Company provides a broad portfolio of services to commercial customers, including office and industrial relocations and records management.

  •
  Transportation of High-Value Products:  The Company provides customized solutions to facilitate the movement of high-value products that require specialized transport and handling such as electronics, telecommunications and medical equipment and fine art.

  Network Services

        The Company is an industry leading provider of a unique combination of value-added services to moving and storage agents, owner-operator drivers and small corporate fleets, including targeted insurance coverages, a broad array of vehicle and supply purchase programs as well as vehicle repair and over the road services.

  Transportation Solutions

        The Company provides a unique combination of third-party logistics transportation solutions designed to benefit a select market niche of customers that require transportation management, inventory visibility at the serialized level, and delivery solutions that are coordinated at the item level to deliver commercial goods that require specialized handling in a timely manner, and with the proper equipment to fit the situation.

        The tables below represent information about operating revenues, income from operations and total assets by segment used by the chief operating decision-maker of the Company:

	Six Months Ended
	June 30, 2002	June 30, 2003
Operating Revenues
Relocation Solutions – North America	$677,443	$726,307
Relocation Solutions – Europe and Asia Pacific	181,153	206,463

Global Relocation Solutions	858,596	932,770
Network Services	54,066	74,566
Transportation Solutions	55,353	46,660
Corporate	—	—

Consolidated operating revenues	$968,015	$1,053,996

Income (loss) from operations
Relocation Solutions – North America	$10,288	$15,418
Relocation Solutions – Europe and Asia Pacific	4,964	6,628

Global Relocation Solutions	15,252	22,046
Network Services	11,454	17,732
Transportation Solutions	3,733	363
Corporate	(980)	(531)

Consolidated income from operations	$29,459	$39,610

	December 31, 2002	June 30, 2003
Total assets
Relocation Solutions – North America	$745,025	$837,180
Relocation Solutions – Europe and Asia Pacific	372,588	423,129

Global Relocation Solutions	1,117,613	1,260,309
Network Services	221,444	233,834
Transportation Solutions	18,478	18,433
Corporate	—	—

Consolidated total assets	$1,357,535	$1,512,576

(10)    Restructuring

        In June 2001, the Transportation Solutions operating segment established a program to exit the parts center business. The charges included severance and employee benefit costs for 293 employees, lease and asset impairment costs to shut down and exit the parts center business by the end of 2001. Due to lease terms and severance agreements, certain facility lease payments will continue through September 2005. During the six months ended June 30, 2002, $0.8 million of restructuring credit occurred when the Company was able to sublease certain parts center facilities earlier than originally estimated.

SIRVA, INC.
Notes of Condensed Consolidated Financial Statements

(Dollars in thousands except share and per share data)
(Unaudited)

(11)    Supplemental Information

        The following summarized consolidating balance sheets, statements of operations and statements of cash flows were prepared to segregate such financial statements between those entities that have guaranteed the Company's senior subordinated notes issued in connection with the Allied Acquisition ("Guarantor" entities) and those entities that did not guarantee such debt ("Non-Guarantor" entities).

        Consolidated condensed balance sheet data as of December 31, 2002 and June 30, 2003 is summarized as follows:

	December 31, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Current assets:
Accounts and notes receivable, net	$—	$100,220	$140,764	$81,770	$(13,189)	$309,565
Other current assets	2,447	35,993	51,739	114,278	(1,251)	203,206

Total current assets	2,447	136,213	192,503	196,048	(14,440)	512,771
Property and equipment, net	—	54,187	22,163	94,907	—	171,257
Goodwill and intangible assets, net	157	537,836	3,235	15,955	2,141	559,324
Other assets	220,046	289,548	195,438	332,344	(923,193)	114,183

Total assets	$222,650	$1,017,784	$413,339	$639,254	$(935,492)	$1,357,535

Current liabilities	$—	$92,696	$210,489	$230,641	$(11,168)	$522,658
Long-term debt and capital lease obligations	56,578	505,846	221	9,187	—	571,832
Other liabilities	—	198,294	25,307	16,252	(142,880)	96,973

Total liabilities	56,578	796,836	236,017	256,080	(154,048)	1,191,463
Redeemable common stock	14,091	—	—	—	—	14,091
Redeemable junior preferred stock	30,401	—	—	—	—	30,401
Stockholder's equity	121,580	220,948	177,322	383,174	(781,444)	121,580

Total liabilities and stockholder's equity	$222,650	$1,017,784	$413,339	$639,254	$(935,492)	$1,357,535

	June 30, 2003
	Parent	Issuer(1)	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Current assets:
Accounts and notes receivable, net	$—	$105,038	$200,206	$91,424	$(13,224)	$383,444
Other current assets	2,539	39,690	54,869	165,681	(1,251)	261,528

Total current assets	2,539	144,728	255,075	257,105	(14,475)	644,972
Property and equipment, net	—	48,363	19,353	99,545	—	167,261
Goodwill and intangible assets, net	157	573,279	3,236	534	2,114	579,320
Other assets	243,380	199,596	210,384	511,346	(1,043,683)	121,023

Total assets	$246,076	$965,966	$488,048	$868,530	$(1,056,044)	$1,512,576

Current liabilities	$—	$103,012	$252,057	$276,110	$(11,133)	$620,046
Long-term debt and capital lease obligations	61,104	551,092	216	7,953	—	620,365
Other liabilities	12,182	82,138	52,817	—	(47,762)	99,375

Total liabilities	73,286	736,242	305,090	284,063	(58,895)	1,339,786
Redeemable common stock	16,582	—	—	—	—	16,582
Redeemable junior preferred stock	31,488	—	—	—	—	31,488
Stockholder's equity	124,720	229,724	182,958	584,467	(997,149)	124,720

Total liabilities and stockholder's equity	$246,076	$965,966	$488,048	$868,530	$(1,056,044)	$1,512,576

        Consolidated condensed statements of operations data for the six months ended June 30, 2002 and 2003 are summarized as follows:

	Six months ended June 30, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating revenues	$—	$344,815	$373,540	$275,820	$(26,160)	$968,015
Total operating expenses	980	336,200	365,557	261,979	(26,160)	938,556

Income (loss) from operations	(980)	8,615	7,983	13,841	—	29,459
Non-operating (income) expense	—	(1,728)	—	2,036	—	308
Interest expense (income)	3,993	23,310	1,946	(392)	—	28,857
Dividend Income	—	—	(10,500)	(2,195)	12,695	—

Income (loss) before income taxes	(4,973)	(12,967)	16,537	14,392	(12,695)	294
Provision (benefit) for income taxes	(1,428)	(4,329)	1,271	4,601	—	115
Equity (income) loss	(3,724)	(12,340)	5,608	—	10,456	—

Net income (loss)	$179	$3,702	$9,658	$9,791	$(23,151)	$179

	Six months ended June 30, 2003
	Parent	Issuer	Total Guarantors	Non- Guarantors	Eliminations	Consolidated
Operating revenues	$—	$347,246	$407,467	$318,336	$(19,053)	$1,053,996
Total operating expenses	526	346,377	389,534	297,002	(19,053)	1,014,386

Income (loss) from operations	(526)	869	17,933	21,334	—	39,610
Non-operating (income) expense	—	(1,562)	—	1,704	—	142
Interest expense (income)	4,672	22,981	1,746	682	—	30,081
Dividend income	—	—	—	(1,091)	1,091	—

Income (loss) before income taxes	(5,198)	(20,550)	16,187	20,039	(1,091)	9,387
Provision (benefit) for income taxes	(1,503)	(3,382)	516	7,593	—	3,224
Equity (income) loss	(9,858)	(26,265)	(9,390)	—	45,513	—

Net income (loss)	$6,163	$9,097	$25,061	$12,446	$(46,604)	$6,163

        Consolidated condensed statements of cash flows data for six months ended June 30, 2002 and 2003 are summarized as follows:

	Six months ended June 30, 2002
	Parent	Issuer	Total Guarantors	Non- Guarantors	Consolidated
Net cash provided by (used for) operating activities	$(2,376)	$14,044	$16,073	$(9,716)	$18,025
Cash flows from investing activities:
Additions of property and equipment	—	(2,360)	(5,516)	(9,538)	(17,414)
Proceeds from sale of property	—	763	1,161	615	2,539
Purchases of investments	—	—	—	(28,054)	(28,054)
Proceeds from maturity or sale of investments	—	—	—	35,237	35,237
Acquisitions, net of cash acquired	—	(82,867)	—	(2,273)	(85,140)
Other investing activites	—	(854)	—	—	(854)

Net cash used by investing activities	—	(85,318)	(4,355)	(4,013)	(93,686)

Cash flows from financing activities:
Borrowings from revolving and other financing facilities, net.	—	(5,000)	—	14,878	9,878
Change in balance on outstanding checks	—	(1,399)	(3,142)	(2,537)	(7,078)
Repayments on long-term debt and capital lease obligations	—	(23,413)	—	(1,045)	(24,458)
Borrowings of long-term debt	—	50,403	—	—	50,403
Proceeds from issuance of common stock	5,532	56,500	—	—	62,032
Proceeds from capital contribution from parent
Other financing activities	(3,156)	—	—	—	(3,156)

Net cash provided by (used for) financing activities	2,376	77,091	(3,142)	11,296	87,621
Effect of translation adjustments on cash	—	—	—	441	441

Net increase (decrease) in cash and cash equivalents	—	5,817	8,576	(1,992)	12,401
Cash and cash equivalents at beginning of period	—	5,687	4,054	22,378	32,119

Cash and cash equivalents at end of period	$—	$11,504	$12,630	$20,386	$44,520

	Six months ended June 30, 2003
	Parent	Issuer	Total Guarantors	Non- Guarantors	Consolidated
Net cash provided by (used for) operating activities	$(860)	$(33,616)	$9,744	$(9,532)	$(34,264)
Cash flows from investing activities:
Additions of property and equipment	—	(786)	(3,426)	(5,482)	(9,694)
Proceeds from sale of property	—	394	76	440	910
Purchases of investments	—	—	—	(44,876)	(44,876)
Proceeds from maturity or sale of investments	—	—	—	39,251	39,251
Acquisitions, net of cash acquired	—	(7,263)	1,362	(24,893)	(30,794)
Other investing activities	—	(637)	(1,231)	—	(1,868)

Net cash used by investing activities	—	(8,292)	(3,219)	(35,560)	(47,071)
Cash flows from financing activities:
Borrowings on revolving and other financing facilities, net.	—	57,000	—	42,304	99,304
Change in balance of outstanding checks	—	4,348	485	(495)	4,338
Repayments on long-term debt and capital lease obligations	—	(13,678)	—	(1,377)	(15,055)
Borrowings of long-term debt	—	163	—	—	163
Proceeds from issuance of common stock	570	—	—	—	570
Other financing activities	290	—	—	(121)	169

Net cash provided by financing activities	860	47,833	485	40,311	89,489
Effect of translation adjustments on cash	—	—	—	1,995	1,995

Net increase (decrease) in cash and cash equivalents	—	5,925	7,010	(2,786)	10,149
Cash and cash equivalents at beginning of period	—	4,280	10,849	30,351	45,480

Cash and cash equivalents at end of period	$—	$10,205	$17,859	$27,565	$55,629

(1)
Issuer includes the accounts of North American Van Lines, Inc., a Delaware corporation and the issuer of the debt.

(2)
Total Guarantors include the accounts of the following direct or indirect subsidiaries of North American Van Lines, Inc. or its subsidiary, Allied Van Lines, Inc.:

Name	Incorporated
A Relocation Solutions Management Company	Delaware
Allied Freight Forwarding, Inc.	Delaware
Allied International N.A., Inc.	Delaware
Allied Transportation Forwarding, Inc.	Delaware
Allied Van Lines, Inc.	Delaware
Allied Van Lines Terminal Company	Delaware
Federal Traffic Service, Inc.	Indiana
Fleet Insurance Management, Inc.	Indiana
FrontRunner Worldwide, Inc.	Delaware
Global Van Lines, Inc.	Indiana
Great Falls North American, Inc.	Montana
Meridian Mobility Resources, Inc.	Delaware
NACAL, Inc.	California
National Association of Independent Truckers, LLC	Delaware
North American Logistics, Ltd.	Indiana
North American Van Lines of Texas, Inc.	Texas
SIRVA Freight Forwarding, Inc.	Indiana
SIRVA Global Relocation, Inc.	Delaware
SIRVA Imaging Solutions, Inc., (formerly known as Relocation Management Systems, Inc.)	Delaware
SIRVA Relocation LLC	Delaware
SIRVA Title Agency, Inc.	Ohio
StorEverything, Inc.	Delaware
Vanguard Insurance Agency, Inc.	Illinois

        Each Guarantor is a wholly owned subsidiary of North American Van Lines, Inc. or its subsidiary, Allied Van Lines, Inc. and jointly and severally, irrevocably and fully and unconditionally guarantees the punctual payment of such debt issued under North American Van Lines, Inc.'s senior credit facility and senior subordinated notes.

SCHEDULE II
SIRVA, INC.
Valuation and Qualifying Accounts for
the Years Ended December 31, 2000, 2001 and 2002

Col. A	Col. B	Col. C		Col. D	Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (a)	Deductions (b)	Balance at End of Period
2000:
Allowance for doubtful accounts	$18,771	$7,131	$1,194	$(375)	$26,721
Valuation allowance for contracts receivable	255	—	—	—	255

	$19,026	$7,131	$1,194	$(375)	$26,976

2001:
Allowance for doubtful accounts	$26,721	$5,558	$—	$(7,893)	$24,386
Valuation allowance for contracts receivable	255	112	—	—	367

	$26,976	$5,670	$—	$(7,893)	$24,753

2002:
Allowance for doubtful accounts	$24,386	$6,891	$1,078	$(7,296)	$25,059
Valuation allowance for contracts receivable	367	—	—	(251)	116
Allowance for loss on sale of relocation properties held for resale	—	1,453	1,422	(1,103)	1,772

	$24,753	$8,344	$2,500	$(8,650)	$26,947

(a)
Primarily related to acquisitions.

(b)
Primarily related to write-offs of accounts receivable, net of recoveries and currency translation.

             Shares

Common Stock

PROSPECTUS
                  , 2003

Joint Book-Running Managers

Credit Suisse First Boston
Goldman, Sachs & Co.

Deutsche Bank Securities
Citigroup
JPMorgan

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee—Securities and Exchange Commission		$28,315
Filing fee—National Association of Securities Dealers, Inc.		$30,500
Listing fee	$	*
Accounting fees and expenses	$	*
Legal fees and expenses (other than blue sky)	$	*
Printing; stock certificates	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*
Total	$	*

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the' best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        SIRVA'S Amended Certificate of Incorporation and its Amended and Restated By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended, and to the fullest extent permitted under Delaware law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        The following sets forth information, as of June 30, 2003, regarding all sales of our unregistered securities during the past three years. All such shares were issued in reliance upon an exemption or exemptions from registration under the Securities Act by reason of Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans relating to compensation as provided under Rule 701. In connection with the transactions for which an exemption is claimed pursuant to Section 4(2) of the Securities Act, the securities were sold to a limited number of persons and/or accredited investors, such persons were provided access to all relevant information regarding us and represented to us that they were either "sophisticated" investors or were represented by persons with knowledge and experience in financial and business matters who were capable of evaluating the merits and risks of the prospective investment, and such persons represented to us that the shares were purchased for investment purposes only and with no view toward distribution. In connection with the issuances of securities for which an exemption is claimed pursuant to Rule 701, the securities have been offered and issued by us to executive officers and employees and consultants for compensating purposes pursuant to written plans or arrangements.

        The following table sets forth the date of each sale or grant, the number of purchasers and/or grantees, and the number of shares and/or options sold or granted on such date.

Date of Issuance	Number of Share Acquirers/Option Grantees	Number of Shares of SIRVA Common Stock Sold	Aggregate Consideration Received by SIRVA ($)	Number of Options To Purchase Shares of SIRVA Common Stock Granted (3)
December 5, 2000	18 agents	29,330	416,486.00	—
December 27, 2000	4 managers	20,300	288,260.00	4,060
December 14, 2001	12 managers	—	—	8,500
December 31, 2001 (1)	72 managers	29,340	416,628.00	6,694
December 31, 2001 (1)	Guidance Solutions, Inc.	78,880	1,120,096.00	—
December 31, 2001 (1)	Clayton, Dubilier & Rice Fund V Limited Partnership	1,760,570	25,000,094.00	—
February 15, 2002	20 managers	93,350	1,325,570.00	18,507
February 15, 2002	1 director	50,000	710,000.00	—
April 12, 2002	Clayton, Dubilier & Rice Fund VI Limited Partnership	1,408,460	20,000,132.00	—
May 3, 2002	Clayton, Dubilier & Rice Fund VI Limited Partnership	2,816,910	40,000,122.00	—
July 30, 2002	3 managers	18,470	262,274.00	—
July 30, 2002	3 directors	55,730	791,366.00	—
July 30, 2002	2 agents	3,280	46,576.00	—
August 1, 2002 (2)	1 director	93	—	—
September 30, 2002 (2)	5 directors	1,554	—	—
November 15, 2002	24 managers	238,602	3,388,148.40	547,204
January 1, 2003 (2)	2 directors	1,082	—	—
March 30, 2003 (2)	3 directors	1,177	—	—
June 9, 2003	9 managers	73,061	1,351,628.50	145,582
June 9, 2003	6 directors	29,323	542,475.50	—
June 27, 2003	12 managers	64,500	1,193,250.00	129,000
June 30, 2003 (2)	3 directors	705	—	—

(1)
The shares of our common stock issued to managers, Guidance Solutions and Clayton, Dubilier & Rice Fund V Limited Partnership on December 31, 2001 were issued in consideration for all of each such stockholder's shares of Class A common stock, par value $.01 per share, of Moveline, Inc. The exercise price of the options issued to managers on December 31, 2001 was $14.20 per share.

(2)
Securities issued to directors on August 1, 2002, September 30, 2002, January 1, 2003, March 30, 2003, and June 30, 2003 were issued pursuant to the Directors Compensation Plan in consideration for services rendered by such directors.

(3)
The exercise price of the options granted from December 27, 2000 until prior to January 1, 2003 was $14.20 per share. The exercise price of all options granted on or after January 1, 2003 was $18.50 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  List of Exhibits.

    The attached Exhibit Index is incorporated by reference.

  (b)
  Financial Statement Schedules.

    Schedule II, Valuation and Qualifying Accounts for the years ended December 31, 2000, 2001 and 2002, is filed as part of this report. All other schedules are omitted as the information required is either included elsewhere in the consolidated financial statements herein or is not applicable.

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes as follows:

        (1)   The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westmont, State of Illinois, on August 22, 2003.

SIRVA, INC.
By:	/s/ BRIAN P. KELLEY Name: Brian P. Kelley Title: President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joan E. Ryan, Ralph A. Ford and Dennis M. Thompson, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement and any new registration statement with respect to the offering contemplated hereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ BRIAN P. KELLEY Brian P. Kelley	Director, President and Chief Executive Officer (principal executive officer)	August 22, 2003
/s/ JAMES W. ROGERS James W. Rogers	Director and Chairman of the Board of Directors	August 22, 2003
/s/ KATHLEEN J. AFFELDT Kathleen J. Affeldt	Director	August 22, 2003
/s/ WESLEY K. CLARK
Wesley K. Clark	Director	August 22, 2003
/s/ ROBERT J. DELLINGER Robert J. Dellinger	Director	August 22, 2003

/s/ KENNETH E. HOMA Kenneth E. Homa	Director	August 22, 2003
/s/ JEREMY MACKENZIE Jeremy Mackenzie	Director	August 22, 2003
/s/ EDWARD H. ORZETTI Edward H. Orzetti	Director	August 22, 2003
/s/ RICHARD J. SCHNALL Richard J. Schnall	Director	August 22, 2003
/s/ CARL T. STOCKER Carl T. Stocker	Director	August 22, 2003
/s/ JOAN E. RYAN Joan E. Ryan	Senior Vice President and Chief Financial Officer (principal financial officer)	August 22, 2003
/s/ DENNIS M. THOMPSON Dennis M. Thompson	Vice President, Corporate Controller (principal accounting officer)	August 22, 2003

Exhibits

Exhibit Number	Description of Document	Method of Filing
1.1	Form of Underwriting Agreement	To be filed by amendment.
3.1	Form of Restated Certificate of Incorporation of SIRVA, Inc.	To be filed by amendment.
3.2	Form of Amended and Restated By-Laws of SIRVA, Inc.	To be filed by amendment.
4.1	Indenture, dated as of November 19, 1999, among North American Van Lines, Inc., State Street Bank and Trust Company and the subsidiary guarantors party thereto	Previously filed as Exhibit 4.1 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
4.2	Form of 13 3/8 Senior Subordinated Note due 2009 (included in Exhibit 4.1)	Previously filed as Exhibit 4.3 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
4.3	Registration Rights Agreement, dated November 19, 1999, among North American Van Lines, Inc., Banc of America Securities LLC, Chase Securities Inc. and the subsidiary guarantors party thereto	Previously filed as Exhibit 4.2 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
5.1	Opinion of Debevoise & Plimpton	To be filed by amendment.
10.1	Acquisition Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc, now known as Exel plc	Previously filed as Exhibit 10.1 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.2	Amendment No. 1 to the Acquisition Agreement, dated as of November 19, 1999, between NA Holding Corporation and NFC plc	Previously filed as Exhibit 10.2 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.3
	Letter Agreement, dated as of November 19, 1999, among NA Holding Corporation, Clayton, Dubilier & Rice Fund V Limited Partnership and NFC plc with respect to rights and obligations of NFC by virtue of its acquisition of 1,749,610 shares of common stock, par value $0.01 per share, of NA Holding Corporation	Previously filed as Exhibit 10.10 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.4	Stock Subscription Agreement, dated as of November 19, 1999, between the NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.11 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.5	Stock Subscription Agreement dated as of November 19, 1999, between NA Holding Corporation and NFC plc	Previously filed as Exhibit 10.12 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.6	Transition Services Agreement, dated as of November 19, 1999, by and between NFC plc and NA Holding Corporation	Previously filed as Exhibit 10.15 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.7	Tax Matters Agreement, dated as of September 14, 1999, between NA Holding Corporation and NFC plc	Previously filed as Exhibit 10.16 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.8
	Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.3 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.9
	Second Amendment, dated as of August 11, 2000, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.18 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed April 4, 2002 and incorporated herein by reference.

10.10
	Third Amendment and Waiver, dated as of December 21, 2001, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.19 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed April 4, 2002 and incorporated herein by reference.
10.11
	Fourth Amendment, dated as of March 19, 2002, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.20 to Amendment No. 2 to North American Van Lines, Inc. Form S-4, filed May 22, 2002 and incorporated herein by reference.
10.12
	Fifth Amendment, dated as of April 30, 2002, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	Previously filed as Exhibit 10.21 to Amendment No. 2 to North American Van Lines, Inc. Form S-4, filed May 22, 2002 and incorporated herein by reference.

10.13
	Sixth Amendment, dated April 24, 2003, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	To be filed by amendment.
10.14
	Seventh Amendment, dated , 2003, to the Credit Agreement, dated as of November 19, 1999 and amended as of November 23, 1999, among North American Van Lines, Inc., the foreign subsidiary borrowers from time to time parties thereto, the several banks and other financial institutions from time to time parties thereto, The Bank of New York, as documentation agent, Banc of America Securities LLC, as syndication agent, and The Chase Manhattan Bank, as collateral and administrative agent	To be filed by amendment.
10.15
	Indemnification Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, North American Van Lines, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.6 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.16	Consulting Agreement, dated as of March 30, 1998, among NA Holding Corporation, NA Acquisition Corporation, and North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.7 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.17	Amended and Restated Consulting Agreement, dated as of January 1, 2001, by and among SIRVA, Inc., North American Van Lines, Inc. and Clayton, Dubilier & Rice, Inc.	Previously filed as Exhibit 10.17 to Amendment No. 1 to North American Van Lines, Inc. Form S-4, filed April 4, 2002 and incorporated herein by reference.
10.18	Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.8 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.

10.19
	Amendment No. 1, dated as of November 19, 1999, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Previously filed as Exhibit 10.9 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.20
	Amendment No. 2, dated as of May 30, 2002, to the Registration and Participation Agreement, dated as of March 30, 1998, among NA Holding Corporation and Clayton, Dubilier & Rice Fund V Limited Partnership	Filed herewith.
10.21
	Guaranty and Collateral Agreement, dated as of November 19, 1999, made by NA Holding Corporation, North American Van Lines, Inc. and certain of its subsidiaries in favor of The Chase Manhattan Bank, as collateral agent and administrative agent	Previously filed as Exhibit 10.4 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.22	Common Stock Purchase Warrant No. 1, dated as of November 19, 1999, for 87,480 shares of NA Holding Corporation's Common Stock, issued in the name of NFC International Holdings (Netherlands II) BV	Previously filed as Exhibit 10.5 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.23	Loan Agreement, dated as of November 19, 1999, between NA Holding Corporation, Blue Ridge Investments, LLC and The Chase Manhattan Bank.	Filed herewith.
10.24
	First Amendment, dated as of February 16, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., formerly known as NA Holding Corporation (now known as SIRVA, Inc.), Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.25	Second Amendment, dated as of April 14, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.26	Third Amendment, dated as of June 23, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.

10.27	Fourth Amendment, dated as of October 11, 2000, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.28	Fifth Amendment, dated as of January 10, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.29	Sixth Amendment, dated as of April 5, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.30	Seventh Amendment, dated as of June, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.31	Eighth Amendment, dated as of October 2, 2001, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and Chase Securities Inc.	Filed herewith.
10.32
	Ninth Amendment, dated as of January 2, 2002, to the Loan Agreement dated as of November 19, 1999, among Allied Worldwide, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc., formerly known as Chase Securities Inc.	Filed herewith.
10.33	Tenth Amendment, dated as of April 2, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.34
	Eleventh Amendment, dated as of July 1, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., formerly known as Allied Worldwide, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Filed herewith.

10.35	Twelfth Amendment, dated as of July 29, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.36	Thirteenth Amendment, dated as of August 14, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.37	Fourteenth Amendment, dated as of September 10, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.38
	Fifteenth Amendment, dated as of October 29, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.39
	Sixteenth Amendment, dated as of November 12, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc., Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC, and J.P. Morgan Securities Inc.	Filed herewith.
10.40
	Seventeenth Amendment, dated as of November 12, 2002, to the Loan Agreement dated as of November 19, 1999, among SIRVA, Inc. and Arawak, Ltd. (together with its permitted successors and assigns under the Agreement), as successor and assign of Blue Ridge Investments, LLC, Mt. Mitchell Capital Funding, LLC and J.P. Morgan Securities Inc.	Filed herewith.
10.41
	Third Amended and Restated Warehousing Credit and Security Agreement, dated as of , 2003, by and among SIRVA Mortgage, Inc., the lenders from time to time party thereto, Washington Mutual Bank, F.A., as a lender, lead arranger and agent, and National City Bank of Kentucky, as documentation agent.	To be filed by amendment.

10.42	Stock Subscription Agreement, dated as of April 12, 2002, between SIRVA, Inc. and Clayton, Dubilier & Rice Fund VI Limited Partnership	Previously filed as Exhibit 10.22 to Amendment No. 2 North American Van Lines, Inc. Form S-4, filed May 22, 2002 and incorporated herein by reference.
10.43	SIRVA, Inc. Omnibus Stock Incentive Plan	To be filed by amendment.
10.44	Form of Award Agreement under the SIRVA, Inc. Omnibus Stock Incentive Plan	To be filed by amendment.
10.45	SIRVA, Inc. Stock Incentive Plan	Filed herewith.
10.46	First Amendment to the SIRVA, Inc. Stock Incentive Plan, dated as of , 2003	To be filed by amendment.
10.47	Form of Management Stock Subscription Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.13 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.48	Form of Other Investor Stock Subscription Agreement for SIRVA, Inc.	Filed herewith.
10.49	Form of Management Stock Option Agreement for SIRVA, Inc.	Previously filed as Exhibit 10.14 to North American Van Lines, Inc. Form S-4, filed February 4, 2000 and incorporated herein by reference.
10.50	SIRVA, Inc. Directors Compensation Plan	Filed herewith.
10.51	First Amendment to the SIRVA, Inc. Directors Compensation Plan, dated as of , 2003	To be filed by amendment.
10.52	Form of Directors Award Agreement under the SIRVA, Inc. Directors Compensation Plan	Previously filed as Exhibit 10.24 to North American Van Lines, Inc. Form S-4, filed June 18, 2002 and incorporated herein by reference.
10.53	SIRVA, Inc. Management Incentive Plan	To be filed by amendment.
10.54	Letter Agreement, dated as of July 8, 2002, by and between SIRVA, Inc. and Brian P. Kelley	Filed herewith.
10.55	Amendment to the Letter Agreement, dated as of , 2003, by and between SIRVA, Inc. and Brian P. Kelley	To be filed by amendment.
10.56	Employment Agreement, dated as of December 5, 1994, by and between Allied Van Lines, Inc. and Michael P. Fergus	Filed herewith.
10.57	Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc. and The Chase Manhattan Bank	Filed herewith.

10.58	First Amendment, dated as of December 27, 2000, to the Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc.and The Chase Manhattan Bank	Filed herewith.
10.59	Second Amendment, dated as of February 5, 2002, to the Fee and Guarantee Agreement, dated as of December 22, 1999, among North American Van Lines, Inc. and The Chase Manhattan Bank	Filed herewith.
10.60	Fee and Guarantee Agreement, dated as of November 15, 2002, among North American Van Lines and JPMorgan Chase Bank	Filed herewith.
10.61	First Amendment, dated as of June 20, 2003, to the Fee and Guarantee Agreement, dated as of November 15, 2002, among North American Van Lines, Inc. and JPMorgan Chase Bank	Filed herewith.
21.1	List of Subsidiaries of SIRVA, Inc.	To be filed by amendment.
23.1	Consent of Debevoise & Plimpton	Included as part of Exhibit 5.1.
23.3	Consent of PricewaterhouseCoopers LLP	Filed herewith.
24.1	Powers of Attorney	Included in signature pages hereto.

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PROSPECTUS SUMMARY
Our Business
Our Competitive Strengths
Our Strategies
Corporate History
Principal Stockholders
The Offering
Risk Factors
SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE INDUSTRY
Illustrative Breakdown of Corporate Spending on a $65,000 Domestic Relocation
THE BUSINESS
Premium In Force at December 31, 2002
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OUR INDEBTEDNESS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL TAX CONSIDERATIONS
UNDERWRITING
Paid by SIRVA
Paid by the Selling Stockholders
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
SIRVA, INC. Consolidated Balance Sheets At December 31, 2001 and 2002 (Dollars in thousands)
SIRVA, INC. Consolidated Balance Sheets At December 31, 2001 and 2002 (Dollars in thousands except share and per share data)
SIRVA, INC. Consolidated Statements of Operations For the years ended December 31, 2000, 2001 and 2002 (Dollars in thousands except share and per share data)
SIRVA, INC. Consolidated Statements of Cash Flows For the years ended December 31, 2000, 2001 and 2002 (Dollars in thousands)
SIRVA, INC. Notes to Consolidated Financial Statements (Dollars in thousands except share and per share data)
SIRVA, INC. Condensed Consolidated Balance Sheets At December 31, 2002 and June 30, 2003 (Dollars in thousands except share data) (Unaudited)
SIRVA, INC. Condensed Consolidated Statements of Operations For the six months ended June 30, 2002 and 2003 (Dollars in thousands except share and per share data) (Unaudited)
SIRVA, INC. Condensed Consolidated Statements of Cash Flows For the six months ended June 30, 2002 and 2003 (Dollars in thousands) (Unaudited)
SCHEDULE II SIRVA, INC. Valuation and Qualifying Accounts for the Years Ended December 31, 2000, 2001 and 2002
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
Exhibits